UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XURA, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.01 par value
(2)

Aggregate number of securities to which transaction applies:

26,190,837 shares of common stock as of May 31, 2016, which consists of (A) 25,018,539 shares of common stock outstanding, (B) 590,265 shares of common stock underlying stock options with an exercise price below the merger consideration of $25.00, (C) 520,031 shares of common stock underlying restricted stock units and (D) 62,002 shares of common stock underlying director stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 25,018,539 shares of common stock multiplied by $25.00, (B) 590,265 shares of common stock underlying stock options with an exercise price below the merger consideration of $25.00, multiplied by $3.64 (which is the difference between $25.00 and the weighted average exercise price of $21.36 for such stock options), (C) 520,031 shares of common stock underlying restricted stock units multiplied by $25.00 and (D) 62,002 shares of common stock underlying director stock units multiplied by $25.00.

	(4)	Proposed maximum aggregate value of transaction: $642,162,864.60
(5)

Total fee paid:

$64,665.80, determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying .0001007 by the proposed maximum aggregate value of the transaction of $642,162,864.60

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

200 Quannapowitt Parkway

Wakefield, Massachusetts 01880

[●], 2016

Dear Stockholder,

We cordially invite you to attend the 2016 annual meeting of stockholders (the “Meeting”) of Xura, Inc., a Delaware corporation (which we refer to as “Xura” or the “Company”), to be held at the Company’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880 on [●], 2016 at [●] a.m., local time.

On May 23, 2016, the Company entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”), with Sierra Private Holdings II Ltd. (which we refer to as “Parent”), and Sierra Private Merger Sub Inc., a wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”). Parent and Merger Sub are affiliates of Siris Capital Group, LLC (which we refer to as “Siris”). The merger agreement provides for the acquisition by Parent of Xura through the merger of Merger Sub with and into Xura (which we refer to as the “merger”), with Xura continuing as the surviving corporation and a wholly owned subsidiary of Parent. If the merger is completed and subject to the satisfaction of certain specified conditions in the merger agreement, you will be entitled to receive $25.00 in cash, without interest, less any applicable withholding taxes (which we refer to as the “merger consideration”), for each share of our common stock owned by you immediately prior to the effective time of the merger. The merger consideration represents a premium of approximately 19.2% over the closing price of our common stock on May 20, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, a premium of approximately 14.8% over the volume-weighted average closing price of a share of our common stock during the thirty days ended May 20, 2016, and a 26.0% premium over the closing price on April 14, 2016, the day before we disclosed that we were in exclusive negotiations for a potential sale of the Company to a third party for $25.00 per share.

Our board of directors has unanimously (1) determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of the Company and our stockholders, (2) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, (3) determined that the merger consideration is fair to our stockholders and (4) recommended that our stockholders vote in favor of the adoption of the merger agreement.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal. At the Meeting, you will also be asked to consider and vote on:

•	the election of eight nominees to serve as directors of the Company until the effective time of the merger, or, if the merger is not completed, until the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

•	the ratification of the appointment of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited (“PwC Israel”), to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2017;

•	a proposal to adjourn or postpone the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Meeting; and

•	such other business as may properly come before the Meeting.

The election of directors, the ratification of the appointment of our independent registered public accounting firm, and the approval of the proposal to adjourn or postpone the Meeting each require the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the particular proposal at the Meeting, assuming a quorum is present. Our board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement and “FOR” approvals of each of the other proposals included herein.

Your vote is very important, regardless of the number of shares of our common stock you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal. Whether or not you plan to attend the Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet. If you attend the Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will generally be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the merger agreement.

The accompanying proxy statement provides you with detailed information about the Meeting, the merger agreement, and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Meeting, at (877) 478-5045.

Thank you in advance for your cooperation and continued support.

Sincerely,

Philippe Tartavull

President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement is dated [●], 2016, and is first being mailed to our stockholders on or about [●], 2016.

200 Quannapowitt Parkway

Wakefield, Massachusetts 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on [●], 2016

To the Stockholders of Xura, Inc.:

Notice is hereby given that the 2016 annual meeting of the stockholders (the “Meeting”) of Xura, Inc., a Delaware corporation (“Xura” or the “Company”), will be held at the Company’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880 on [●], 2016 at [●] a.m., local time, for the following purposes:

1.	To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of May 23, 2016 (the “merger agreement”), by and among Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), and Sierra Private Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Xura, as it may be amended from time to time (a copy of the merger agreement is attached as Annex A to the proxy statement accompanying this notice);

2.	To elect eight nominees to serve as directors of the Company until the effective time of the merger, or, if the merger is not completed, until the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

3.	To ratify the appointment of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited (“PwC Israel”), to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2017;

4.	To approve the adjournment or postponement of the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Meeting; and

5.	To transact such other business as may properly come before the Meeting.

The foregoing matters are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

After careful consideration, our board of directors unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, (ii) approved the merger agreement and the merger and the other transactions contemplated by the merger agreement, and (iii) directed that the merger agreement be submitted to the stockholders for adoption. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The election of directors, the ratification of the appointment of our independent registered public accounting firm, and the approval of the proposal to adjourn or postpone the Meeting each require the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the particular proposal at the Meeting, assuming a quorum is present. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement and “FOR” each of the other proposals included herein.

The board of directors has fixed the close of business on [●], 2016 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof. You will be entitled to one vote for each share of our common stock that you owned on the record date. A complete list of our stockholders of record entitled to vote at the Meeting will be available for inspection at our principal executive offices at least ten days prior to the date of the Meeting and continuing through the Meeting for any purpose germane to the Meeting. The list will also be available at the Meeting for inspection by any stockholder present at the Meeting.

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet. If you attend the Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will generally be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee.

By Order of the Board of Directors,

Roy S. Luria

Executive Vice President, General Counsel and Corporate Secretary

Wakefield, Massachusetts

Dated: [●], 2016.

If you have questions about how to vote your shares, or need additional assistance, please contact D.F. King & Co., Inc., which is assisting Xura, Inc. in the solicitation of proxies:

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on August [●], 2016: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2015 Annual Report are available at www.proxyvote.com.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders please call toll-free: (877) 478-5045

All others please call collect: (212) 269-5550

i

ii

This proxy statement and a proxy card are first being mailed on or about [●], 2016 to stockholders who owned shares of our common stock as of the close of business on [●], 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters. On May 23, 2016, we entered into the merger agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of Siris. Our board of directors is soliciting the vote of stockholders of the Company to approve the proposal to adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement as well as the other matters to be voted on at the Meeting. The merger cannot occur without the required approval of our stockholders. We are also asking that you elect eight nominees to the board of directors and ratify the appointment of PwC Israel as our auditor.

Q.	When and where is the Meeting?

A.	The Meeting will be held at the Company’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880 on [●], 2016 at [●] a.m., local time.

Q.	Who may attend and vote at the Meeting?

A.	Only holders of our common stock as of the record date for the Meeting, which is [●], 2016, are entitled to receive notice of, attend the Meeting or any adjournment or postponement thereof and vote at the Meeting. You are entitled to attend the Meeting only if you were a stockholder as of the close of business on [●], 2016 or hold a valid proxy for the Meeting or are a beneficial owner holding a legal proxy from a record holder.

Q.	What am I being asked to vote on at the Meeting?

A	At the Meeting, stockholders will vote on:

•	a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent;

•	the election of eight nominees to serve as directors of the Company until the effective time of the merger, or, if the merger is not completed, until the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

•	the ratification of the appointment of PwC Israel to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2017; and

•	a proposal to adjourn or postpone the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Meeting.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement (the “Company Board Recommendation”);

•	“FOR” the election of each of the eight nominees to serve as directors of the Company until the effective time of the merger, or, if the merger is not completed, until the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

•	“FOR” the ratification of the appointment of PwC Israel to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2017; and

•	“FOR” the proposal to approve the adjournment or postponement of the Meeting, if necessary or appropriate, if there are insufficient votes at the time of the Meeting to approve the proposal to adopt the merger agreement.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed merger transaction is the acquisition of the Company by Parent pursuant to the merger agreement. Parent is an affiliate of Siris. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a wholly owned subsidiary of Parent and will no longer be a publicly held corporation, and you, as a holder of our common stock, will receive the merger consideration for each share of our common stock that you own as of the effective date of the merger, will no longer have any interest in our future earnings or growth and will no longer own any shares of capital stock in the surviving corporation. In addition, following the merger, our common stock will be delisted from the NASDAQ Global Market stock exchange (“NASDAQ”) and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the merger consideration of $25.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own as of the effective date of the merger, unless you have properly exercised and perfected, and not withdrawn or otherwise lost, your appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”), with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $2,500.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the merger consideration compare to the market price of our common stock prior to announcement of the merger?

A.

The merger consideration of $25.00 per share represents a premium of approximately 19.2% over the closing price of our common stock on May 20, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, a premium of approximately 14.8% over the volume-weighted average closing price of a share of our common stock during the thirty days ended May 20, 2016, and a 26.0% premium over the closing price on April 14, 2016, the day before we disclosed that we were in exclusive negotiations for a potential sale of the Company to a third party for $25.00 per share.

Q.	What conditions must be satisfied to complete the merger?

A.	In addition to the approval of the proposal to adopt the merger agreement by the stockholders, the merger is subject to the satisfaction of various conditions. The Company, Parent and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the absence of any law or order prohibiting the consummation of the merger, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) receipt of antitrust or competition law approvals in certain other jurisdictions, and (iv) certain other filings, consents, permits, and approvals by governmental authorities. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger.”

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the third fiscal quarter of 2016.

Q.	What happens if the merger is not completed?

A.	If the proposal to adopt the merger agreement is not approved by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company, our common stock will continue to be listed and traded on NASDAQ, and the Company will continue to file periodic reports with the SEC. Under specified circumstances, the Company may be required to pay to Parent a termination fee or Parent may be required to pay a termination fee to us with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fee.”

Q.	Is the merger expected to be taxable to U.S. holders?

A.	Yes. The exchange of shares of our common stock for the merger consideration of $25.00 in cash pursuant to the merger will generally be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and might be subject to Israeli withholding tax if you do not submit the correct forms with the letter of transmittal.

If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares of our common stock. Backup withholding may also apply to the cash payments paid to a non-corporate U.S. holder pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. We encourage you to read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

As to the withholding of Israeli taxes, the withholding will be applied in accordance with the Merger Agreement (and as described below) or in accordance with a withholding ruling that may be obtained by the Company. The following description assumes that the characterization of the entire payment to the stockholders is classified as capital gains for Israeli tax purposes. However, because of the structure of the transaction under which part of the payment for the shares is paid from the Company and part of the payment for the shares is paid by Parent, it is possible that a certain amount may be reclassified in a different manner, subjecting the selling stockholders to different tax consequences for Israeli tax purposes. Given that there is no clear guidance on this matter, you are urged to consult with your own tax advisor. The ruling is expected to prescribe the following rules:

(1)	payments to be made to eligible non-Israeli brokers or non-Israeli financial institutions on behalf of eligible Israeli brokers or Israeli financial institutions will not be subject to Israeli withholding tax, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law;

(2)	payments to be made to shareholders who certify that they (i) acquired their Shares of common stock on or after the Company’s initial public offering on NASDAQ and while the Shares of common stock were listed on NASDAQ, (ii) are non-Israeli residents for purposes of the Israeli Income Tax Ordinance (New Version, the “Ordinance”), 5721-1961 and have no connection to Israel as set forth in the withholding ruling, and (iii) are not 5% shareholders (as defined in the withholding ruling), will not be subject to Israeli withholding tax; and

(3)	payments to be made to shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the maximum applicable rate, or at a lesser rate, or will be exempted from withholding tax, as may be provided in a valid certificate issued by the Israel Tax Authority that you may furnish to the Payment Agent as an attachment to the letter of transmittal.

Please see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and “The Merger—Material Israeli Income Tax Consequences of the Merger” below for more information concerning the withholding of taxes from the merger consideration.

You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of our Directors and Executive Officers in the Merger—Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

Q.	What vote is required for the Company’s stockholders to approve each of the proposals at the Meeting?

A.	Proposal 1: The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal to adopt the merger agreement.

Proposals 2, 3, and 4: Each of these proposals requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or represented by proxy, at the Meeting and entitled to vote on the proposal.

Q.	How are votes counted?

A.

For each of proposals 1, 2, 3, and 4 you may vote “FOR,” “AGAINST” or “ABSTAIN.” Votes will be counted by the inspector of election appointed for the Meeting, who will separately count all of the votes for each proposal, including broker non-votes, as applicable. “Broker non-votes” result when brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares. In such case, the brokers or other nominees are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement, the election of directors, and the proposal to approve the adjournment or postponement of the Meeting for the purpose of obtaining additional proxies, and thus, absent specific instructions from the beneficial owner of those shares, brokers and nominees are not empowered to vote the shares with respect to the approval of such non-routine matters. Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the merger proposal. Because the election of directors, the ratification of the appointment of PwC Israel as the Company’s independent auditor, and the approval of the proposal to adjourn or postpone the Meeting, if necessary or appropriate, to solicit additional proxies each require the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on these particular proposals at the Meeting, they will not be affected by broker non-votes or abstentions. With respect to the election of directors, a “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect, other than for purposes of establishing a quorum. You may vote “For” one or more nominees, “Against” one or more nominees, or “Abstain” from voting for one or more of the nominees.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, to grant your voting rights directly to the Company or to a third-party or to vote in person at the Meeting.

If your shares are held in “street name” by a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares, and your bank, brokerage firm or other nominee, or their intermediary, is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package with instructions and describing the procedure for voting your shares. You are invited to attend the Meeting; however, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the Meeting.

Q.	Who can vote at the Meeting?

A.	Only holders of record of our common stock as of the close of business on [●], 2016, the record date for the Meeting, or their duly appointed proxies, are entitled to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof. Please note that if you hold shares in “street name” through a bank, brokerage firm or other nominee and you would like to vote in person at the Meeting, you will need to provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the Meeting.

Q.	How many votes do I have?

A.	Each holder of our common stock is entitled to cast one vote on each matter properly brought before the Meeting for each share of our common stock that such holder owned as of the record date of [●], 2016. As of close of business on the record date, there were [●] shares of our common stock outstanding and entitled to vote, held by [●] holders of record.

Q.	What is a quorum?

A.	Pursuant to our bylaws, the presence at the Meeting, in person or represented by proxy, of the holders of a majority of our issued and outstanding common stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the Meeting in any of the following ways:

In Person. You may attend the Meeting and cast your vote there. Even if you plan to attend the Meeting, it is desirable that you vote in advance of the Meeting.

By Telephone. Call toll-free 1-800-690-6903. You also can vote by telephone by following the instructions provided on your proxy card.

By Internet. If you have Internet access, you may vote your shares from any location in the world by visiting www.proxyvote.com and entering the control number found in your Notice.

In Writing. You can vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on [●], 2016.

If your shares are held in street name through a brokerage account, bank or other nominee, you must provide your voting instructions in accordance with the voting instruction form provided by your broker, bank or other nominee. Please note that if you are a beneficial owner and wish to vote in person at the Meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the Meeting.

Q.	How can I change or revoke my vote?

A.	If you own shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	filing a notice of revocation with our Secretary, which must be received by us before the Meeting;

•	filing a duly executed proxy card or voting instruction form bearing a later date;

•	submitting a later dated proxy or providing new voting instructions by telephone or the Internet; or

•	attending the Meeting in person and voting your shares.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact the bank, brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of our common stock in the way that you indicate. When completing the telephone process, the Internet process, or the proxy card, you may specify how your shares are to be voted on all, some or none of the specific items of business to come before the Meeting.

If you own shares that are registered in your own name and return a signed proxy card or grant a proxy by telephone or the Internet, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” each of the proposals to be considered at the Meeting.

If any other business properly comes before the Meeting or any adjournments or postponements thereof, the persons named as proxies will vote your shares in accordance with the recommendations of our board of directors. If you are the beneficial owner of shares and do not give voting instructions to your broker, bank or other nominee on a proposal, your shares will generally not be voted on any proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the Meeting.

Q.	What happens if I sell my shares of our common stock before the Meeting?

A.	The record date for stockholders entitled to vote at the Meeting is earlier than both the date of the Meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the Meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the Meeting but before the effective time of the merger?

A.	If you transfer your shares after the Meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through the completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Meeting. The Company estimates that it will pay D.F. King & Co., Inc. a fee of $8,000 and telephone charges. The Company has agreed to reimburse D.F. King & Co., Inc. for certain fees and expenses and will also indemnify D.F. King & Co., Inc. and its members, officers, directors, employees, agents and affiliates against certain claims, costs, damages, liabilities, judgments and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.

Even if you plan to attend the Meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the Meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the Meeting in one of three ways: (i) calling toll-free at 1-800-690-6903, (ii) visiting www.proxyvote.com and entering the control number found in your Notice, or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope. If you decide to attend the Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, after the completion of the merger, you will be sent a letter of transmittal as promptly as practicable, and in any event within three business days, describing how you may exchange your shares of our common stock for the merger consideration. See “The Merger Agreement—Payment of Merger Consideration and Surrender of Stock Certificates.” If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	What happens if the Meeting is postponed or adjourned?

A.	Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy at any time until it is voted.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of common stock?

A.	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet specific conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “The Merger Agreement—Appraisal Rights.”

Q.	What is householding and how does it affect me?

A.	The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the Meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We will deliver promptly upon written or oral request a separate copy of the proxy materials to any stockholder at a shared address to which a single copy was delivered. To receive a separate copy of proxy materials, please submit your request in writing addressed to Xura, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880, Attn: Investor Relations.

Q.	Who can help answer any other questions I might have?

A.	If you have any questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Meeting, at 48 Wall Street, 22nd Floor, New York, New York 10005, or at (877) 478-5045.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

THE ANNUAL MEETING (PAGE 21)

Date, Time and Place of the Meeting (Page 21)

The Meeting will be held at the Company’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880 on [●], 2016 at [●] a.m., local time.

Purpose of the Meeting (Page 21)

At the Meeting, holders of our common stock will be asked to approve the following proposals:

1.	To consider and vote on a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent;

2.	To elect eight nominees to serve as directors of the Company until the effective time of the merger, or, if the merger is not completed, until the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

3.	To ratify the appointment of PwC Israel to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2017;

4.	To approve the adjournment or postponement of the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Meeting; and

5.	To transact such other business as may properly come before the Meeting.

The board of directors recommends that you vote “FOR” each of the above proposals.

Record Date and Quorum (Page 21)

The board of directors of the Company fixed the close of business on [●], 2016 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof. As of the close of business on the record date, there were [●] shares of our common stock outstanding and entitled to vote at the Meeting, held by [●] holders of record. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the Meeting for each share of our common stock that such holder owned as of the record date.

The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date constitutes a quorum for the transaction of business at the Meeting. Shares of our common stock represented at the Meeting but not voted, including broker non-votes and shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Attendance (Page 22)

Only stockholders of record, their duly appointed proxy holders and our guests may attend the Meeting. Please note that cameras, recording devices and other electronic devices will not be permitted at the Meeting.

Vote Required (Page 22)

Proposal 1, the approval of the proposal to adopt the merger agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to return your proxy card, submit your proxy by phone, through the Internet, or vote in person, or if you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Each of proposals 2, 3, and 4 requires the affirmative vote of at least a majority of the outstanding shares of our common stock, present in person or represented by proxy and entitled to vote at the Meeting. Abstentions will have no effect. If you fail to submit a proxy or vote in person at the Meeting or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted on proposals 2 and 4, but this will not have an effect on these proposals.

Revocation of Proxies (Page 24)

You have the right to revoke a proxy, whether delivered by telephone, the Internet, or by mail, at any time before it is exercised, by filing a notice of revocation with our Secretary by the time the Meeting begins, by filing a duly executed proxy card or voting instruction form bearing a later date, by submitting a later dated proxy or providing new voting instructions by telephone, the Internet, or by attending the Meeting and voting in person. Written notice of revocation should be mailed to: Xura, Inc., Attention: Secretary, 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact the bank, brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Adjournments or Postponements (Page 24)

Although it is not currently expected, the Meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the Meeting. Approval of the proposal to adjourn or postpone the Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the Meeting, requires the affirmative vote of by a majority of the stockholders present, in person or represented by proxy, and entitled to vote at the Meeting, whether or not a quorum is present without notice other than announcement at the Meeting. Any adjournment or postponement of the Meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Meeting as adjourned.

Solicitation of Proxies; Payment of Solicitation Expenses (Page 24)

The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Meeting. The Company estimates that it will pay D.F. King & Co., Inc. a fee of $8,000 and telephone charges. The Company has agreed to reimburse D.F. King & Co., Inc. for certain fees and expenses and will also indemnify D.F. King &

Co., Inc. and its members, officers, directors, employees, agents and affiliates against certain claims, costs, damages, liabilities, judgments and expenses. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information (Page 24)

If you have any questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Meeting, at (877) 478-5045.

THE MERGER (PAGE 25)

At the effective time of the merger, Merger Sub will merge with and into the Company. The Company will survive the completion of the merger, and will continue to do business as the surviving corporation following the consummation of the merger. As a result of the merger, Xura will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Parties to the Merger (Page 25)

Xura, Inc., a Delaware corporation, formerly Comverse, Inc. (“Xura” or the “Company”), is a global provider of digital communications solutions for communication service providers, or CSPs, enterprises and application providers. Our digital communications solutions are designed to enhance CSPs’ ability to address evolving market trends with the simplification and modernization of networks, as well as to create monetizable services with both existing and emerging technologies, such as voice over long-term evolution, rich communication services, credit orchestration, internet protocol (IP) messaging and web real-time communications. We also provide solutions for messaging security, network signaling security, data analytics, and machine-to-machine messaging. We continue to offer traditional value-added services, or VAS, solutions, including voicemail, visual voicemail, call completion, short messaging service, multimedia picture and video messaging and IP-messaging designed to provide CSPs the ability to augment their networks with emerging products and solutions to address opportunities provided by new types of devices, technologies, and multi-device user experiences. In addition, we offer CSPs innovative monetization solutions using messaging as transport to exchange billing credits between subscribers, primarily in prepaid markets. Our enterprise solutions are designed to accelerate our enterprise customers’ shift towards mobile-enablement and to improve their customer engagement. These solutions include secure enterprise application-to-person messaging, two-factor authentication and developer tools for customized service creation.

Most of our solutions can be delivered via the cloud, in a “software-as-a-service” model, allowing us to speed up deployment and permit rapid introduction of additional services.

The Company was incorporated in the State of Delaware in November 1997. In September 2015, the Company changed its name from Comverse, Inc. to Xura, Inc. Shares of Xura’s common stock are listed on NASDAQ under the ticker symbol “MESG.”

Xura’s principal executive offices are located at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880. Our telephone number is (781) 246-9000. We maintain a website at www.xura.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in our proxy statement. Additional information about the Company is contained in our public filings.

Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), was formed by an affiliate of Siris Capital Group, LLC (“Siris”) for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

Sierra Private Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), was formed by Parent for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation. Parent and Merger Sub are affiliates of Siris.

Anticipated Date of Completion of the Merger (Page 26)

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the third fiscal quarter of 2016. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Closing and Effective Time of the Merger.”

Merger Consideration (Page 26)

In the merger, each issued and outstanding share of our common stock (other than shares held by a holder who has not voted in favor of the merger or consented thereto in writing and who has demanded appraisal for such dissenting shares and has properly complied with Section 262 of the DGCL (“Dissenting Shares”) and shares of our common stock held by the Company, Parent, Merger Sub, or any direct or indirect wholly-owned subsidiary of either the Company or Parent) will be converted into the right to receive the merger consideration in cash in an amount equal to $25.00 per share, without interest and less any applicable withholding taxes.

Treatment of Common Stock and Common Stock-Based Awards (Page 49)

•	Common Stock. Each share of our common stock outstanding immediately prior to the effective time of the merger (other than Dissenting Shares and shares held by the Company, Parent, Merger Sub, or any direct or indirect wholly-owned subsidiary of either the Company or Parent) will be cancelled and retired and shall cease to exist and shall thereafter represent only the right to receive from Parent $25.00 in cash, without interest, less any applicable withholding taxes.

•

Stock Options. Each option to purchase shares of the Company’s common stock granted under our equity incentive plans that is not exercised before the effective time of the merger (“Stock Options”), will be fully vested (to the extent not already vested) and exercisable and to the extent not exercised prior to the Effective Time, be cancelled with the former holder of each Stock Option becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) equal to the product of (A) the excess of the merger consideration, if any, over the exercise price per share of each Stock Option multiplied by (B) the number of shares of common stock underlying such Stock Option held by such holder immediately prior to the effective time. If the exercise price per share of any such Stock Option is equal to or greater than the merger consideration, then such Stock Option will be canceled and terminated without any cash payment being made.

•	Restricted Stock Units. Each restricted stock unit granted under our equity incentive plans (“RSUs”) will be fully vested and be cancelled with the holder of each RSU becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to such RSUs held by such holder immediately prior to the effective time.

•	Director Stock Units. Each director stock unit granted under our equity incentive plans (“DSUs”) will be fully vested and be cancelled with the holder of each DSU becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to such DSUs held by such holder immediately prior to the effective time.

Reasons for the Merger; Recommendation of the Board of Directors (Page 35)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the merger; Recommendation of the Board of Directors,” the board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger consideration and the merger, are fair to and in the best interests of the Company and its stockholders and approved, adopted and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a meeting of its stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement.

Opinion of the Company’s Financial Advisor (Page 39)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Company’s board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the $25.00 in cash per share to be paid to the holders (other than Merger Sub and its affiliates) of shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 23, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $8.0 million, which amount may be increased by up to approximately $1.5 million by the Company in its sole discretion, all of which is payable upon consummation of the merger.

Financing of the Merger (Page 75)

Parent’s obligation to complete the merger is not conditioned on Parent’s receipt of any financing. Parent has secured committed financing (which we refer to as the “Financing”), consisting of a combination of (i) equity to be provided by Siris Partners III, L.P. and Siris Partners III Parallel, L.P., which are affiliates of Siris, and/or one or more of their permitted assignees, and (ii) debt financing to be provided by affiliates of Cerberus Business Finance, LLC. Siris Partners III, L.P. and Siris Partners III Parallel, L.P. have provided the Company with a limited guaranty in favor of the Company guaranteeing the payment of the reverse termination fee and certain other monetary obligations, subject to the cap specified therein, that may be owed by Parent to the Company pursuant to the merger agreement.

In connection with the entry into the merger agreement, Parent delivered to us copies of the debt commitment letter, dated May 23, 2016, from Cerberus Business Finance, LLC, pursuant to and subject to the terms and conditions of which, the lender has committed to lend the amounts set forth therein, which amounts together with the cash balances of Parent and its affiliates, will be sufficient to enable Parent and Merger Sub to make all payments required to be made in connection with the transactions contemplated by the merger agreement.

Interests of our Directors and Executive Officers in the Merger—Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger (Page 52)

In considering the recommendation of the board of directors with respect to the merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

•	accelerated vesting and cash-out of certain Company stock-based awards, based on the per share merger consideration;

•	possible cash payments and other benefits payable pursuant to employment agreements with our executive officers, including in the event of a qualifying termination of employment in connection with the merger; and

•	the entitlement to insurance and indemnification benefits in favor of directors and officers of the Company.

For further information with respect to the arrangements between the Company and its directors and executive officers, see the information included under “The Merger—Interests of our Directors and Executive Officers in the Merger—Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (Page 53)

The exchange of shares of our common stock for cash in the merger will generally be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes and may also be taxable for Israeli tax purposes if the appropriate documentation is not submitted, as well as under state and local and other tax laws. In general, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) whose shares of our common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. You are also encouraged to consult your own tax advisor regarding the U.S. federal income tax consequences of the merger as well as the Israeli tax consequences to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Legal Proceedings Regarding the Merger

No putative stockholder class action lawsuits have been filed against us, our directors, Parent, and other defendants in connection with the entering into the merger agreement.

THE MERGER AGREEMENT (PAGE 59)

Go-Shop and No-Shop Provisions; Other Acquisition Proposals; Recommendation Change (Page 70)

The merger agreement provides that during the “Go-Shop Period” commencing on the date of the merger agreement and continuing until 11:59 PM (New York Time) on July 7, 2016 (the day on which the Go-Shop Period ends, the “No-Shop Period Start Date”), the Company and its subsidiaries and their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney, accountant or other agent or representative retained by any of them (collectively, “Representatives”) have the right to:

•	initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal (as defined below), including by furnishing information with respect to the Company and its subsidiaries to any person pursuant to a confidentiality agreement entered into by such person containing confidentiality terms that are no more favorable in the aggregate to such person than those contained in the Confidentiality Agreement, including with respect to the terms of the “standstill provision” in the Confidentiality Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company will, to the extent not previously provided to Merger Sub or Parent, provide or make available to Merger Sub or Parent any material non-public information concerning the Company or its subsidiaries provided or made available to any person prior to or substantially concurrently to providing such information to such person, and

•	participate in any discussions or negotiations with any persons or group of persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

After the date of the merger agreement, the Company will provide a written report to Parent every five business days setting forth the identity of each person or group of persons from whom the Company received a written Acquisition Proposal after the execution of the merger agreement and prior to the No-Shop Period Start Date and provide to Parent certain information, including, but not limited to: (x) a copy of any Acquisition Proposal made in writing and any other written material terms or proposals provided (including financing commitments) to the Company or any of its subsidiaries, (y) the identity of the person or persons making such Acquisition Proposal and (z) a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally). During the Go-Shop Period to date, 26 prospective buyers have been contacted regarding their potential interest in exploring a transaction with the Company. As of the date of the filing of this proxy statement, the Company received requests for information from three parties (all of which were financial buyers) that negotiated and entered into confidentiality agreements with the Company and were provided with non-public information relating to the Company. None of the parties contacted during the go-shop process, including the three parties that entered confidentiality agreements with the Company, has submitted an Acquisition Proposal to the Company or its representatives and the three parties that entered confidentiality agreements with the Company have declined to go forward with the process.

Conditions to the Merger (Page 77)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties (subject in some instances to materiality or “material adverse effect”

qualifiers), compliance by the parties with their respective obligations under the merger agreement and the absence of a Company Material Adverse Effect (as defined below).

Termination (Page 79)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by the Company’s stockholders, under the following circumstances:

•	by mutual written consent of the Company and Parent; or

•	by either Parent or the Company if:

•	the closing of the merger is not consummated on or before November 23, 2016 (the “Outside Date”); provided, however, that this right to terminate the merger agreement will not be available to any party if the failure of the merger to be consummated on or before such date is attributable to the failure of such party to perform any of its covenants or obligations under the merger agreement;

•	at any time prior to the effective time of the merger if any law or final, non-appealable order, writ, injunction, judgment, decree or ruling, enacted, promulgated, issued or entered by any governmental body, is in effect having the effect of making illegal, restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the shares of common stock pursuant to the consummation of the merger, or any required government approval has not been obtained resulting in the same effect; or

•	by Parent if:

•	at any time prior to the merger if a Triggering Event (as defined below) has occurred; or

•	the Company breaches any representation, warranty, covenant or agreement in the merger agreement, or any such representation or warranty has become inaccurate after the date of the merger agreement (subject in some instances to materiality or “material adverse effect” qualifiers), such that certain corresponding conditions set forth in the merger agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Outside Date or the date that is thirty calendar days following Parent’s delivery of written notice of such breach, inaccuracy, or failure to comply; or

•	by the Company if:

•	at any time prior to the effective time of the merger, Parent or Merger Sub breaches any representation, warranty, covenant or agreement in the merger agreement, or any such representation or warranty has become inaccurate after the date of the merger agreement (subject in some instances to materiality or “material adverse effect” qualifiers), such that certain corresponding conditions set forth in the merger agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Outside Date or the date that is 30 calendar days following the Company’s delivery of written notice of such breach, inaccuracy, or failure to comply;

•	in the event that certain of the conditions to closing have been satisfied or are capable of being satisfied at the closing, but Parent and Merger Sub have failed to consummate the merger, and the Company has notified Parent in writing that it is willing, ready, and able to consummate the merger and Parent and Merger Sub fail to consummate the merger after receipt of a written termination from the Company at least three Business Days prior to such termination stating the Company’s intention to terminate the merger agreement; or

•	at any time prior to the time the requisite stockholder vote is obtained, after compliance with the solicitation restriction and “match right” in the merger agreement, if the board of directors of the Company authorizes the Company to enter into, and the Company so enters into, an alternative acquisition agreement with respect to a Superior Proposal (as defined below).

Termination Fees (Page 81)

The Company on the one hand and Parent on the other will each be required to pay a termination fee if the merger agreement is terminated under specified circumstances. The Company has agreed to pay Parent a termination fee in the amount set forth below in certain circumstances described below:

•	if the merger agreement is terminated by Parent because a Triggering Event has occurred;

•	if the merger agreement is terminated by the Company after compliance with the solicitation restrictions and “match right” in the merger agreement because the board of directors authorizes the Company to concurrently with such termination enter into a definitive agreement providing for a transaction constituting a Superior Proposal and concurrently with such termination enters into a definitive agreement providing for such transaction constituting a Superior Proposal; or

•	if (i) after the date of the merger agreement but prior to the termination of the merger agreement in accordance with its terms, an Acquisition Proposal becomes publicly known and not withdrawn, (ii) thereafter, the merger agreement is terminated (A) by Parent or the Company pursuant to the termination right which arises if the Outside Date has occurred prior to the effective date of the merger and where the failure of the merger to occur is attributable to the failure to obtain stockholder approval of the merger agreement, or (B) by Parent pursuant to the termination right that arises in the context of the Company’s breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, and (iii) within nine months after such termination the Company enters into a definitive written agreement for, or consummates, any Acquisition Proposal.

The termination fee equal to approximately $12.9 million is payable by the Company in order to enter into a definitive agreement relating to a Superior Proposal with an Excluded Party (as defined below) if the definitive agreement is entered into within five business days following the No-Shop Period Start Date. In all other circumstances the termination fee payable by the Company is equal to approximately $22.5 million. The parties agree that in no event will the Company be required to pay the termination fee on more than one occasion.

Parent has agreed to pay the Company a termination fee of approximately $38.6 million if the merger agreement is terminated by the Company (i) pursuant to the termination right that arises in the context of the Parent’s or Merger Sub’s breach or inaccuracy of any representation or warranty contained in the merger agreement or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, or (ii) Parent has failed to consummate the merger when required under the merger agreement (as such termination right is described above).

Specific Performance (Page 81)

The parties have agreed that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed by the other party in accordance with the terms thereof or are otherwise breached. The non-breaching party is therefore entitled to specific performance and the issuance of injunctive and other equitable relief, provided that the Company’s right to cause Parent to draw on the equity financing is subject to certain conditions, including the satisfaction or waiver of the closing conditions in the merger agreement and the availability of the debt financing.

Indemnification and Insurance (Page 53)

The merger agreement provides that from and following the effective time, the surviving corporation will indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and its subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement pursuant to the charter and organizational documents of the Company and its subsidiaries and the indemnification agreements in existence on the date of the merger agreement with any directors and officers of the Company and any of its subsidiaries. In addition, the surviving corporation is required to include and cause to be maintained in effect in the surviving corporation’s (or any successor’s) charter and bylaws for a period of six years after the closing of the merger, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company’s charter and organizational documents.

The merger agreement also provides that the Company will, prior to the effective time of the merger, purchase a six year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefits described above, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the merger. Parent and Merger Sub are required to cause the surviving corporation to maintain such “tail” prepaid policy in full force and effect for six (6) years after the closing of the merger subject to a cap equal to 300% of the last annual premium for the Company’s directors’ and officers’ insurance policy.

Market Price of Common Stock (Page 127)

The closing price of our common stock on NASDAQ on May 20, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, was $20.98 per share of common stock. If the merger is completed, you will be entitled to receive $25.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 19.2% over the closing price of our common stock on May 20, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, a premium of approximately 14.8% over the volume-weighted average closing price of a share of our common stock during the thirty day period ended May 20, 2016, and a 26.0% premium over the closing price on April 14, 2016, the day before we disclosed that we were in exclusive negotiations for a potential sale of the Company to a third party for $25.00 per share.

On [●], 2016, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NASDAQ was $[●] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Regulatory Approvals (Page 58)

Under the HSR Act, we could not complete the merger until we gave notification and furnished information to the Federal Trade Commission and the Antitrust Division of the Department of Justice, and until the applicable waiting period expired or was terminated. On June 7, 2016, we and Parent each filed a pre-merger notification and report form under the HSR Act. The waiting period for the notification filed under the HSR Act will terminate on July 7, 2016, if not terminated earlier.

In addition, the closing of the merger is conditioned upon the receipt of antitrust or competition law approvals in certain other jurisdictions and certain other filings and approvals by governmental authorities. Each of the Company, Parent and Merger Sub agreed to use their commercially reasonable best efforts to eliminate every impediment under the HSR Act and other antitrust laws.

Appraisal Rights (Page 61)

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. Please refer to the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (Page 49)

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referenced therein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, with respect to the financial condition, results of operations and business of the Company and certain plans and objectives of the board of directors, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical or current facts included in this proxy statement are forward-looking statements. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words or terms of similar meaning. Such statements are based upon our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may vary materially from those set forth in the forward-looking statements.

Although the Company believes the expectations contained in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. Such risks and uncertainties include: risks and uncertainties related to the proposed transaction with Parent and Merger Sub including, but not limited to: (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the merger agreement by the Company’s stockholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed merger on the Company’s business, operating results, and relationships with customers, suppliers and others, (v) risks that the proposed merger may disrupt the Company’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management’s attention from the Company’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the proposed merger. These forward-looking statements are also qualified by, and should be read together with the “Forward-Looking Statements,” the “Risk Factors” and the other statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2016 and subsequent Quarterly Reports on Form 10-Q, in each case as filed with the SEC and available at www.sec.gov, and investors should refer to such risk factors and other statements in evaluating the forward-looking statements contained in this proxy statement (see “Where You Can Find More Information”). Unless indicated otherwise, the terms “Company,” “we,” “us,” and “our” each refer collectively to Xura, Inc. and its subsidiaries.

Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Any forward-looking statement that we make speaks only as of the date of such statement, and except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

All subsequent written or oral forward-looking statements concerning the merger or the other transactions contemplated by the merger agreement or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this proxy statement.

THE ANNUAL MEETING

Date, Time and Place of the Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the Meeting to be held at the Company’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880 on [●], 2016 at [●] a.m., local time.

Purpose of the Meeting

At the Meeting, holders of our common stock will be asked:

1.	To consider and vote on a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into Xura, with Xura surviving as a wholly owned subsidiary of Parent;

2.	To elect eight nominees to serve as directors of the Company until the effective time of the merger, or, if the merger is not completed, until the 2017 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

3.	To ratify the appointment of PwC Israel to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2017;

4.	To approve the adjournment or postponement of the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Meeting; and

5.	To transact such other business as may properly come before the Meeting.

The board of directors recommends that you vote “FOR” each of the above proposals.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

The board of directors has fixed the close of business on [●], 2016 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the Meeting and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the Meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were [●] shares of our common stock outstanding and entitled to vote, held by [●] holders of record. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the Meeting for each share of our common stock that such holder owned as of the record date.

The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date constitutes a quorum for the transaction of business at the Meeting. Shares of our common stock represented at the Meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Because stockholders cannot take any action at the Meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the Meeting in person or are represented by proxy at the Meeting. If you fail to return your proxy card, submit your proxy by phone, through the Internet, or vote in person, or if you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Attendance

Only stockholders of record, their duly appointed proxy holders and our guests may attend the Meeting. Please note that cameras, recording devices and other electronic devices will not be permitted at the Meeting.

Vote Required

Proposal 1, the approval of the proposal to adopt the merger agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and broker non-votes will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to return your proxy card, submit your proxy by phone, through the Internet, or vote in person, or if you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Each of proposals 2, 3, and 4 requires the affirmative vote of at least a majority of the outstanding shares of our common stock, present in person or represented by proxy and entitled to vote at the Meeting. Abstentions will have no effect. If you fail to submit a proxy or vote in person at the Meeting or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted on proposals 2, 3, and 4 but this will not have an effect on these proposals.

Voting

To ensure that your shares are represented at the Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Meeting in person. For each of proposals 1, 2, 3, and 4 you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote, to grant your voting rights directly to the Company or to a third-party or to vote in person at the Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” each of the proposals being presented at the Meeting.

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or the Internet, in addition to providing voting instructions by proxy card.

Banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the approval of proposals 1, 2, or 4. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the adoption of the merger agreement and a “broker non-vote” will arise. Broker non-votes, if any, will be counted for purposes of determining whether a quorum is present at the Meeting. For shares of our common stock held in “street name,” only such shares affirmatively voted “FOR” proposal 1 will be counted as favorable votes for such proposal. Broker non-votes on proposal 1 will have the same effect as votes “AGAINST” proposal 1. Broker non-votes will not have any effect on proposals 2 and 4.

Abstentions will be included in the calculation of the number of shares of our common stock represented at the Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” proposal 1, but will have no effect on proposals 2, 3, and 4.

If you are a stockholder of record, you may have your shares of our common stock voted on matters presented at the Meeting in any of the following ways:

•	In Person. You may attend the Meeting and cast your vote there. Even if you plan to attend the Meeting, it is desirable that you vote in advance of the Meeting;

•	By Telephone. Stockholders of record have a choice of voting by proxy by telephone by accessing the telephone number specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone;

•	By Internet. If you have Internet access, you may vote your shares from any location in the world by visiting www.proxyvote.com and entering the control number found in your Notice; or

•	In Writing. You can vote by completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope.

The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on [●], 2016.

If you are a beneficial owner, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the Meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the Meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying postage-paid reply envelope, and your proxy card must be filed with our Secretary by the time the Meeting begins. Please do NOT send in your stock certificate(s) with your proxy card. After the completion of the merger, a separate letter of transmittal will be mailed to you promptly, and in any event within three business days, that will enable you to receive the merger consideration in exchange for your stock certificate(s). If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the telephone process, Internet process, or the proxy card, you may specify whether your shares of our common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Meeting.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Meeting, at (877) 478-5045.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN. IT IS IMPORTANT THAT YOU ATTEND THE MEETING IN PERSON OR ARE REPRESENTED BY PROXY AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS

PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

As of [●], 2016, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of any stock options, restricted stock units or director stock units), representing approximately [●] percent of the outstanding shares of our common stock. The directors and executive officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” each of the proposals included in this proxy.

Revocation of Proxies

You have the right to revoke a proxy, whether delivered by telephone, the Internet, or by mail, at any time before it is exercised, by filing a notice of revocation to our Secretary, which must be filed with the Secretary by the time the Meeting begins, by filing a duly executed proxy card or voting instruction form bearing a later date, by submitting a later dated proxy or providing new voting instructions by telephone, the Internet, or by attending the Meeting and voting in person. Written notice of revocation should be mailed to: Xura, Inc., Attention: Secretary, 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you should contact the bank, brokerage firm or other nominee that holds your shares for instructions on how to change your vote.

Adjournments or Postponements

Although it is not currently expected, the Meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the Meeting. Approval of the proposal to adjourn or postpone the Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the Meeting, requires the affirmative vote of a majority of the stockholders present, in person or represented by proxy, and entitled to vote at the Meeting, whether or not a quorum is present without notice other than announcement at the Meeting. Any adjournment or postponement of the Meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Meeting as adjourned or postponed.

Solicitation of Proxies; Payment of Solicitation Expenses

The expense of printing and mailing proxy materials and the solicitation of proxies will be borne by us. The Company will also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Meeting, at (877) 478-5045.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. You will not own any shares of the capital stock of the surviving corporation.

The Parties to the Merger

The Company

Xura, Inc.

200 Quannapowitt Parkway

Wakefield, Massachusetts 01880

Telephone: (781) 246-9000

Xura, Inc., a Delaware corporation, is a global provider of digital communications solutions for communication service providers, or CSPs, enterprises and application providers. Our digital communications solutions are designed to enhance CSPs’ ability to address evolving market trends with the simplification and modernization of networks, as well as to create monetizable services with both existing and emerging technologies, such as voice over long-term evolution, rich communication services, credit orchestration, internet protocol (IP) messaging and web real-time communications. We also provide solutions for messaging security, network signaling security, data analytics, and machine-to-machine messaging. We continue to offer traditional value-added services, or VAS, solutions, including voicemail, visual voicemail, call completion, short messaging service, multimedia picture and video messaging and IP-messaging designed to provide CSPs the ability to augment their networks with emerging products and solutions to address opportunities provided by new types of devices, technologies, and multi-device user experiences. In addition, we offer CSPs innovative monetization solutions using messaging as transport to exchange billing credits between subscribers, primarily in prepaid markets. Our enterprise solutions are designed to accelerate our enterprise customers’ shift towards mobile-enablement and to improve their customer engagement. These solutions include secure enterprise application-to-person messaging, two-factor authentication and developer tools for customized service creation.

Most of our solutions can be delivered via the cloud, in a “software-as-a-service” model, allowing us to speed up deployment and permit rapid introduction of additional services.

The Company was incorporated in the State of Delaware in November 1997. In September 2015, the Company changed its name from Comverse, Inc. to Xura, Inc.

Shares of the Company’s common stock are listed with, and trade on, NASDAQ under the symbol “MESG.” Our corporate website address is www.xura.com. The information provided on our website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to our website provided in this proxy statement.

For additional information about the Company included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information.”

Parent

Sierra Private Holdings II Ltd.

c/o Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Telephone: 212-231-0095

Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), was formed by an affiliate of Siris for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

Merger Sub

Sierra Private Merger Sub Inc.

c/o Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Telephone: 212-231-0095

Sierra Private Merger Sub Inc., a Delaware corporation (“Merger Sub”), was formed by Parent for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

Merger Consideration

In the merger, each issued and outstanding share of our common stock (other than Dissenting Shares and shares of our common stock held by the Company, Parent, Merger Sub, or any direct or indirect wholly-owned subsidiary of either the Company or Parent) will be cancelled and retired and shall cease to exist and shall thereafter represent only the right to receive the merger consideration in cash in an amount equal to $25.00 per share, without interest and less any applicable withholding taxes. After the merger is completed, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL). See “The Merger Agreement—Appraisal Rights.”

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in the third fiscal quarter of 2016. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Closing and Effective Time of the Merger.”

Background of the Merger

Over the years, as part of the Company’s strategic planning process, the board of directors regularly reviewed the Company’s near-term and long-term strategy, performance, positioning and operating prospects. As part of this ongoing process, the board of directors also regularly reviewed the competitive landscape of the Company’s markets, including consolidation in the industry and the entry of new competitors and new competitive offerings from existing competitors. These reviews included, from time to time, consideration of potential strategic alternatives to enhance stockholder value, including a sale transaction.

In October 2013, senior members of the Company’s management, including Philippe Tartavull, the Company’s President and Chief Executive Officer (whom we refer to as “Mr. Tartavull”), first had contact with representatives of Siris regarding a potential transaction, and a confidentiality agreement with Siris was executed, although details of valuation and transaction structure were not addressed. Over the course of the following year, several management meetings between the Company and Siris took place.

On January 7, 2015, Siris sent the Company a letter setting forth a non-binding indication of interest to acquire all the common stock of the Company at a price of $24.00 per share. Upon receipt of the preliminary indication of interest, Mr. Tartavull informally contacted members of the board of directors, including the Company’s Chairman of the board of directors, Henry Nothhaft (whom we refer to as “Mr. Nothhaft”), to discuss the indication of interest.

On January 13, 2015, the board of directors held a meeting at which it considered Siris’ proposal to acquire the Company for $24.00 per share in comparison to the proposals received in connection with the acquisition of the Company’s billing systems and support business (which refer to as the “BSS Business”) from Amdocs Limited, the eventual acquirer of the BSS Business, and another bidder. After being presented with the merits and risks attributable to each transaction, the board of directors directed management to continue to pursue all transactions. In addition, the board of directors resolved to engage Goldman Sachs as the Company’s investment banking firm with respect to such transactions.

During the months of January and February 2015, the Company held due diligence sessions with Siris regarding the sale of the entire Company and with Amdocs Limited and the third bidder for the sale of the BSS Business. While the discussions and due diligence with Siris and the other bidder for the BSS Business consisted of a single session mostly focused on financial due diligence, the Company and Amdocs engaged in multiple extensive financial, accounting, tax, regulatory and legal due diligence sessions attended by a large number of team participants from both companies that were conducted in-person and via teleconference.

In February 2015, Siris, the Company and representatives of their advisors held limited discussions regarding the proposed price per share. As part of these discussions, Siris reduced its offer price to a range of $20.00 to $22.00 per share. Siris explained that it reduced the offer price in light of the execution risks attendant to the Company’s business which it deemed to be significant. Siris noted that these risks included the sizable expected negative operating cash flows of the Company for the three months ended April 30, 2015 and the decline in product bookings projections compared to the management’s projections provided to Siris in December 2014. Siris also noted that its offer was dependent on a turnaround in the product bookings trend and requested that the Company present a plan for achieving challenging levels of EBITDA.

On February 11, 2015, the board of directors held a meeting at which it was provided with an update on the progress of the due diligence process and the negotiations of the various proposed transactions with the various parties. At the meeting, the board of directors considered the price, execution certainty and the other risks attendant to each transaction and bidder. The board of directors also considered the risks attributable to the Company and its stand-alone business. The board of directors decided to reject Siris’ reduced offer price based on its evaluation of the various considerations presented at the meeting, including the high level of engagement in active discussions exhibited by Amdocs Limited, the higher enterprise and market valuation that would be attributable to the Company following a sale of the BSS Business at the then proposed price by Amdocs Limited, the level of progress made in the negotiations with the various parties as of that date, a shorter period to sign and close the transaction with Amdocs Limited compared to the expected timeline to close a transaction with Siris, the challenges Siris, as a private equity firm, would face in acquiring the Company in light of the Company’s then near-term cash flow projections, the fact that Amdocs Limited committed to using cash on hand to finance a transaction compared to Siris which indicated that it would rely on external debt financing sources to finance a significant portion of the purchase price, the liabilities that would remain with the Company following the sale of the BSS Business (including restructuring, escrow, indemnities and potential value clawbacks), the effort involved in creating carve-out financial statements and the complexity and execution risk involved in separating the Company’s BSS Business from the Digital Services business and loss of synergies that would be expected to result from the separation of such businesses.

On February 19, 2015, Mr. Tartavull notified Frank Baker, one of Siris’ Managing Partners (whom we refer to as “Mr. Baker”), that a proposed purchase price of $22.00 per share would not be acceptable to the Company and invited Mr. Baker to improve Siris’ offer price. Subsequent to the discussion between Messrs. Baker and Tartavull, Siris notified the Company and Goldman Sachs that it would not raise its offer price. Accordingly, discussions relating to a potential transaction between the Company and Siris discontinued until Siris re-engaged with the Company in October 2015. During this time, the Company announced and completed its global strategic partnership with Tech Mahindra (which specializes in digital transformation, consulting and business re-engineering, particularly in the global technology industry), the divestiture of its BSS Business to Amdocs Limited, and its acquisition of Acision Limited (which specializes in secure mobile messaging and engagement services).

On October 19, 2015, Siris sent the Company an unsolicited letter setting forth a non-binding indication of interest to acquire the Company at a price of $30.00 to $32.50 per share representing, a 16% to 26% premium over the Company’s closing price of $25.78 on October 16, 2015 and a 33% to 44% premium over the Company’s volume-weighted average closing price for the prior 30 trading days. The non-binding indication of interest stated that Siris believed that it would be able to complete its due diligence review, obtain satisfactory financing commitments and negotiate and sign a definitive agreement within four to six weeks. The preliminary indication of interest also noted that Siris believed a pre-signing market check by the Company was unnecessary, but that Siris was prepared to agree to a limited post-signing “go-shop” period. Upon receipt of the preliminary indication of interest, Mr. Tartavull informally contacted members of the board of directors, including Mr. Nothhaft, to discuss Siris’ renewed interest.

On October 22, 2015, the board of directors held a meeting during which it discussed Siris’ non-binding indication of interest. Members of the Company’s senior management and, at the Company’s request, representatives of DLA Piper LLP (US) (which we refer to as “DLA Piper”), outside legal counsel to the Company, also attended the meeting. Representatives of DLA Piper reviewed with the board of directors its fiduciary duties in the context of a proposed transaction. Following discussions, the board of directors authorized management to communicate to Siris that it appreciated Siris’ continued interest in the Company, but that the Company was not for sale and, based on a preliminary evaluation by management, the offer was inadequate.

As a result of the feedback provided to Siris, Siris asked to engage in a dialogue with senior members of the Company’s management and review non-public financial information to determine if there was support for an increased offer price. The Company provided initial financial projections and forecasts.

On October 29, 2015, Mr. Tartavull, Mr. Jacky Wu, the Company’s chief financial officer (whom we refer to as “Mr. Wu”), and other members of the Company’s senior management met with representatives of Siris and reviewed the financial projections, specific cost saving initiatives and the status of the Company’s net operating losses. Later that day, Siris sent the Company a letter setting forth a revised non-binding indication of interest to acquire the Company at a price of $35.00 per share, reflecting an 8% to 17% premium over the prior range of $30.00 to $32.50 per share set forth in its prior non-binding indication of interest. This proposed price represented a 34% premium to the Company’s closing price of $26.15 on October 28, 2015 and a 46% premium over the Company’s volume-weighted average closing price for the prior 30 trading days of $23.96.

Siris also requested exclusive access to management for a four to six-week period to finalize its due diligence, obtain financing commitments and negotiate definitive agreements. The other key elements contained in the revised indication of interest were consistent with the prior indication of interest. Upon receipt of the revised indication of interest, Mr. Tartavull informally contacted other members of the board of directors, including Mr. Nothhaft, to discuss the revised indication of interest.

On November 5, 2015, the board of directors held a meeting to discuss the terms and conditions of Siris’ revised indication of interest. Members of the Company’s senior management and representatives of DLA Piper and Goldman Sachs attended the meeting. The board of directors discussed the engagement of Goldman Sachs as the Company’s financial advisor and agreed to engage Goldman Sachs as the Company’s financial advisor, noting that Goldman Sachs is an internationally recognized investment banking firm with substantial experience in transactions of the nature proposed as well as in acting as an advisor for the Company. After additional discussion, the board of directors authorized senior management to continue discussions with Siris regarding a potential transaction and to provide additional due diligence information to Siris; however, it declined Siris’ request for exclusivity.

On November 17, 2015, representatives of the Company and Siris held due diligence sessions in New York, New York.

On November 18, 2015, the board of directors held a meeting attended by members of the Company’s senior management and representatives of DLA Piper to review the recent discussions with representatives of Siris regarding the terms and financial aspects of Siris’ proposal. Representatives of DLA Piper reviewed with the board of directors its fiduciary duties in the context of a proposed transaction. Members of the Company’s senior management advised the board of directors that Siris was expected to provide a letter evidencing its ability to finance the proposed transaction and confirm the key aspects of its offer.

On November 24, 2015, at the direction of the Company, representatives of Goldman Sachs held discussions with representatives of Siris during which Goldman Sachs requested Siris to reaffirm its revised indication of interest prior to the meeting of the Company’s board of directors scheduled for December 3, 2015. The Company’s common stock closed at $24.92 per share on such date.

On December 1, 2015, at the direction of the Company, representatives of Goldman Sachs held discussions with representatives of Siris to review certain specific diligence areas such as performance relative to expectations, cash billings for 2015 and the progress of the Company’s cost cutting initiatives.

On December 2, 2015, Siris sent the Company a letter reaffirming its October 29, 2015 indication of interest in acquiring the Company at a price of $35.00 per share and requesting a four to six-week exclusivity period to complete more significant, confirmatory due diligence, obtain satisfactory financing commitments and negotiate and sign a definitive agreement. Siris indicated that the exclusivity period could commence following the Company’s scheduled December 10, 2015 earnings announcement, when it was expected that management could devote additional time and resources to the sales process.

On December 3, 2015, the board of directors held a meeting to discuss Siris’ indication of interest. The meeting was attended by members of the Company’s senior management and representatives of DLA Piper and Goldman Sachs, who were present for certain portions of the meeting. The representatives of Goldman Sachs discussed with the board of directors the terms of Siris’ revised indication of interest, including the proposed purchase price of $35.00 per share, Siris’ request for exclusivity and Siris’ preliminary plans for and risks associated with Siris’ ability to finance the transaction. The board of directors discussed the risks and benefits of conducting a market check prior to signing a definitive agreement and received input from senior management of the Company and the Company’s legal and financial advisors on this matter. After discussion, representatives of Goldman Sachs reviewed its preliminary financial analysis of the proposed transaction, and the board of directors instructed Goldman Sachs to work with the Company’s senior management to consider other potential parties to contact in connection with a potential market check of the transaction. The board of directors authorized the establishment of an ad hoc committee of the board of directors for convenience purposes, consisting of Mr. Nothhaft, as chair, Mr. Tartavull and Matthew Drapkin (which we refer to as the “Strategic Committee”), to review, evaluate and negotiate the terms of a potential transaction with Siris and to make certain decisions between meetings of the board of directors. The board of directors authorized the management to continue discussions with Siris regarding a potential transaction on a non-exclusive basis.

On December 7, 2015, at the direction of the Company, representatives of Goldman Sachs held discussions with representatives of Siris to discuss the board of directors’ decision to decline Siris’ request for exclusivity and to provide a more detailed diligence process after the Company completed the filing of its Form 10-Q for the fiscal third quarter ended October 31, 2015.

On December 15, 2015, the Company announced preliminary results for its fiscal third quarter ended October 31, 2015 and a delay in the filing of the Company’s Form 10-Q for the fiscal third quarter ended October 31, 2015, which was subsequently filed on December 28, 2015. The Company’s common stock closed at $22.53 per share on the date of announcement of the filing delay.

On January 7, 2016, at the direction of the Company, representatives of Goldman Sachs held discussions with representatives of Siris to discuss due diligence matters and the contemplated financing structure for the transaction. Mr. Tartavull and Mr. Baker discussed the status of Siris’ due diligence review and the timeline for announcing a transaction.

On January 12, 2016, representatives of the Company and Siris held additional due diligence sessions in New York.

On January 15, 2016, the Company granted representatives of Siris and its advisors access to an electronic data room that had been established for the purpose of sharing information with Siris (and other potentially interested parties) to facilitate its due diligence review of the Company.

On January 19, 2016, at the direction of the Company, representatives of Goldman Sachs held discussions with representatives of Siris to discuss due diligence matters related to the Company’s expected fiscal year 2015 performance and estimated product bookings for fiscal year 2016.

From January 20, 2016 to January 22, 2016, management of the Company and Siris held management presentations on the Company and additional due diligence sessions in London.

During the week of January 25, 2016, representatives of Goldman Sachs worked with Company management and the board of directors to finalize a list of nine other potential parties that might have an interest in acquiring the Company, five of which were potential financial buyers and four of which were potential strategic buyers. Goldman Sachs was directed to contact those parties to assess their interest in a transaction with the Company.

On January 27, 2016, representatives of Goldman Sachs reached out to the nine potential bidders. One potential strategic buyer and three potential financial buyers executed non-disclosure agreements.

On February 8, 2016, the potential strategic buyer, following a presentation by management of the Company, decided not to move forward in the process due to the Company’s ongoing efforts to reduce its cost structure and the risks associated with those efforts. This potential buyer did, however, express interest in exploring the possibility of acquiring the Company’s enterprise portfolio. The Company determined not to engage in discussions regarding the sale of the Company’s enterprise portfolio at that time, and no further communications between the Company and the potential strategic buyer took place thereafter.

From February 10, 2016 to February 25, 2016, the Company made management and financial presentations to two of the remaining potential financial buyers. The third financial buyer did not attend any financial presentations or submit any offers for the Company.

On February 17, 2016, the Company’s common stock closed at $19.12 per share.

On February 18, 2016, Siris advised Goldman Sachs that it intended to submit a revised indication of interest based on the negative findings in the due diligence Siris had conducted since its December 2, 2015 letter. Siris noted that it was planning to revise its proposal downward based on the reduced go-forward outlook of the business, cash flow projections, the risks to achievement of the Company’s targets, feedback from potential financing sources and concerns about historic and pending liabilities, including tax liabilities and legal contingencies.

On February 25, 2016, Siris sent the Company a letter setting forth a further revised non-binding indication of interest to acquire the Company at a reduced purchase price of $28.00 per share, reflecting a 20% reduction to the prior offer price of $35.00 per share, based on the concerns identified to Goldman Sachs by Siris on February 18, 2016. However, the proposed price represented a 50% premium to the Company’s closing price of $18.64 on February 24, 2016. The other key elements contained in the revised indication of interest were consistent with the previously received indications of interest, including a renewed request for exclusivity and willingness to allow a limited post-signing “go-shop” as a condition to its proposal. Upon receipt of the revised indication of interest, Mr. Tartavull informally contacted other members of the Strategic Committee, including Mr. Nothhaft, to discuss the revised indication of interest.

On February 28, 2016, at the direction of the Company, representatives of Goldman Sachs held discussions with one of the remaining potential financial buyers. The buyer indicated that based on its due diligence review conducted to date it would be unable to offer a reasonable premium and that it would not move forward in the bidding process. No further discussions were held with such party thereafter.

On February 29, 2016, the board of directors held a meeting to discuss Siris’ revised indication of interest. The meeting was attended by members of the Company senior management and representatives of DLA Piper and Goldman Sachs, who were present for certain portions of the meeting. The representatives of DLA Piper reviewed with the board of directors the terms of Siris’ revised indication of interest, including the proposed purchase of $28.00 per share, the proposed “go-shop” period, Siris’ request for exclusivity, and other terms of the potential transaction, including potential termination fees. The board of directors then discussed the Company’s actions over recent years to remain competitive in the industry, to enhance stockholder value and to expand its business. The board of directors discussed the competitive landscape in the industry. The board of directors reviewed management’s revised financial projections and forecasts, which included downward adjustments to reflect, among other items, underperformance across Acision’s legacy digital communications business and the monetization and enterprise businesses. Following the meeting, these revised financial projections and forecasts were provided to Siris. Representatives of Goldman Sachs reviewed its preliminary financial analysis of the proposed transaction. Representatives of Goldman Sachs discussed with the board of directors the results of the market check and that only one potential financial buyer expressed a willingness to submit an indication of interest, but had not yet submitted a proposal. The board of directors discussed potential alternatives to a transaction with Siris, including continuing to execute the Company’s strategic transformation plan. The board of directors then discussed the terms of the revised indication of interest, including the offer price, the proposed “go-shop” period and Siris’ request for exclusivity. The board of directors authorized management to negotiate, as conditions to the grant of exclusivity, the length of the “go-shop” period and the amount of the termination fees that would be payable by the Company and Siris under the merger agreement. The independent directors then met in executive session to further discuss the terms of the proposed transaction.

From March 7, 2016 to March 11, 2016, representatives of the Company and Siris held management presentations and due diligence sessions in London.

On March 12, 2016, Siris provided letters from two financing sources indicating that they were highly confident in their ability to finance the transaction.

On March 13, 2016, the remaining potential buyer contacted during the market check process provided Goldman Sachs with a verbal indication of interest in the range of $26.00 to $27.00 per share, but indicated that significant diligence would be required to confirm that preliminary price range. At the direction of the Company, representatives of Goldman Sachs indicated that the offering price would need to be $28.00 per share or higher and that diligence would need to be completed on an expedited time frame. At this point the buyer indicated it would be unable to support an offer at the indicated level and that it would not move forward in the bidding process. No further discussions took place with the potential financial buyer thereafter until the Go-Shop Period.

On March 14, 2016, Siris provided a letter reiterating the $28.00 per share non-binding indication of interest based on additional work conducted to date and requested that the board of directors enter into an exclusivity arrangement through April 8, 2016 (subject to automatic, successive two week extensions if not otherwise terminated by either party).

On March 15, 2016, the board of directors held a meeting and authorized DLA Piper to send the initial draft of the merger agreement to Sidley Austin LLP (“Sidley”), Siris’ outside legal counsel. Following the board of directors meeting, DLA Piper distributed an initial draft of the merger agreement to Sidley. The board of directors discussed Siris’ request for exclusivity and authorized management to enter into an exclusivity arrangement with Siris until April 8, 2016. The board of directors then confirmed its decision at an earlier board of directors meeting to formally engage Goldman Sachs as the Company’s financial advisor, approving entry into a customary engagement letter.

On March 16, 2016, the Company and Siris entered into an agreement providing exclusivity through April 8, 2016 (subject to automatic, successive two week extensions if not otherwise terminated by either party).

From March 15, 2016 through March 30, 2016, representatives of the Company, Siris, DLA Piper and Sidley conducted numerous legal due diligence calls regarding finance, tax, indebtedness, employment matters, litigation, intellectual property, compliance, and recent corporate transactions. On March 24, 2016, at the direction of the Company, representatives of Goldman Sachs held discussions with representatives of Siris to discuss potential issues raised during the diligence review by Siris. Siris expressed concern over weakness in Acision’s performance in the second half of fiscal year 2015 and softness in operating performance in the first weeks of fiscal year 2016. Siris also expressed concerns regarding the Company’s outstanding litigation and potential cash tax liabilities, which Siris was able to understand in greater detail through its due diligence. Based on its concerns, Siris indicated that it may not be able to offer a purchase price greater than $24.00 per share.

On March 24, 2016, Mr. Tartavull and Mr. Baker discussed the status of Siris’ due diligence review and, if agreed upon, the timeline for announcing a transaction.

On March 25, 2016, representatives of the Company and Siris discussed financial and corporate governance matters.

On March 27, 2016, Sidley sent DLA Piper a revised draft of the merger agreement.

Between March 29, 2016 and March 31, 2016, legal, accounting, tax and financial diligence meetings were held in New York between members of the Company’s management and Siris. These sessions included representatives from Siris as well as its financial and tax advisors, KPMG. The information provided to Siris in these sessions involved details regarding accounting trial balances, 2016 fiscal year budgets, cash flow and liquidity, litigation and tax liabilities and assets.

On April 5, 2016, DLA Piper sent Sidley a revised draft of the merger agreement as well as an initial draft of the Company’s disclosure schedules.

On April 6, 2016, representatives of Siris contacted Mr. Tartavull and said that in light of the due diligence findings, Siris would not be able to support the pricing previously offered. Subsequent discussions were held that day by representatives of Goldman Sachs, at the direction of the Company, who reported that Siris reiterated that it may not be able to offer more than $24.00 per share.

On April 6, 2016, the board of directors held a meeting to discuss the sale process, the status of Siris’ diligence process and the Company’s business performance. The meeting was attended by members of the Company senior management and representatives of DLA Piper and Goldman Sachs, who were present for certain portions of the meeting. The board of directors discussed the competitive landscape in the industry, the concerns raised by Siris in its diligence review, and Siris’ indication that it may not be able to offer a purchase price greater than $24.00 per share. Management advised the board of directors that it may not be able to timely file the Company’s annual report on Form 10-K for the year ended January 31, 2016. After discussion of the Company’s performance and prospects, Goldman Sachs was authorized to disclose the potential delay in the Company’s filing with the SEC of its Form 10-K beyond April 15, 2016 and discuss with Siris its continued level of interest in the Company in light of such delay and the pending exclusivity deadline. In addition, based on management’s business presentation, Mr. Wu was asked to reevaluate the annual forecast and guidance for fiscal year 2016. Following discussion, the board of directors directed Goldman Sachs to continue to engage with Siris but not conclude on pricing until the board of directors is provided with and approves new forecast information.

In April 2016, the Company provided Siris with further revisions to the Company’s financial projections and forecasts, which included further downward adjustments to reflect, among other items, continued underperformance across Acision’s legacy digital communications business and the Company’s monetization and enterprise businesses.

From April 6, 2016 through April 9, 2016, at the direction of the Company, representatives of Goldman Sachs held discussions with Siris regarding pricing.

On April 9, 2016, Siris verbally communicated to Goldman Sachs a further revised non-binding indication of interest by Siris to acquire all of the Company common stock at a price of $24.75 per share. This proposed price represented a 31% premium over the Company’s closing price of $18.94 on April 8, 2016 and a 26% premium over the Company’s volume-weighted average closing price for the prior 30 trading days. Siris noted in the revised indication of interest that it was revising its proposal due to a material decline in projected cash, the continued underperformance of Acision’s legacy digital communications business and the Company’s monetization and enterprise businesses, exclusion of accrued bonuses from Company projections, and potentially significant cash tax liabilities and litigation liabilities. Siris indicated that it believed the revised offer was necessary in light of the quantified impact of the identified diligence issues. The other key elements reflected in the revised indication of interest were consistent with the previously received indications of interest. Upon notification of the revised indication of interest, Mr. Tartavull informally contacted other members of the Strategic Committee, including Mr. Nothhaft, to discuss the revised indication of interest.

On April 12, 2016, the board of directors held a meeting to discuss Siris’ revised indication of interest relative to management’s revised projections. The meeting was attended by members of the Company senior management and representatives of DLA Piper and Goldman Sachs, who were present for certain portions of the meeting. Representatives of DLA Piper and Goldman Sachs reviewed with the board of directors the terms of Siris’ revised indication of interest. The board of directors then discussed the lowered management projections and the concerns raised in Siris’ revised indication of interest regarding a material decline in projected cash, exclusion of accrued bonuses from Company projections, and potentially significant cash tax liabilities and litigation liabilities. The board of directors discussed the terms of the revised indication of interest, including the price.

At the direction of the board of directors, representatives of Goldman Sachs held discussions with representatives of Siris regarding the revised indication after the board of directors meeting. At the direction of the board, representatives of Goldman Sachs relayed that, in order to extend exclusivity, Siris needed to raise its offer price to $25.00 per share. On April 14, 2016, Siris agreed to increase its offer price from $24.75 per share to $25.00 per share.

On April 15, 2016, the Company and Siris entered into an amended and restated exclusivity agreement which extended the exclusivity period through May 2, 2016, which period would be automatically extended by successive two (2) week periods unless either the Company or Siris provided written notice to the contrary to the other party prior to the commencement of any such period.

On April 15, 2016, the Company announced preliminary results for the fiscal year ended January 31, 2016, lowered its 2016 guidance, and disclosed a delay in the filing of the Company’s Form 10-K for the fiscal year ended January 31, 2016, which was subsequently filed on May 23, 2016. The Company also announced it entered exclusive negotiations for the potential sale of the Company to a third party at a purchase price of $25.00 per share in cash. The closing price of the Company’s shares on April 14, 2016, one day prior to the Company’s announcement that it was in exclusive negotiations for a potential sale of the Company for $25.00 per share, was $19.84. The Company filed a notification of late filing disclosing a delay in the filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2016.

From April 15, 2016 until the transaction was announced, the Company and its representatives continued negotiating with Siris and its representatives and provided additional due diligence information at the request of Siris, with a view to securing the most favorable terms possible in the merger agreement and the related transaction documents.

On May 2, 2016, the Company amended its notification of late filing for its Form 10-K and reaffirmed in that filing that the Company remained in exclusive negotiations for the sale of the Company at a purchase price of $25.00 per share in cash. The Company extended the exclusivity period with Siris until May 16, 2016.

On May 10, 2016, Siris sent the Company initial drafts of the forms of documents related to the proposed debt financing for the transaction, including the debt commitment letter from Cerberus Business Finance, LLC. Siris also sent a revised draft merger agreement seeking to omit the go-shop provisions, or shorten the Go-Shop Period from 45 days to 30 days, in light of the fact that the Company had announced on April 15, 2016 that it was in exclusive negotiations for a sale to a third party and that such disclosure also included the purchase price of $25.00 per share.

On May 19, 2016, the board of directors held a special meeting to receive an update on the terms of the transaction from the last update provided to the board of directors. Representatives of DLA Piper provided an overview of the principal terms of the transaction, including the draft equity and debt commitments received and Siris’ request for a withholding tax ruling in Israel. They also discussed open items being negotiated and noted that the Company took a firm position to refute Siris’ request to eliminate the Go-Shop Period or at least shorten the Go-Shop Period from 45 days to 30 days. In addition, the representatives of DLA Piper provided the board of directors with an overview of the board of directors’ fiduciary duties, and the procedures that the Company proposed to implement to maximize shareholder value. Representatives of Goldman Sachs reviewed its preliminary financial analysis of the transaction, the parties that representatives of Goldman Sachs intended to contact as part of the go-shop process, the termination fees in the merger agreement, and the sources and uses of the transaction.

On May 20, 2016, the last trading day before the announcement of the merger agreement, the closing price of the Company shares was $20.98.

On May 22, 2016, the board of directors convened a meeting to receive an update since the May 19, 2016 meeting of the board of directors and consider the proposed transaction. Members of the Company’s senior management and representatives of DLA Piper and Goldman Sachs attended the meeting. Representatives of DLA Piper reviewed with the board of directors its fiduciary duties in the context of the proposed transaction. DLA Piper discussed the material terms and conditions of the proposed merger agreement and the other transaction documents, including the debt commitment letter, the equity commitment letter and the limited guarantee. DLA Piper summarized, among other things, certain merger agreement obligations and conditions, the Go-Shop Period, the termination rights and the circumstances under which the Company would be required to pay a termination fee and Siris would be required to pay a reverse termination fee. DLA Piper noted for the board of directors the remaining open points in the merger agreement. Representatives of Goldman Sachs reviewed with the board of directors a proposed plan for the Go-Shop Period as well as an expanded list of potential buyers to be contacted. Also at this meeting, representatives of Goldman Sachs reviewed with the board of directors its financial analysis of the proposed transaction and rendered an oral opinion, which was confirmed by delivery of a written opinion dated May 23, 2016, to the board of directors to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the written opinion, the $25.00 per share in cash to be paid to the holders (other than Merger Sub and its affiliates) of shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

Following discussion of the matters discussed during the course of the meeting, the board of directors unanimously (i) approved and adopted the merger agreement, the other transaction documents to which the Company is a party and the execution, delivery and performance of the merger agreement and the other transaction documents to which the Company is a party, (ii) recommended to the Company’s stockholders that the Company’s stockholders vote in favor of the approval of the merger and the merger agreement, and (iii) directed that such matter be submitted to the Company’s stockholders at a meeting of the stockholders for approval.

Shortly before the market opened on May 23, 2016, the definitive merger agreement was executed and delivered by representatives of the Company, Parent and Merger Sub and the Company filed its Annual Report on Form 10-K for the fiscal year ended January 31, 2016. The Company issued a press release announcing the transaction. The limited guarantee was executed and delivered by representatives of the Company and the equity investors. Sidley delivered to DLA Piper on behalf of their clients fully executed copies of the debt commitment letter and the equity commitment letter on the same date.

On May 23, 2016, following the execution of the merger agreement and issuance of the press release, pursuant to the “go-shop” provisions of the merger agreement, at the direction of the board of directors, Goldman Sachs commenced the Company’s go-shop process. During the Go-Shop Period to date, 26 prospective buyers (which include all of the parties that had been contacted prior to the Go-Shop Period with respect to the merger) have been contacted regarding their potential interest in a transaction with the Company. As of the date of the filing of this proxy statement, the Company received requests for information from three parties (all of which were financial buyers) that negotiated and entered into confidentiality agreements with the Company and were provided with non-public information relating to the Company. None of the parties contacted during the go-shop process, including the three parties that entered confidentiality agreements with the Company, has submitted an Acquisition Proposal to the Company or its representatives and the three parties that entered confidentiality agreements with the Company have declined to go forward with the process. The Go-Shop Period will expire at 11:59 p.m. (New York Time) on July 7, 2016.

Reasons for the Merger; Recommendation of the Board of Directors

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement.

The board of directors, at a meeting duly called and held on May 22, 2016, unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at the Meeting and recommended that the stockholders of the Company vote to adopt the merger agreement. The board of directors consulted with the Company’s outside financial and legal advisors and senior management at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the board of directors believes support its decision:

General Business Considerations. The board of directors considered the Company’s background, recent operating history, and current position in the marketplace in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•	Business and Financial Condition of the Company. The board of directors considered the Company’s business and industry, financial condition, historical and projected financial performance, competitive position and assets and prospects, as well as current industry, economic and market conditions and trends in the markets in which the Company competes.

•	Management Projections. The board of directors considered certain forecasts for the Company prepared by Company management, and the present value of the Company based on those projections. The board of directors also considered that the projections were based on various assumptions made by the Company’s senior management. The board of directors considered that there is inherent uncertainty in forecasts and related assumptions and that, as a result, the Company’s actual financial results in future periods could differ materially from management’s forecasted results. In this respect, the initial offer price was based on projections prepared in October 2015, which were subsequently revised downward twice during the transaction process. See “—Certain Financial Projections.”

•	Financial Presentation of Goldman, Sachs & Co. The board of directors considered the financial analyses of Goldman Sachs that were performed in connection with the written opinion of Goldman Sachs dated May 23, 2016, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the written opinion, the $25.00 in cash per share to be paid to the holders (other than Merger Sub and its affiliates) of shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under the heading “—Opinion of the Company’s Financial Advisor.”

•	Per Share Merger Consideration. The board of directors considered the current and historical market prices of the common stock, including the performance of the common stock relative to other participants in the Company’s industry, including:

•	the fact that the per share merger consideration represents an unaffected premium of 26.0% over the closing price of the Company’s shares of $19.84 on April 14, 2016, one day prior to the Company’s announcement that it was in exclusive negotiations for a potential sale of the Company for $25.00 per share and the subsequent increase in trading price and volume of the Company shares;

•	the fact that the per share merger consideration represents a premium of approximately 14.8% over the volume-weighted average closing stock price of a share of the Company’s common stock during the thirty days ended May 20, 2016;

•	the fact that the per share merger consideration represents a premium of 19.2% over the closing price of the Company’s shares of $20.98 on May 20, 2016, the last trading day before the announcement of the merger agreement; and

•	the fact that the Company conducted a pre-signing market check of both strategic and financial buyers and did not identify a single bidder willing to make a formal indication of interest.

•	Strategic Alternatives. In recent years, the Company has explored various strategic alternatives, involving both strategic and financial buyers, including the sale of the Company’s entire business. No other sale efforts resulted in an agreement.

•	Recent Transactions. The board of directors considered the facts that the Company completed three material transactions in the past fiscal year (the “2015 Transactions”), that the post-completion integration associated with the 2015 Transactions is still in progress, that such integration entails risks, and that there can be no assurance such integration will succeed.

Positive Deal Considerations. The board of directors considered a number of positive factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•	Likelihood of Completion; Certainty of Payment. The board of directors considered its belief that, absent a superior proposal, the merger represented a transaction that would likely be consummated based on, among other factors:

•	the absence of any financing condition to consummation of the merger;

•	the reputation and financial condition of Siris and its affiliated investment funds and their proven ability to complete acquisition transactions;

•	the Company’s ability to request that the Delaware Court of Chancery (or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any federal court located in the County of New Castle, Delaware) specifically enforce the merger agreement, including the consummation of the merger, under certain circumstances described in “The Merger Agreement—Specific Performance.”

•	Certainty of Consideration. The board of directors considered the all-cash nature of the consideration to be paid in the merger, which allows Company stockholders to realize immediate value, in cash, for their investment in the Company, while enabling stockholders to avoid further risk of investment in the Company.

•	Other Positive Terms of the Merger Agreement. The board of directors considered the terms of the merger agreement, which are more fully described below under the heading “The Merger Agreement.” Certain provisions of the merger agreement that the board of directors considered significant include:

•	the scope of the representations, warranties and covenants being made by Parent and Merger Sub;

•	the conditions to the consummation of the merger, including the requirement that the merger agreement be approved by the Company’s stockholders;

•	the fact that the Company may solicit alternative Acquisition Proposals during a 45-day Go-Shop Period after the signing of the merger agreement, subject to paying a reduced termination fee to Parent equal to 2.0% of the aggregate merger consideration during the Go-Shop Period, and the ability to accept Superior Proposals made thereafter, at a reasonable 3.5% termination fee;

•	the board of directors’ belief that, if triggered, the Company Termination Fee payable to Siris is consistent with fees payable in comparable transactions and would not be likely to preclude another party from making a competing proposal;

•	the fact that Parent will be obligated to pay the Company the Parent Termination Fee, equal to 6.0% of the aggregate merger consideration, if the merger agreement is terminated under certain conditions based upon Parent and Merger Sub’s (i) breach of the merger agreement that would give rise to failure of one of its closing conditions, where such breach is incurable or uncured by the earlier of 30 days after notice or the Outside Date, or (ii) failure to consummate the merger for any reason after the satisfaction of all closing conditions;

•	the fact that the merger agreement provides for specific performance in certain conditions as an alternative remedy available to the Company other than the Parent Termination Fee; and

•	the following additional “deal protection” terms of the merger and merger agreement:

•	the lack of a financing contingency to Siris’ obligations to close the merger;

•	the requirement that Siris secure and deliver executed documents evidencing the ability to finance the merger contemporaneous with the signing of the merger agreement;

•	the guarantee by affiliates of Parent of certain of Parent’s and Merger Sub’s obligations under the merger agreement, including payment of the Parent Termination Fee, and payment of expenses and liabilities in connection with the Financing and the internal reorganization transactions described in the merger agreement;

•	certain items, subject to certain conditions, will not be considered a Company Material Adverse Effect, including (i) changes in financial, banking or securities markets, (ii) conditions or changes in the Company’s industry, (iii) general political or economic conditions, (iii) changes in customers, supplier, or other Company relationships arising from the announcement or pendency of the merger, (iv) litigation arising from the announcement or pendency of the merger, (v) the failure of the Company to achieve its projections, (vi) the failure to obtain governmental approvals required under the merger agreement, and (vii) changes in laws or accounting principles; and

•	the holders of Dissenting Shares will be entitled to the payment of the appraisal value of such Dissenting Shares if demand is made and pursued in accordance with Section 262 of the General Corporation Law of the State of Delaware.

Other Deal Considerations. The board of directors also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•	No Participation in the Company’s Future. The board of directors considered that if the merger is consummated, Company stockholders will receive the per share merger consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or benefit from any potential future appreciation in the value of Company shares, including any value that could be achieved if the Company engages in future strategic or other transactions. Moreover, upon the closing of the merger, Company stockholders not voting in favor of the merger will be required to surrender their shares (other than the Dissenting Shares) in exchange for a price determined by the board of directors and approved by a majority of the Company stockholders.

•	No-Shop Period. The board of directors considered that, following the Go-Shop Period, the Company cannot solicit other Acquisition Proposals after the Go-Shop Period, and must pay Sierra a termination fee of 3.5% of the aggregate merger consideration if, thereafter, the Company exercises its right to enter into a transaction that constitutes a Superior Proposal, which may deter others from proposing an alternative transaction that may be more advantageous to the Company’s stockholders.

•	Risks the Merger May Not Be Completed. The board of directors considered the risk that the conditions to the merger may not be satisfied and that, therefore, the merger would not be consummated. The board of directors also considered the risks and costs to the Company if the merger is not consummated, including:

•	the possible effects of the pendency (or termination) of the merger agreement on the Company’s business, operating results, prospects, management, employees, customers, distributors and suppliers, including diversion from day to day operations, which effects are likely to be exacerbated the longer the time period between the signing and any termination of the merger agreement;

•	the potential effect on the trading price of the Company’s shares of common stock;

•	if Siris fails to complete the merger as a result of a breach of the merger agreement, depending upon the reason for not closing, remedies may be limited to the Parent Termination Fee payable by Siris, which may be inadequate to compensate the Company for the damage caused (and such Parent Termination Fee is itself limited in certain situations), and if available, other rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain; and

•	the fact that the Company is subject to various remedies available to Siris should the Company fail to complete the merger or breach the merger agreement.

•

Interim Operating Covenants. The board of directors considered that the merger agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the merger, requiring the Company and its subsidiaries to conduct their business in all material respects in the ordinary course of business and to use commercially reasonable best efforts to preserve their business organizations substantially intact, customers and suppliers having significant business dealings with them and keep available the services of their key employees, and that may limit the Company and its subsidiaries from taking specified actions, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of our Directors and Executive Officers in the Merger—Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger.”

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of the Company’s Financial Advisor

Goldman Sachs rendered its opinion to the Company’s board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the $25.00 in cash per share to be paid to the holders (other than Merger Sub and its affiliates) of shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 23, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	a draft of the Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 2016;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended January 31, 2015;

•	the Company’s Registration Statement on Form 10, including the related information statement dated October 12, 2012;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company;

•	certain internal financial analyses and forecasts for the Company, including estimates of certain potential contingent liabilities and estimates of certain potential tax liabilities, prepared by its management, as approved for Goldman Sachs’ use by the Company (the “Forecasts”); and

•	certain analyses prepared by the management of the Company related to the expected utilization of certain net operating loss carryforwards, as approved for Goldman Sachs’ use by the Company (the “NOL Forecasts”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Company’s shares of common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the telecommunications and technology industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Forecasts and the NOL Forecasts were reasonably prepared on a basis reflecting the best estimates and judgments of the management of the Company as of the date of the opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Merger Sub and its affiliates) of shares of the Company’s common stock, as of the date of the opinion, of the $25.00 in cash per share to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $25.00 in cash per share to be paid to the holders (other than Merger Sub and its affiliates) of shares of the Company’s common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of the Company or Merger Sub or the ability of the Company or Merger Sub to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 23, 2016 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Company common stock for the one year period ended May 20, 2016. In addition, Goldman Sachs analyzed the consideration to be paid to holders of the $25.00 in cash per share to be paid to the holders in relation to the latest twelve months high and low market prices of the Company’s common stock, the 60 day volume weighted average price of the Company’s common stock and the closing price of shares of the Company common stock on (i) April 14, 2016 (undisturbed) and (ii) May 20, 2016.

This analysis indicated that the price per share to be paid to the holders of shares pursuant to the merger agreement represented:

•	a discount of 5.4% based on the latest twelve months high market price of $26.43 per share on October 12, 2015;

•	a premium of 40.5% based on the latest twelve months low market price of $17.79 per share on February 11, 2016;

•	a premium of 18.5% based on the volume weighted average price for the 60 calendar days prior to May 20, 2016 of $21.09 per share;

•	a premium of 26.0% based on the undisturbed share price of $19.84 per share as of April 14, 2016; and

•	a premium of 19.2% based on the share price of $20.98 as of May 20, 2016.

Analysis at Various Prices. Goldman Sachs calculated various financial multiples and ratios for the Company using the closing price of shares of the Company common stock on (i) April 14, 2016 (undisturbed), (ii) May 20, 2016 and (iii) the $25.00 in cash per share to be paid to the holders (other than Merger Sub and its affiliates) of shares of the Company’s common stock pursuant to the merger agreement.

Using the Forecasts, IBES estimates and public filings and the number of fully-diluted shares outstanding provided by the Company’s management, Goldman Sachs calculated enterprise value as a multiple of revenue and enterprise value as a multiple of EBITDA for the fiscal years 2016 and 2017. Goldman Sachs also reviewed the enterprise value as a multiple of revenue and enterprise value as a multiple of EBITDA for 2016 and 2017 on a calendar year basis for the companies listed in Selected Companies Analysis below using information from public filings and IBES estimates. The following table presents the results of this analysis:

		Undisturbed (April 14, 2016)	Current (May 20, 2016)	$25.00 per share	Peer Median
Forecasts	EV / Revenue
	2016E	1.3x	1.4x	1.7x	1.3x
	2017E	1.5x	1.6x	1.9x	1.3x
EV / EBITDA
	2016E	6.5x	6.9x	8.3x	8.9x
	2017E	5.6x	5.9x	7.1x	7.5x
Street Projections	EV / Revenue
	2016E	1.3x	1.5x	1.8x	1.3x
	2017E	1.2x	1.4x	1.7x	1.3x
EV / EBITDA
	2016E	5.4x	6.5x	7.9x	8.9x
	2017E	4.2x	5.2x	6.2x	7.5x

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the technology industry:

•	Amdocs Limited;

•	Cisco Systems, Inc.;

•	Hewlett Packard Enterprise Company;

•	Interactive Intelligence Group, Inc.;

•	International Business Machines Corporation;

•	Mitel Networks Corporation;

•	Polycom, Inc.;

•	ShoreTel, Inc.; and

•	Sonus Networks, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies based on information obtained from public filings, IBES estimates as well as other Wall Street research. The multiples and ratios of the Company were calculated using the Forecasts and public filings, IBES estimates as well as other Wall Street research. With respect to each of the selected companies and the Company, Goldman Sachs calculated:

•	revenue compound annual growth rate (“CAGR”) for the years 2015 through 2017;

•	earnings before interest, taxes, depreciation and amortization (“EBITDA”) CAGR for the years 2015 through 2017;

•	estimated gross margin for 2016;

•	estimated EBITDA margin for 2016;

•	estimated EBITDA margin for 2017;

•	estimated enterprise value (“EV”) to revenue multiples for 2016; and

•	estimated EV to EBITDA multiples for 2016.

In addition, Goldman Sachs reviewed earnings per share (“EPS”) CAGR for a five year period.

The results of these analyses are summarized as follows:

	Selected Companies		Company Forecasts	Company Street estimates
	Range	Median
Revenue CAGR (2015A-2017E)	(1.6)% - 11.7%	2.3%	(4.3)%	2.9%
EBITDA CAGR (2015A-2017E)	(4.1)% - 25.6%	2.9%	26.0%	34.9%
EPS CAGR (5-Year)	2.7% - 15.0%	10.0%	NA	20.0%
Gross Margin (2016E)[1]	28.8% - 68.9%	57.5%	75.6%	49.0%
EBITDA Margin (2016E)	4.3% - 33.8%	15.6%	20.7%	23.1%
EBITDA Margin (2017E)	7.9% - 33.1%	17.6%	26.9%	26.7%
EV / Revenue (2016E)	0.7x - 2.2x	1.3x	1.3x (undisturbed) 1.4x (current)	1.3x (undisturbed) 1.5x (current)
EV / EBITDA (2016E)	NM - 15.2x	8.9x	6.5x (undisturbed) 6.9x (current)	5.4x (undisturbed) 6.5x (current)

[1]	The Company’s Forecasts Gross Margin excludes direct employee expenses.

Note: Market data as of May 20, 2016. Company metrics based on fiscal year ending January; metrics for all other companies on a calendar year basis. Company Street estimates based on Company management fiscal year 2015 actual numbers and IBES consensus fiscal year 2016-2017 projections. For EV / Revenue (2016E) and EV / EBITDA (2016E), current market data is as of May 9, 2016, while undisturbed market data is as of April 14, 2016, one day prior to earnings release and potential transaction announcement. Mitel and Polycom market data as of April 4, 2016, one day prior to market speculation of transaction.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of the Company’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used the Forecasts and information from the Company’s public filings. Goldman Sachs calculated the implied values per share of the Company’s common stock for each of the fiscal years 2016 through 2019 by applying illustrative forward enterprise value to adjusted EBITDA multiples of 4.5x to 7.5x to adjusted EBITDA estimates from the Forecasts for the Company for each of the fiscal years 2016 through 2019, then discounted to present value as of January 31, 2016 using an illustrative discount rate of 13.4% reflecting an estimate of the Company’s cost of equity and divided by the number of the number of fully-diluted shares outstanding provided to Goldman Sachs by Company management to obtain per share values. This analysis resulted in a range of implied present values of $14.23 to $25.22 per share of the Company’s common stock.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts and the NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of the Company common stock. Using discount rates ranging from 12.0% to 14.0%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of January 31, 2016, (1) estimates of unlevered free cash flow for the Company for the fiscal years 2016 through

2020 as reflected in the Forecasts and (2) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 1.5% to 2.5% to a terminal year estimate of the free cash flow to be generated by the Company, as reflected in the Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company as of April 2016, as provided by the management of the Company, to derive a range of illustrative present values per share ranging from $17.49 to $22.58. In addition, Goldman Sachs divided the aggregate of the present values of the tax liabilities of approximately $15 million and the tax assets of approximately $54 million, each as per Company management, by the number of fully diluted outstanding shares of the Company as of April 2016, as provided by the management of the Company and added such amount to the illustrative present values per share calculated in the analysis performed above to derive a range of illustrative present values per share ranging from $18.99 to $24.04.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the communications technology industry since 2007.

For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of latest twelve months revenue (“LTM Revenue”) using information from public filings, press releases, Wall Street research, Capital IQ, Datastream and IBES. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

The following table presents the results of this analysis:

Target	Acquiror	Announcement Date
Acision Global Limited	Comverse, Inc.	June 2015

Cyan, Inc.	Ciena Corporation	May 2015

Mavenir Systems, Inc.	Mitel Networks Corporation	March 2015

Ulticom, Inc.	Mavenir Systems, Inc.	January 2015

Aicent, Inc.	Syniverse Technologies, LLC	May 2014

Performance Technologies, Inc.	Sonus Networks, Inc.	December 2013

Openwave Systems Inc.	Marlin Equity Partners	April 2012

Tekelec	Siris Capital Group, LLC	November 2011

Syniverse Technologies, LLC	The Carlyle Group	October 2010

Acision Global Limited	Consortium including Access Industries, Inc.	February 2007

Median of EV / LTM Revenue Multiple Selected Transactions	1.7x

By applying a reference range of 1.25x EV / LTM Revenue to 2.25x EV / LTM Revenue to the Company’s revenue, per the Company’s public filings, as of January 31, 2016, the last day of the Company’s 2015 fiscal year, Goldman Sachs calculated a range of implied equity values per outstanding share of Company common stock of $18.01 to $31.54.

Premia Analysis. Goldman Sachs reviewed and analyzed the acquisition premia for all publicly disclosed transactions in the United States technology industry from 2010 through 2015 in which the enterprise value was greater than $250 million using information obtained from Thompson SDC. Announced premia were calculated relative to the target’s last undisturbed closing price prior to announcement. The results of this analysis are summarized as follows:

Year	Number of Deals	Average Premia to Undisturbed Price
2010	32	38%
2011	29	30%
2012	23	36%
2013	17	34%
2014	22	33%
2015	38	29%
Six year average		33%

By applying a reference range of 29% to 38% acquisition premia to the undisturbed closing price per share of Company common stock of $19.84 as of April 14, 2016, Goldman Sachs calculated a range of implied equity values per outstanding share of the Company common stock of $25.59 to $27.38.

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Merger Sub or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board of directors as to the fairness from a financial point of view to the holders (other than Merger Sub and its affiliates) of shares of the Company’s common stock, of the $25.00 in cash per share to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Merger Sub, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Merger Sub and was approved by the Company’s board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Merger Sub, any of their respective affiliates and third parties, including Siris, an affiliate of Merger Sub, or any currency or commodity that may be involved in the merger. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs expects to receive fees for its services in connection with the merger, all of which are contingent upon consummation of the merger, and the Company has agreed to reimburse certain of its expenses arising, and indemnify it against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with its divestiture of its BSS Business in July 2015, and as financial advisor to the Company in connection with its acquisition of Acision Global Limited in August 2015. Goldman Sachs has also provided certain financial advisory and/or underwriting services to Siris and/or its affiliates and portfolio companies from time to time. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Siris and its portfolio companies and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Siris and its affiliates from time to time and may have invested in limited partnership units of affiliates of Siris from time to time and may do so in the future.

The board of directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated March 16, 2016, the Company engaged Goldman Sachs to act as its financial advisor in connection with the potential sale of all or a portion of the Company’s outstanding common stock or assets. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $8.0 million, which amount may be increased by up to approximately $1.5 million by the Company in its sole discretion, all of which is payable upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Projections

In the course of the process resulting in the execution of the merger agreement, the Company’s management prepared and revised certain non-public, projected financial information for fiscal years 2016 through 2020, which was based on information available to the Company’s management and management’s assumptions and estimates of the Company’s future financial performance as of the date they were prepared. The financial projections were prepared by the Company’s management as part of its ongoing long-term forecasting process, and updated with the latest information in anticipation of negotiations with Siris. Certain financial projections and forecasts were made available to Siris and other potential acquirors in connection with the due diligence review of a possible transaction with the Company. Certain financial projections and forecasts were also made available to the board of directors in connection with its evaluation of a possible transaction involving the Company and to Goldman Sachs for its use and reliance in preparing its financial analyses in connection with its opinion.

The limited unaudited prospective financial information set forth below is included solely because it was among the financial information made available to Siris, other potential acquirers, and Goldman Sachs in connection with their respective evaluations of the merger, and is not included in order to influence any stockholder of the Company in any decisions, including whether or not to vote in favor of the approval of the merger agreement, or whether or not to seek appraisal rights with respect to their shares of our common stock.

The financial projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants (AICPA) for preparation and presentation of financial forecasts, or United States generally accepted accounting principles, which we refer to as GAAP. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The financial projections reflect numerous estimates and assumptions made by the Company’s senior management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the Company’s products, all of which are difficult to predict and many of which are beyond the Company’s control. As the projections cover multiple years, they by their nature become less reliable with each successive year. As a result, there can be no assurance that the financial projections reflect actual future trends.

The Company’s management based the financial projections on certain proprietary assumptions about the Company’s mix of products, demand and revenue from new and existing customers, price changes over product lifecycles, various operational metrics that impact gross margin, and global market demand, which assumptions changed significantly throughout the negotiation of the merger and are subject to further change.

The financial projections reflect subjective judgment in most respects and, therefore, are susceptible to multiple interpretations and further periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, the Company’s performance and ability to achieve strategic goals over the applicable period, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” The financial projections cannot, therefore, be considered a guarantee of future operating results, and the projections should not be relied upon as such.

The inclusion of the financial projections should not be regarded as an indication that the Company or its representatives then considered, or now consider, such financial projections to be material information of the Company or necessarily predictive of actual future events, and this information should not be relied upon as such. The Company views the financial projections as non-material because of the inherent risks and uncertainties associated with such forecasts. None of the Company, Siris or any of their respective affiliates or representatives intends to, and each of them disclaims any obligation to, update, revise or correct the projections if anything contained in them becomes inaccurate.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The financial projections were prepared based on the Company’s continued operation as a stand-alone company. They do not take into account any circumstances or events occurring after the date they were prepared, including the merger or the effect of any failure of the merger to be consummated. Stockholders are cautioned not to place undue, if any, reliance on the financial projections.

The financial projections were prepared based on information available at the time such projections were prepared, using various assumptions and estimates. The assumptions and estimates may not be realized and are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. The assumptions and estimates underlying the information contained in the financial projections involve judgments made with respect to, among other things, general business, economic, regulatory, market and financial conditions, as well as factors specific to the Company, all of which are difficult to predict. The financial projections also reflect assumptions as to certain business decisions that do not reflect the effects of the merger, or any other changes that may in the future affect the Company or its assets, business, operations, properties, policies, corporate structure, capitalization and management. Accordingly, the financial projections constitute forward-looking information, and there can be no assurance that the assumptions and estimates used to prepare the information contained in the financial projections will be achieved, and actual results may materially differ.

In October 2015, the Company provided initial financial projections and forecasts that formed the basis of preliminary due diligence discussions with Siris. Siris made its own assumptions and projections in the formulation of its own financial model, which served as the basis for continuing due diligence discussions.

In February 2016 and again in April 2016, Company management revised its initial financial projections and forecasts. These revisions included downward adjustments to reflect, among other items, underperformance across Acision’s legacy digital communications business and the monetization and enterprise businesses. The February 2016 and April 2016 financial projections and forecasts (and the revisions and reasons therefor) subsequently were provided to Siris prior to being provided to potential acquirors during the Go-Shop Period upon such potential acquirors entering into acceptable confidentiality agreements with the Company.

The April 2016 financial projections and forecasts were made available to the board of directors and, at the board’s direction, to Goldman Sachs for its use and reliance in preparing its financial analyses in connection with its opinion summarized under “—Opinion of the Company’s Financial Advisor.”

Certain measures included in the financial projections and forecasts may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures used by the Company may not be comparable to similarly titled amounts used by other companies.

The following is a summary of the financial projections and forecasts prepared by Company management ($ in millions):

	2016 Budget (in millions)
	Oct-15	Feb-16	Apr-16
Revenues (Cash)	$384	$350	$331
Non-Cash Revenues	$0	$34	$34

GAAP Revenues	$384	$384	$365
EBITDA before Restructuring Expenses(1)	$94	$88	$75
Ending Cash Balance	$246	$194	$185

(1)	EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

In light of the foregoing factors and the uncertainty inherent in the financial projections, stockholders are cautioned not to place undue, if any, reliance on the projections.

Effects on the Company if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on NASDAQ. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, as well as general industry, economic and market conditions. Further, if the merger is not completed, the trading price of our common stock may decrease, and such decrease may be substantial, at least in the short term. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the merger is not completed, our board of directors will from time to time evaluate and review the business operations, properties, and capitalization of the Company, will make such changes as are deemed appropriate and will continue to seek to identify strategic alternatives to enhance stockholder value. If the proposal to adopt the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason, there can be no assurance that any other acceptable transaction will become available, or that our business, prospects or results of operations will not be adversely impacted.

In addition, under certain circumstances specified in the merger agreement, we may be obligated to pay Parent a termination fee of $12.9 million or $22.5 million or Parent may be obligated to pay us a termination fee of up to $38.6 million. See the section entitled “The Merger Agreement—Termination Fees” of this proxy statement for a discussion of the circumstances under which the termination fees would be required to be paid.

Delisting and Deregistration of Company Common Stock

Our common stock is currently registered under the Exchange Act and is traded on NASDAQ under the symbol “MESG.” As a result of the merger, we will become a privately-held, wholly owned subsidiary of Parent. As a private company following the completion of the merger, the registration of our common stock and our obligation to file reports and make other public disclosures with the SEC under the Exchange Act will be terminated, and our common stock will no longer be listed on NASDAQ.

Interests of our Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors with respect to the merger, you should be aware that executive officers and directors of the Company may have certain interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include, but are not limited to, the following:

•	accelerated vesting and cash-out of certain Company stock-based awards, based on the per share merger consideration;

•	possible cash payments and other benefits payable under change in control agreements with our executive officers, including in the event of a qualifying termination of employment in connection with the merger; and

•	the entitlement to insurance and indemnification benefits in favor of directors and executive officers of the Company.

None of our directors or executive officers is a party to or participates in any plan, program or arrangement of Parent or its subsidiaries that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to completion of the merger.

Treatment of Common Stock and Stock-Based Awards

Our executive officers have previously been granted stock options and RSUs and our non-employee directors have previously been granted DSUs under equity incentive plans. The following discussion describes more specifically the treatment of common stock and these awards in connection with the merger, the consummation of which will constitute a change in control for purposes of our equity incentive plans.

Common Stock. Each share of the Company’s common stock outstanding immediately prior to the effective time of the merger (other than the Dissenting Shares and shares held by the Company, Parent or any of their respective subsidiaries) will be converted into the right to receive from Parent $25.00 in cash, without interest, less any applicable withholding taxes. Each share of our common stock owned immediately prior to the effective time of the merger by us, Parent or either of our respective subsidiaries, will be cancelled and retired and will cease to exist. Dissenting shares will not be converted into the right to receive the merger consideration. Instead, holders of Dissenting Shares will be entitled to the appraisal rights provided under the DGCL.

Stock Options. Each option to purchase shares of the Company’s common stock granted under the Company’s equity incentive plans that is not exercised before the effective time of the merger, or Stock Option, will be fully vested (to the extent not already vested) and be cancelled with the holder of each Stock Option becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) equal to the product of (A) the excess of the merger consideration, if any, over the exercise price per share of each Stock Option multiplied by (B) the number of shares of common stock underlying such Stock Option held by such holder immediately prior to the effective time of the merger. If the exercise price per share of any such Stock Option is equal to or greater than the merger consideration, then such Stock Option will be canceled and terminated without any cash payment being made.

Restricted Stock Units. Each restricted stock unit granted under our equity incentive plans, or RSU, will be fully vested and be cancelled with the holder of each RSU becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to such RSUs held by such holder immediately prior to the effective time of the merger.

Director Stock Units. Each director stock unit granted under our equity incentive plans, or DSU, will be fully vested and be cancelled with the holder of each DSU becoming entitled to receive an amount in cash (without interest and less any applicable taxes required to be withheld with respect to such payment) equal to the product of (A) the merger consideration multiplied by (B) the number of shares of common stock subject to such DSUs held by such holder immediately prior to the effective time of the merger.

Employee Stock Purchase Plan. With respect to the Employee Stock Purchase Plan, or ESPP, our board of directors adopted resolutions and took other actions to (A) restrict participants in the ESPP from altering their payroll deductions from those in effect on the date of the merger agreement (other than to discontinue their participation in the ESPP); (B) provide that no offering period under the ESPP will be commenced after the date of the merger agreement; (C) provide that any offering period under the ESPP that is in effect as of the date of the merger agreement will terminate on the fifteenth business day following the date of the merger agreement and all amounts credited to the accounts of participants will be used to purchase shares of common stock in accordance with the terms of the ESPP on or prior to the twentieth business day following the date of the merger agreement (and such shares will be treated as other outstanding shares in accordance with the merger agreement); and (D) terminate the ESPP, effective as of, or prior to, the effective time of the merger.

The surviving corporation agreed to pay the holders of Stock Options, RSUs and DSUs the cash payments described above promptly after the effective time of the merger, but in no event later than ten business days thereafter. If any payments related to the RSUs or DSUs will constitute deferred compensation subject to Section 409A of the Code and are not permitted to be paid at the effective time of the merger without triggering taxes or penalties under Section 409A of the Code, such payments will be made at the applicable settlement date for such DSU as required under Section 409A of the Code.

Payments Upon Termination Following Change in Control

We have entered into employment agreements with our executive officers, which provide for the payment of severance benefits if an executive officer’s employment is terminated without cause or is terminated by the executive officer for “good reason” prior to, but in contemplation of, a “change of control,” or within 24 months following a change of control. Quantified information regarding the potential total dollar value of the compensation that would be paid under these arrangements as of June 30, 2016 to our Named Executive Officers is presented below under “Golden Parachute Compensation.” For 2016, our “Named Executive Officers” are Philippe Tartavull, our President and Chief Executive Officer; Michael Grossi, our Executive Vice President and Chief Revenue Officer; and Jacky Wu, our Executive Vice President and Chief Financial Officer. This presentation is intended as a summary only of the potential payments to be made to our Named Executive Officers, and the specific terms of each employment agreement are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended January 31, 2016.

The employment agreements with our Named Executive Officers do not provide for single trigger severance payments. Instead, these agreements require a double trigger whereby certain severance payments and benefits would be paid only if the Named Executive Officer is terminated without cause or terminates his employment for good reason following the occurrence of a change in control of our company.

Termination without Cause or for Good Reason. In the event that the employment of a Named Executive Officer is terminated by the Company without “cause” or by the Named Executive Officer for “good reason” either prior to, but in contemplation of, a change in control, or within 24 months following a change in control, subject to his execution of a release of claims against the Company, he will be entitled to receive any accrued but unpaid base salary, a lump sum severance payment equal to 150% of the sum of his annual base salary and target cash bonus then in effect, any earned but not yet paid cash bonus for a fiscal year ending prior to the date of termination, a pro-rata cash bonus for the fiscal year in which the termination occurs based on actual performance, and a lump sum payment equal to 24 months (for Mr. Tartavull) or 18 months (for Mr. Grossi or Mr. Wu) of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage premium as if he were still an active employee. In addition, he will be entitled to be reimbursed for reasonable business expenses.

Termination for cause generally includes: (i) commission by an executive of, or a plea of nolo contendere by an executive to, any felony; (ii) a material violation by the executive of federal or state securities laws; (iii) willful misconduct or gross negligence by the executive resulting in material and demonstrable harm to the Company; (iv) a material violation by an executive of any Company policy or procedure provided to the executive resulting in material and demonstrable harm to the Company; (v) the repeated and continued failure by the executive to carry out, in all material respects, the reasonable and lawful directions of the Company that are within the executive’s individual control and consistent with an executive’s position and duties and responsibilities, except for a failure that is attributable to the executive’s illness, injury or disability; (vi) fraud, embezzlement, theft or material dishonesty by an executive against the Company; or (vii) the executive’s material breach of any of the provisions of his employment agreement which (if curable) is not cured within 30 days of written notice.

Termination for good reason generally includes: (i) any material reduction in the executive’s base salary; (ii) an actual relocation of executive’s principal office to another location more than 50 miles; (iii) a material and adverse reduction in the nature or scope of the executive’s responsibilities, duties or authorities; or, for Mr. Tartavull (iv) the requirement that he serve in a position other than as the chief executive officer of a publicly traded company or report to a person or body other than the board of directors of a publicly traded company.

Restrictive Covenants. The Named Executive Officers’ employment agreements prohibit each of the Named Executive Officers from disclosing proprietary or confidential information, developing certain intellectual property rights following termination of their employment and from competing with the Company for a certain period after termination of their employment. Each of the Named Executive Officers is prohibited for one year after termination of his employment from soliciting any of the Company’s employees to leave employment or any of the Company’s customers or suppliers to do business with any of the Company’s competitors.

Quantification of Potential Payments to our Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that each of our Named Executive Officers (as determined in accordance with SEC regulations) may receive in connection with the merger, assuming that the merger is completed on June 30, 2016, the last practicable date prior to filing this proxy statement, and the Named Executive Officer’s employment is terminated without cause or terminates for good reason immediately following consummation of the merger. These estimates are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts payable will vary depending on the actual date the merger is completed and the actual date, if any, of a qualifying termination of employment. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below. The disclosures in the table below and the accompanying footnotes should be read in conjunction with the narrative description of the compensation arrangements set forth above.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)
Philippe Tartavull	2,391,667	1,897,459	N/A	30,325	N/A	N/A	4,319,451
Michael Grossi	835,833	655,130	N/A	22,744	N/A	N/A	1,513,707
Jacky Wu	798,958	518,744	N/A	4,398	N/A	N/A	1,322,100

(1)	Reflects the following severance payments, all of which are “double trigger,” meaning that eligibility to receive these amounts requires both consummation of the merger and termination of the Named Executive Officer’s employment without cause or the Named Executive Officer’s resignation for good reason within 24 months following consummation of the merger or prior to but in contemplation of completion of the merger: as follows: (i) 1.5 times the sum of his annual base salary and target annual bonus for fiscal year 2016 and (ii) a pro rata portion of his actual annual bonus, assuming on-target achievement of the performance goals established for each Named Executive Officer for fiscal year 2016 and payment of 100%, 50%, and 50% of the target annual cash incentive award opportunity to each of Messrs. Tartavull, Wu, and Grossi, respectively.
(2)	Reflects the consideration payable with respect to unvested stock options and unvested RSUs that will vest at the effective time of the merger, each of which is a “single trigger” payment that is payable upon consummation of the merger, as detailed in the following table. For further information regarding the treatment of our stock options and RSUs, see the information under “—Treatment of Common Stock and Common-Stock Based Awards” above.

	Shares Subject to Unvested Stock Options	Value of Shares Subject to Unvested Stock Options	Shares Subject to RSUs	Value of Shares Subject to RSUs
	(#)	($)	(#)	($)
Philippe Tartavull	157,702	475,559	56,876	1,421,900
Michael Grossi	52,194	185,655	18,799	469,475
Jacky Wu	38,436	166,044	14,108	352,700

(3)	Reflects the value of health and welfare continuation benefits, all of which are “double trigger” payments that are contingent upon the termination of the Named Executive Officer’s employment without cause or the Named Executive Officer’s resignation for good reason. The amount represents lump sum payments by the Company equal to the difference between the cost of continuation coverage under the COBRA, and the monthly cost of medical plan premiums paid by the executive as an active employee for 24 months for Mr. Tartavull and 18 months for each other executive as if each were still an active employee.
(4)	None of our Named Executive Officers are entitled to a “gross-up” to offset any excise taxes imposed under Section 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

Indemnification and Insurance

The merger agreement provides that from and following the effective time of the merger, the surviving corporation will indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and its subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of date of the merger agreement pursuant to the charter and organizational documents of the Company and its subsidiaries and the indemnification agreements in existence on the date of the merger agreement with any directors and officers of the Company and any of its subsidiaries. In addition, the surviving corporation is required to include and cause to be maintained in effect the surviving corporation’s (or any successor’s), as the case may be, charter and bylaws for a period of six (6) years after the closing of the merger, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company’s charter and organizational documents.

The merger agreement also provides that the Company will, at or prior to the closing of the merger, purchase a six year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefits described above, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the merger. Parent and Merger Sub are required to cause the surviving corporation to maintain such “tail” prepaid policy in full force and effect for six (6) years after the closing of the merger subject to a cap equal to 300% of the last annual premium for the Company’s directors’ and officers’ insurance policy.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of certain material U.S. federal income tax consequences of the merger to beneficial owners of our common stock whose shares of common stock are converted into the right to receive cash in the merger. This discussion is based on the current provisions of the Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. This discussion is general in nature and does not purport to be a complete analysis of all potential tax effects of the merger that might be relevant to a beneficial owner of shares of our common stock in light of such beneficial owner’s particular circumstances. For example, it does not consider the effect of any applicable state, local or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of equity awards issued by us which are canceled or converted, as the case may be, in connection with the merger. Furthermore, this discussion applies only to holders that hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address U.S. federal income tax consequences to holders of shares who demand appraisal rights under Delaware law. In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	traders subject to a mark-to-market method of tax accounting with respect to our common stock;

•	dealers or brokers in stocks and securities or currencies;

•	persons holding our common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale transaction, or other risk reduction strategy or integrated transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who acquired our common stock through the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	mutual funds;

•	personal holding companies;

•	“controlled foreign corporations”, “passive foreign investment companies”, or corporations that accumulate earnings to avoid U.S. federal income tax;

•	United States expatriates;

•	entities or arrangements treated for U.S. federal income tax purposes as partnerships, S corporations, or other pass-through entities (or investors in such an entity or arrangement);

•	tax-exempt organizations;

•	retirement plans or other tax-deferred accounts, including “individual retirement accounts” or “Roth IRAs”; or

•	persons subject to the United States alternative minimum tax.

This discussion is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or to differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following discussion. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF XURA COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

If a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) beneficially owns our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and partners in such partnerships should consult their tax advisor as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

The exchange of our common stock for cash in the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of our common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

A 3.8% tax generally is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash in exchange for shares of Xura common stock pursuant to the merger.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is an exempt recipient (and, when required, demonstrates this fact), or (ii) provides a taxpayer identification number (a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder should complete and sign the IRS Form W-9 that will be included with the letter of transmittal, to be returned to the payment agent, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of our common stock that is not a U.S. holder or a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes). Payments made to a non-U.S. holder in exchange for shares of our common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of our common stock for cash pursuant to the merger and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our common stock at any time during the five-year period preceding the merger, and the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held our common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our United States and foreign real property interests. We believe we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our payment agent has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF OUR COMMON STOCK. THIS DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE

LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Material Israeli Income Tax Consequences of the Merger

The following is a summary discussion of certain Israeli income tax considerations in connection with the merger. The following summary is included for general information purposes only, is based upon current Israeli tax law and should not be conceived as tax advice to any particular holder of shares of common stock. No assurance can be given that the analysis made and the views contained in this summary as well as the classification of the transaction for Israeli tax purposes as set forth below will be upheld by the tax authorities, nor that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. This summary does not discuss all material aspects of Israeli tax consequences that may apply to particular holders of shares of common stock in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below and in addition only address the tax consequences to non- Israeli shareholders as defined in the Ordinance.

HOLDERS OF SHARES OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR ISRAELI TAX CONSEQUENCES OF THE MERGER APPLICABLE TO THEM.

Sale of Shares of common stock

Generally, the payment for the shares of common stock is subject to Israeli withholding tax at a rate of 25% for individuals and corporations. Under certain circumstances, however, stockholders may get relief from Israeli withholding tax if certain conditions are met and appropriate certifications are provided. The Company or its Israeli subsidiary filed an application for a tax ruling with the Israel Tax Authority exempting from the withholding requirements discussed above non-Israeli residents meeting certain conditions.

The following description assumes that the characterization of the entire payment to the stockholders is classified as capital gains for Israeli tax purposes. However, because of the structure of the transaction under which part of the payment for the shares is paid from the Company and part of the payment for the shares is paid by Parent, it is possible that a certain amount may be reclassified in a different manner, subjecting the selling stockholders to different tax consequences for Israeli tax purposes. Given that there is no clear guidance on this matter, you are urged to consult with your own tax advisor.

Under the withholding ruling, if granted:

(1)	payments to be made to eligible non-Israeli brokers or non-Israeli financial institutions on behalf of eligible Israeli brokers or Israeli financial institutions will not be subject to Israeli withholding tax, and the relevant Israeli broker or Israeli financial institution will withhold Israeli tax, if any, as required by Israeli law;

(2)	payments to be made to shareholders who certify that they (i) acquired their shares of common stock on or after the Company’s initial public offering on NASDAQ and while the Shares of common stock were listed on NASDAQ, (ii) are non-Israeli residents for purposes of the Ordinance, 5721-1961 and have no connection to Israel as set forth in the withholding ruling, and (iii) are not 5% shareholders (as defined in the withholding ruling), will not be subject to Israeli withholding tax; and

(3)	payments to be made to shareholders who are not described in clauses (1) and (2) above will be subject to Israeli withholding tax at the maximum applicable rate, or at a lesser rate, or will be exempted from withholding tax, as may be provided in a valid certificate issued by the Israel Tax Authority that you may furnish to the Payment Agent (as defined below) as an attachment to the letter of transmittal.

In addition, a reduced rate of, or an exemption from, Israeli withholding tax is available to shareholders that provide a valid withholding certificate issued by the ITA evidencing such reduced withholding rate or withholding exemption. Parent, or any one on its behalf, may hold payments to shareholders in escrow pending the receipt of the required documentation as set forth in the withholding ruling or pursuant to the merger agreement. Any payment to a shareholder that fails to provide the required documentation as set forth in the withholding ruling or under the merger agreement, and does not present a valid withholding certificate providing for a reduced withholding rate, or an exemption from withholding, will be subject to Israeli applicable withholding tax rate.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until, following the submission of required filings with the relevant governmental authorities, the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated.

On June 7, 2016, the Company and Parent filed notification of the proposed merger with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act. The waiting period for the notification filed under the HSR Act will terminate on July 7, 2016, if not terminated earlier.

In addition, the closing of the merger is conditioned upon the receipt of antitrust or competition law approvals in certain other jurisdictions and certain other filings and approvals by governmental authorities. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied on a timely basis or at all.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters contained in the disclosure letter that the Company delivered to Parent and Merger Sub in connection with the merger agreement, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Stockholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger will take place on the tenth business day after all of the conditions to closing the merger (described under “The Merger Agreement—Conditions to the Merger”) have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions on the closing date for the merger), or at such other place and time and/or on such other date as the Company and Parent may agree in writing.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is to be set forth in such certificate of merger.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As a result of the merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and as an indirect wholly-owned subsidiary of Parent with all its properties, rights, privileges, immunities, powers and franchises continuing unaffected by the merger.

Effective as of, and immediately following, the effective time of the merger, the board of directors of the surviving corporation will consist of the members of the board of directors of Merger Sub immediately prior to the effective time of the merger, each to hold office in accordance with the articles of incorporation and bylaws of the surviving corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be. From and after the effective time of the merger, the officers of the Company at the effective time of the merger will be the officers of the surviving corporation, until the earlier of their death, resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be. At the effective time of the merger, the certificate of incorporation of the Company as the surviving corporation will be amended and restated to be identical to the certificate of incorporation set forth in Exhibit B to the merger agreement until amended in accordance with applicable law and the applicable provisions of such certificate of incorporation, and the bylaws of the surviving corporation, without any further action on the part of the Company and Merger Sub, will be the bylaws of Merger Sub in effect immediately prior to the effective time of the merger.

Payment of Merger Consideration and Surrender of Stock Certificates

Payment for Shares. The merger agreement provides that prior to the merger, Parent will select a reputable bank or trust company to act as payment agent in the merger (the “Payment Agent”). On or prior to the Closing Date, Parent will deposit or cause to be deposited with the Payment Agent cash sufficient to pay the aggregate merger consideration payable to the stockholders in connection with the merger (other than merger consideration payable to holders of shares of the Company’s common stock issued or issuable with respect to equity awards granted and subject to tax under Section 102(b)(2) and Section 102(b)(3) of the Ordinance, in respect of which payment shall be transferred directly to the trustee appointed by the Company (“102 Trustee”).

The merger agreement provides that the Payment Agent will mail to the record holders of certificates or book-entry shares immediately prior to the effective time of the merger a letter of transmittal in customary form reasonably acceptable to the Company and instructions for use in effecting the surrender of certificates in exchange for merger consideration.

The Payment Agent will pay the merger consideration to the stockholders (i) upon receipt by the Payment Agent of surrendered certificates representing the shares of common stock, a validly executed letter of transmittal and any other items reasonably required by the Payment Agent (including in connection with the withholding ruling) or (ii) in the case of book-entry shares, after compliance with reasonable procedures established by the Payment Agent for delivery of book-entry shares. No interest will be paid or accrued on the cash payable upon the surrender or transfer of any certificate or book-entry share. Each of the Payment Agent, Parent, Merger Sub and the surviving corporation are entitled to deduct and withhold from the merger consideration or any other payments made in connection with the merger agreement any applicable withholding taxes.

At any time one (1) year after the effective time of the merger, the surviving corporation may demand that any portion of the funds made available to the Payment Agent that remains unclaimed or undistributed to holders of Certificates or book-entry shares be delivered to the surviving corporation, and thereafter, any holders of certificates (other than with respect to any shares held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL) who have not theretofore surrendered their certificates or book-entry shares prior to that time shall thereafter look only to the surviving corporation for satisfaction of their claims for the merger consideration. Any amounts remaining unclaimed by such holders immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental body, will become, to the extent permitted by applicable law, the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Payment Agent without a letter of transmittal.

In exchange for certificates or book-entry shares, you will receive the aggregate merger consideration to which you are entitled in cash to be delivered in the form of a check to be mailed within three business days of receipt, and each such certificated or uncertificated share will be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the certificates or due transfer of the book-entry shares. Until so surrendered or delivered, as the case may be, each such certificate or book-entry share will represent after the effective time for all purposes only the right to receive the merger consideration.

In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, payment of the merger consideration in respect of the applicable shares may be made to a person other than the person in whose name the certificates so surrendered or the book-entry shares so transferred are registered if such certificates will be properly endorsed or otherwise be in proper form for transfer or such book-entry shares will be properly transferred and, in each case, the person requesting such payment will pay any transfer or other taxes required by reason of the payment of the merger consideration in respect thereof or establish to the reasonable satisfaction of the surviving corporation and the Payment Agent that such tax has been paid or is not applicable.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in their entirety.

Appraisal Rights

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of common stock and to receive payment in cash for the fair value of your shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $25.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the proposal to approve the merger agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of the Company’s common stock, the Company believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of common stock before the vote is taken to approve the merger proposal; the written demand must reasonably inform us of the identity of the holder of record of shares of common stock who intends to demand appraisal of his, her or its shares of common stock; and you must not vote or submit a proxy in favor of the proposal to approve the merger agreement.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of common stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of common stock. A holder of shares of common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or abstain from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement and approve the merger.

All demands for appraisal should be addressed to Xura, Inc., Attention: Secretary, 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880, and must be delivered to the Company before the vote is taken to approve the proposal to adopt the merger agreement and approve the merger at the Meeting, and must be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of common stock. A stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the proposal to adopt the merger agreement and approve the merger at the Meeting will result in the loss of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of the Company’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the proposal to adopt the merger agreement and approve the merger. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration specified by the merger agreement for that holder’s shares of common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $25.00 cash payment (without interest) for his, her or its shares of common stock pursuant to the merger agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in many cases, to exceptions and qualifications contained in the merger agreement, in the disclosure letter or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	the corporate organization and qualification of the Company and its subsidiaries;

•	the Company’s capital structure;

•	the Company’s corporate power and authority to enter into the merger agreement;

•	the due execution and delivery by the Company of the merger agreement and the enforceability of the merger agreement against the Company;

•	the Company’s subsidiaries;

•	the Company’s filings with the SEC and financial statements;

•	the absence of certain changes involving the Company and its subsidiaries since certain specified dates;

•	the absence of legal proceedings involving the Company and its subsidiaries;

•	the accuracy of the information supplied by the Company for inclusion in this proxy statement relating to the merger agreement and the merger;

•	broker’s or finder’s fees;

•	employee benefits matters;

•	the fairness opinion delivered to the Company by Goldman Sachs as financial advisor to the Company;

•	tax matters;

•	environmental matters;

•	compliance with laws by the Company and its subsidiaries;

•	intellectual property matters;

•	employment matters;

•	insurance coverage;

•	material contracts;

•	real property matters;

•	the status of financial assistance and incentives received from the Israeli government; and

•	the inapplicability of state takeover statutes or regulations to the merger agreement or the merger.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	the corporate organization and valid existence of Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate power and authority to enter into the merger agreement;

•	the due execution and delivery by Parent and Merger Sub of the merger agreement and the enforceability of the merger agreement against Parent and Merger Sub;

•	the absence of conflicts with the organizational documents of Parent or Merger Sub, or applicable law;

•	the absence of legal proceedings involving Parent or Merger Sub challenging the merger;

•	the limited prior activities of Merger Sub;

•	the accuracy of the information supplied by Parent or Merger Sub for inclusion in or incorporation by reference in this proxy statement relating to the merger agreement and the merger;

•	Parent’s and Merger Sub’s non-reliance on estimates, projections, forecasts, forward-looking statements and business plans provided by the Company;

•	the financing commitments obtained by Parent for the transactions contemplated by the merger agreement;

•	the Guarantee;

•	the surviving corporation’s solvency after giving effect to the transactions contemplated by the merger agreement; and

•	ownership of the Company’s common stock by Parent, Merger Sub and their respective affiliates.

None of the representations and warranties contained in the merger agreement survives the consummation of the merger.

Some of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.”

For purposes of the merger agreement, “Company Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) would prevent the Company from consummating the merger or would have a material adverse effect on the ability of the Company to consummate the merger in a timely manner. For purposes of clause (i) above, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably expected to be, a Company Material Adverse Effect (subject to certain exceptions):

•	general economic or political conditions, or changes therein;

•	conditions or changes in or events generally affecting the industries in which the Company and its subsidiaries operate;

•	any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates;

•	acts of war (whether or not declared), national or international political conditions, armed hostilities or terrorism, or the escalation or worsening thereof;

•	any action required by the merger agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent or Merger Sub;

•	any changes in applicable law or accounting rules or the enforcement, implementation or interpretation thereof;

•	any changes arising directly or indirectly from the announcement, pendency or completion of the transactions contemplated by the merger agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or any of its subsidiaries;

•	any natural or man-made disaster or acts of God;

•	any failure by the Company to meet any internal or published projections, forecasts or revenue, earnings, cost cutting or other predictions (provided that the underlying causes of such failures will not be excluded),

•	any litigation with respect to the merger agreement or any of the transactions contemplated hereby; or

•	any failure to obtain any governmental approvals.

Conduct of Business of the Company Pending the Merger

The merger agreement provides that except (i) as expressly required or permitted by the merger agreement, (ii) as required by applicable law, (iii) as set forth in the disclosure letter that the Company delivered to Parent in connection with the execution of the merger agreement, or (iv) as consented to in writing by Parent, which consent will not be unreasonably withheld, conditioned or delayed except in specified circumstances, during the period of time between the date of the signing of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement, the Company will, and will cause its subsidiaries to:

•	conduct its business (x) in the ordinary course and in accordance with past practices; and (y) in compliance with all applicable laws;

•	preserve intact in all material respects its current business organization;

•	use its reasonable best efforts to keep available the services of its current officers and employees and maintain its relations and goodwill with material suppliers, landlords, and other persons having material business relationships with the Company; and

•	keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

The Company has also agreed that, except (i) as expressly contemplated, required or permitted by the merger agreement, (ii) as required by applicable law, (iii) as set forth in the disclosure letter that the Company delivered to Parent in connection with the execution of the merger agreement, or (iv) as consented to in writing by Parent, which consent will not be unreasonably withheld, conditioned or delayed, during the period of time between the date of the signing of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement, the Company will not, and will cause its subsidiaries not to:

•	amend the organizational documents of the Company or its subsidiaries;

•	(i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution in respect of its capital stock; or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any capital stock, including securities convertible or exchangeable or exercisable into shares of capital stock, warrants, options and restricted shares except with respect to clause (iii) only, to pay any applicable exercise price and/or taxes related to the exercise, vesting or delivery in settlement of equity awards or pursuant to the Company’s right to acquire restricted shares of Company common stock held by a Company employee upon termination of such Company employee’s employment;

•	issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any capital stock or other securities, including securities convertible or exchangeable or exercisable into shares of capital stock, warrants, options and restricted shares or amend any term of any such security;

•	incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $500,000;

•	(i) merge or consolidate with any person or (ii) acquire, directly or indirectly any assets, securities, properties, interests or business other than purchases of inventory or equipment in the ordinary course of business in a manner that is consistent with past practice;

•	other than in the ordinary course of business, amend or terminate any material contract (other than expiration in accordance with its terms), or waive any material right, remedy or default under any material contract;

•	sell, lease or otherwise transfer, or create or incur any lien on, any of the Company’s or its subsidiaries’ material assets, securities, properties, interests or businesses other than (i) sales or purchases of services in the ordinary course of business consistent with past practice and (ii) certain permitted liens;

•	license, sell, assign, abandon, allow to lapse, transfer, convey, lease or otherwise dispose of any intellectual property owned, used or held for use by the Company or any of its subsidiaries (other than in the ordinary course of business consistent with past practice);

•	make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary) in excess of $500,000 in the aggregate, other than reimbursements of employee expenses in the ordinary course of business consistent with past practice;

•	create, incur, assume, suffer to exist or otherwise be or become liable with respect to any indebtedness, except for indebtedness related to obligations under capital leases that do not exceed $500,000 in the aggregate;

•	enter into, amend or modify in any material respect, terminate or waive or release any material rights, claims or benefits under certain material contracts;

•

subject to certain exceptions set forth in the merger agreement, (i) grant or increase any severance, retention or termination pay to any employee, director, officer, independent contractor or consultant of the Company or its subsidiaries (any such individual, a “Company Service Provider”) (or materially amend any existing severance pay, retention or termination arrangement with any Company Service Provider); (ii) enter into any employment, consulting, change in control, deferred compensation or other similar agreement with any Company Service Provider (or materially amend any such existing agreement, except as required by applicable law), except with respect to any offer letter with any

Company Service Provider whose annual base compensation does not exceed $200,000 and whose offer letter does not provide for the grant of equity, deferred compensation or change in control payments; (iii) establish, adopt or amend or enter into any employee benefit plan or arrangement, except as required by applicable law; or (iv) increase compensation, bonus or other benefits payable to any current or former Company Service Provider, except, with respect to any Company Service Provider whose annual base compensation does not exceed $200,000, increases in annual base compensation of up to 3% in the ordinary course of business consistent with past practice;

•	subject to certain exceptions set forth in the merger agreement, materially change its methods of accounting;

•	prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, enter into a tax allocation agreement, tax indemnity agreement, or tax sharing agreement, amend any tax return, settle or otherwise compromise any claim, notice, audit report or assessment relating to taxes, enter into any closing agreement or similar agreement relating to taxes, otherwise settle any dispute relating to taxes, request any ruling or similar guidance with respect to taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of taxes;

•	implement any plant closings or mass layoffs in the United States, as defined under the applicable law, at the Company or its subsidiaries;

•	adopt, become a party to, terminate, amend (other than to comply with applicable law) or provide discretionary benefits under any employee benefit plan or arrangement;

•	terminate the employment of any employee with annual base salary in excess of $200,000, other than for “cause” and except as contemplated prior to the date of the merger agreement pursuant to a restructuring plan or otherwise, or any employee whose termination of employment was communicated prior to the date of the merger agreement;

•	change the compensation, bonus or other benefits payable to any current or former employee, other than in the ordinary course of business and consistent with past practice or as required by an employee benefit plan or arrangement; or

•	authorize any of, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Stockholders Meeting

We agreed, subject to our organizational documents and applicable law (and regardless of whether there has occurred an adverse recommendation change), as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the proxy statement or that it does not intend to review the proxy statement, duly call, give notice of, convene and hold the meeting of our stockholders for the purpose of seeking the approval of our stockholders of the merger agreement and the consummation of the transactions contemplated by the merger agreement. We must use our reasonable best efforts to (i) cause the proxy statement to be mailed to our stockholders and to hold the meeting of our stockholders as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the proxy statement or that it does not intend to review the proxy statement and (ii) to solicit our stockholders to approve the merger agreement and the consummation of the transactions contemplated by the merger agreement. We may not adjourn, postpone or recess the meeting of our stockholders without the prior written consent of Parent, but we must adjourn, postpone or recess the meeting as directed by Parent in order to obtain a quorum or solicit additional votes to approve the merger (so long as such meeting is not adjourned, postponed or recessed to a date on or after the Outside Date). In addition to the foregoing, we agreed not to change the record date for the meeting of stockholders without the prior written consent of Parent.

We also agreed that the board of directors will recommend to our stockholders that they vote their shares in favor of the merger and to include such recommendation in the proxy statement, except to the extent that our board of directors makes a change in the Company Board Recommendation as permitted by the merger agreement as discussed under “The Merger Agreement—Solicitation of Other Offers.” We further agreed that our obligation to hold the meeting of stockholders will not be affected by the commencement, public proposal, public disclosure or communication to us of any Acquisition Proposal or by the making of any change in the Company Board Recommendation by our board of directors. Without limiting the foregoing, if our board of directors effects an change in the Company Board Recommendation, then our board of directors must submit the merger agreement to our stockholders without a recommendation, in which event our board of directors may communicate the basis for its lack of a recommendation to our stockholders in the proxy statement or an appropriate amendment or supplement thereto to the extent required by applicable law.

Solicitations of Other Offers

As described below, the merger agreement provides for a “go-shop period” during which the Company was permitted to initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals (as defined below), subject to, among other things, certain notice and reporting obligations owed to Parent. Following the end of the Go-Shop Period and for the duration of the “no-shop period,” as described below, the Company is generally not permitted to solicit or discuss Acquisition Proposals with third parties, subject to certain exceptions (including that the Company may continue discussions with any Excluded Party (as defined below).

For purposes of the merger agreement:

•	“Acquisition Proposal” means any bona fide written offer or proposal relating to an Acquisition Transaction (as defined below) (other than an offer or proposal by Parent or one of the subsidiaries of the Company).

•	“Acquisition Transaction” means any transaction or series of related transactions (other than the merger and the other transactions contemplated by the merger agreement) involving:

•	any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company;

•	any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and its subsidiaries that constitute or account for (i) 20% or more of the consolidated revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 20% or more of the fair market value of the assets of the Company; or

•	any liquidation or dissolution of the Company.

•

an “Excluded Party” is any person, group of persons or group of persons that includes any person or group of persons, from whom the Company or any of its representatives has received prior to the No-Shop Period Start Date (defined below) a written Acquisition Proposal that the board of directors determines in good faith (such determination to be made no later than two Business days after the No-Shop Period Start Date) after consultation with outside counsel and its financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal. Such person or group of persons will cease to be an Excluded Party when the ultimate equityholder(s) of such person and the other persons who were members of such group, if any, as of the No Shop Period Start Date, cease to provide (directly or indirectly) in the aggregate at least 25% of the equity financing (measured by value) of such person or group at any time following the No-Shop Period Start Date; and

•	“Superior Proposal” means a bona fide written Acquisition Proposal, which did not result from or arise in connection with a material breach of the merger agreement, that if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (a) more than 50% of the outstanding shares of common stock or (b) more than 50% of the assets of the Company and its subsidiaries, taken as a whole, in either case, which the board of directors determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the merger agreement, any changes to the terms of the merger agreement offered by Parent in response to such Acquisition Proposal, the identity of the person making the Acquisition Proposal, and the anticipated timing, conditions and the ability of the person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

Go-Shop Period

The merger agreement provides that during the Go-Shop Period and continuing until the No-Shop Period Start Date, the Company and its subsidiaries and their respective “Representatives” have the right to:

•	initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by furnishing information with respect to the Company and its subsidiaries to any person pursuant to a confidentiality agreement entered into by such person containing confidentiality terms that are no more favorable in the aggregate to such person than those contained in the Confidentiality Agreement, dated October 3, 2013, as amended on November 12, 2015 (the “Confidentiality Agreement”) including with respect to the terms of the “standstill provision” in the Confidentiality Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company will, to the extent not previously provided to Parent and Merger Sub, provide or make available to Merger Sub or Parent any material non-public information concerning the Company or its subsidiaries provided or made available to any person prior to or substantially concurrently to providing such information to such person, and

•	participate in any discussions or negotiations with any persons or group of persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

After the date of the merger agreement, the Company will provide a written report to Parent every five business days setting forth the identity of each person or group of persons from whom the Company received a written Acquisition Proposal after the execution of the merger agreement and prior to the No-Shop Period Start Date and provide to Parent:

•	a copy of any Acquisition Proposal made in writing and any other written material terms or proposals provided (including financing commitments) to the Company or any of its subsidiaries;

•	the identity of the person or persons making such Acquisition Proposal;

•	a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally);

•	the total number of parties contacted to date (during the Go-Shop Period);

•	the number of parties that have affirmatively declined to receive information or enter into discussions regarding an Acquisition Proposal;

•	the number of parties that have affirmatively expressed interest in receiving information or entering into discussions regarding an Acquisition Proposal;

•	the number of parties that have executed an Acceptable Confidentiality Agreement; and

•	the number of parties that are currently in discussions with the Company regarding an Acquisition Proposal.

The merger agreement provides that, except as may relate to any excluded party (but only for as long as such person or group is an excluded party) or as expressly permitted provisions of the merger agreement summarized in the preceding paragraph, from and after the No-Shop Period Start Date, the Company and its subsidiaries will, and the Company will cause its and its subsidiaries’ Representatives to, immediately cease any activities permitted by provisions of the merger agreement summarized in the preceding paragraphs and any discussions or negotiations with any person or group that may be ongoing with respect to any Acquisition Proposal. With respect to any person or group with whom such discussions or negotiations have been terminated, the Company will terminate such persons’ access to any data room containing the Company’s or any of its subsidiaries’ confidential information and use its reasonable best efforts to promptly require such person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Company.

The merger agreement provides that, except as may relate to any excluded party (for so long as such person or group is an excluded party) or as expressly permitted by provisions of the merger agreement summarized in the preceding paragraphs, from the No-Shop Period Start Date continuing until the earlier to occur of the termination of the merger agreement and the receipt of the Company stockholder approval, the Company and its subsidiaries will not, and the Company will cause its and its subsidiaries’ Representatives not to, directly or indirectly:

•	solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal;

•	furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or its subsidiaries, or afford to any person (other than Parent, Merger Sub or any designees of Parent or Parent) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to constitute an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal;

•	amend, modify or grant any waiver or release under, any standstill, confidentiality or similar agreement of the Company or any subsidiary; or

•	enter into any contract contemplating or otherwise relating to an Acquisition Transaction (as defined below) (other than an Acceptable Confidentiality Agreement).

The merger agreement provides that, notwithstanding the provisions of the merger agreement which are summarized in the preceding paragraphs or elsewhere in the merger agreement, at any time prior the earlier to occur of the termination of the merger agreement and the receipt of the Company stockholder approval, in response to a written and unsolicited Acquisition Proposal (except to the extent solicited in accordance with the merger agreement) that the board of directors determines in good faith (after consultation with its financial advisor and legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal, the Company may, upon a good faith determination by the board of directors (after receiving the advice of its outside counsel) that failure to take such action would be inconsistent with the board’s fiduciary duties under applicable law:

•	furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal (and such person’s representatives); provided, that the Company and such person enter into an Acceptable Confidentiality Agreement; and that any material non-public information concerning the Company or any of its subsidiaries provided or made available to the person making such Acquisition Proposal will, to the extent not previously provided to Merger Sub or Parent, be substantially concurrently provided or made available to Merger Sub or Parent; and

•	participate in discussions or negotiations with the person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal.

Pursuant to the merger agreement, the Company will promptly advise Parent in writing, in no event later than forty-eight hours after receipt of any Acquisition Proposal and will indicate the identity of the person making such Acquisition Proposal and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter will keep Parent reasonably informed of all material developments affecting the status and the material terms of any such Acquisition Proposal. The board of directors will not:

•	fail to make, withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation;

•	adopt, approve, recommend, endorse or otherwise declare advisable (or make any public announcement of its decision to adopt, approve, recommend or otherwise declare advisable) the adoption of any Acquisition Proposal;

•	recommend, adopt, approve, or declare advisable, or propose to recommend, adopt, approve or declare advisable, or allow the Company or any of its subsidiaries to execute or enter into, any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement);

•	enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger breach its obligations under the merger agreement;

•	subject the certain exceptions, fail to recommend against any Acquisition Proposal within ten (10) Business Days after the commencement of such Acquisition Proposal;

•	fail to include the Company Board Recommendation in the proxy statement or reaffirm such Company Board Recommendation at the request of Parent within five (5) Business Days.

Notwithstanding the foregoing, in certain instances, the board of directors may, at any time prior to the receipt of the stockholder approval of the merger agreement, change the Company Board Recommendation; or terminate the merger agreement, provided, that:

•	the Company shall have first provided prior written notice to Parent that it is prepared to change the Company Board Recommendation or terminate the merger agreement in response to a Superior Proposal, which notice shall, if the basis for the proposed action by the board of directors is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the board of directors is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal; and

•	Parent does not make, within three business days after the receipt of such notice, a binding proposal that would cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, provided that during the three business day period, the Company and its representatives shall, to the extent Parent desires to negotiate, negotiate in good faith with Parent and its representatives.

Efforts to Close the Transaction

In the merger agreement, each of the Company, Parent and Merger Sub agreed to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things reasonably necessary, proper or advisable under applicable law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including using commercially reasonable best efforts to obtain and maintain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all governmental bodies and make all necessary registrations, declarations and filings with all governmental bodies, that are necessary to consummate the merger.

In addition, each of the Company, Parent and Merger Sub agreed to use their commercially reasonable best efforts to eliminate every impediment under the HSR Act and other antitrust laws. Such efforts include, with respect to Parent and Merger Sub, (i) making any payment to any governmental authority as required by applicable law or the terms of any governmental grant, authorization or permit, (ii) selling, licensing, assigning, transferring, divesting, holding separate or otherwise disposing of any assets, business or portion of business of the Company, the surviving corporation, Parent, Merger Sub or any of their respective subsidiaries, (iii) conducting, restricting, operating, investing or otherwise changing the assets, business or portion of business of the Company, the surviving corporation, Parent, Merger Sub or any of their respective subsidiaries in any manner, or (iv) imposing any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the surviving corporation, Parent, Merger Sub or any of their respective subsidiaries. The parties also agreed to provide as promptly as reasonably practicable all information required by any governmental body pursuant to its evaluation of the transactions contemplated by the merger agreement under the HSR Act or other applicable antitrust laws.

Employee Benefits

For a period of one year following the effective time of the merger, with respect to employees of the Company or its subsidiaries who are actively employed at the effective time of the merger and who remain employed during such one year period (the “Covered Employees”), Parent will, or will cause the surviving corporation or any subsidiary of the Company to, provide compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits (including the costs thereof to participants of benefit plans maintained by the Company) that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits) being provided to employees immediately prior to the effective time of the merger. Additionally, Parent will maintain employee benefit plans, programs, policies, and arrangements for the Covered Employees that are substantially similar in the aggregate to the Company’s employee benefit plans (other than long-term incentives, change in control, retention, transition, stay, or similar arrangements) that were in effect immediately prior to the effective time of the merger. Parent agreed that for all purposes under the compensation and benefit plans, programs, agreements and arrangements of the surviving corporation providing benefits to any Covered Employee after the effective time of the merger, and in which such Covered Employee did not participate prior to the effective time of the merger, each Covered Employee will be credited with his or her years of service with the Company and its affiliates (and any additional service with any predecessor employer) before the effective time of the merger, to the same extent as such Covered Employee was entitled, before the closing, to credit for such service under any analogous employee benefit plan maintained or sponsored by the Company or its subsidiaries, except where such credit would result in a duplication of benefits. Additionally, for purposes of any new plan providing medical, dental, prescription, pharmaceutical and/or vision benefits to any Covered Employee, Parent will use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such Covered Employee except to the extent such pre-existing conditions and actively-at-work requirements would apply under any analogous Company benefit plan, and Parent will use commercially reasonable efforts to cause any eligible expenses incurred by such Covered Employee and his or her covered dependents under a Company benefit plan during the portion of the plan year prior to the closing to be taken into account under such new plan for purposes of satisfying all deductible, co-insurance, copayment and maximum out-of-pocket requirements applicable to such Covered Employee for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Financing

Parent’s obligation to complete the merger is not conditioned on Parent’s receipt of any financing. Parent has secured committed financing, consisting of a combination of (i) equity to be provided by Siris Partners III, L.P. and Siris Partners III Parallel, L.P., which are affiliates of Siris and/or one or more of their permitted assignees, and (ii) debt financing to be provided by affiliates of Cerberus Business Finance, LLC.

In connection with the entry into the merger agreement, Parent delivered to us copies of the debt commitment letter, dated May 23, 2016, from Cerberus Business Finance, LLC, pursuant to and subject to the terms and conditions of which, the lender has committed to lend the amounts set forth therein, which amounts together with the cash balances of Parent and its affiliates, will be sufficient to enable Parent and Merger Sub to make all payments required to be made in connection with the transactions contemplated by the merger agreement.

Under the merger agreement, Parent and Merger Sub will use their reasonable best efforts to consummate on a timely basis to facilitate the closing of the merger and the financing contemplated by the commitment letter on the terms set forth therein. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letter, Parent will promptly notify us and Parent and Merger Sub will use their reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources (x) on terms and conditions not materially less favorable to Parent or Merger Sub, than the commitment letter and (y) in an amount sufficient to consummate the transactions contemplated by the merger agreement.

In connection with Parent’s efforts to arrange the financing, we agreed to use our reasonable best efforts to provide, and will use our reasonable best efforts to cause our subsidiaries to provide, such necessary cooperation in connection with the arrangement of the financing as may be reasonably requested by Parent, including (i) reasonably cooperating with due diligence efforts of Parent and the financing sources, including assisting with the furnishing Parent with the customary information regarding the Company and its subsidiaries which is required for the preparation of pro forma financial statements, credit agreements (and security documentation related thereto) and similar documents required in connection with the debt financing, (ii) furnishing Parent such financial information regarding the Company and its subsidiaries as is customarily required in connection with the executing of financings of a type similar to the debt financing, (iii) reasonably cooperating to permit the prospective lenders involved in the debt financing to evaluate the Company and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest in the collateral and guarantees, in each case, as contemplated by the debt financing, (iv) obtaining any authorization or consent reasonably necessary or required in connection with the debt financing, (v) obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing of the merger to allow for the payoff, discharge and termination in full all indebtedness of the Company required to be terminated and released substantially concurrently with the closing of the merger, (vi) furnishing Parent and the financing sources with all documentation and other information requested by the financing sources in writing at least ten (10) days prior to the closing of the merger which are required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act,

(vii) executing and delivering any credit agreements, pledge and security documents, guarantees and other definitive financing documents or requested customary certificates and documents, and (viii) reasonably facilitating the taking of all corporate actions reasonably necessary to permit the consummation of the financing.

Notwithstanding the foregoing, nothing in the merger agreement will (i) require the Company or any of its subsidiaries or their representatives to waive or amend any terms of the merger agreement or agree to pay any commitment or other fees or reimburse any expenses in connection with the financing that are not contingent upon the closing of the merger or incur any actual or potential liability or obligation or give any indemnities in connection with the financing that are not contingent upon the closing of the merger, (ii) unreasonably interfere with the ongoing business or operations of the Company and its subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its subsidiaries, (iii) require the Company or any of its subsidiaries to take any action that will conflict with or violate the Company’s certificate of incorporation or by-laws, any laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any contract to which the Company or any of its subsidiaries is a party, (iv) require the Company or any of its subsidiaries to enter into or approve any financing or purchase agreement for the financing prior to the effective time of the merger, (v) result in any significant interference with the prompt and timely discharge of the duties of any of the Company’s executive officers or senior management, (vi) result in or reasonably be expected to result in any officer or director of the Company or any of its subsidiaries or their representatives incurring personal liability that with respect to any matters relating to the financing, (vii) require any of the Company or its subsidiaries to consent to the prefiling of UCC-1 financing statements or any other grant of lien or other encumbrances prior to the effective time of the merger or (viii) require any of the boards of directors of the Company or any of its subsidiaries to enter into any resolutions or take similar action that is not conditioned upon, or becomes operative at any time prior to, the occurrence of the closing of the merger unless the directors continue in such role as of the effective time of the merger. Neither the Company, nor any of its subsidiaries or their respective representatives will have any liability or incur any losses, damages or penalties with respect to the debt financing in the event the closing of the merger does not occur.

If the merger agreement is terminated, Parent will promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses to the extent such costs are incurred by the Company or any of its subsidiaries in connection with the cooperation provided by the Company in connection with Parent’s financing activities. Parent also agreed to indemnify and hold harmless, the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the financing and any information utilized in connection therewith (other than any information prepared or provided by the Company, its subsidiaries or any of their respective representatives) to the fullest extent permitted by applicable law except, in each case, to the extent resulting from gross negligence or willful misconduct of the Company or its subsidiaries or any of their respective representatives as determined in a final non-appealable judgment by a court of competent jurisdiction.

Notwithstanding anything to the contrary contained in the merger agreement, nothing will require, and in no event will the reasonable best efforts of Parent or its subsidiaries be deemed or construed to require, Parent or any of its subsidiaries to (i) seek equity financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the equity commitment letter (ii) pay any fees in excess of those contemplated in the commitment letter, (iii) amend or waive any of the terms or conditions hereof or (iv) agree to terms of any financing that are less favorable than those contemplated in the commitment letter.

Limited Guarantee

Pursuant to a limited guarantee delivered by the guarantors in favor of the Company, dated as of May 23, 2016, (the “Limited Guarantee”), Siris Partners III, L.P. and Siris Partners III Parallel, L.P. (the “guarantors”) agreed to guarantee as and when due on the terms and subject to the conditions set forth in the Limited Guarantee:

•	the obligation of Parent under the merger agreement to pay a reverse termination fee if the merger agreement is terminated by the Company under specified circumstances (see “The Merger Agreement—Termination Fee”); and

•	certain additional amounts, including certain reimbursement and indemnification obligations of Parent under the merger agreement.

We refer to the obligations in the previous two bullets as the “Guaranteed Obligations.”

The guarantors’ obligations under the Limited Guarantee are subject to an aggregate cap equal to the amount of (i) the reverse termination fee plus (ii) all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by the Company in connection with its enforcement of such guarantee, less the portion of the above amounts, if any, paid to the Company by Parent, Merger Sub or any other person that is not rescinded or otherwise returned.

Subject to specified exceptions, the Limited Guarantee will terminate upon the earliest of:

•	the effective time of the merger;

•	the valid termination of the merger agreement in accordance with its terms under circumstances in which Parent would not be obligated to make any payments with respect to any Guaranteed Obligations;

•	the payment to the Company by any combination of Parent, Merger Sub, the guarantors and/or any other person of the full amount of the Guaranteed Obligations; and

•	three months after the termination of the merger agreement under circumstances in which Parent or Merger Sub would be obligated to make any payments that are Guaranteed Obligations if the Company has not presented a written claim for such payment to Parent or the guarantor at the end of such period.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•	the applicable waiting period under the HSR Act relating to the merger have expired or been terminated, and all actions by or in respect of, or filings with, any governmental authority or other person, required to permit the consummation of the merger have been taken, made or obtained or otherwise required under the merger agreement;

•	no order issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition making illegal, restraining, enjoining, preventing or prohibiting the consummation of the merger or makes illegal the consummation of the merger; and

•	the approval of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon, which we refer to as the stockholders approval, having been obtained in accordance with the DGCL.

The Company’s obligation to effect the merger is also subject to the satisfaction or waiver by the Company in writing at or prior to the effective time of the merger of the following additional conditions:

•

each of the representations and warranties of Parent and Merger Sub contained in the merger agreement that (i) are not made as of a specific date will be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing and (ii) are made as of a specific date will be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or material adverse effect set forth in such representations and warranties), individually or in the aggregate, has not had a material adverse effect on the ability of Parent to consummate the merger;

•	each of Parent and Merger Sub will have performed or complied with, in all material respects, each of its obligations, agreements and covenants under the merger agreement to be performed or complied with by it on or prior to the effective time of the merger; and

•	Parent will have delivered to the Company a certificate, dated as of the closing date, signed by an officer of Parent and certifying as to the satisfaction of the conditions with respect to the representations and warranties and performance of obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent in writing at or prior to the effective time of the following additional conditions:

•	each of the representations and warranties of the Company contained in the merger agreement that (i) are not made as of a specific date will be true and correct as of the date of the merger agreement and as of the effective time of the merger, as though made on and as of the effective time of the merger and (ii) are made as of a specific date will be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties), individually or in the aggregate, has not had a Company Material Adverse Effect (other than those set forth in the following);

•	as of the date of the merger agreement and as of the effective time of the merger, as though made on and as of the effective time of the merger (or, in the case of those representations and warranties that are made as of a specific date, as of such date), (x) the representations and warranties of the Company regarding corporate status and certain of the representations and warranties regarding authority for agreements will be true and correct in all material respects, (y) the representations and warranties of the Company regarding capitalization will be true and correct in all material respects, provided that if more than one inaccuracy with respect to such representations and warranties caused the aggregate amount to be paid by Parent and Merger Sub in connection with this closing to increase by $2 million or more, such inaccuracy or inaccuracies will be considered material for purposes of this clause (y), and (z) the representations and warranties of the Company regarding anti-takeover laws and brokers will be true and correct in all respects;

•	the Company will have performed or complied with, in all material respects, each of its obligations, agreements and covenants under the merger agreement to be performed or complied with by it at or prior to the effective time of the merger;

•	since January 31, 2016, there will not have occurred any change, event, circumstance, development or effect that has had or constitutes, individually or in the aggregate, a Company Material Adverse Effect; and

•	the Company will have delivered to Parent a certificate, dated as of the closing date, signed by an officer of the Company and certifying as to the satisfaction of the conditions with respect to the representations and warranties, the Company’s performance of its obligations under the merger agreement and that there has been no Company Material Adverse Effect.

Rulings

Pursuant to the merger agreement, the Company agreed to, as soon as practicable after the date of the merger agreement, instruct its Israeli counsel, advisors and/or accountants to prepare and file with the Israeli Tax Authority (the “ITA”) in full coordination with Parent, an application for a ruling (which requires the approval of

Parent prior to its submission) to determine the Israeli tax implications in respect to equity awards and shares granted to employees in Israel, whether in the past or present. The Company or applicable Company subsidiary shall include in the request for the option tax ruling a request to exempt Parent, the Surviving Corporation, the Payment Agent and their respective agents from any withholding obligation. If the option tax ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company or applicable Company Subsidiary shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent and any Person acting on its behalf (including the Payment Agent) shall be exempt from Israeli withholding tax in relation to any payments made with respect to any Company equity awards and Company shares (whether or not subject to Section 102 of the Ordinance) to the Payment Agent or the 102 Trustee in connection with the merger (the “Interim Option Tax Ruling”).

In addition, the Company agreed to prepare and file with the ITA, as soon as reasonably practicable after the execution of the merger agreement, an application for a ruling (a) with respect to holders of shares of common stock or Company equity awards that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), exempting Parent, and its respective agents from any obligation to withhold Israeli tax from any consideration payable or otherwise deliverable pursuant to the merger agreement, including the merger consideration, or clarifying that no such obligation exists, or clearly instructing Parent and its respective agents, on how such withholding is to be executed; and (b) with respect to holders of shares of common stock that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (excluding shares of common stock subject to Section 102 of the Ordinance) exempting Parent, its respective agents from any obligation to withhold Israeli tax from any consideration payable or otherwise deliverable pursuant to the merger agreement, including the merger consideration, or clarifying that no such obligation exists, or clearly instructing Parent, and its respective agents on how such withholding is to be executed (we refer to such ruling as the Withholding Tax Ruling).

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger notwithstanding any approval of the merger agreement by the stockholders of the Company, by written notice of the terminating party to the other parties:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•	if the merger has not been consummated on or prior to the Outside Date; provided that such right to terminate the merger agreement on the Outside Date will not be available to Parent or the Company if the failure of the merger to occur prior to the Outside Date is attributable to a failure of such party to perform any of its covenants or obligations under the merger agreement;

•	at any time prior to the effective time of the merger if any law or final, non-appealable order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any governmental body is in effect having the effect of making illegal, restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the shares of common stock pursuant to the consummation of the merger or any governmental approval required under the merger agreement has not been obtained and such failure has the same effect;

•	by Parent:

•	at any time prior to the merger if a “Triggering Event” has occurred;

•

if there has been a breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of the Company (subject in some instances to materiality or “material adverse effect” qualifiers) or the Company has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply would (A) result in the conditions to the merger relating to the accuracy of the Company’s representations and warranties and the Company’s compliance with its covenants under the merger agreement not being satisfied, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within thirty (30) days of the date the Parent gives the Company notice of such breach, inaccuracy or failure to perform or comply; provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that the Company has the right to terminate the merger agreement;

A “Triggering Event” will be deemed to have occurred if, prior to receiving approval of the Company’s stockholders: (i) the board of directors has effected a change in Company Board Recommendation; (ii) the Company has failed to recommend the merger and the approval of the merger agreement by the stockholders of the Company; (iii) the board of directors or any committee thereof has approved, endorsed or recommended any Acquisition Proposal; (iv) the Company has executed any contract relating to any Acquisition Proposal other than a customary confidentiality agreement expressly permitted by the merger agreement; (v) a tender or exchange offer relating to securities of the Company will have been commenced and the Company will not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of the merger agreement; (vi) the board of directors failed to publicly reaffirm its recommendation of the merger agreement within ten (10) business days after Parent so requests in writing in response to an Acquisition Proposal or revision thereof or proxy solicitation or threatened proxy solicitation or other publicly disclosed campaign or effort to solicit opposition to the transactions contemplated by the merger agreement or (vii) there has occurred a material breach of the Company’s obligations described above under “Solicitation of Other Offers” or “Stockholders Meeting.” A “Triggering Event” does not include any action permitted by the merger agreement and described above under “Solicitations of Other Offers” with respect to an Excluded Party.

•	by the Company:

•	if there has been a breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent of Merger Sub (subject in some instances to materiality or “material adverse effect” qualifiers) or Parent of Merger Sub has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply would (A) result in the conditions to the merger relating to the accuracy of Parent’s and Merger Sub’s representations and warranties and Parent’s and Merger Sub’s compliance with its covenants under the merger agreement not being satisfied, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within thirty (30) calendar days of the date the Company gives Parent notice of such breach, inaccuracy, or failure to comply; provided that the Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that the Parent has the right to terminate the merger agreement;

•	if (i) all the conditions that are applicable to each party’s obligation to consummate the merger (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being satisfied at that closing), (ii) Parent shall have failed to consummate the merger by the time required under the merger agreement, (iii) the Company has notified Parent in writing that it stands ready, willing and able to consummate the merger, (iv) the Company shall have given Parent written notice at least three business days prior to such termination stating the Company’s intention to terminate the merger agreement in this circumstance and the basis for such termination and (v) the merger shall not have been consummated by the end of such three day period; or

•

if prior to the stockholder approval being obtained, the board of directors has made a change in the Company Board Recommendation in compliance with the terms of the merger agreement in order to enter into a definitive alternative acquisition agreement in respect of a Superior Proposal, provided that prior to any such termination of the merger agreement, the Company pays to Parent the termination fee owed to such party under the merger agreement, which could be up to approximately $22.5 million, and the Company concurrently enters into such alternative acquisition agreement.

Effect of Termination

If the merger agreement is terminated in accordance with its terms, the merger agreement will be of no further force or effect (subject to certain designated provisions of the merger agreement which survive, including provisions relating to expenses, the termination fees and specific enforcement, among others).

Termination Fees

The Company has agreed to pay Parent a termination fee in the amount set forth below in certain circumstances described below:

•	if the merger agreement is terminated by Parent because a Triggering Event has occurred;

•	if the merger agreement is terminated by the Company because the board of directors authorizes the Company to concurrently with such termination enter into a definitive agreement providing for a transaction constituting a Superior Proposal and concurrently with such termination enters into a definitive agreement providing for such transaction constituting a Superior Proposal; or

•	if (i) after the date of the merger agreement but prior to the termination of the merger agreement in accordance with its terms, an Acquisition Proposal becomes publicly known and not withdrawn, (ii) thereafter, the merger agreement is terminated (A) by Parent or the Company pursuant to termination right which arises if the Outside Date has occurred prior to the effective date of the merger and where the failure of the merger to occur is attributable to the failure to obtain stockholder approval of the merger agreement, or (B) by Parent pursuant to the termination right that arises in the context of the Company’s breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, and (iii) within nine (9) months after such termination, the Company will have entered into a definitive written agreement for, or consummates, any Acquisition Proposal.

The termination fee equal to approximately $12.9 million is payable by the Company in order to enter into a definitive agreement relating to a Superior Proposal with an Excluded Party if the definitive agreement is entered into within five business days following the end of the Go-Shop Period. In all other circumstances, the termination fee payable by the Company is equal to approximately $22.5 million. The parties agree that in no event will the Company be required to pay the termination fee on more than one occasion.

Parent has agreed to pay the Company a termination fee of approximately $38.6 million if the merger agreement is terminated by the Company (i) pursuant to the termination right that arises in the context of the Parent’s or Merger Sub’s breach or inaccuracy of any representation or warranty contained in the merger agreement or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, or (ii) Parent has failed to consummate the merger (as such termination right is described above) when required under the merger agreement.

Expenses

Except in certain circumstances expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense.

Specific Performance

The parties have agreed that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed by the other party in accordance with the terms thereof or are otherwise breached. The non-breaching party is therefore entitled to specific performance and the issuance of injunctive and other equitable relief, provided that the Company’s right to cause Parent to draw on the equity financing is subject to certain conditions including the satisfaction or waiver of the closing conditions in the merger agreement and the availability of the debt financing.

Amendments and Waivers

At any time prior to the Effective Time, the merger agreement may be amended in all respects, by written agreement signed by each of Parent, Merger Sub and the Company. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, provided provisions in the merger agreement relating to financing sources to the extent an amendment, modification, waiver or termination of such provision would modify the substance of those provisions, may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to financing sources without the prior written consent of the financing sources.

Subject to the prior written consent requirement above, at any time prior to the effective time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained in the merger agreement (or in any document delivered pursuant thereto) and (c) waive compliance with any of the agreements or conditions, in the case of Parent, of the Company and, in the case of the Company, of Parent or Merger Sub, in each case, contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

PROPOSAL NO. 1 APPROVAL OF THE MERGER AGREEMENT

We are asking you to adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement.

For a summary of and detailed information regarding this proposal, see the information about the merger agreement and the merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement carefully in its entirety.

Under applicable law, we cannot complete the merger without the affirmative vote of a majority of the outstanding shares of common stock voting in favor of the proposal to adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement.

PROPOSAL NO. 2 ELECTION OF DIRECTORS

Director Criteria, Qualifications and Experience

The board of directors is responsible for recommending the nominees to stockholders for their election to serve as its members. The board of directors has delegated to the Corporate Governance & Nominating Committee the responsibility to identify and evaluate director candidates to be elected or re-elected by stockholders and to fill any vacancies on the board of directors. In addition, the Corporate Governance & Nominating Committee reviews periodically the composition of the board of directors as a whole, including whether the directors reflect an appropriate level of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities and whether the board of directors is of the appropriate size at that point in time. Our Bylaws and our Corporate Governance Guidelines & Principles set forth certain criteria for the nomination of directors. Our Corporate Governance Guidelines & Principles provide that it is the expectation of the board of directors that all members of the board of directors, other than the Chief Executive Officer, be independent. In addition, director candidates must exhibit high personal and professional ethics, integrity and values, experience relevant to the board’s oversight of the business and a commitment to the long-term interests of the stockholders. They must be capable of objective and mature judgment grounded in an inquisitive perspective and practical wisdom. To fulfill these objectives, the board of directors has determined that it is important to nominate directors with the experiences, qualifications and skills that include, among others:

•	Leadership Experience. We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officer positions, generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•	Financial and Accounting Experience. We believe that an understanding of finance and financial reporting processes enables our directors to evaluate and understand the impact of business decisions on our financial statements and capital structure.

•	Industry Experience. We seek to have directors with experience as executives, directors or in other leadership positions in industries relevant to our business.

•	Operational Experience. We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping develop, implement and assess our operations, operating plan and business strategy.

•	Global Experience. Our future success depends, in part, on our success in maintaining and growing our businesses outside the United States. We believe that directors with significant global experience bring valuable insight in developing and assessing our international business strategy.

•	Investment and Transactional Experience. We have been in the process of evaluating strategic alternatives for our Company and how to maximize value for our stockholders. Consequently, we believe that directors with experience in public and private investments and transactions bring valuable insight in analyzing the options that are available to us.

•	Public Company Board and Corporate Governance Experience. Directors with experience as executives or directors of other publicly-traded companies generally are well prepared to fulfill the board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the board of directors, and protection of stockholder interests.

The board of directors seeks to reflect diverse experience and candidates are selected with this balance in mind. We believe that the composition of our board of directors is balanced and that the diverse experiences, qualifications and skills of our directors enable us to adequately address our current challenges and execute our strategies.

The Corporate Governance & Nominating Committee considers candidates recommended for nomination by our stockholders using the same criteria as it applies to recommendations from existing directors and members of our management. Stockholders are invited to submit recommendations by writing to: Corporate Governance & Nominating Committee, Xura, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880.

Nominees for Election—Background and Qualifications

Below is a summary of the qualifications and experience of each nominee, including biographical data for at least the last five years and an assessment of the experience, qualifications and skills of each such nominee.

Our board of directors unanimously recommends that stockholders vote “FOR” the election to the board of directors of each of the following nominees.

		Committee Membership
Name	Age	Audit	Corporate Governance & Nominating	Compensation & Leadership
Susan D. Bowick	68		Member	Chair
James Budge	49	Member		Member
Niccolo De Masi	35	Member	Member
Matthew A. Drapkin	43			Member
Doron Inbar	66	Member	Member
Henry R. Nothhaft (Chairman of the Board)	72		Chair
Philippe Tartavull (President and Chief Executive Officer)	58
Mark C. Terrell	70	Chair		Member

Susan D. Bowick. Ms. Bowick has served as a member of our board of directors since October 2012. Ms. Bowick served as a consultant to the joint venture of Nokia Corporation and Siemens A.G. during 2006. From 2004 to 2007, Ms. Bowick served as an independent consultant to SAP A.G., a provider of software solutions, and Nokia Corporation, a manufacturer of mobile devices. From 1977 to 2004, Ms. Bowick served at various executive positions with Hewlett-Packard Company, a provider of information technology, infrastructure, personal computing and global services and imaging and printing products and services, most recently as its Executive Vice President, Human Resources and Workforce Development. Ms. Bowick currently serves as a director and the Chair of the Compensation Committee of EarthLink, Inc., an Internet service provider. In addition, Ms. Bowick served as a member of the board of Comverse Technology, Inc. (or CTI) from December 2006 to February 2013 and Verint Systems Inc. from September 2011 to September 2012. Ms. Bowick formerly served as a guest lecturer at Stanford Graduate School of Business and was a founding board member of the Washington state M.E.S.A. program engaged in the identification and retention of high potential junior high school students. Ms. Bowick holds a B.S., Business Administration and Education from the University of Nebraska. Ms. Bowick’s qualifications to serve on the board of directors include her leadership, operational and global experience as a consultant and executive in the area of executive compensation and human resources at publicly-held companies. Ms. Bowick also has public company board and corporate governance experience attributable to her service as an independent director of a NASDAQ-listed company.

James Budge. Mr. Budge has served as a member of our board of directors since October 2012. Mr. Budge has served as the Chief Financial Officer of Anaplan, a provider of cloud-based planning software, since January 2016. Previously, Mr. Budge served as Chief Operating Officer and Chief Financial Officer of Genesys Telecommunications Laboratories, Inc., a producer of call center software, from May 2012 to January 2016. Mr. Budge served as the Chief Financial Officer of Rovi Corporation (NASDAQ: ROVI), a global provider of digital entertainment technology solutions, from September 2005 to May 2012 and as its Chief Financial Officer

and Chief Operating Officer from February 2012 to May 2012. Mr. Budge served as Chief Financial Officer of Trados, Inc., an enterprise management software provider, from January 2004 until its merger with SDL International in August 2005. From August 2002 until joining Trados, Inc., Mr. Budge served as Chief Financial Officer of Sendmail, Inc., a secure email provider, and from April 1999 until its merger with IBM in January 2002, Mr. Budge served as Chief Financial Officer of CrossWorlds Software, Inc., a provider of business infrastructure software. Mr. Budge holds a B.S. in Accounting from Brigham Young University. Mr. Budge’s qualifications to serve on the board of directors include his significant operational and financial expertise.

Niccolo De Masi. Mr. De Masi has served as a member of our board of directors since November 2015, and has served as the President and Chief Executive Officer of Glu Mobile Inc. (“Glu”) and as one of its directors since January 2010. Mr. De Masi became interim Chairman of Glu’s board of directors in July 2014 and Chairman in December 2014. Prior to joining Glu, Mr. De Masi was the Chief Executive Officer and President of Hands-On Mobile, a mobile technology company and developer and publisher of mobile entertainment, from October 2009 to December 2009, and previously served as the President of Hands-On Mobile from March 2008 to October 2009. Prior to joining Hands-On Mobile, Mr. De Masi was the Chief Executive Officer of Monstermob Group PLC, a mobile entertainment company, from June 2006 to February 2007. Mr. De Masi joined Monstermob in 2004 and, prior to becoming its Chief Executive Officer, held positions as its Managing Director and as its Chief Operating Officer, where he was responsible for formulating and implementing Monstermob’s growth and product strategy. Prior to joining Monstermob, Mr. De Masi worked in a variety of corporate finance and operational roles within the technology, media and telecommunications (TMT) sector, beginning his career with JP Morgan on both the TMT debt capital markets and mergers and acquisitions teams in London. He also has worked as a physicist with Siemens Solar and within the Strategic Planning and Development divisions of Technicolor. Mr. De Masi holds an M.A. degree in Physics and an MSci. degree in Electronic Engineering-both from Cambridge University. Mr. De Masi’s qualifications to serve on the board of directors include his leadership, operational, financial, business and strategy experience as well as his corporate governance experience attributable to his service as President, Chief Executive Officer and Chairman of the board of directors of a publicly traded company.

Matthew A. Drapkin. Mr. Drapkin has served as a member of our board of directors since March 2014. Mr. Drapkin is the Chief Executive Officer and Portfolio Manager of Northern Right Capital Management, L.P. (formerly known as Becker Drapkin Management, L.P.), a value-oriented, alternative asset manager focused on constructive activist investing in the small-cap space. Mr. Drapkin has served on seven public company boards. In addition to serving on our board of directors, Mr. Drapkin has been a member of the board of directors for Intevac, Inc., a provider of equipment solutions to the hard disk drive industry and high-sensitivity imaging products and visions systems, primarily for the defense market, since December 2013. From June 2011 to October 2013, Mr. Drapkin served as a director for Ruby Tuesday, Inc. (NYSE: RT), a restaurant operator, where he was the Chairman of the board of directors; from October 2010 to June 2013 he served as the Lead Independent Director of Hot Topic, Inc. (NASDAQ: HOTT), a specialty retailer, and he has served as a director of Glu Mobile Inc. (May 2010 to April 2013) (NASDAQ: GLUU), Plato Learning, Inc. (March 2009 to May 2010), and Alloy, Inc. (April 2010 to November 2010). Prior to joining Northern Right Capital in December 2009, Mr. Drapkin had extensive investment experience including his work as Head of Research, Special Situations, and Private Equity at ENSO Capital, a New York-based hedge fund, and Senior Vice President of Corporate Development at MacAndrews & Forbes, where he participated in more than $3 billion of transactions, including those of Scientific Games, Deluxe Entertainment Services, AM General, and Scantron. Prior to MacAndrews & Forbes, Mr. Drapkin was General Manager of two Condé Nast’s publications’ wholly-owned Internet sites, Epicurious.com and Concierge.com, and headed Condé Nast’s Internet venture investment effort. Mr. Drapkin began his professional career as an investment banker at Goldman, Sachs & Co., where he advised companies on corporate finance and mergers and acquisitions matters. Mr. Drapkin holds a J.D. from Columbia Law School, an M.B.A. from Columbia Business School, and a B.A. in American History from Princeton University. See “Certain Relationships and Related Party Transactions-Agreement with Northern Right Capital” for additional information regarding an agreement we entered into with Mr. Drapkin and his affiliates in connection with Mr. Drapkin joining our board of directors.

Doron Inbar. Mr. Inbar has served as a member of our board of directors since October 2012. Mr. Inbar has been a Venture Partner at Carmel Ventures, an Israeli-based venture capital firm that invests primarily in early stage companies in the fields of Software, Communications, Semiconductors, Internet, Media, and Consumer Electronics, since 2006. Previously, Mr. Inbar served as the President of ECI Telecom Ltd., a global telecom networking infrastructure provider, from November 1999 to December 2005 and its Chief Executive Officer from February 2000 to December 2005. Mr. Inbar joined ECI Telecom Ltd. in 1983 and during his first eleven years with the company, served in various positions at its wholly-owned U.S. subsidiary, ECI Telecom, Inc., in the U.S., including Executive Vice President and General Manager. In July 1994, Mr. Inbar returned to Israel to become Vice President, Corporate Budget, Control and Subsidiaries of ECI Telecom Ltd. In June 1996, Mr. Inbar was appointed Senior Vice President and Chief Financial Officer of ECI Telecom Ltd., and he became Executive Vice President of ECI Telecom Ltd. in January 1999. Mr. Inbar served on the board of directors of Alvarion Ltd. (NASDAQ: ALVR), a company that designs and sells broadband wireless and Wi-Fi products, from September 2009 until 2016, where he was a member of its audit and compensation committees and served as Chairman of its Nominating and Governance Committee. Mr. Inbar currently serves on the board of directors, as well as the audit and nominating and governance committees, of SolarEdge Technologies Inc. (NASDAQ: SEDG), an innovative start up in the photovoltaic industry, as Chairman of the Board of Archimedes Global Ltd., a company which provides health insurance and health provision in East Europe, on the board of directors of Maccabi dent Ltd., the largest chain of dental service clinics in Israel, on the board of directors of Middle East Tube Company Ltd (Tzinorot), a manufacturer of pipelines and water transport systems, and on the board of directors of Degania Silicone Ltd., a designer and vendor of medical devices. Previously, Mr. Inbar served as Chairman of the Board of C-nario Ltd., a global provider of digital signage software solutions, Chairman of the Board of Followap Inc., which was sold to Neustar, Inc. in November 2006, and Chairman of the Board of Enure Networks Ltd. Mr. Inbar holds a B.A. in Economics and Business Administration from Bar-Ilan University, Israel. Mr. Inbar’s qualifications to serve on the board of directors include his extensive management and financial expertise, in addition to his experience serving as a director and the Chairman of the Board of several companies.

Henry R. Nothhaft (Chairman of the Board). Mr. Nothhaft has served as the chairman of our board of directors since October 2012. Mr. Nothhaft served as president and chief executive officer of TESSERA Technologies, Inc. from August 2008 to May 2011 and served as a member of the board of directors of that company from June 2004 to May 2011, and as chairman of the board from January 2010 to May 2011. Mr. Nothhaft is also the author of “Great Again: Revitalizing America’s Entrepreneurial Leadership,” a business policy book published in 2010 by Harvard Business Review Press. Prior to joining TESSERA, Mr. Nothhaft served as chief executive officer and chairman of the board of Danger Inc., a software company for wireless service providers from October 2002 to April 2008 when it was sold to Microsoft Corporation. From May 2001 to October 2002, he served as president and chief executive officer of Endforce, an IP software company, where he remained non-executive chairman of the board from October 2002 to March 2005. Mr. Nothhaft joined Concentric Network Corporation, a recognized market leader in Enterprise Virtual Private Networks, high-speed access and electronic commerce enabled web hosting, as president and chief executive officer in 1995, and became chairman of the board in 1998. Mr. Nothhaft led Concentric to a successful initial public offering, resulting in the listing of that company on the NASDAQ in August 1997. In June 2000, Concentric merged with Nextlink and became XO Communications, Inc., with Mr. Nothhaft serving as vice chairman until April 2001. From 1989 to 1994, Mr. Nothhaft was president and chief executive officer of David Systems, a data networking equipment firm, until it was sold to Chipcom Corporation. From 1983 to 1989, he held various executive positions and served on the board of directors of DSC Communications Corporation, a telecommunications company that designs, develops, manufactures and markets digital switching, access, transport and private network system products for the worldwide telecommunications marketplace. From 1979 to 1983, Mr. Nothhaft was vice president of marketing and sales for GTE Telenet Communications Corporation (now Sprint), the first public data network provider in the U.S. Mr. Nothhaft served as the chairman of the board of directors of SPTS Technologies (from November 2011 until SPTS Technologies’ sale to Orbotek in August 2014). Mr. Nothhaft previously served on the boards of directors of a number of public and private companies, including DSC Communications Corporation (formerly known as Digital Switch Corporation), Openwave Systems, Inc., Ocular

Networks, Vantage Data Centers, VMX, Inc., XO Communications, Inc., and Unwired Planet. He received an M.B.A. in Information Systems Technology from George Washington University and a B.S. with distinction in Politics & Economics from the U.S. Naval Academy, and is a former officer in the U.S. Marine Corps. Mr. Nothhaft has also completed the Stanford Law School’s executive education training on corporate governance and the AEA executive M.B.A. program at Stanford University. Mr. Nothhaft’s qualifications to serve on the board of directors include his extensive leadership, operational, financial, global business and global strategy experience attributable to his service as Chief Executive Officer and Chairman of the Board of a significant number of companies. Mr. Nothhaft also has corporate governance experience attributable to his service as a director in publicly traded companies.

Philippe Tartavull (Chief Executive Officer). Mr. Tartavull has served as our President and Chief Executive Officer and as a member of our board of directors since May 2012. From December 2007 to August 2011, Mr. Tartavull served as President and Chief Executive Officer of Hypercom Corporation, a publicly traded global leader in high security, end-to-end electronic payment products and services, and from February 2007 to November 2007 served as its President and Chief Operating Officer. Hypercom was acquired by Verifone Systems, Inc. in August 2011. From 1998 to 2007, Mr. Tartavull served as President of Oberthur Card Systems of America Corp., following a year as that company’s chief operating officer. Oberthur is one of the world’s leading providers of card-based solutions including SIM (Subscriber Identity Module) and multi-application smart cards as well as related software, applications and services. From 1988 to 1998, Mr. Tartavull served as President and Chief Executive Officer of Thales/Syseca Inc., a provider of systems integration services and mission critical software for the transportation and utilities industries. His previous positions included several management positions at Syseca/Thales, Compagnie Internationale Des Services Informatiques, Baker International and European Management Oil & Gas Investment. Mr. Tartavull formerly served as a director of Hypercom Corporation and MRV Communications, Inc. Mr. Tartavull earned an M.B.A. from the Institut d’Administration des Enterprises, Sorbonne University, an M.S. in Engineering from Ecole Nationale Superieure des Petroles et de Moteurs, and a B.S. in Engineering from the Centre d’Etudes Superieures des Techniques Industrielles, all in Paris, France. He is also a graduate of the Executive Program at the UCLA Anderson School of Management. Mr. Tartavull’s qualifications to serve on the board of directors include his leadership, operational, financial, global business and global strategy experience attributable to his service as Chief Executive Officer. Mr. Tartavull also has corporate governance experience attributable to his service as a director in publicly traded companies.

Mark C. Terrell. Mr. Terrell has served as a member of our board of directors since October 2012. Mr. Terrell served as the Partner in Charge and Executive Director of KPMG’s Audit Committee Institute (or ACI) from 2000 to 2004, in which capacity he established the ACI’s mission and strategy. Mr. Terrell was a KPMG audit engagement partner from 1979 to 2000 and acted, from 1985 to 2000, as the Office Managing Partner of three KPMG offices—El Paso, Texas; Albuquerque, New Mexico; and St. Petersburg, Florida. During Mr. Terrell’s thirty-five year career in public accounting he served on a number of not-for-profit boards in each of the communities in which he practiced, and he has spoken extensively on both audit committee and broader corporate governance issues. Mr. Terrell served as a member of the CTI board of directors from July 2006 to February 2013. From December 2006 to March 2008, Mr. Terrell served as non-executive Chairman of the board of directors for CTI. Mr. Terrell also served as a director of Verint Systems Inc. from April 2012 to February 2013. Following his retirement from KPMG in 2004, Mr. Terrell participated as a faculty member of the National Association of Corporate Directors. Mr. Terrell received his Bachelor of Business Administration degree from the University of Texas at El Paso in 1967. Mr. Terrell’s qualifications to serve on the board of directors include his financial and accounting experience attributable to his service as a senior partner at a prominent accounting firm. In addition, Mr. Terrell has public company and corporate governance experience as a director for not-for-profit corporations and through his involvement in corporate governance activities.

PROPOSAL NO. 3 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

On June 1, 2016, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC LLP”) as the Company’s independent registered public accounting and appointed PwC Israel as its independent registered public accounting firm, commencing with the review of the Company’s financial statements to be included in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2016.

PwC LLP and PwC Israel are each member firms of PricewaterhouseCoopers International Limited. Although PwC Israel has not previously served as the Company’s independent registered public accounting firm, it provided assistance to PwC LLP in prior year audits.

PwC LLP’s audit reports on the consolidated financial statements for the fiscal years ended January 31, 2016 and 2015 of Xura, Inc. did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s fiscal years ended January 31, 2016 and 2015 and the subsequent interim period through June 1, 2016, there were no disagreements between the Company and PwC LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PwC LLP’s satisfaction, would have caused PwC LLP to make reference to the matters in their reports on the Company’s consolidated financial statements for such years.

During the Company’s fiscal years ended January 31, 2016 and 2015 and the subsequent interim period through June 1, 2016, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as follows. As previously reported in the Company’s Annual Report on Form 10-K for the year ended January 31, 2016, the Company concluded that the system of internal control over financial reporting was not effective as of January 31, 2016 due to the following material weaknesses.

The Company lacked sufficient complement of personnel at the Acision subsidiary with a level of financial reporting expertise commensurate with the financial reporting requirements. This material weakness contributed to the following material weaknesses related to Acision: a) Acision did not design and maintain effective controls related to period end reporting, including the review and approval of transactions and account reconciliations, b) Acision did not design and maintain effective controls over journal entries, and c) Acision did not design and maintain effective controls over segregation of duties and program changes within the Acision ERP system. These material weaknesses resulted in the revision of service costs, cash, accounts receivable, prepaid and other assets, fixed assets, deferred cost of goods sold, income taxes payable, accrued expenses and deferred tax assets and liabilities in the Company’s consolidated financial statements for the quarter ended October 31, 2015.

The Company lacked a sufficient level of personnel with sufficient technical expertise and knowledge of U.S. generally accepted accounting principles to properly account for and disclose the income tax effects of certain significant transactions. This material weakness resulted in the revision of long-term liabilities and income from discontinued operations in our consolidated financial statements for each of the quarters ended on July 31, 2015 and October 31, 2015.

The Audit Committee discussed the subject matter of the foregoing material weaknesses with PwC LLP, and the Company has authorized PwC LLP to respond fully to the inquiries of the successor independent registered public accounting firm concerning the material weaknesses.

During the Company’s fiscal years ended January 31, 2016 and 2015 and the subsequent interim period through June 1, 2016, neither the Company, nor anyone on behalf of the Company, consulted with PwC Israel with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided by PwC Israel to the Company that PwC Israel concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to S-K 304) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K), other than in the ordinary course of the audit.

The Company provided PwC LLP with a copy of the foregoing statements and requested that PwC LLP furnish the Company a letter addressed to the Securities and Exchange Commission stating whether or not PwC LLP agrees with the above statements. A copy of such letter was included as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2016.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Non-Audit Services

Consistent with applicable securities laws regarding auditor independence and pursuant to our Audit Committee’s charter, the Audit Committee has the direct and sole responsibility for the appointment, evaluation, compensation, direction and termination of any independent registered public accounting firm engaged for the purpose of performing any services to Xura and its wholly-owned subsidiaries. For this purpose, our Audit Committee adopted a policy to pre-approve all audit, audit-related, tax and permissible non-audit services to be provided by the independent registered public accounting firm. Following the spin-off of Comverse from CTI, which was completed on October 31, 2012 (referred to as the Share Distribution), all services provided by our independent auditors were pre-approved by our Audit Committee, in accordance with our pre-approval policy.

Pursuant to our pre-approval policy, our Audit Committee is responsible for pre-approving all audit, audit-related, tax and non-audit services to be provided by an independent registered public accounting firm, including any proposed modification or change in scope or extent of any such services previously approved by the Audit Committee. In furtherance thereof, annually, prior to the commencement of any services, the Audit Committee reviews the services expected to be rendered in the coming year, the specific engagement terms, the related fees and the conditions of the engagement of the independent registered public accounting firm. Any services to be provided must be approved by the Audit Committee in advance. Quarterly, the Audit Committee receives status reports detailing services provided and expected to be provided by the independent registered public accounting firm. At such time, or more expeditiously if the need arises during the fiscal year, the Audit Committee reviews and, if appropriate, approves any services that have not been previously pre-approved and any proposed additions or modifications to any previously approved services or lines of service to be provided, together with any changes in fees. With respect to all permissible tax or internal control-related services, the Audit Committee shall specifically consider the impact of the provision of such services on the auditor’s independence.

To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee may delegate pre-approval authority to its chairperson and/or other members of such committee as the chairperson may from time to time designate provided that any such interim pre-approvals must be reviewed by the full Audit Committee at its next meeting and, in accordance with the Audit Committee charter, such delegation is not otherwise inconsistent with law or applicable rules of the SEC and NASDAQ. The Audit Committee cannot delegate its pre-approval authority to members of management.

Representatives of PwC LLP, our principal independent registered public accounting firm for the fiscal year ended January 31, 2016, and representatives of PwC Israel are expected to be present at the Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions. If this proposal is not approved at the Meeting, our Audit Committee may reconsider the appointment of PwC Israel.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PwC Israel to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2017.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended (or the Securities Act), or under the Securities Exchange Act of 1934, as amended (or the Exchange Act), except to the extent that we specifically incorporate this information by reference into any such filing.

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended January 31, 2016:

The Audit Committee has reviewed and discussed our audited financial statements with management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the fiscal year ended January 31, 2016, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2016 for filing with the Securities and Exchange Commission.

[●], 2016

Submitted by,

AUDIT COMMITTEE:

Mark C. Terrell (Chairman)

James Budge

Niccolo De Masi

Doron Inbar

PROPOSAL NO. 4 ADJOURNMENT OR POSTPONEMENT PROPOSAL

If there are insufficient votes at the time of the Meeting to approve the proposal to adopt the merger agreement, we may propose to adjourn or postpone the Meeting for the purpose of soliciting additional proxies. In the event there are present, in person or by proxy, sufficient votes by our stockholders to approve the proposal to adopt the merger agreement, we do not anticipate that we will adjourn or postpone the Meeting. The time and place of the adjourned or postponed meeting will be announced at the time the adjournment or postponement is taken, and no other notice need be given unless the adjournment or postponement is for more than 30 days or we are required to change the record date. Any adjournment or postponement of the Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Meeting, as adjourned or postponed.

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” the proposal to approve the adjournment or postponement of the Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Meeting.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles

The board of directors is committed to good corporate governance, which helps us compete more effectively, sustain our business and build long-term stockholder value. The board of directors has adopted the Corporate Governance Guidelines & Principles to provide a framework within which the board of directors, assisted by its committees, directs our affairs. The full text of the Corporate Governance Guidelines & Principles, the charters of each of the Audit, Compensation and Leadership and Corporate Governance & Nominating Committees and the Code of Conduct (which is titled XURAbility) can be found on our website (www.xura.com) under the tab “Corporate Governance” on our “Investors” page.

Governance is a continuing focus of our Company. In this section, we describe our key governance policies and practices.

Board Leadership Structure

The board of directors believes there is no single best organizational model that would be most effective in all circumstances and that it is in the best interests of our Company and our stockholders for the board of directors to retain discretion and authority to modify the board’s leadership structure to best address our circumstances from time to time. The Corporate Governance & Nominating Committee has the responsibility to review the board’s leadership structure in light of our specific characteristics and recommend any changes to the board of directors for approval. As set forth in our Corporate Governance Guidelines & Principles, as most recently adopted by the board of directors on December 4, 2013, the board of directors believes that independent leadership of the board of directors is critical and that, other than in exceptional circumstances, the Chairman of the board of directors should be an independent director. The board of directors appointed Henry R. Nothhaft, an independent director, Chairman of the board of directors on October 30, 2012.

The board of directors believes that strong, independent board leadership is a critical aspect of effective corporate governance. Our Corporate Governance Guidelines & Principles provide that when the board of directors determines that the positions of Chairman of the Board and Chief Executive Officer are to be held by the same person or the Chairman of the Board is a non-independent director, the board of directors will appoint an Independent Lead Director, who shall have certain responsibilities, including the following:

•	convene and preside at meetings of the board of directors at which the Chairman is not present, including executive sessions of the independent and non-management directors;

•	serve as liaison between the Chief Executive Officer and the independent and non-management directors and provide the Chief Executive Officer with feedback from executive sessions;

•	approve, in consultation with the Chairman/Chief Executive Officer, information flow to the board of directors;

•	approve, in consultation with the Chairman/Chief Executive Officer, board of directors meeting agendas and schedules;

•	recommend retention of outside advisors and consultants;

•	consult with the Corporate Governance & Nominating Committee on the appointment of chairs and members for board of directors committees; and

•	be available for consultation and communication with stockholders in appropriate circumstances, as instructed by the board of directors.

Currently, our board leadership structure consists of the Chairman (who is an independent director) and committee chairs. Because the position of the Chairman of the Board and Chief Executive Officer are not held by the same person, we do not have an Independent Lead Director at this time.

Executive Sessions and Self-Evaluation

The independent directors meet without members of management present in “executive session” at every regularly scheduled meeting of the board of directors (unless they affirmatively determine that such a session is not necessary) and as otherwise determined by such directors, with the Chairman of the Board. In addition, the board of directors undertakes self-evaluations of the performances of the board, its committees and, as appropriate, periodic evaluations of individual directors.

Majority and Plurality Voting for Directors

Our Bylaws provide for the election of directors by a “majority of votes cast” in uncontested elections and plurality voting in any election that is contested. An election is considered “contested” if, as determined by the board of directors, the number of nominees exceeds the number of directors to be elected. A “majority of votes” cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions, if any, are not counted as votes cast and therefore have no effect, other than for purposes of establishing a quorum. Our Corporate Governance Guidelines & Principles provide that a nominee who does not receive a majority of the votes cast shall immediately tender his or her resignation, and the board of directors shall decide, through a process managed by the Corporate Governance & Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled board of directors meeting and in any event within 90 days after the certification of the election results. Absent a compelling reason for the director to remain on the board of directors, it is expected that the board of directors will accept the resignation. The board’s explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K filed with the SEC.

The Board of Directors’ Role in Risk Oversight

The board of directors has overall responsibility for overseeing risk assessment, protection and mitigation processes. The board of directors and the committees to which it has delegated responsibility meet regularly to review and discuss specific risks facing us. Throughout the year, the board of directors and its committees meet regularly to review and discuss with management our financial performance, strategic plans and prospects and other important issues facing us. The board of directors has delegated responsibility for the oversight of specific risks to certain committees of the board of directors. The board of directors is kept abreast of the activities of its committees through reports of the committee chairperson to the full board at regularly scheduled meetings of the board of directors. Specifically, the Audit Committee has the responsibility to review and discuss with management and our independent registered public accounting firm any major financial risk exposures and assess the steps and processes management has implemented to monitor and control such exposures. The Corporate Governance & Nominating Committee has the responsibility to review the board’s leadership structure and its impact on the board’s role in risk oversight. The Compensation and Leadership Committee oversees risks related to our compensation policies and practices, with respect to executive compensation and compensation generally, including any incentives established for risk taking, the manner in which any risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments necessary to address changes in our risk profile. For a more detailed discussion, see “Executive Compensation—Compensation and Risk.”

We believe that our leadership structure supports the risk oversight function.

Director Attendance

During fiscal year ended January 31, 2016, or fiscal year 2015, the board of directors held 10 meetings. Each of the incumbent directors attended at least 75% of the combined total meetings of the full board of directors and the committees on which he or she served in fiscal year 2015. We have a policy in place requiring that all directors attend annual meetings of stockholders, absent unusual circumstances. Each of our directors attended our annual stockholders’ meeting in 2015.

Ethics Advice Line

We have established an ethics advice line, managed by a third party, that gives employees and other stakeholders a way to confidentially and anonymously report any actual or perceived unethical behavior or violations or suspected violations of XURAbility. Information about the ethics advice line can be found on our website (www.xura.com) under the tab “Corporate Governance” on our “Investors” page.

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our Corporate Governance Guidelines & Principles, the Code of Conduct (which is titled XURAbility) and the charters of our Audit Committee, Compensation and Leadership Committee and Corporate Governance & Nominating Committee are available on our website under the tab “Corporate Governance” on our “Investors” page and in print to any stockholder who requests them from our Corporate Secretary.

The board of directors has adopted XURAbility (our Employee Code of Conduct and Values Statement) to promote commitment to honesty, ethical behavior and lawful conduct. XURAbility applies to our principal executive officer, principal financial officer, principal accounting officer, controller, and any persons performing similar functions, as well as all of our directors, officers and employees. XURAbility provides the foundation for compliance with all corporate policies and procedures and best business practices.

XURAbility can be found on our website (www.xura.com) under the tab “Corporate Governance” on our “Investors” page. A copy of XURAbility is available in print free of charge to any stockholder who requests a copy by sending an email to compliance@xura.com or by writing to:

Xura, Inc.

200 Quannapowitt Parkway

Wakefield, MA 01880

Attention: Legal Department-Corporate Secretary

We intend to disclose on our website (www.xura.com) any amendment to, or waiver from, a provision of XURAbility as required by applicable law or NASDAQ rules.

Committees of the Board of Directors

The board of directors has established various committees to assist it in discharging its duties, including an Audit Committee, a Compensation and Leadership Committee and a Corporate Governance & Nominating Committee. Each of these committees operates pursuant to a charter that was approved by the board of directors, copies of which are available on our website (www.xura.com) under the tab “Corporate Governance” on our “Investors” page. The purposes and responsibilities of each committee are summarized below, together with their current membership and number of meetings.

Audit Committee

Xura has a separately-designated standing Audit Committee within the meaning of Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the board of directors in fulfilling its oversight responsibilities regarding:

•	the conduct and integrity of Xura’s accounting and financial reporting processes, audits of Xura’s financial statements and reports made to any governmental or regulatory body, stockholders, the public or other users thereof;

•	Xura’s compliance with legal and regulatory requirements;

•	the qualifications, engagement, compensation, independence and performance of Xura’s independent auditors, their conduct of the annual audit, and their engagement for any other services;

•	the performance of the internal audit function of Xura and its subsidiaries and their systems of internal accounting and financial and disclosure controls and procedures;

•	related-person transactions (as defined in the Exchange Act);

•	Xura’s code of business conduct and ethics as established by the board of directors;

•	the Audit Committee report required to be included in Xura’s annual proxy statement; and

•	review and discussion with management and Xura’s independent registered public accounting firm of any major financial risk exposures and assessment of the steps and processes management has implemented to monitor and control such exposures.

The board of directors reviewed the background, experience and independence of the Audit Committee members. Based on this review, the board of directors determined that all members of the Audit Committee are “independent,” within the meaning of the applicable rules of the SEC and the NASDAQ Marketplace Rules and as further defined in our Corporate Governance Guidelines & Principles. In addition, the board of directors determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements and that each of Messrs. Budge, De Masi, Inbar, and Terrell qualifies as an audit committee financial expert as defined under the rules of the SEC.

Compensation and Leadership Committee

Purposes and Responsibilities

The purposes and responsibilities of the Compensation and Leadership Committee include, among other things:

•	evaluating the performance of our Chief Executive Officer and other executive officers against established goals and objectives and, based on this evaluation, approve the compensation (including any discretionary awards and any benefits) of our Chief Executive Officer and other executive officers (other than equity-based awards);

•	reviewing, approving or otherwise recommending to the board of directors for approval, management incentive compensation policies and programs;

•	reviewing, approving or otherwise recommending to the board of directors for approval, equity compensation programs for employees;

•	reviewing and recommending to the board of directors for approval by a majority of the non-employee members of the board of directors in advance, all grants of equity-based awards, including the award of shares or share options;

•	reviewing and recommending to the board of directors the submission to stockholders on executive compensation matters;

•	reviewing from a risk management perspective our compensation policies and practices for executives, management and employees generally; and

•	preparing the Compensation Committee Report.

Compensation Processes and Procedures

The Compensation and Leadership Committee oversees and administers our executive compensation program. The Compensation and Leadership Committee typically meets near the beginning of each fiscal year to:

•	review base salaries to determine whether any adjustments are necessary or appropriate;

•	determine the payments, if any, under the annual cash incentive award plan for the prior fiscal year;

•	approve the target and maximum annual cash incentive award opportunities;

•	review and, if appropriate, recommend for approval by our board of directors, including a majority of the independent directors, equity incentive awards; and

•	establish the corporate and individual performance objectives and related target levels for the current fiscal year and the respective target levels for each quantifiable performance objective for that fiscal year.

In making these compensation-related decisions, the Compensation and Leadership Committee reviews the total compensation for our senior executives to ensure consistency with our compensation philosophy and considers developments in compensation market practices. In addition, the Compensation and Leadership Committee is provided with certain compensation recommendations formulated by management and compensation data provided by its executive compensation consultant. Although the Compensation and Leadership Committee receives these recommendations and data, this information provides only a reference point for its deliberations. Ultimately, the Compensation and Leadership Committee applies its own business judgment and experience to determine the form and amount of compensation for our senior executives.

The Compensation and Leadership Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Since October 2012, the Compensation and Leadership Committee has engaged Frederic W. Cook & Co. (referred to as Cook), a national executive compensation consulting firm, to support its oversight and management of our executive compensation program. Cook provides the Compensation and Leadership Committee and our board of directors with guidance regarding the amount and types of compensation that we provide to our executives and how these compare to other compensation practices, and advice regarding other compensation-related matters.

Representatives of Cook attend meetings of the Compensation and Leadership Committee as requested and also communicate with committee members outside of meetings. Cook reports to the Compensation and Leadership Committee and works with management only under the direction of the Chair of the Compensation and Leadership Committee on projects in which the committee retains responsibility under its charter. The Compensation and Leadership Committee may replace Cook or hire additional advisors at any time. During fiscal year 2015, Cook did not provide any other services to us and received no compensation other than with respect to the services described above.

The Compensation and Leadership Committee is authorized under its charter to delegate its responsibilities to subcommittees comprised of one or more directors from the committee under certain circumstances. In accordance with our Equity Awards Policy, all equity award grants must be approved by the majority of the non-employee directors of our board of directors upon the recommendation of the Compensation and Leadership Committee.

Corporate Governance & Nominating Committee

The purposes and responsibilities of the Corporate Governance & Nominating Committee include, among other things:

•	identifying individuals qualified to serve as directors and recommending to the board of directors the nominees for all directorships and reviewing the process and criteria used to review and evaluate director candidates;

•	developing and recommending to the board of directors, and overseeing the implementation of, Xura’s Corporate Governance Guidelines & Principles;

•	overseeing Xura’s policies and procedures for the receipt of stockholder suggestions regarding board of directors composition and potential director candidates for consideration by the board of directors;

•	reviewing, on a regular basis, Xura’s overall corporate governance, including the board’s leadership structure, and recommending improvements, when necessary; and

•	undertaking such other matters as it, with the concurrence of the board of directors, deems necessary.

The Corporate Governance & Nominating Committee considers director candidates recommended for nomination by our stockholders using the same criteria as it applies to recommendations from existing directors and members of our management. Stockholders are invited to submit recommendations by writing to: Corporate Governance & Nominating Committee, Xura, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880. There have been no changes to these procedures since the filing of the proxy statement for our Annual Meeting of Stockholders held on June 24, 2015.

Compensation Committee Interlocks and Insider Participation

During the year ended January 31, 2016, each of Messrs. Budge, Drapkin, Terrell and Ms. Bowick served as members of the Compensation and Leadership Committee. None of the members of the committee was, during or prior to the year ended January 31, 2016, an officer of Xura, its predecessor entities, or any of its subsidiaries or had any relationship with us other than serving as a director and as a de minimis stockholder. In addition, none of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Director Independence

Our board of directors currently has seven independent directors out of eight, with all members of the board other than our Chief Executive Officer qualifying as independent directors. The following members of the board of directors qualify as independent under our independence standards: Ms. Bowick and Messrs. Budge, Drapkin, De Masi, Inbar, Nothhaft and Terrell. Neil Montefiore also served as an independent member of the board of directors from September 2013 until his resignation effective as of the 2015 Annual Meeting. Mr. Tartavull does not qualify as an independent director due to his employment as our President and Chief Executive Officer. In the course of the board’s determinations regarding independence, it considered the arrangements discussed under “Transactions with Related Parties.”

Our board of directors has adopted standards for determining whether our directors are independent. Under our Corporate Governance Guidelines & Principles, for a director to be considered independent, he cannot be an officer or employee of our Company and the board of directors must affirmatively determine that the director lacks a “material relationship” with us (either directly or as a partner, controlling stockholder or executive officer of an organization that has a material relationship with us) and with members of our senior management team. A “material relationship” is defined as a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition to the above analysis, the definition used by the board of directors to determine director independence (subject to the guidance provided by NASDAQ Marketplace Rules) includes certain transactions, relationships and arrangements specified in Section V(C) of the Corporate Governance Guidelines & Principles. Stockholders can access the Corporate Governance Guidelines & Principles on our website at www.xura.com under the tab “Corporate Governance” on our “Investors” page.

Furthermore, all members of the Audit Committee and the Corporate Governance & Nominating Committee must be independent in accordance with the board’s definition of the term “independence” and with the applicable rules of the SEC and NASDAQ. All members of the Compensation and Leadership Committee must be independent in accordance with the applicable rules of the SEC and NASDAQ. The board of directors has determined that all members of the Audit Committee, the Corporate Governance & Nominating Committee and the Compensation and Leadership Committee are independent and satisfy the relevant Company, SEC and/or NASDAQ independence requirements for membership in such committees.

In addition to the independence standards set forth above, each director is expected to act with integrity and to adhere to the policies set forth in the Code of Conduct. Under the Corporate Governance Guidelines &

Principles, any waiver of the requirements of the Code of Conduct for any director or executive officer must be approved by the board of directors and promptly disclosed on our website.

Under the Corporate Governance Guidelines & Principles, directors have a personal obligation to disclose actual or potential conflicts of interest to the Corporate Governance & Nominating Committee and (a) where the roles of Chairman and Chief Executive Officer are combined or the Chairman is a non-independent director, the Independent Lead Director, or (b) where the Chairman of the Board is independent, the Chairman, prior to any board decision related to the matter and, if in consultation with legal counsel it is determined a conflict exists or the perception of a conflict is likely to be significant, to recuse themselves from any discussion or vote related to the matter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and executive officers of Xura and persons who own more than 10 percent of a registered class of Xura’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Xura common stock and other equity securities. Directors, officers and beneficial owners of more than 10 percent of Xura’s common stock are required by SEC regulation to furnish Xura with copies of all Section 16(a) forms they file. To Xura’s knowledge, based solely on a review of the copies of such reports furnished to Xura and representations that no other reports were required, all Section 16(a) filing requirements were satisfied for the fiscal year ended January 31, 2016.

COMPENSATION OF DIRECTORS

Fee Arrangements for Directors

During the fiscal year ended January 31, 2016, the compensation of each non-employee director consisted of:

•	a cash retainer of $65,000 per annum, with no meeting fees;

•	an additional cash retainer of $12,500 per annum for each non-chair member of the Audit Committee;

•	an additional cash retainer of $10,000 per annum for each non-chair member of the Compensation and Leadership Committee;

•	an additional cash retainer of $5,000 per annum for each non-chair member of the Corporate Governance & Nominating Committee;

•	an additional cash retainer of $75,000 per annum for service as non-executive Chairman of the Board;

•	an additional cash retainer of $25,000 per annum for service as chair of the Audit Committee;

•	an additional cash retainer of $20,000 per annum for service as chair of the Compensation and Leadership Committee;

•	an additional cash retainer of $10,000 per annum for service as chair of the Corporate Governance & Nominating Committee; and

•	a director stock unit (or DSU) award with an annual value of $135,000.

For the fiscal year ended January 31, 2016, Mr. De Masi’s cash retainers and DSU award were pro-rated to reflect his service from his appointment in November 2015. Additionally, on March 15, 2016, Mr. Drapkin was granted a DSU award that immediately vested in recognition of his service on the board of directors from March 12, 2014 to June 25, 2015, which was not reflected in the prior year’s grant.

Director Equity Grants

On June 26, 2015, each of our non-employee directors as of such date received a DSU award covering 6,528 shares of Xura’s common stock (representing an annual value of $134,999, using the closing price per share of Xura’s common stock on June 26, 2015), which will vest on June 26, 2016. Mr. De Masi received a pro-rated DSU award on December 31, 2015 to reflect his service from his appointment in November 2015.

The DSUs awarded to each non-employee director serving on the board of directors on June 26, 2015 vested on June 26, 2016. Mr. Montefiore did not receive this grant.

For the fiscal year ending January 31, 2017, we do not expect annual equity awards to be issued to our non-employee directors in light of the proposed sale of our company to affiliates of Siris Capital Group, LLC.

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the fiscal year ended January 31, 2016. Mr. Tartavull, our President and Chief Executive Officer, receives no compensation for his service as a director. The compensation received by Mr. Tartavull as our President and Chief Executive Officer is presented in “Employment Agreements and Arrangements with Named Executive Officers.”

Director Compensation Table

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)(2)(3)	Total($)
Susan D. Bowick	90,000	134,999	224,999
James Budge	87,500	134,999	222,499
Niccolo De Masi(4)	9,854	80,991	90,845
Matthew A. Drapkin	75,000	134,999	209,999
Doron Inbar	82,500	134,999	217,499
Neil Montefiore(5)	39,800	134,999	174,799
Henry R. Nothhaft(6)	140,000	134,999	274,999
Mark C. Terrell	100,000	134,999	234,999

(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock-based awards made to the current non-employee directors during the fiscal year ended January 31, 2016, calculated in accordance with guidance from the Financial Accounting Standards Board (or FASB), related to share-based payment awards. The grant date fair value of these stock-based awards is calculated by multiplying the number of shares in each award by the fair market value of our common stock on the award’s date of grant. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the awards.
(2)	For each then current non-employee director, the following table sets forth (a) the grant date of the DSU awards granted to such directors in the fiscal year ended January 31, 2016, (b) the grant date fair value, calculated in accordance with FASB ASC Topic 718 related to share-based payment awards, of the DSU awards granted to such directors in the fiscal year ended January 31, 2016, and (c) the aggregate number of unvested DSUs held by such directors at fiscal year-end, January 31, 2016. None of the non-employee directors held stock options at fiscal year-end, January 31, 2016. For equity awards granted to Mr. Tartavull during the fiscal year ended January 31, 2016 as our President and Chief Executive Officer and awards held by Mr. Tartavull at fiscal year-end, January 31, 2016, see “Executive Compensation-Grants of Plan-Based Awards Table” and “Executive Compensation-Outstanding Equity Awards at Fiscal Year-End Table.”

Director Name	Grant Date	Grant Date Fair Value of Stock Awards Granted ($)	Number of Unvested Stock Awards Held at January 31, 2016
Susan D. Bowick	June 26, 2015	134,999	6,528
James Budge	June 26, 2015	134,999	6,528
Niccolo De Masi	November 18, 2015	80,991	3,295
Matthew Drapkin	June 26, 2015	134,999	6,528
Doron Inbar	June 26, 2015	134,999	6,528
Henry R. Nothhaft	June 26, 2015	134,999	6,528
Mark C. Terrell	June 26, 2015	134,999	6,528

(3)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock based awards. The DSUs awarded to each then current non-employee director were equal to the quotient obtained by dividing $135,000 by the closing price per share of our common stock on the date of grant, pursuant to the Xura, Inc. 2012 Stock Incentive Compensation Plan, as amended. Mr. De Masi’s equity award was pro-rated to reflect his commencement of service during the year on November 18, 2015.
(4)	Mr. De Masi was appointed to the board of directors on November 18, 2015. Mr. De Masi serves on the Audit and Corporate Governance & Nominating Committees.
(5)	Mr. Montefiore served on the board of directors until his resignation effective as of the 2015 Annual Meeting. Prior to his resignation, Mr. Montefiore served as a member of the Audit Committee and Corporate Governance & Nominating Committee.

(6)	The chair of the Corporate Governance & Nominating Committee is entitled to additional cash compensation of $10,000 per year, unless he also serves as non-executive Chairman of the Board. Since Mr. Nothhaft serves as both non-executive Chairman of the Board and chair of the Corporate Governance & Nominating Committee, he did not receive the additional retainer for services as chair of the Corporate Governance & Nominating Committee.

EXECUTIVE OFFICERS & COMPENSATION

The executive officers of Xura as of the date hereof are listed below.

Name	Age	Position
Philippe Tartavull	58	President and Chief Executive Officer
Jacky Wu	33	Executive Vice President, Chief Financial Officer
Roy S. Luria	44	Executive Vice President, General Counsel and Corporate Secretary
Nassrin Tavakoli	61	Executive Vice President, Chief Technology Officer
W. James Saunders	56	Executive Vice President, Digital Communications
Michael Grossi	47	Executive Vice President, Chief Revenue Officer

The following is a summary of the qualifications and experience of our executive officers other than Mr. Tartavull, whose qualifications and experience are set forth under “Directors.”

Jacky Wu. Mr. Wu has served as our Executive Vice President and Chief Financial Officer since April 30, 2015 and as our Senior Vice President of Financial Planning and Analysis from March 30, 2015 to April 30, 2015. Prior to joining us, Mr. Wu was employed by American Tower Corporation, where he served as Vice President of Finance, Mergers and Acquisitions since January 2014. From May 2010 to December 2013, Mr. Wu served as American Tower’s Vice President of Financial Planning and Analysis. Mr. Wu began his career at Verizon Communications in May 2002, where he held roles of increasing scope and responsibility. During his career with Verizon and its predecessor companies and affiliates, he served in numerous finance and business development roles, including as the Director and Chief Financial Officer of Verizon’s Digital Services Inc. from 2009 to 2010, where he was responsible for all financial activities of its FiOS and Digital Media services businesses. Mr. Wu holds a Bachelor of Science in Economics and an M.B.A. from Tulane University.

Roy S. Luria. Mr. Luria has served as our Executive Vice President, General Counsel and Corporate Secretary since October 2012. From January 2010 to October 2012, Mr. Luria served as Associate General Counsel, Corporate and Securities and Assistant Secretary of CTI. From October 2000 through January 2010, Mr. Luria was an associate with Weil, Gotshal & Manges LLP and from March 1996 to September 2000 was an associate with the Israeli law firm of Meitar Liquornik Geva & Leshem Brandwein (formerly Meitar, Liquornik, Geva & Co.). Mr. Luria holds a law degree from Tel Aviv University.

Nassrin Tavakoli. Ms. Tavakoli has served as our Executive Vice President, Chief Technology Officer since October 2012. Prior to joining us, Ms. Tavakoli served for two years as Senior Vice President of Global Engineering at Hypercom Corporation. Prior to that, she held a variety of technology leadership positions of increasing responsibility over a sixteen year period at Motorola, Inc., focusing on advanced wireless infrastructure, handset and multimedia technologies, most recently as Senior Director of its Global Software Group. In several previous positions, she managed and developed systems involving technologies and domains including billing systems, distributed database systems, M-commerce, and voice and pattern recognition. Ms. Tavakoli holds a Ph. D. and M.S. in Computer Science from Kansas State University, and a B.S. in Computer Science and Mathematics from Southeast Missouri State University.

W. James Saunders. Mr. Saunders has served as our Executive Vice President, Digital Communications since the completion of the Acision acquisition in August 2015. Mr. Saunders leads the team responsible for our portfolio of digital communications services products. Mr. Saunders held a similar role with Acision from 2013 until its acquisition by us in August 2015. From 2008 to 2013, Mr. Saunders held the role of Global Head of Capital Market Product Development at Misys, where he was responsible for more than 600 employees across the globe and leading the development of their four flagship products. He moved into this role from Thomson Reuters RISK business when it merged with Misys in 2012. Before that, Mr. Saunders held product development and senior management positions at Cartesis, America Online and Netscape Communications. Mr. Saunders holds a BSc. degree in computer science from the University of Essex.

Michael Grossi. Mr. Grossi has served as our Executive Vice President and Chief Revenue Officer since August 2015. From September 2014 to August 2015, Mr. Grossi served as our Senior Vice President and Chief Strategy Officer. Mr. Grossi has over 20 years of experience in the telecommunications and technology sectors. Prior to joining us, from 2012 to 2014, he was the Senior Vice President of Corporate Development and Strategy at American Tower Corporation, where he was a member of the US Tower Executive Team, a $2.2B business unit. There he led growth initiatives for the company, including mergers and acquisitions, business development and strategy. From 2008 to 2011, he was a Senior Partner at Altman Vilandrie and Company, a TMT strategy consultancy where he led the wireless practice. From 2005 to 2008, Mr. Grossi served as Senior Vice President and General Manager of Mobile Data Services at Helio (acquired by Virgin Mobile), a wireless mobile virtual network operator where he helped launch many industry firsts, including YouTube Mobile, Myspace Mobile, GPS Google Maps and the Ultimate Inbox. Mr. Grossi was also a Captain in the United States Air Force and holds an M.B.A. from Bentley College and a BSBA from Villanova University.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program for our executive officers listed below, who are referred to throughout this discussion as the “Named Executive Officers.” The discussion describes the various compensation elements and the plans and arrangements in which the Named Executive Officers participated, the factors considered and the approach taken by our board of directors and our Compensation and Leadership Committee (referred to as the Compensation Committee) in designing the executive compensation program and how this program supports our overall business objectives and financial and strategic goals.

Our board of directors and the Compensation Committee determine the compensation of executive officers of Xura. For the fiscal year ended January 31, 2016, the Named Executive Officers were:

•	Philippe Tartavull, our President and Chief Executive Officer;

•	Jacky Wu, our Executive Vice President and Chief Financial Officer;

•	Michael Grossi, our Executive Vice President, Chief Revenue Officer; and

•	Thomas Sabol, our former Senior Vice President, Chief Financial Officer.

Mr. Sabol ceased to serve as Senior Vice President, Chief Financial Officer on April 30, 2015 and separated from us effective July 1, 2015.

Executive Summary

Fiscal Year 2015 Incentive Program Design and Results

For the fiscal year ended January 31, 2016 (or fiscal year 2015), we continued the transformation of our business to address the rapidly evolving trends in our markets. As part of the transformation, our corporate objectives for fiscal year 2015 included both strategic and financial components, including the divestiture of our BSS business and operational improvements to our Digital Services business. Moreover, in setting our goals for fiscal year 2015, we determined that meeting our corporate objectives would depend more upon the achievement of major transactions rather than each executive meeting individual performance objectives. Based on this determination, we did not evaluate our Named Executive Officers against individual performance objectives. Instead, to align executive compensation with our corporate objectives, the following corporate strategic objectives, with a subset of financial objectives, were selected by the Compensation Committee as part of our annual cash incentive plan for our Named Executive Officers:

Strategic Objectives

•	The divestiture of the former BSS segment at certain price points (weighted 40%).

•	Operational improvements to the Digital Services segment resulting in certain cost savings (weighted 30%).

•	Achievement of the three corporate financial objectives outlined below (weighted 30%).

•	Product bookings and maintenance revenue (40% sub-weighting).

•	Operating income (30% sub-weighting).

•	Adjusted consolidated cash flow (30% sub-weighting).

For fiscal year 2015, as explained in detail below, we attained our objectives with a 70% achievement level due to the successful divestiture of the BSS segment and implementation of operational improvements to our Digital Services business. We did not achieve our financial objectives. Payouts will be made to our Named Executive Officers based on our 70% achievement of corporate objectives.

For the fiscal year ended January 31, 2015 (or fiscal year 2014), the following corporate financial metrics were selected by the Compensation Committee as part of our annual cash incentive plan for our Named Executive Officers:

•	Xura performance, the achievement of which is a condition to any payout under the cash incentive plan.

•	Product bookings and maintenance revenue (60% weighting).

•	Total revenue (20% weighting).

•	Adjusted consolidated cash flow (20% weighting).

For fiscal year 2014, the annual cash incentive plan also provided that no payouts were to be made against the corporate and individual performance objectives unless we achieved at least the threshold level of Xura performance. The threshold level of performance was not achieved in fiscal year 2014. Therefore, there was no payout under our annual cash incentive plan.

Executive Compensation Objectives and Principles

Compensation Objectives

Our Company operates in the highly complex and competitive telecommunications industry. This requires a highly talented and seasoned team of telecommunications and business professionals capable of managing a complex global business. Consequently, our primary compensation objective is to attract and retain the executives needed to manage a sophisticated global business operation in a rapidly changing segment of the telecommunications industry and to ensure that they are compensated commensurate with results and paid for performance.

Our executive compensation program is designed to:

•	attract, retain and motivate highly-skilled executives by providing a total compensation package that is competitive in the market in which we compete for talent;

•	support and reward the attainment of our short-term and long-term financial and strategic objectives through the use of variable pay in which realized compensation fluctuates based on (a) the degree to which key financial, operational and strategic goals are achieved and (b) changes in stockholder value;

•	provide differentiated pay based on our executives’ contributions to Company performance, role within our Company and skill set;

•	create commonality of interest between management and stockholders through the use of equity-based compensation and by encouraging our executives to accumulate substantial ownership in our Company;

•	foster a balanced focus among our executives to ensure that they are held accountable for the long-term consequences of their business decisions and to avoid the incentive to take risks that are inconsistent with our financial and strategic goals; and

•	maximize the financial efficiency of the overall program from tax, accounting and cash flow perspectives.

Elements of Direct Compensation

During the fiscal year ended January 31, 2016, our executive compensation program applicable to our Named Executive Officers included three primary elements:

•	Base salaries, representing the fixed component of total direct compensation.

•	Performance-based cash incentive awards, representing a significant portion of cash compensation intended to be “at-risk,” linked to achievement of key objectives and our short-term operating plan and long-term strategic goals.

•	Equity incentive awards in the form of time-based restricted stock unit awards (referred to as RSUs) and stock option grants awarded to align the interests of our executives with stockholders; facilitate retention of executives at a challenging time as a result of our significant transformation efforts and company-specific conditions; drive long-term performance; reward the execution of various performance objectives critical to our company; and balance share usage and dilution levels.

In addition to these direct elements of compensation, our executive compensation program for the fiscal year ended January 31, 2016, included health, welfare and other employee benefits, limited perquisites and severance benefits.

The elements of our compensation program are designed to promote our pay-for-performance philosophy. We believe that our compensation plans should motivate high performance among our executive officers within an entrepreneurial, incentive-driven culture. We believe that our short-term compensation plans should provide the flexibility to reflect the extent to which goals are met, missed or exceeded, while rewards realized under our long-term equity compensation plan should be driven largely by increasing stockholder returns. We aim to design compensation plans that align compensation objectives with our business strategies and that enable a focus on creating sustainable, long-term growth and stockholder value. We aim to set target total direct compensation at the median of comparably positioned executives at public companies with which we compete for business and talent and that have similar scope of operations, with differentiation by executive based on individual factors such as performance, tenure, criticality, and transformation/growth hire positioning.

Base Salaries

As base salaries represent the fixed component of each Named Executive Officer’s total direct compensation, the Compensation Committee sets base salaries at a level that balances the competing objectives of attracting and retaining high-quality executives with minimizing our overall fixed cost structure. The underlying philosophy adopted by the Compensation Committee is to set base salaries, on average, at the median market rate based on comparable companies, subject to individual variations.

The Compensation Committee sets, reviews and approves any changes to base salaries for the Named Executive Officers annually, taking into account both the competitive positioning of each individual’s base salary relative to the indicated market rates; the individual skills, experience and past performance of the executive; the annual budget for base salary adjustments, if any, that had been established for the fiscal year; the positioning of each executive relative to others with comparable levels of responsibility; corporate financial performance in the prior fiscal year and expectations for the current fiscal year; and the difficulty of replacing the executive and relative importance of the position to us. For the fiscal year ended January 31, 2016, the Compensation Committee maintained prior year base salaries for all continuing executives.

Annual Cash Incentive Awards

We believe that a significant portion of cash compensation for the Named Executive Officers should be “at-risk” by being linked to achievement of key objectives that further our short-term operating plan and long-term strategic goals. Consequently, we provide the Named Executive Officers with the opportunity to realize variable cash awards each year based on performance against a series of pre-established financial performance and individual objectives, for which the Compensation Committee established target and maximum award opportunities.

In designing the annual cash incentive awards, the Compensation Committee is guided by the following overarching principles:

•	the performance measures must be tied to key indicators of our success, strategic objectives and drivers of stockholder value, consistent with our business strategy and objectives;

•	the performance targets must be reasonably achievable and viewed as fair, while at the same time encouraging stretch performance;

•	the performance targets should include a review of year-over-year performance and align with the annual operating plan approved by the board of directors so that aggregate costs are supported by financial results;

•	the performance measures must be simple to understand and within the control of the Named Executive Officer receiving the award;

•	the portion of a Named Executive Officer’s target annual cash compensation attributable to his target annual cash incentive award opportunity should increase with successively higher levels of responsibility; and

•	the payouts should reflect corporate performance and, if applicable, the performance of the business unit to which the Named Executive Officer is affiliated.

Equity Incentive Awards

To support the objective of aligning the interests of the Named Executive Officers with stockholders and to ensure that realized compensation reflects long-term changes in stockholder value, we believe that the long-term incentives for the Named Executive Officers should be delivered primarily in the form of equity. In designing the long-term incentives, the board of directors and Compensation Committee are guided by the following principles:

•	long-term incentives should function to align the interests of the Named Executive Officers with our stockholders as appreciation of the underlying shares of our common stock enhances the value of these awards and therefore enhances the focus on improvements in operating performance and the creation of sustainable stockholder value;

•	the portion of a Named Executive Officer’s target total direct compensation opportunity attributable to long-term incentives should increase with increasingly higher levels of responsibility to ensure that the executives most responsible for changes in stockholder value are held most accountable for results;

•	awards should support long-term retention of key contributors through vesting and other benefit provisions, creating enough “hold” to provide stability of the executive team;

•	the aggregate annual share usage in employee equity plans should be carefully managed to avoid excessive levels of potential stockholder dilution; and

•	the aggregate cost of long-term incentives should be reasonable in comparison to peer companies, and the cost implications of such plans should be supported by Xura’s annual and longer-term operating plans.

In June 2015, the board of directors approved annual equity grants consisting of RSU awards and stock option grants to our Named Executive Officers (with the exception of Mr. Sabol). The board of directors determined that the value of each current Named Executive Officer’s long-term equity incentives should be allocated one-half to RSUs and one-half to stock options (on an accounting value basis). This allocation was selected to align the Named Executive Officers’ interests with those of stockholders, foster retention, and balance share usage. These annual grants of RSUs and stock options vest ratably over a three-year period from the date of grant. No performance RSUs were granted to our Named Executive Officers in fiscal years 2014 or 2015.

Executive Compensation-Setting Process

The following is a summary of the process followed by our board of directors and Compensation Committee in setting executive compensation.

Roles and Responsibilities

The Compensation Committee oversees and administers our executive compensation program. The Compensation Committee typically meets near the beginning of each fiscal year to:

•	review base salaries to determine whether any adjustments are necessary or appropriate;

•	determine the payments, if any, under the annual cash incentive award plan for the prior fiscal year;

•	approve the target and maximum annual cash incentive award opportunities;

•	review and, if appropriate, recommend for approval by our board of directors, including a majority of the independent directors, equity incentive awards; and

•	establish the corporate and individual performance objectives, if applicable, and related target levels for the current fiscal year and the respective target levels for each quantifiable performance objective for that fiscal year.

In making these compensation-related decisions, the Compensation Committee reviews the target total direct compensation for our Named Executive Officers to ensure consistency with our compensation philosophy and developments in compensation market practices. The Compensation Committee works with Mr. Tartavull (except with respect to his own compensation) and other senior executives to ensure that its decisions and recommendations to our board of directors are consistent with our compensation philosophy and policies. In addition, the Compensation Committee was provided with certain compensation recommendations formulated by management and the compensation data described below provided by its executive compensation consultant. Although the Compensation Committee receives these recommendations and data, this information provides only a reference point for its deliberations. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the form and amount of compensation for the Named Executive Officers.

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. The Compensation Committee has engaged Frederic W. Cook & Co. (referred to as Cook) since the spin-off from CTI to provide the Compensation Committee and our board of directors with guidance regarding the amount and types of compensation that we provide to our executives and how these compare to other compensation practices, and advice regarding other compensation-related matters.

During the fiscal year ended January 31, 2016, Cook provided the following services to our Compensation Committee:

•	conducted a market review of the competitiveness of our compensation practices as well as our long-term incentive program;

•	assisted in the re-assessment of a peer group to be used for purposes of benchmarking the competitiveness of our executive compensation program; and

•	assisted in the review and design of our equity award grants under our equity compensation incentive plan.

Representatives of Cook attend meetings of the Compensation Committee as requested and also communicate with committee members outside of meetings, as needed. Cook reports to the Compensation Committee and works with management only under the direction of the Chair of the Compensation Committee on projects in which the Compensation Committee retains responsibility under its charter. The Compensation Committee may replace Cook or hire additional advisors at any time. During the fiscal year ended January 31, 2016, Cook did not provide any other services to us and has received no compensation other than with respect to the services described above. Cook has adopted a Consultant Independence Policy, which provides that Cook has a policy of exclusivity and loyalty to the Compensation Committee, and annually prepares a letter affirming its independence and compliance with its independence policy. Based on the foregoing and additional considerations, the Compensation Committee determined that Cook is an independent compensation consultant pursuant to NASDAQ Marketplace Rules.

Competitive Positioning

As the market for experienced executives in the telecommunications industry is highly competitive, and includes several well-established, international organizations, as well as our direct business competitors, the Compensation Committee monitors the executive compensation practices of these companies, as well as those within our industry generally, to ensure that our executive compensation program reflects current market trends and to use as a resource in its deliberations.

In December 2014, the Compensation Committee reassessed our Peer Group with Cook’s assistance, considering peer group metrics, including revenue, operating margin and market capitalization, and, after considering these and other factors, concluded that no changes were necessary to the previously adopted a 14-company peer group set forth below:

Aruba Networks	ShoreTel
Ciena Corporation	Sonus Networks
Convergys Corporation	Sykes Enterprises
CSG Systems International	Synchronoss Technologies
Interactive Intelligence Group	TeleCommunication Systems
Mitel Networks	TeleTech Holdings
Polycom	Unisys Corporation

This Peer Group was used to inform the Committee’s target total direct compensation decisions for the fiscal year ended January 31, 2016. The Committee again reviewed the Peer Group in December 2015 and decided that certain changes were necessary in light of the sale of the BSS business, the acquisition of Acision, and developments among certain of the peer companies that occurred during fiscal year 2015. As a result of the Committee’s analysis, Aruba Networks, Inc. was removed from the list due to its acquisition by Hewlett Packard Enterprise, and Ciena Corporation and Convergys Corporation were replaced by BroadSoft, Calix and Progress Software. The Committee believes that the revised Peer Group list better reflects companies that are comparable to us after the developments during fiscal year 2015 and, for decisions made in the fiscal year ending January 31, 2017, the Peer Group will consist of:

BroadSoft	ShoreTel
Calix	Sonus Networks
CSG Systems International	Sykes Enterprises
Interactive Intelligence Group	Synchronoss Technologies
Mitel Networks	TeleCommunication Systems
Polycom	TeleTech Holdings
Progress Software	Unisys Corporation

Executive Compensation Elements

Base Salary

The Compensation Committee reviews the base salaries of our Named Executive Officers annually. Base salaries are targeted at the median of market practices and represents competitive pay for day-to-day responsibilities of each of our Named Executive Officers’ roles. For the fiscal years ended fiscal year 2014 and 2015, our Compensation Committee reviewed our Named Executive Officers’ base salaries and, with the exception of Mr. Wu who joined us in fiscal year 2015, determined to maintain them at fiscal year 2013 and 2014 levels, respectively.

Annual Cash Incentive Awards

Individual Target Award Opportunities

The target annual cash incentive award opportunity for the fiscal year ended January 31, 2016 for each Named Executive Officer was determined by the Compensation Committee based on each executive’s anticipated contributions during the fiscal year, the market rate of compensation for executives in comparable positions, job functions and internal pay equity. For the fiscal year ended January 31, 2016, our Compensation Committee reviewed our Named Executive Officers’ target annual cash incentive award opportunities and determined to maintain them at prior year levels. The target annual cash incentive award opportunities and corresponding target total cash compensation for the Named Executive Officers were as follows:

Named Executive Officer	Annual Base Salary	Target Annual Cash Incentive as Percentage of Base Salary	Target Annual Cash Incentive Award Opportunity	Total Target Cash Compensation
Philippe Tartavull	$700,000	100%	$700,000	$1,400,000
Jacky Wu	$325,000	50%	$162,500	$487,500
Michael Grossi	$340,000	50%	$170,000	$510,000
Thomas Sabol(1)	$425,000	80%	$340,000	$765,000

(1)	Mr. Sabol’s employment with us terminated on July 1, 2015. Under the terms of his Separation Agreement, Mr. Sabol was entitled to a pro-rata portion of his cash bonus for the fiscal year ended January 31, 2016, less lawful deductions, and payable only if any annual bonus is paid to other Company executives.

Incentive Award Design

Each Named Executive Officer’s annual target cash incentive award opportunity was entirely based upon corporate performance objectives for the fiscal year. The Compensation Committee determined this to be appropriate because they linked a substantial portion of each Named Executive Officer’s award opportunity to the achievement of our corporate performance objectives, thereby motivating the Named Executive Officer to focus his efforts on successfully executing our annual operating plan. The corporate performance objectives for the Named Executive Officers were based on our Company’s performance measured against the corporate financial and strategic objectives described below.

Corporate Objectives

The fiscal year ended January 31, 2016 annual incentive awards for our Named Executive Officers were based on the level of achievement of the following pre-established corporate objectives, each of which was selected by the Compensation Committee because it is tied to external key performance indicators and is considered to be critical to enhancing stockholder value:

•	Achievement of the three corporate financial objectives outlined below (weighted 30%).

•	Product bookings and maintenance revenue (40% sub-weighting).

•	Operating income (30% sub-weighting).

•	Adjusted consolidated cash flow (30% sub-weighting).

•	The divestiture of the former BSS segment at certain price points (weighted 40%).

•	Operational improvements to the Digital Services segment resulting in certain cost savings (weighted 30%).

With respect to the financial objectives component, our product bookings and maintenance revenue objective was calculated as the aggregate projected revenue from purchase orders executed during the fiscal year ended January 31, 2016 (excluding any purchase order de-bookings), and revenue from maintenance agreements prior to adjustment to exclude the value assigned to services to be provided to customers during initial warranty periods as part of project deployments.

Total operating income was calculated based on our consolidated operating income as set forth in our audited consolidated financial statements for the fiscal year ended January 31, 2016.

The calculation of the achievement of the adjusted consolidated cash flow objective was the annual adjusted consolidated cash flow for Xura excluding the impact of expenditures related to Xura expense adjustments, including:

•	restructuring costs; and

•	amounts paid in respect of extraordinary charges excluded in calculating Xura performance.

Payout Calculations

With respect to our corporate objectives for fiscal year 2015, actual payouts for our Named Executive Officers were determined after the end of the fiscal year based on the actual performance against each of the objectives, subject to discretionary adjustments by the Compensation Committee based on all relevant considerations.

Under the terms of the fiscal year 2015 incentive plan, the achievement of our annual operating plan would result in a payout at target for each objective.

The relative weightings for each of the corporate financial objectives for the fiscal year ended January 31, 2016, together with the payout percentages at different levels of achievement (relative to target performance level), were as follows (dollars in thousands):

Objective	Weighting	Target (in millions)	Achieved (in millions)
Product bookings and maintenance revenue	40%	$173.5	$138
Operating income (loss)	30%	$56.5	$(85.6)
Adjusted consolidated cash flow	30%	$2.0	$(57.3)

On March 15, 2016, our Compensation Committee, in consultation with and based upon the recommendations of Mr. Tartavull (with respect to officers other than himself), evaluated the amount of the annual cash incentive awards for the fiscal year ended January 31, 2016 for the Named Executive Officers.

With respect to the financial component of the corporate objectives, product bookings and maintenance revenue was $138 million, operating loss was $85.6 million, and consolidated cash flow was $(57.3) million, resulting in the Compensation Committee’s determination that none of the financial objectives had been met. With respect to the strategic component of the corporate objectives, the Compensation Committee determined that the sale of the BSS business attained 100% of its target and the Digital Services initiative attained 100% of its target. Therefore, the Committee concluded that that the corporate objectives with respect to incentive compensation for our Named Executive Officers had been met at a 70% achievement level.

Equity Incentive Awards

In June 2015, our board of directors approved annual stock option grants and RSU awards for shares of our common stock to the Named Executive Officers (other than Mr. Sabol). See the “Equity Incentive Awards” discussion in “Compensation Discussion and Analysis-Executive Compensation Objectives and Principles-Elements of Direct Compensation.”

Target Total Direct Compensation

For the fiscal year ended January 31, 2016, our Compensation Committee reviewed base salaries, target annual cash incentive award opportunities, and ongoing equity incentive award grant values and generally determined to maintain each component at levels consistent with the fiscal year ended January 31, 2015 for each of the current Named Executive Officers.

Other Executive Compensation Matters

Health, Welfare and Other Employee Benefits

We maintain an array of benefit programs to meet the health care and welfare needs of our employees, including medical and prescription drug coverage, dental and vision programs, short-term disability insurance, long-term disability insurance and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. The Named Executive Officers are eligible to participate in these programs on the same basis as our other salaried employees. These generally available benefits do not directly factor into decisions regarding Named Executive Officers’ total compensation packages.

In addition, we maintain a Section 401(k) tax-qualified retirement savings plan for our salaried U.S. employees. The Named Executive Officers are eligible to participate in this plan on the same basis as our other salaried employees. We match 50% of each employee-participant’s individual contributions to the plan, up to an annual maximum of $2,000 per participant.

Perquisites and other Personal Benefits

Our compensation program does not provide for perquisites or other personal benefits to senior executives, with one exception. In connection with his expatriate assignment in the United Kingdom to oversee the integration of Acision into Xura, the employment agreements for Messrs. Tartavull and Wu were amended to provide each of them with up to $120,000 of expenses incurred for relocation and repatriation, temporary housing, use of an automobile during the term of their assignment, and other related expenses. The term of each of their assignments is limited to one year from January 1, 2016. Mr. Sabol was eligible for relocation benefits of up to $80,000 during his period of employment with us pursuant to our relocation program that is generally made available to relocating employees. Mr. Sabol did not receive any such relocation payments.

Employment Agreements

We have entered into written employment agreements with each of the Named Executive Officers. These employment agreements contain the terms of employment of each executive, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and post-employment benefits. These agreements provide each Named Executive Officer with job security for the term of the agreement or the pendency of such officer’s employment, as applicable, by specifying the reasons for which employment may be terminated and providing certain severance payments and benefits under certain circumstances.

The employment agreements for the Named Executive Officers protect the Company’s interests during and following certain terminations of employment by prohibiting the Named Executive Officer from engaging directly or indirectly in competition with us, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing our confidential information or business practices. On April 30, 2015, we entered into a separation agreement with Thomas Sabol providing for certain benefits and obligations in connection with Mr. Sabol’s departure from us effective July 1, 2015.

For a discussion of the employment and separation agreements with the Named Executive Officers, see “—Employment Agreements and Arrangements with Named Executive Officers.”

Severance Payments and Benefits Following a Change in Control

We have provided for severance payments and benefits to the Named Executive Officers in connection with a termination of employment under certain circumstances in contemplation of or following a change in control of our company. The purposes of doing so are to:

•	foster the retention of senior executives by providing a sufficient economic incentive for them to remain with the Company through a change in control and in support of an acquirer;

•	promote the orderly succession of talent; and

•	encourage objectivity and independence among the senior leadership team with regard to considering various corporate transactions.

In addition, this protection also serves as an incentive for the Named Executive Officers to remain employed during the threat or negotiation of a change-in-control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction.

Typically, these payments and benefits have been provided as part of a Named Executive Officer’s employment agreement. Nevertheless, from time to time we may enter into separation or similar agreements with departing executives, such as with Mr. Sabol, that provide for such payments and benefits. As discussed below, each Named Executive Officer is eligible for these payments and benefits.

Equity Award Grant Practices

Our board of directors adopted an equity award grant policy, which was most recently updated in December 2015 that includes the following requirements:

•	grants of equity awards (other than a grant to our Chief Executive Officer or to our directors) must be (i) recommended to the Compensations Committee by the Chief Executive Officer; (ii) recommend by the Compensation Committee to the board of directors for approval, and (iii) approved by our board of directors, which approval must include the affirmative vote of the majority of the independent directors;

•	grants of equity awards to our Chief Executive Officer and to our directors must be (i) recommend to the board of directors by the Compensation Committee after consultation with the Corporate Governance & Nominating Committee, and (ii) approved by our board of directors, which approval must include the affirmative vote of the majority of the independent directors;

•	annual grants will customarily be made on the second trading day after release of our financial results for the first fiscal quarter of the year, unless the board of directors makes an annual grant on a different date under circumstances deemed by the board of directors to be appropriate or necessary;

•	the date of grant of new hire equity awards will be the date approved by our board of directors, which approval will include the affirmative vote of the majority of the independent directors, and will usually be the second trading day after release of our financial results for the most recent fiscal quarter;

•	the exercise price of a stock option will be no less than the fair market value of shares of Xura’s common stock on the date of grant; and

•	fair market value will be determined based on the closing price of shares of Xura’s common stock on the date of grant.

This equity award grant policy also includes procedures relating to management’s recommendations regarding grants of equity awards to the Compensation Committee, communication of award grants to grantees, acceptance of equity awards by grantees, exercise of option awards and restrictions on trading securities during “blackout” periods. In addition, the policy provides for management’s responsibilities in the equity grant process.

Stock Ownership Policy

In December 2012, the Compensation Committee adopted a stock ownership policy for our executives to encourage them to build their ownership position in Xura’s common stock over time by retaining the shares they acquire through our equity incentive plans. The guidelines are presented as stock values based upon a multiple of base salary providing that the Chief Executive Officer maintain equity ownership in our Company with a value equal to three times his base salary and that each of the other executive officers maintain equity ownership in our Company with a value equal to two times his base salary.

In recognition of the fact that each of the Named Executive Officers needs to build his ownership of Xura’s equity securities to comply with these requirements, prior to achieving the desired ownership levels, each Named Executive Officer is required to hold at least 50% of the shares of Xura’s common stock issued upon the exercise of vested stock options or the vesting and delivery of RSU awards, less any shares sold or withheld to satisfy any associated tax obligations or, in the case of an option exercise, payment of the exercise price. Upon achieving the desired ownership level, this restriction will lapse and each Named Executive Officer will be required to maintain his required ownership level.

The stock ownership of each Named Executive Officer is reviewed in December of each year for compliance (or progress towards compliance) with the relevant ownership level. For purposes of the policy, shares of Xura’s common stock that count towards satisfaction of the requisite stock ownership levels include shares directly owned by an executive, shares subject to “in-the-money” stock options that are currently exercisable, and shares that were acquired through the vesting and delivery of RSU awards. Shares subject to “out-of-the-money” stock options that are currently exercisable, shares underlying unvested RSU awards and shares that are otherwise subject to a risk of forfeiture do not count towards satisfaction of the requisite ownership levels.

The current Named Executive Officers are in compliance with the provisions of our stock ownership policy.

Restrictions on Short Sales and Hedging Transactions

The Company’s Insider Trading and Communications with the Public Policy (referred to as the Insider Trading Policy) prohibits Named Executive Officers and other employees from certain trading activities, including short sales and short-term trading in the Company’s securities in the open market of less than six months between and purchase and sale. In addition, the Company discourages Named Executive Officers and other employees from engaging in hedging transactions. Named Executive Officers and other employees wishing to enter into a hedging arrangement must first pre-clear the proposed transaction with the Legal Department at least two weeks prior to the proposed execution and must set forth a justification for the proposed transaction. The Named Executive Officers are in compliance with these provisions of our Insider Trading Policy.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to our Named Executive Officers (other than our Chief Financial

Officer). Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and is aware of the benefit of assuring that executive compensation qualifies for deductibility. The Compensation Committee’s policy is to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable. The Compensation Committee also believes that it is in our Company’s best interests to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) when circumstances warrant. Generally, compensation income realized upon the exercise of stock options granted under our stock option plans will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Compensation income realized by certain Named Executive Officers upon the vesting of time-based RSU awards will not be deductible to the extent the compensation income realized from such RSU awards, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year. After receipt of stockholder approval of a cash bonus plan complying with Section 162(m) in October 2012, our annual cash incentive award payments to certain Named Executive Officer are intended to be deductible to the extent such compensation, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-in-control of our Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit an income tax deduction on the amounts subject to this additional tax. We have not agreed and are not otherwise obligated to provide any Named Executive Officer with any tax “gross-up” or other payment or reimbursement in connection with such additional taxes.

Accounting for Stock-Based Compensation

We follow the FASB’s guidance, related to share-based payment awards, for our stock option grants and RSU awards. The FASB’s guidance requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSU awards, based on the grant date “fair value” of these share-based compensation awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though the recipients may never realize any value from their awards. The FASB’s guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their statement of operations over the vesting period of the award.

Compensation and Risk

Our Compensation Committee, with the assistance of Cook, conducts periodic reviews of our compensation policies and practices to ensure that they do not encourage our employees to take, or reward our employees for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on our Company. The following characteristics of our compensation programs work to reduce the possibility that our employees, including our executive officers, either individually or as a group, might take risks that are reasonably likely to have a material adverse effect on the Company:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•	We attempt to structure employee compensation packages to reflect an effective balance between cash and equity-based compensation, and short-term and long-term performance focus, based on the nature of each employee group’s responsibilities and market practices.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our board of directors.

•	Subject to regional differences, we attempt to structure our compensation policies and practices that are based on performance goals uniformly across the Company, using quarterly or annual targets that are based on Company performance or unit performance and/or sales commissions.

•	In the case of our executive compensation program:

•	We use multiple performance measures in the annual cash incentive award plan.

•	The annual cash incentive award plan is subject to annual maximum payouts.

•	The Compensation Committee has the discretion to reduce earned annual incentive compensation awards based on its evaluation of the quality of earnings, individual performance and other factors.

•	Equity-based incentives vest over a multi-year period to ensure that compensation realized by executives reflects changes in stockholder value over time and senior executives are subject to minimum stock ownership requirements that are based on a multiple of base salary.

•	The Compensation Committee has retained an external, independent executive compensation consultant that does no other work for our Company to advise on market practices and the suitability of its compensation actions and decisions.

Executive Compensation Tables

Summary of Executive Compensation

The following table presents, for the fiscal years ended January 31, 2016 and 2015, summary information regarding the total compensation awarded to, earned by or paid to the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year Ended January 31,	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Philippe Tartavull,	2016	700,003	—	1,253,022	888,373	490,000	122,376	3,453,774
President and Chief Executive Officer	2015	700,003	—	1,279,662	1,361,427	—	2,376	3,343,468

Jacky Wu,(7)	2016	275,000	—	437,672	310,179	94,792	122,376	1,240,018
Executive Vice President and Chief Financial Officer

Michael Grossi,(7)	2016	340,017	70,834	405,225	287,303	119,000	2,376	1,224,755
Executive Vice President, Chief Revenue Officer

Thomas B. Sabol(8)	2016	176,541	—	—	—	99,167	1,142,864	1,418,572
Former Senior Vice President, Chief Financial Officer	2015	425,006	—	413,847	440,286	—	2,376	1,281,515

(1)

Messrs. Tartavull, Sabol, Wu, and Grossi began their employment with us on May 21, 2012, July 24, 2012, March 30, 2015, and September 2, 2014, respectively. The annual base salary for each Messrs. Tartavull, Sabol, Wu, and Grossi was $700,000, $425,000, $325,000 and $340,000, respectively. The salary shown in this column for each Named Executive Officer reflects amounts paid during fiscal years ended January 31, 2016 and 2015. The salary paid to

Mr. Sabol for fiscal year ended January 31, 2016 is pro-rated to reflect his separation from the Company effective July 1, 2015. The salary paid to Mr. Wu for fiscal year ended January 31, 2016 is pro-rated from the effective date of his employment with us.
(2)	The payments to the Named Executive Officers under our annual cash incentive plan for fiscal years ended January 31, 2016 and 2015 are reported in the Non-Equity Incentive Plan Compensation column. The amount reported in the Bonus column for Mr. Grossi for fiscal year ended January 31, 2016 represents the amount he received as a discretionary bonus for his performance and contributions related to the restructuring of the Company.
(3)	The amounts reported in the Stock Awards column represent the grant date fair value of the time-based RSU awards made to certain of the Named Executive Officers during the fiscal year ended January 31, 2015 and the grant date fair value of the time-based RSU awards made to the Named Executive Officers during the fiscal year ended January 31, 2016, in accordance with FASB ASC Topic 718, related to share-based payment awards. The Grants of Plan-Based Awards table, Outstanding Equity Awards at Fiscal Year End and the Option Exercises and Stock Vested tables include additional information with respect to all awards outstanding as of January 31, 2016. The amounts reported in this column reflect the compensation expense we expected to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards.
(4)	The amounts reported in the Option Awards column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FASB ASC Topic 718. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards. For a discussion of the assumptions and methodologies used to value the Option Awards reported in the Summary Compensation Table, see Note 15 to our consolidated financial statements included in Item 15 of our Annual Report on Form 10-K filed with the SEC on May 23, 2016.
(5)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the payments earned by the Named Executive Officers for the fiscal years ended January 31, 2016 and 2015 under our annual incentive compensation plan (less any discretionary payments, which are reported in the Bonus column), and, in Mr. Wu’s case, pro-rated from the effective date of his employment with us. The amounts for the fiscal year ended January 31, 2015 were paid in the fiscal year ended January 31, 2016, and the amounts for the fiscal year ended January 31, 2016 will be paid in the fiscal year ending January 31, 2017.
(6)	The amounts reported in the All Other Compensation column for each of the Named Executive Officers for the fiscal years ended January 31, 2015, other than Messrs. Wu and Grossi, and the fiscal years ended January 31, 2016 include (i) 401(k) matches of $2,000 and (ii) insurance premiums in the amount of $376 paid by Xura with respect to life insurance for their benefit. The amounts reported in the All Other Compensation column for each of the Named Executive Officers for the fiscal year ended January 31, 2016 includes: (i) 401(k) matches of $2,000 and (ii) insurance premiums in the amount of $376 for Messrs. Tartavull, Wu, Sabol, and Grossi. In connection with his expatriate assignment in the United Kingdom to oversee the integration of Acision into Xura, the employment agreements with Messrs. Tartavull and Wu were amended to provide each with up to $120,000 of expenses incurred for relocation and repatriation, temporary housing, use of an automobile during the term of their assignment, and other related expenses, which amount is included in this column. In addition, for Mr. Sabol, the All Other Compensation Column for the fiscal year ended January 31, 2016 reflects a $24,471 cash payment of accrued, unpaid vacation payout, $410,000 of cash severance, $145,135 representing the value of exercised accelerated option awards, and $560,882 representing the value of accelerated RSU awards, all pursuant to his separation agreement.
(7)	Mr. Grossi and Mr. Wu were not considered a Named Executive Officer for the fiscal year ended January 31, 2015.
(8)	Mr. Sabol and Xura entered into a separation agreement on April 30, 2015 in connection with the separation of Mr. Sabol from the Company effective on July 1, 2015.

Grants of Plan-Based Awards Table

The following table presents, for each of the Named Executive Officers, information concerning cash awards under our annual cash incentive plan for the fiscal year ended January 31, 2016 and grants of stock options and RSU awards made during the fiscal year ended January 31, 2016. Because he received no such awards for the fiscal year ended January 31, 2016, Mr. Sabol has been excluded from this table.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Philippe Tartavull		—	700,000	—
Annual Time-Vested RSUs	6/26/2015				60,591			1,253,022
Annual Stock Options	6/26/2015					165,125	20.68	888,373

Jacky Wu		—	162,500	—
New-Hire Time-Vested RSUs	6/26/2015				12,475			257,983
Annual Time-Vested RSUs	6/26/2015				8,689			179,689
New-Hire Stock Options	6/26/2015					33,975	20.68	182,786
Annual Stock Options	6/26/2015					23,679	20.68	127,393

Michael Grossi		—	170,000	—
Annual Time-Vested RSUs	6/26/2015				19,595			405,225
Annual Stock Options	6/26/2015					53,402	20.68	287,303

(1)	The amounts reported reflect the target annual cash incentive award opportunities, at the time the Compensation Committee set them for fiscal year 2015, for each of the Named Executive Officers. Payouts are made based on the Compensation Committee’s determinations as discussed in “—Compensation Discussion and Analysis.” The actual cash incentives earned are included in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above.
(2)	The stock awards reported in this column consist of time-based RSU awards made during the fiscal year ended January 31, 2016 under the Xura, Inc. 2012 Stock Incentive Compensation Plan, as amended. The time-based RSUs in this column have the vesting terms set forth in footnotes (2) and (3) to the Outstanding Equity Awards at Fiscal Year-End Table set forth under “—Outstanding Equity Awards at Fiscal Year-End Table.”
(3)	The stock awards reported in this column consist of non-qualified stock option grants made during the fiscal year ended January 31, 2016 under the Xura, Inc. 2012 Stock Incentive Compensation Plan, as amended. The stock option grants in this column have the vesting terms set forth in footnotes (1) and (3) to the Outstanding Equity Awards at Fiscal Year-End Table set forth under “—Outstanding Equity Awards at Fiscal Year-End Table.”
(4)	The amounts reported in this column represent the grant date fair value of the equity awards granted to the Named Executive Officers during the fiscal year ended January 31, 2016 computed in accordance with FASB ASC Topic 718 related to share based payment awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and RSU awards held as of January 31, 2016. The market value of the shares of our common stock reflected in the table is based upon the closing market price of our common stock on January 29, 2016, the last trading day of the fiscal year, as quoted on NASDAQ, which was $21.46 per share.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (3)		Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Philippe Tartavull	178,719	—		27.98	5/21/22
	81,380	40,690	(1)(a)	29.00	6/21/23
	47,619	95,238	(1)(b)	25.88	6/25/24
		165,125	(1)(c)	20.68	6/26/25
						14,043	(2)(a)	301,3623
						32,964	(2)(b)	707,407
						60,591	(2)(c)	1,300,283

Jacky Wu	—	33,975	(1)(c)	20.68	6/26/25
	—	23,679	(1)(c)	20.68	6/26/25
						12,475	(2)(c)	267,714
						8,689	(2)(c)	186,466

Michael Grossi	8,297	16,593	(1)(d)	23.08	9/22/24
		53,402	(1)(c)	20.68	6/26/25
						5,716	(2)(d)	122,665.36
						19,595	(2)(c)	420,508.70

Thomas Sabol(4)	39,478	—		29.00	7/1/16
	30,800	—		25.88	7/1/16
	10,000	—		23.78	7/1/16

(1)	The vesting schedule of stock options held by the Named Executive Officers as of January 31, 2016 is as follows:

a)	Scheduled to vest on June 21, 2016.

b)	Scheduled to vest in two equal installments on each of June 25, 2016 and 2017.

c)	Scheduled to vest in three substantially equal installments on each of June 26, 2016, 2017 and 2018.

d)	Scheduled to vest in two substantially equal installments on each of September 22, 2016 and 2017.

(2)	The time-based RSU awards held by the Named Executive Officers as of January 31, 2016 that were scheduled to vest are as follows:

a)	Scheduled to vest on June 21, 2016.

b)	Scheduled to vest in two equal installments on each of June 25, 2016 and 2017.

c)	Scheduled to vest in three substantially equal installments on each of June 26, 2016, 2017 and 2018.

d)	Scheduled to vest in two substantially equal installments on each of September 22, 2016 and 2017.

(3)	The options and time-based RSUs held by the Named Executive Officers (other than Mr. Sabol) as of January 31, 2016 also provide for accelerated automatic vesting in full under the following circumstances:

•	In the event of a change in control, to the extent that the continuing entity fails to assume or replace the equity award with a new award of equivalent value and substantially equivalent terms.

•	If the Named Executive Officer’s employment is terminated by us without cause or by the executive for good reason within 24 months following a change in control.

•	Upon a Named Executive Officer’s death or disability. If the Named Executive Officer’s employment is terminated by us without cause or the Named Executive Officer resigns for good reason, in the absence of a change in control, any portion of the equity award that has not vested will be pro-rated to the date of termination or resignation.

(4)	In connection with Mr. Sabol’s separation from the Company on July 1, 2015, his unvested stock options and RSUs that were not accelerated in connection with his separation were forfeited. Mr. Sabol’s vested stock options expire on July 1, 2016, one year from the date of his separation from the Company.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercised ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philippe Tartavull	—	—	49,300	1,053,430
Michael Grossi	—	—	2,859	64,127
Thomas Sabol	57,984	145,135	27,649	560,882

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers for the fiscal year ended January 31, 2016.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers for the fiscal year ended January 31, 2016.

Employment Agreements and Arrangements with Named Executive Officers

Messrs. Tartavull, Grossi, Wu, and Sabol entered into written employment agreements with us. These agreements contain the terms of their employment, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and post-employment benefits, and provide job security by specifying the reasons for which their employment may be terminated and providing them with certain severance payments and benefits under certain circumstances. Mr. Sabol has entered into a separation agreement with us in connection with his separation from our company.

These agreements protect our interests in the event of a termination of employment by stipulating the rights and responsibilities of the parties and prohibiting these individuals from engaging in certain specific harmful activities, including engaging directly or indirectly in competitive activities, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing confidential information or business practices.

The following narrative summarizes the material terms and conditions of these agreements. Each of these agreements includes provisions relating to specific payments and benefits in the event of the Named Executive Officer’s termination of employment under specified circumstances, including following a change in control of our company. Statements in the narrative below are to provide a summary of each of these agreements and are not necessarily complete. The summaries are qualified in their entirety by reference to the contract or other document filed as an exhibit with the SEC.

Philippe Tartavull

We entered into an employment agreement with Mr. Tartavull pursuant to which Mr. Tartavull serves as our Chief Executive Officer as of May 21, 2012 and continuing for a term of three years, and on May 14, 2015, we entered into an amendment to Mr. Tartavull’s employment agreement to extend the term for one year, through May 21, 2016. The term of Mr. Tartavull’s employment will automatically renew for one-year increments, unless either party provides the other party with a prior written notice of non-renewal at least 60 days prior to the renewal date. On December 4, 2015, we entered into an amendment to Mr. Tartavull’s employment agreement in connection with a temporary expatriate assignment to England for up to a year beginning on January 1, 2016. Mr. Tartavull continues to fulfill his regular responsibilities with us during the term of the assignment.

Pursuant to the terms of his employment agreement, Mr. Tartavull receives an annual base salary of $700,000, subject to increase at the discretion of the Compensation Committee, and is eligible to receive an annual performance-based cash bonus in a target amount equal to 100% of his base salary and a maximum of 200% of his base salary.

Upon commencing employment, Mr. Tartavull received (i) an RSU award in respect of 131,441 shares of CTI’s common stock, with a vesting schedule of three equal annual installments commencing May 21, 2013, and (ii) stock options to purchase 788,644 shares of CTI’s common stock at $6.34 per share, the price of such common stock at the close of business on May 21, 2012, with a vesting schedule of three equal annual installments commencing May 21, 2013 and will expire on May 21, 2022, subject to his continuing employment on each vesting date. On November 1, 2012, in connection with the Share Distribution, these awards were converted into: (i) an RSU award in respect of 29,786 shares of our common stock and (ii) stock options to purchase 178,719 shares of our common stock at $27.98 per share, in each case with the same vesting terms as the original equity grants from CTI.

During the term of employment, Mr. Tartavull is also eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Tartavull is also eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives.

Mr. Tartavull was also entitled to be reimbursed for reasonable business expenses and for reasonable legal fees and expenses up to $25,000 incurred in connection with the negotiation and execution of his employment agreement.

On December 4, 2015, we amended Mr. Tartavull’s employment agreement in connection with a temporary expatriate assignment to England to facilitate the effective integration of Xura Global Limited (formerly known as Acision Global Limited). We agreed to pay up to $120,000 of expenses incurred by Mr. Tartavull for relocation and repatriation, temporary housing, and use of an automobile for the period of the assignment. We also agreed to provide for the reimbursement of related tax advisor fees.

Mr. Tartavull is subject to ongoing covenants not to disparage us or disclose our confidential information and to assign to us all intellectual property created during employment. During his employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Jacky Wu

We entered into an employment letter with Mr. Wu pursuant to which Mr. Wu joined us commencing on March 30, 2015 and continuing for a term of three years. Pursuant to the terms of his employment agreement, Mr. Wu receives an annual base salary of $325,000, subject to increase at the discretion of the Compensation Committee, and is eligible to receive an annual performance-based cash bonus in a target amount equal to 50% of his base salary and a maximum of 200% of his base salary.

In connection with joining us, Mr. Wu received an equity award in accordance with the Company’s policy. Mr. Wu’s award consisted of (i) an RSU award in respect of 12,475 shares of common stock, with a vesting schedule of three equal annual installments, and (ii) stock options to purchase 33,975 shares of common stock at an exercise price equal the price of such common stock at the close of business on the date of the grant, with a vesting schedule of three equal annual installments that will expire on the tenth anniversary of the date of grant, subject to his continuing employment on each vesting date.

During the term of employment, Mr. Wu is also eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Wu is also entitled to four (4) weeks of annual paid vacation days and is eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives. In addition, he is entitled to be reimbursed for reasonable business expenses.

On December 4, 2015, we amended Mr. Wu’s employment agreement in connection with a temporary expatriate assignment to England to facilitate the effective integration of Xura Global Limited (formerly known as Acision Global Limited). We agreed to pay up to $120,000 of expenses incurred by Mr. Wu for relocation and repatriation, temporary housing, and use of an automobile for the period of the assignment. We also agreed to provide for the reimbursement of related tax advisor fees and obtaining proper work authorization.

Mr. Wu is subject to ongoing covenants not to disparage us or disclose our confidential information and to assign us all intellectual property created during employment. During employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Michael Grossi

We entered into an employment agreement with Mr. Grossi pursuant to which Mr. Grossi joined us to serve as our Senior Vice President and Chief Strategy Officer commencing on September 2, 2014 and continuing for a term of three years. Effective August 6, 2015 Mr. Grossi serves as our Executive Vice President and Chief Revenue Officer. Pursuant to the terms of his employment agreement, Mr. Grossi receives an annual base salary of $340,000, subject to increase at the discretion of the Compensation Committee, and is eligible to receive an annual performance-based cash bonus in a target amount equal to 50% of his base salary and a maximum of 200% of his base salary.

Upon commencing employment, Mr. Grossi received (i) an RSU in respect of 8,575 shares of our common stock, with a vesting schedule of three equal annual installments commencing on September 22, 2015, and (ii) stock options to purchase 24,890 shares of our common stock at $23.08 per share, with a vesting schedule of three equal annual installments commencing on September 22, 2015 and that will expire on September 22, 2024, subject to his continuing employment on each vesting date.

During the term of his employment, Mr. Grossi is eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Grossi is also eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives.

Mr. Grossi is subject to ongoing covenants not to disparage us or disclose our confidential information and to assign us all intellectual property created during employment. During employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Thomas B. Sabol

Employment Agreement

We entered into an employment agreement with Mr. Sabol pursuant to which Mr. Sabol joined us to serve as our Chief Financial Officer commencing on July 24, 2012 and continuing for a term of three years. Pursuant to the terms of his employment agreement, Mr. Sabol received an annual base salary of $425,000, subject to increase at the discretion of the Compensation Committee, and was eligible to receive an annual performance-based cash bonus in a target amount equal to 80% of his base salary and a maximum of 160% of his base salary.

Upon commencing employment, Mr. Sabol received (i) an RSU in respect of 50,000 shares of CTI’s common stock, with a vesting schedule of three equal annual installments commencing July 24, 2013, and (ii) stock options to purchase 300,000 shares of CTI common stock at $5.40 per share, the price of such common stock at the close of business on the date of commencement of Mr. Sabol’s employment, with a vesting schedule of three equal annual installments commencing July 24, 2013 and that would expire on July 24, 2022, subject to his continuing employment on each vesting date. On November 1, 2012, in connection with the Share Distribution, these awards were converted into: (i) an RSU award in respect of 11,330 shares of our common stock and (ii) stock options to purchase 67,984 shares of our common stock at $23.78 per share, in each case with the same vesting terms as the original equity grants from CTI.

During the term of his employment, Mr. Sabol was eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Sabol also was eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives.

Mr. Sabol’s employment agreement required him not to disparage us or disclose our confidential information and to assign us all intellectual property created during employment. During employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Separation Agreement

On April 30, 2015, we entered into a separation agreement (referred to as the Sabol Separation Agreement) with Mr. Sabol pursuant to which he ceased to serve as Senior Vice President and Chief Financial Officer on April 30, 2015 and his employment terminated on July 1, 2015 (referred to as the Sabol Separation Date).

Subject to the execution and non-revocation of a waiver and release of claims, the Sabol Separation Agreement entitled Mr. Sabol to receive (i) an aggregate amount of $560,000, less lawful deductions, payable as follows: (a) $90,000, less lawful deductions, on the first payroll date after the expiration of the seven (7) day revocation period, (b) $225,000, less lawful deductions, on August 21, 2015, (c) $95,000 on November 27, 2015, (d) $60,000 on February 26, 2016 and (e) $90,000 on April 8, 2016; (ii) a pro-rata portion of his cash bonus for the fiscal year ending January 31, 2016, less lawful deductions, payable only if any annual bonus is paid to other Company executives, at which case, such payment will made at the same time as such payment is made to executives of the Company, but in no event later than April 15, 2016; (iii) the vesting on the Sabol Separation Date of 13,647 RSUs and 51,220 stock options in accordance with the terms of his employment agreement and the applicable RSU and stock option award agreements; and (iv) COBRA premiums contributions by the Company with such contributions ending on the earlier of (a) 12 months from the Sabol Separation Date, or (b) the date on which Mr. Sabol becomes eligible for coverage under the group health plan of another employer.

Under the terms of the Sabol Separation Agreement, Mr. Sabol acknowledged and reaffirmed the validity of his post-employment obligations contained in any prior agreement he executed with the Company relating to non-competition, non-solicitation, confidentiality, assignment of inventions, and non-disparagement, including the applicable provisions set forth in his employment agreement.

Mr. Sabol further agreed that in the event of his breach of any of his post-employment obligations, (i) the Company would have the right to cease making any payments due under the Sabol Separation Agreement, and (ii) Mr. Sabol would be obligated to return to the Company the consideration paid under the Sabol Separation Agreement, subject to 10 days’ notice by the Company and the failure by Mr. Sabol to cure or cease the alleged violation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreement with Northern Right Capital

On March 12, 2014, we entered into an agreement (or the Drapkin Agreement) with Mr. Drapkin, Becker Drapkin Management, L.P. (now known as Northern Right Capital Management, L.P.), and certain of their affiliates (or, collectively, the BD Group).

Under the terms of the Drapkin Agreement, we agreed (a) on the date of the Drapkin Agreement to (i) increase the size of the board of directors from seven to eight total directors; (ii) appoint Mr. Drapkin as a member of the board of directors; and (iii) appoint Mr. Drapkin as a member of the Compensation and Leadership Committee of the board of directors; (b) to nominate Mr. Drapkin for election or re-election to the board of directors at our 2014 and 2015 annual stockholders’ meetings, subject to the nonoccurrence of certain events described in the Agreement; and (c) for so long as Mr. Drapkin is a member of the board of directors, (i) that Mr. Drapkin shall be a member of the Compensation and Leadership Committee and (ii) to consider Mr. Drapkin, in good faith based on Mr. Drapkin’s relevant experience, for membership on any committee of the board of directors constituted to evaluate strategic opportunities or transactions.

If Mr. Drapkin is unable or unwilling to serve as a director, the BD Group and the board of directors (excluding Mr. Drapkin) shall agree on a replacement.

The Agreement also provides that the BD Group shall have certain obligations until the later of immediately following the Meeting and 30 days after Mr. Drapkin ceases to be a member of the board of directors, or such earlier date, if any, on which Xura materially breaches certain provisions of the Agreement and such breach has not been cured within ten business days following written notice, provided the breach is curable (referred to as the Standstill Period).

During the Standstill Period, the BD Group has agreed to (a) cause all shares of our common stock beneficially owned by the BD Group to be present for quorum purposes at all stockholders’ meetings and to be voted in favor of all directors nominated by the board of directors for election and against the removal of any directors whose removal is not recommended by the board of directors, unless and until the board of directors does not recommend Mr. Drapkin for re-election at the Meeting; and (b) refrain from taking certain actions, including, subject to certain exceptions, to not (i) acquire beneficial ownership of more than 14.9% of our common stock; (ii) engage in activities to control or influence our governance or policies, including by submitting stockholder proposals, nominating candidates for election to the board of directors or opposing candidates nominated by the board of directors, attempting to call special meetings of our stockholders or soliciting proxies with respect to our voting securities; (iii) participate in any “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to our common stock; (iv) be involved with certain business combination or extraordinary transactions; (v) make certain unpermitted dispositions of Xura’s common stock; (vi) be involved with any litigation, arbitration or other proceeding against or involving us or our directors or officers while Mr. Drapkin is a director; or (vii) engage in any short sale or derivatives transaction that derives any significant part of its value from a decline in the market price or value of our securities. Mr. Drapkin has also agreed not to serve on the board of directors of a competitor of ours while serving as our director. Notwithstanding the above, if the board of directors does not recommend Mr. Drapkin for re-election at the Meeting, the BD Group may nominate candidates for election to the board of directors and make public statements and solicit proxies in support of any such candidate’s nomination for election at the Meeting.

In addition, the Agreement provides that Mr. Drapkin irrevocably tender his resignation as director effective as of the date that (a) the BD Group does not have beneficial ownership of (i) 5% or more of our outstanding common stock, disregarding issuances by us of equity securities and/or issuances primarily for cash consideration or the purpose of providing compensation to our executive officers, directors, employees or consultants, or (ii) after including such issuances, 3% or more of our outstanding common stock; or (b) the BD Group materially breaches certain provisions of the Agreement and such breach has not been cured within ten business days following written notice, provided such breach is curable.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Review and Approval of Related Party Transactions

Recognizing that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception or appearance thereof), each of the Corporate Governance & Nominating Committee and the Audit Committee recommended, and, on October 30, 2012, the board of directors adopted, a Related Party Transactions Policy to provide guidance in identifying, reviewing and, where appropriate, approving or ratifying a related party transaction. The board of directors amended the Related Transactions Policy on December 3, 2015 to reflect Xura’s name and to update the treatment of certain standard transactions under the policy, among other things.

For purposes of the policy, a “related party” is any person or entity who is, or at any time since the beginning of Xura’s last fiscal year was:

•	a Xura director or executive officer or director nominee;

•	any stockholder who is known to Xura to beneficially own more than 5% of any class of Xura’s voting securities;

•	an immediate family member of the foregoing; or

•	any entity that is owned or controlled by any of the foregoing or with respect to which any of the foregoing serves as an officer or general partner or an entity in which any of the foregoing has a substantial ownership interest.

For purposes of the policy, a “related party transaction” is any transaction or series of similar or related transactions (including any amendment to a previously approved related party transaction) in which Xura or any of its subsidiaries is a participant (other than transactions by and among Xura and its direct and indirect wholly-owned subsidiaries), in which the aggregate amount involved exceeds or is reasonably expected to exceed $120,000 in any fiscal year and any related party has or will have a direct or indirect material interest (including, but not limited to, ownership interests, investments or positions of interest), as determined by the board of directors.

The board of directors has determined that the Audit Committee, in conjunction with Xura’s legal staff, is best situated to review and, when appropriate, approve and ratify related party transactions. The Audit Committee is comprised of Messrs. Budge, De Masi, Inbar, and Terrell, all of whom were determined by the board of directors to be independent. Neil Montefiore also served as an independent member of the Audit Committee, from September 2013 until his resignation effective as of the 2015 Annual Meeting. In approving or ratifying a related party transaction, the Audit Committee must determine, based on the facts and circumstances, whether such related party transaction is:

•	consistent with the best interests of Xura;

•	fair and reasonable to Xura (without requiring the Audit Committee to obtain a fairness opinion or other third party support or advice);

•	would not impair or jeopardize the independence of an outside director; and

•	would not present an improper conflict of interest for any director or executive officer of Xura after taking into account the factors set forth below.

The Audit Committee takes into consideration all facts and circumstances when making a determination whether to approve or ratify a related party transaction, as applicable, including the following factors:

•	the related party’s relationship to Xura and interest in the related party transaction;

•	the material facts of the related party transaction, including the proposed aggregate value, purpose and proposed benefits to Xura;

•	the materiality of the related party transaction to the related party and Xura;

•	whether the related party transaction is on terms no less favorable to Xura than terms that could have been reached with an unrelated third party;

•	whether the related party transaction is in the ordinary course of Xura’s business;

•	whether the related party transaction was initiated by Xura or the related party; and

•	any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular related party transaction.

Transactions with Related Parties

Other than compensation and indemnification agreements and other arrangements described under the captions “Executive Compensation” and “Compensation of Directors” and the agreement with the BD Group, since February 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

OTHER MATTERS

We know of no other business that will be presented at the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on NASDAQ. Until September 9, 2015, our common stock traded under the ticker symbol “CNSI.” Since September 9, 2015, our common stock has traded under the ticker symbol “MESG.” The table below shows the high and low sales price of our common stock, for the periods indicated, as reported on NASDAQ.

Fiscal Year	Fiscal Quarter	Low		High
2016	5/1/2016 – / /2016	$	[●]	$	[●]
	2/1/2016 – 4/30/2016		$17.51		$22.80

2015	11/1/2015 – 1/31/2016		$20.53		$26.45
	8/1/2015 – 10/31/2015		$17.79		$26.63
	5/1/2015 – 7/31/2015		$18.42		$25.18
	2/1/2015 – 4/30/2015		$16.95		$25.99

2014	11/1/2014 – 1/31/2015		$16.99		$22.19
	8/1/2014 – 10/31/2014		$19.95		$26.47
	5/1/2014 – 7/31/2014		$22.00		$27.16
	2/1/2014 – 4/30/2014		$24.34		$36.12

The closing price of our common stock on NASDAQ on May 20, 2016, the last trading day prior to the public announcement of the execution of the merger agreement, was $20.98 per share of common stock. If the merger is completed, you will be entitled to receive $25.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 19.2% over the closing price of our common stock on May 20, 2016, a premium of approximately 14.8% over the volume-weighted average closing stock price of a share of our common stock during the thirty days ended May 20, 2016, and a 26.0% premium over the closing price on April 14, 2016, the day before we disclosed that we were in exclusive negotiations for a potential sale of the Company to a third party for $25.00 per share.

On [●], 2016, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NASDAQ was $[●] per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Holders of Record

Stockholders of record on [●], 2016 totaled approximately [●]. Such record holders include a number of holders who are nominees for an undetermined number of beneficial owners.

Dividends

We have not declared or paid any cash dividends on our equity securities and currently do not expect to pay any cash dividends in the near future. Any future determination as to the declaration and payment of dividends will be made by our board of directors, in its discretion, and will depend upon our earnings, financial condition, capital requirements and other relevant factors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our common stock, as of May 31, 2016, by each person known by us to own more than 5% of our common stock, each director and each of the Named Executive Officers and by all of our directors and executive officers as a group (13 persons). The table lists the number of shares and percentage of shares beneficially owned based on shares of common stock outstanding as of May 31, 2016, including (1) shares for which options will vest or will be exercisable within 60 days of May 31, 2016 and (2) shares deliverable in settlement of time-based restricted stock unit and director stock unit awards that are scheduled to vest within 60 days of May 31, 2016. Information in the table is derived from SEC filings made by such persons on Schedule 13G and/or under Section 16(a) of the Exchange Act and other information received by us. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name and Address(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Outstanding Shares(3)(4)
Stockholders Owning More Than 5% of the common stock:
Hotchkis and Wiley Capital Management, LLC 725 S. Figueroa Street 39th Floor Los Angeles, CA 90017	1,813,491	(5)	7.25%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,613,820	(6)	6.45%
Northern Right Capital 10 Corbin Drive, 3rd Floor Darien, CT 06820	1,447,443	(7)	5.79%
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	1,354,607	(8)	5.41%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	1,305,900	(9)	5.22%
Obsidian Management LLC 9 East 84th Street New York, NY 10028	1,250,100	(10)	5.00%

Executive Officers, Directors and Director Nominees:
Susan D. Bowick	18,914	(11)	*
James Budge	17,346	(11)	*
Niccolo De Masi	3,295	(12)	*
Matthew A. Drapkin	1,459,122	(7)(11)	5.83%
Doron Inbar	16,688	(11)	*
Henry R. Nothhaft	58,505	(11)	*
Philippe Tartavull	570,768	(13)	2.28%
Mark C. Terrell	22,021	(11)	*
Michael Grossi	34,804	(14)	*
Jacky Wu	28,254	(15)	*
All current directors and executive officers as a group (13 persons)	2,358,458	(16)	9.43%

(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Xura, Inc., 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880.
(2)

The information contained in the table above reflects “beneficial ownership” of common stock within the meaning of Rule 13d-3 under the Exchange Act. Beneficial ownership reflected in the table above includes shares (a) issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of May 31, 2016 and (b) deliverable in settlement of time-based RSU and DSU awards that are scheduled to vest within 60 days of May 31, 2016.
(3)	Shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 31, 2016 and shares of common stock deliverable in settlement of time-based RSU and DSU awards that are scheduled to vest within 60 days of May 31, 2016 are deemed outstanding for computing the ownership percentage of the person holding such stock options or time-based RSU and DSU awards, as applicable, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based on approximately 25,018,539 shares of common stock issued and outstanding as of May 31, 2016.
(4)	Percentages of less than 1% are denoted by an asterisk (*).
(5)	Reflects beneficial ownership as reported on Schedule 13G/A filed with the SEC on February 12, 2016 by Hotchkis and Wiley Capital Management, LLC (“HWCM”) (the “HWCM 13G”). The HWCM 13G reports sole voting power with respect to 1,531,461 shares of common stock and sole dispositive power with respect to 1,813,491 shares of common stock.
(6)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 11, 2016, by The Vanguard Group (or the “Vanguard 13G”). The Vanguard 13G reports sole voting power with respect to 50,061 shares of common stock, sole dispositive power with respect to 1,564,559 shares of common stock and shared dispositive power with respect to 30,240 shares of common stock. The Vanguard 13G reports that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of The Vanguard Group, Inc., are the beneficial owners of 49,261 and 800 shares of common stock as a result of serving as investment managers of collective trust accounts and Australian investment offerings, respectively.
(7)	Reflects beneficial ownership as reported in a Schedule 13D/A filed with the SEC on November 4, 2015 on behalf of Northern Right Capital Management, L.P. (formerly known as Becker Drapkin Management, L.P.) (“BD Management”), Northern Right Capital (QP), L.P. (formerly known as Becker Drapkin Partners (QP), L.P.) (“Becker Drapkin QP”), Becker Drapkin Partners, L.P. (“Becker Drapkin, L.P.”), BD Partners VII, L.P. (“BD Partners VII”), BD Partners VII SPV, L.P. (“BD Partners VII SPV” and, together with Becker Drapkin QP, Becker Drapkin, L.P., BD Partners VII, the “Becker Drapkin Funds”), BC Advisors, LLC (“BCA”), Steven R. Becker (“Becker”) and Matthew A. Drapkin (“Drapkin”) and in a Form 4 filed by Drapkin on March 17, 2016. BD Management has sole voting and dispositive power with respect to 282,738 shares of common stock and, though it disclaims beneficial ownership, may be deemed to have shared voting and dispositive power with respect to 1,164,705 shares of common stock. BCA, Becker and Drapkin have shared voting and dispositive power with respect to 1,447,443 shares of common stock, though they disclaim beneficial ownership over such shares, except, in Mr. Drapkin’s case, to the extent of his pecuniary interest therein. The Schedule 13D/A filed on November 4, 2015 and Form 4 filed on March 17, 2016 also report beneficial ownership of shares of common stock held by the Becker Drapkin Funds. On March 12, 2014, we entered into an agreement with Becker, Drapkin, BD Management, BCA and the Becker Drapkin Funds which contains provisions regarding the voting of shares of our common stock at stockholder meetings held during period ending on the later of (i) immediately following the Meeting and (ii) 30 days after Drapkin ceases to be a member of our board of directors, or, if earlier, the date on which we materially breach certain provisions of the agreement, provided we have notified the parties to the agreement that Drapkin will be recommended for re-election to the board of directors at the Meeting. For more information on this agreement, see “Certain Relationships and Related Party Transactions.”
(8)	Reflects beneficial ownership as reported on a Schedule 13G filed with the SEC on February 9, 2016, by Neuberger Berman Group LLC (the “NBG 13G”). The NBG13G reports shared voting and dispositive power with respect to 1,251,201 shares of common stock for NBG. The NBG 13G reflects securities beneficially owned or that may be deemed to be beneficially owned, by Neuberger Berman LLC, Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternatives Advisers LLC and Neuberger Berman Investment Advisers LLC.
(9)

Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. (the “BlackRock 13G”). The BlackRock 13G reports sole voting power with respect to

1,258,857 shares of common stock and sole dispositive power with respect to 1,305,900 shares of common stock by BlackRock, Inc. and also reports beneficial ownership by certain subsidiaries.
(10)	Reflects beneficial ownership as reported on a Schedule 13G filed with the SEC on January 25, 2016 on behalf of Obsidian Management LLC, Carl D. Berg, the Carl Berg GST Exempt 2012 Trust, and the Berg Family 2010 Trust (the “Berg 13G”). According to the Berg 13G, Mr. Berg is a member of Obsidian Management LLC and trustee of the Carl Berg GST Exempt 2012 Trust and Berg Family 2010 Trust. The Berg 13G reports (a) sole voting and dispositive power with respect to 81,250 shares of common stock by Mr. Berg, individually and as trustee of the Carl Berg GST Exempt 2012 Trust and Berg Family 2010 Trust, and (b) shared voting and dispositive power with respect to 1,168,850 shares of common stock, consisting of 933,555 shares held by Obsidian Management LLC, of which Mr. Berg is a member, and 235,295 shares of common stock held in accounts over which Mr. Berg exercises investment discretion (including 200,500 shares held by the Carl Berg GST Exempt 2012 Trust and 27,500 shares held by the Berg Family 2010 Trust, for which such trusts have shared voting and dispositive power with respect to such shares).
(11)	Includes 6,528 shares of common stock deliverable in settlement of DSU awards that are scheduled to vest within 60 days of May 31, 2016.
(12)	Includes 3,295 shares of common stock deliverable in settlement of DSU awards that are scheduled to vest within 60 days of May 31, 2016.
(13)	Includes 142,771 shares of common stock deliverable in settlement of RSU awards that have vested or are scheduled to vest within 60 days of May 31, 2016 and 451,069 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 31, 2016.
(14)	Includes 9,391 shares of common stock deliverable in settlement of RSU awards that have vested or are scheduled to vest within 60 days of May 31, 2016 and 26,098 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 31, 2016.
(15)	Includes 7,056 shares of common stock deliverable in settlement of RSU awards that have vested or are scheduled to vest within 60 days of May 31, 2016 and 19,218 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of May 31, 2016.
(16)	Includes (i) the following directors: Ms. Bowick, and Messrs. Budge, De Masi, Drapkin, Inbar, Nothhaft and Terrell and (ii) the following executive officers: Ms. Tavakoli and Messrs. Grossi, Luria, Saunders, Tartavull (also a director), and Wu.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, our common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

STOCKHOLDER PROPOSALS

Under our Bylaws, for any director nominations or other proposals intended to be presented at the Meeting, we must receive proposals from stockholders at our principal executive offices not later than the close of business on July [●], 2016, or the 10th day following the day on which public announcement of the date of the Meeting was first made. Such notice must be delivered to our Corporate Secretary at our principal executive offices at 200 Quannapowitt Parkway, Wakefield, MA 01880 and must comply with the requirements set forth in Article I, Section 1 of our Bylaws. Notice of any business to be brought before Meeting not received in accordance with the above standards may not be presented at the Meeting. A copy of our Bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary.

Under Rule 14a-8 promulgated under the Exchange Act, certain stockholder proposals may be eligible for inclusion in our proxy statement and form of proxy in connection with our annual meeting of stockholders. If a stockholder intends to present any proposal for inclusion in the proxy statement in accordance with Rule 14a-8 for consideration at our annual meeting of stockholders to be held in 2017 (if one is held), such proposal must be received at our principal executive offices no later than March [●], 2017. Any such proposal must also comply with applicable state law and the requirements of the rules and regulations promulgated by the SEC relating to stockholder proposals. Such proposals must be delivered to our Corporate Secretary at our principal executive offices at 200 Quannapowitt Parkway, Wakefield, MA 01880. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Also, under our Bylaws, for any director nominations or other proposals intended to be presented at the 2017 annual meeting of stockholders (if one is held), we must receive proposals from stockholders at our principal executive offices no earlier than April [●], 2017 but no later than May [●], 2017. Such notice must be delivered to our Corporate Secretary at our principal executive offices at 200 Quannapowitt Parkway, Wakefield, MA 01880 and must comply with the requirements set forth in Article I, Section 1 of our Bylaws. Notice of any business to be brought before the 2017 annual meeting not received in accordance with the above standards may not be presented at the 2017 annual meeting of stockholders (if one is held).

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders may contact the board of directors electronically by sending an email to: boardofdirectors@xura.com. Alternatively, stockholders can contact the board of directors by writing to: Board of Directors, Xura, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880. Communications received electronically or in writing are forwarded to the Chairman of the board of directors or other members of the board of directors as appropriate depending on the facts and circumstances outlined in the communication.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.xura.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Meeting.

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2016 (filed with the SEC on May 23, 2016, as amended on Form 10-K/A filed with the SEC on May 31, 2016);

•	Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2016 (filed with the SEC on June 27, 2016); and

•	Current Reports on Form 8-K filed with the SEC on April 15, 2016, May 11, 2016, May 23, 2016, June 3, 2016, June 17, 2016, and June 27, 2016.

Notwithstanding the foregoing, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Xura, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880, Telephone (781) 246-9000, on the Investors page of our corporate website at www.xura.com; or D.F. King & Co., Inc., our proxy solicitor, at the contact information listed below, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. The information provided on our website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to our website provided in this proxy statement.

If you have any questions about this proxy statement, the Meeting or the merger or need assistance with the voting procedures, please contact our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders please call toll-free: (877) 478-5045

All others please call collect: (212) 269-5550

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●], 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A	Agreement and Plan of Merger, dated as of May 23, 2016, by and among Sierra Private Holdings II Ltd., Sierra Private Merger Sub Inc., and Xura, Inc.

Annex B	Opinion of Goldman, Sachs & Co., dated as of May 23, 2016

Annex C	Section 262 of the General Corporation Law of the State of Delaware

Annex A

AGREEMENT AND PLAN OF MERGER

by and among:

SIERRA PRIVATE HOLDINGS II LTD.,

SIERRA PRIVATE MERGER SUB INC.

and

XURA, INC.

dated as of

May 23, 2016

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 23, 2016 (the “Agreement Date”) by and among Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), Sierra Private Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Xura, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and (iv) resolved to recommend that the stockholders of the Company approve this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted, and the board of directors of Parent has unanimously adopted, in each case, this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the guarantee of Siris Partners III, L.P. and Siris Partners III Parallel, L.P. (together, the “Guarantors”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Guarantee”) as specified in the Guarantee; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, in each case, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this

Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.2 Closing. Upon the terms and conditions set forth herein, the closing of the Merger (the “Closing”) will take place (a) at the offices of DLA Piper LLP (US) located at 33 Arch Street, 26th Floor, Boston, Massachusetts 02110 on the tenth (10th) Business Day after all of the conditions set forth in Article V have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Subject to the terms and conditions set forth herein, as soon as practicable following the fulfillment or waiver of all of the conditions set forth in Article V, on the Closing Date, the parties shall file the certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) together with any required related certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

Section 1.4 Certificate of Incorporation; Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety at the Effective Time to read as set forth in Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”) until thereafter amended in accordance with the DGCL and such Surviving Charter.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws, except that the bylaws of the Surviving Corporation shall be amended as of the Effective Time to contain such provisions as are necessary to give full effect to Section 1.4(a) (as so amended, the “Bylaws”).

(c) From and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Bylaws.

Section 1.5 Conversion and Exchange of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, Parent, the Company or any stockholder of the Company or Merger Sub:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (“Shares”) (other than (x) shares of Company Common Stock held by the Company, Parent or Merger Sub or any direct or indirect wholly-owned Subsidiary of either the Company or Parent (“Excluded Shares”) and (y) shares of Company Common Stock with respect to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (“Dissenting Shares”)) shall be converted into the right to receive, in accordance with this Article I, $25.00 in cash per share, without interest (the per share cash consideration to be issued to the holders of such Shares, the “Merger Consideration”);

(ii) each share of Company Common Stock converted into the Merger Consideration pursuant to Section 1.5(a)(i) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Shares (each, a “Certificate”) or Shares represented by book-entry (the “Book-Entry Shares”) (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration for each share covered thereby upon surrender of such Certificate or transfer of such Book-Entry Shares in accordance with this Article I;

(iii) each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be automatically canceled and retired without payment of any consideration therefor and shall cease to exist; and

(iv) each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one (1) newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock, then the Merger Consideration shall be appropriately adjusted; provided that the Company shall be required to comply with Section 4.2 in connection with any such action.

Section 1.6 Company Equity Awards; Company ESPP.

(a) Company Options. Neither Merger Sub nor Parent shall assume any Company Options or substitute for any Company Option any option for Merger Sub or Parent stock, in connection with the Merger or any other Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any optionholder, (i) all Unvested Company Options outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Company Option shall be canceled, with each former holder of any such canceled Company Option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), in consideration of the cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.9), equal to the product of: (A) the excess, if any, of the Merger Consideration over the exercise price per share of each such Company Option; and (B) the number of shares of Company Common Stock underlying such Company Option; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof.

(b) Company RSUs.

(i) Neither Merger Sub nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for Merger Sub or Parent stock, in connection with the Merger or any other Transactions.

(ii) As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company RSUs, all Unvested Company RSUs outstanding as of immediately prior to the Effective Time shall fully vest and become Vested Company RSUs.

(iii) Each Vested Company RSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Vested Company RSU, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.9) equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company RSU; provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Vested Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Vested Company RSU if required in order to comply with Section 409A of the Code.

(c) Company DSUs. Neither Merger Sub nor Parent shall assume any Company DSU or substitute for any Company DSU any similar award for Merger Sub or Parent stock, in connection with the Merger or any other Transactions. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company DSU, (i) all Unvested Company DSUs outstanding as of immediately prior to the Effective Time shall fully vest and become Vested Company DSUs, and (ii) each Company DSU that is outstanding immediately prior to the Effective Time shall be canceled at the Effective Time, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Company DSU, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.9) equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company DSU; provided that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company DSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Company DSU if required in order to comply with Section 409A of the Code.

(d) Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company Board will adopt such resolutions and take such other actions as may be required to provide that with respect to the Company ESPP: (A) participants in the ESPP may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP), (B) no offering period will be commenced after the date of this Agreement, (C) any offering period under the ESPP that is in effect as of the date of this Agreement shall terminate on the fifteenth (15th) Business Day following the date of this Agreement and all amounts credited to the accounts of participants shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP on or prior to the twentieth (20th) Business Day following the date of this Agreement (and such shares shall be treated as other outstanding shares in accordance with Section 1.5 of this Agreement); and (D) the ESPP shall be terminated, effective as of, or prior to, the Effective Time.

(e) Further Actions. The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.6, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary.

Section 1.7 Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further registrations or transfers of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Payment Agent or to the Surviving Corporation or Parent, they shall be marked canceled and shall be exchanged as provided in Section 1.8 below.

Section 1.8 Surrender of Certificates.

(a) Prior to the Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Payment Agent, separate and apart from its other funds, for the purpose of exchanging Merger Consideration for Certificates and Book-Entry Shares (other than Certificates or Book-Entry Shares representing Excluded Shares or Dissenting Shares and excluding Company 102 Awards and Company 102 Shares, in respect of which payment shall be transferred directly to the 102 Trustee), cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.5. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the 102 Trustee, cash sufficient to pay the aggregate Merger Consideration payable with respect to Company Shares issued or issuable with respect to Company Equity Awards granted and subject to Tax under Section 102(b)(2) and Section 102(b)(3) of the ITO and held by the 102 Trustee (the “Company 102 Shares” and “Company 102 Awards,” respectively), on behalf of holders of Company 102 Awards in accordance with Section 102 of the ITO, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained, pursuant to Section 4.20 (the “102 Amounts”). The 102 Amounts shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 of the ITO, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained, and shall be released by the 102 Trustee in accordance with the terms and conditions of Section 102 of the ITO and the Option Tax Ruling, if obtained.

(c) As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of Shares (as of immediately prior to the Effective Time) (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Payment Agent), (B) if the Interim Option Tax Ruling or the Option Tax Ruling or the Withholding Tax Ruling is/are obtained pursuant to Section 4.20, such form(s) of any other declaration required thereunder to be delivered by the holders of Company Shares and/or Company Equity Awards, in which the beneficial owner of Company Shares provides certain information necessary for Parent to determine, in its reasonable discretion, whether any amounts need to be withheld from the Merger Consideration payable to such beneficial owner pursuant to the terms of the ITO (in each case, subject to the provisions of this Section 1.8, Section 1.9, and Section 4.20), the Code, or any provision of state, local, Israeli or foreign Law, and/or (C) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for the Merger Consideration.

(d) Each holder of shares of Company Common Stock (other than Excluded Shares or Dissenting Shares) shall, upon (A) surrender to the Payment Agent of Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, such other documents as may be required pursuant to such instructions, and the applicable declaration for Tax withholding purposes and/or a Valid Tax Certificate, or (B) compliance with the reasonable procedures established by the Payment Agent for delivery of Book-Entry Shares, shall be entitled to receive in exchange therefor, the aggregate Merger Consideration in respect thereof and the Certificates so surrendered and Book-Entry Shares so transferred shall forthwith be canceled, subject to Section 1.9 and Section 4.20. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or due transfer of the Book-Entry Shares. The Payment Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until so surrendered or delivered, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration pursuant to this Article I. Notwithstanding anything to the contrary contained herein, any Merger Consideration payable in respect of Company 102 Shares and Company 102 Awards shall be transferred by Parent to the 102 Trustee, for the benefit of the beneficial owners thereof, and be released by the 102 Trustee to the beneficial holders of such Company 102 Shares, in accordance with the requirements of Section 102 of the ITO and the Interim Option Tax Ruling and the Option Tax Ruling, in accordance with this Section 1.8(d).

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article I.

(f) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Shares may be made to a Person other than the Person in whose name the Certificates so surrendered or the Book-Entry Shares so transferred are registered if such Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and, in each case, the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation and the Payment Agent that such Tax has been paid or is not applicable.

(g) Any portion of the Payment Fund that remains unclaimed or undistributed to holders of Certificates or Book-Entry Shares as of the date that is one (1) year after the Closing Date shall be delivered to or as directed by the Surviving Corporation upon demand, and any such holder who has not previously complied with this Article I shall thereafter look only to the Surviving Corporation for payment of any such holder’s claim for the Merger Consideration, without any interest thereon. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of any Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(h) Any portion of the Payment Fund made available to the Payment Agent to pay for Dissenting Shares shall be returned to the Surviving Corporation upon Demand.

Section 1.9 Withholding Rights.

(a) Notwithstanding any other provision of this Agreement, each of the Payment Agent, 102 Trustee, Merger Sub, Parent and the Surviving Corporation (each, a “Payor”) shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement such amounts as it reasonably determines are required to be deducted or withheld and paid over to the appropriate Tax Authority by Payment Agent, Merger Sub, Parent and the Surviving Corporation, from such consideration under the Code, ITO, or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(b) Notwithstanding the provisions of Section 1.9(a), with respect to Israeli Taxes, the Merger Consideration (together with any adjustment) payable to each payment recipient (other than holders of Company 102 Shares, Company 102 Awards and Company Awards subject to Tax pursuant to Section 3(i) of the ITO) shall be retained by the applicable Payor for the benefit of each such payment recipient for a period of one-hundred eighty (180) days from the Closing Date or an earlier date required in writing by a payment recipient (the “Withholding Drop Date”) (during which time unless requested otherwise by the ITA or by the Withholding Tax Ruling, no payments shall be made by a Payor to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate). If a payment recipient delivers, no later than three (3) Business Days prior to the Withholding Drop Date, a Valid Tax Certificate to a Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such payment recipient (subject to withholding on account of non-Israeli Taxes, if applicable). If any payment recipient (i) does not provide a Payor with a Valid Tax Certificate by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Payor to release such payment recipient’s portion of the Merger Consideration (together with any adjustment) prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three (3) Business Days before such time, then the amount to be withheld from such payment recipient’s portion of the Merger Consideration (together with any adjustment) shall be calculated according to the applicable withholding rate as reasonably determined by Payor in accordance with applicable Law, which amount shall be increased by the interest plus linkage differences as defined in Section 159A of the ITO for the time period between the fifteenth (15th) calendar day of the month following the month during which the Closing Date occurs and the time the relevant payment is made, and calculated in NIS based on a U.S. dollars to NIS exchange rate not lower than the effective exchange rate at the Closing Date.

(c) Any withholding made in New Israeli Shekels with respect to payments made hereunder in U.S. dollars shall be calculated based on a conversion rate not lower than applicable rate on the Closing Date and in such a manner as the Parent reasonably determines to be in compliance with the applicable Law and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

(d) Notwithstanding the provisions of Section 1.9(a) or Section 1.9(b), no amounts will be deducted or withheld under the ITO in connection with payments of any Merger Consideration made to non-Israeli residents that hold Company Equity Awards; provided that such payment recipients provide Payor prior to any payment to them with a valid and executed declaration regarding their non-Israeli residence, in the form agreed to by Parent and the Company. For the avoidance of doubt, the provisions of Section 1.9(a), Section 1.9(b), and Section 1.9(c) with respect to withholding Taxes pursuant to the ITO shall apply with respect to payments of any consideration made to non-Israeli residents that hold Company Equity Awards subject to Tax under Section 102(b)(2) and Section 102(b)(3) of the ITO if such payment recipients fail to provide Payor with such declaration.

Section 1.10 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.5(a)(i), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Taxes required to be withheld in accordance with Section 1.9 with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 1.5(a)(i).

(b) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL or any other written communication with the Company that relates to a demand for appraisal or payment with respect to Dissenting Shares; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment or settlement offer or settle any such demands prior to the Effective Time with respect to any such demand, notice or instrument. Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings received by applicable Law (but only after the amount thereof shall have been finally determined pursuant to the DGCL), and such shares shall be retired and cancelled.

Section 1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take and shall take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, registration statements and other documents (including exhibits and all information incorporated by reference) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (in each case, each, an “Available Company SEC Document”), other than with respect to Section 2.2, or (ii) the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of such other sections)) delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedules”), other than with respect to Section 2.2, the Company hereby represents and warrants to Merger Sub and Parent as follows:

Section 2.1 Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, foreign qualifications, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and the copy of the certificate of designation of Series A Junior Participating Preferred Stock of the Company which is incorporated by reference as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2015 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 2,500,000 shares of preferred stock, par value $0.01 per share, (“Company Preferred Stock”). As of the close of business on May 20, 2016 (the “Capitalization Date”): (A) 26,143,631 and 25,018,539 shares of Company Common Stock were issued and outstanding, respectively; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 1,125,092 shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options (excluding Company Options granted under the Company ESPP) to purchase 1,321,181 shares of Company Common Stock; (E) 513,500 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (F) 42,463 unvested shares and 26,067 deferred delivery shares of Company Common Stock were subject to issuance pursuant to outstanding Company DSUs; (G) 2,879,243 shares of Company Common Stock were reserved for future issuance under the Stock Plans (excluding the Company ESPP) (including upon exercise of the Company Options); and (H) 826,728 shares of Company Common Stock were reserved for issuance under the Company ESPP, and the aggregate amount of funds held under such plan and available for use in purchasing shares of Company Common Stock, as of May 20, 2016 was approximately $17,000. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The Company has made available to Parent or its counsel accurate and complete copies of the Stock Plans and the forms of stock option and restricted stock unit agreements evidencing the Company Equity Awards. The Stock Plans are the only plans or programs the Company or any Company Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, performance shares or other compensatory equity or equity-based awards have been granted and remain outstanding or may be granted. Since the Capitalization Date, the Company has not authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any agreement, arrangement or understanding (including any voting agreements, voting trusts or proxies, stockholders agreements, “poison pill” or rights agreement or registration rights agreements) with respect to the voting, registration, sale, purchase or transfer of any capital stock or with respect to other Company securities or securities of any wholly-owned Company Subsidiary.

(b) Except as set forth in Section 2.2(a), (i) as of Capitalization Date, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, restricted shares, restricted stock units, performance shares or units, options, warrants, calls, rights (including stock appreciation rights and contingent value rights), “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (the items described in clauses (i) and (ii) of this Section 2.2(b) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Securities.

(c) No shares of Company Common Stock or other equity securities of the Company are owned by any Company Subsidiary.

(d) As of the close of business on May 20, 2016, there were outstanding Company Options (excluding Company Options granted under the Company ESPP) with an exercise price below merger consideration to purchase 586,863 shares of Company Common Stock. The weighted average exercise price of all such Company Options as of the close of business on May 20, 2016 was $21.37 per share.

Section 2.3 Authorization; No Conflict.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the holders of at least a majority of the outstanding Common Shares entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Except for the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. Each of this Agreement and each other Transaction Document that the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board, at a meeting duly called and held, and as of the Agreement Date not subsequently rescinded or modified in any way, duly adopted resolutions (i) adopting this Agreement and the Transactions, including the Merger, (ii) determining that the terms of the Merger and the other Transactions are advisable and fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of the Company for their approval, and (iv) recommending that the stockholders of the Company approve the Merger and this Agreement.

(c) Subject to the Company Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) except at set forth in Section 2.3(c) of the Company Disclosure Schedules, result in a violation or breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by the Company under, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries pursuant to the terms, conditions or provisions of, any Company Material Contract or (iii) subject to obtaining or making the approvals, filings and notifications referred to in Section 2.3(d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect (excluding the exception in clause (vii) in the definition of Company Material Adverse Effect).

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act, (iii) compliance with the rules of NASDAQ, (iv) compliance with the applicable requirements of the Exchange Act, (v) compliance with the “blue sky” Laws of various states, and (vi) based in part on the representations of Parent and Merger Sub in Section 3.3(b), the approvals, filings and notifications imposed by applicable Laws that are set forth in Section 2.3(d) of the Company Disclosure Schedules, and except where the failure to obtain or take such action, individually or in the aggregate, has not had or would not reasonably be expected to have or result in a Company Material Adverse Effect (excluding the exception in clause (vii) in the definition of Company Material Adverse Effect).

Section 2.4 Subsidiaries.

(a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 2.4(a) of the Company Disclosure Schedules.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any Company Subsidiary convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Company Subsidiary, (ii) subscriptions, warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or other obligations of the Company or any Company Subsidiary to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Company Subsidiary or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, any Company Subsidiary (the items in clauses (i) through (iii) together with any capital stock or other voting securities of, or ownership interests in, any Company Subsidiary being referred to collectively as the “Company Subsidiary Securities”). There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for Equity Interests in the Company Subsidiaries or as set forth in Section 2.4(b) of the Company Disclosure Schedules, the Company does not own, directly or indirectly, any capital stock and/or other voting securities of or ownership interest in any Person.

Section 2.5 SEC Reports and Financial Statements.

(a) Except as set forth in Section 2.5(a) of the Company Disclosure Schedules, since October 31, 2012, the Company has timely filed or furnished (including within the extension periods permitted under Rule 12b-25 promulgated under the Exchange Act) with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports filed on or prior to the date hereof have complied, and each Company SEC Report filed subsequent to the date hereof will comply, in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports filed on or prior to the date hereof contained, and none of the Company SEC Reports filed subsequent to the date hereof will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as reflected in the Company Financial Statements or for liabilities incurred since January 31, 2016 in the ordinary course of business, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, which, individually or in the aggregate, has had a Company Material Adverse Effect.

(d) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) and a system of internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. Except as disclosed in Company SEC Reports, as of January 31, 2016, (i) no material weakness or significant deficiency was identified in management’s assessment of internal controls and (ii) no fraud, to the Knowledge of the Company, whether or not material, was identified involving management or other employees who have a significant role in internal controls (nor has any such weakness, deficiency or fraud been identified between that date and the date of this Agreement).

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

(f) There are no unconsolidated Company Subsidiaries or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K of the SEC that have not been described in the Company SEC Reports.

(g) The Company has previously made available to Parent true and complete copies of all comment letters received from the SEC and its responses thereto, to the extent that such letters and responses have not been published on the SEC’s EDGAR site. As of the date hereof, there are no outstanding or unresolved comments in letters received from the SEC (or the staff of the SEC) with respect to the Company SEC Reports.

Section 2.6 Absence of Material Adverse Changes, etc. Since January 31, 2016, (a) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice, and (b) between January 31, 2016 and the date of this Agreement, (i) there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) neither the Company nor any of the Company Subsidiaries has taken any action that would be prohibited by clauses (iv), (v), (vi), (viii), (ix), (xi), (xii), (xiii) or (xviii) (to the extent clause (xviii) relates to the aforementioned clauses) of Section 4.2(b) if taken without the consent of Parent after the date hereof.

Section 2.7 Litigation. Except as set forth in Section 2.7 of the Company Disclosure Schedules, there are no material suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party. There are no material Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries.

Section 2.8 Information Supplied. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 2.9 Broker’s or Finder’s Fees. Except for Goldman Sachs (the “Company Financial Advisor”) no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions. Section 2.9 of the Company Disclosure Schedules sets forth the estimated maximum aggregate amount of fees that the Company Financial Advisor may be entitled to in connection with this Agreement and the transactions contemplated hereby.

Section 2.10 Employee Plans.

(a) Section 2.10(a) of the Company Disclosure Schedules sets forth all material Company Employee Benefit Plans and material Company Employee Agreements (collectively, the “Company Plans”), and identifies the country in which such Company Plan is maintained.

(b) Except as set forth in Section 2.10(b) of the Company Disclosure Schedules, with respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Plan and all amendments thereto, if any (but not Company Employee Agreements); (ii) the current summary plan description and any material modifications thereto, if any, or a written summary with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; (iv) the Form 5500 Annual Return/Report and accompanying schedules and attachments for the most recently completed plan year, if any; (v) the most recently prepared actuarial reports and financial statements, if any; and (vi) all material correspondence within the preceding three (3) years to or from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other governmental agency relating to any audit, investigation or voluntary correction of such Company Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter (or, if applicable, is entitled to rely on an advisory or opinion letter) from the Internal Revenue Service that has not been revoked, and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d) (i) Each Company Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; and (ii) all payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the financial statements included in the currently applicable Available Company SEC Documents which are publicly available prior to the date of this Agreement.

(e) In the last six (6) years, neither the Company nor any Company Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, and neither the Company nor any Company Affiliates otherwise has any liability (including any contingent liability) with respect to, (i) a plan that is subject to Sections 412 of the Code or Section 302 or Title IV of ERISA, or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Employee Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Except as otherwise provided in this Agreement or as set forth in Section 2.10(f) of the Company Disclosure Schedules, neither the execution of this Agreement, Company Stockholder Approval nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) entitle any current or former Company Employee to any payment or benefit, including any bonus, retention, severance or retirement payment or benefit; or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Plan.

(g) Neither the execution of this Agreement, Company Stockholder Approval nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will, or would reasonably be expected to, result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No Company Plan, and neither the Company nor any Company Subsidiary, provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(h) Each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in all material respects with, and the Company and all Company Subsidiaries have materially complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(i) None of the Company, any Company Subsidiary or any Company Plan provides or has an obligation to provide any post-retirement medical benefits (whether insured or self-insured) to any current or former Company Employee (other than coverage mandated by applicable Law, including benefits required to be provided to avoid excise Tax under Section 4980B of the Code). The Company and each Company Affiliate have complied in all material respects with Section 4980B of the Code or Part 6 of Subtitle B under Title I of ERISA or similar applicable Law.

(j) There is no action, suit, investigation, audit, proceeding or claim pending or, to the Knowledge of the Company, threatened against any Company Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

(k) Neither the Company nor any Company Subsidiary has been a party to, a sponsoring employer of, or otherwise is under any liability or obligation with respect to any defined benefit pension scheme, final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any of them, for employees working outside of the US. To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has any claim or right in respect of any benefit payable on early retirement or redundancy under an occupational pension scheme which has transferred to the Company or any Company Subsidiary by operation of the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended) or any equivalent Laws in any jurisdiction which has implemented the Acquired Rights Directive 2001 or provides for the automatic transfer of employees’ employment. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has discriminated against, or in relation to, any employees on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, or religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits (to the extent such grounds are legally protected categories locally) such that the Company or any Company Affiliate could reasonably be subject to material liability relating thereto.

Section 2.11 Opinion of Financial Advisor. The Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent and its Affiliates). A signed copy of such opinion has been made available to Parent solely for informational purposes.

Section 2.12 Taxes.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has duly and timely filed all Tax Returns required to be filed by the Company or any Company Subsidiary in the manner prescribed by applicable Law, except as set forth in Section 2.12(a) of the Company Disclosure Schedules, and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes due and payable (whether or not shown on such Tax Returns) have been timely paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. Except as set forth in Section 2.12(a) of the Company Disclosure Schedules, there are no jurisdictions in which the Company or any Company Subsidiary is required to file a Tax Return or may be subject to Tax other than the jurisdictions in which the Company or any such Company Subsidiary has filed Tax Returns or paid Taxes. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended January 31, 2016, have been determined in accordance with GAAP on a consistent basis throughout the applicable prior periods. Except as set forth in Section 2.12(a) of the Company Disclosure Schedules, there are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.

(b) Except as set forth in Section 2.12(b) of the Company Disclosure Schedules, there is no claim, audit, action, suit, proceeding or investigation currently pending or, to the Knowledge of the Company, threatened against, or with respect to, the Company or any Company Subsidiary in respect of any income, franchise or other material Tax or material Tax asset. No claim has ever been made or, to the Knowledge of the Company, threatened against, or with respect to, the Company or any Company Subsidiary pursuant to, or with respect to, the Tax Disaffiliation Agreement by and between Comverse Technology, Inc. and Comverse, Inc. dated as of October 31, 2012. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Company or any Company Subsidiary may be subject.

(c) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d) None of the Company or any Company Subsidiary will be required to include any item of income or gain in, or exclude any item of deduction or loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction, election under Section 108(i) of the Code or prepaid amount received, in each case for a taxable period ending on, or prior to, the date of this Agreement. There are no Tax rulings or requests for rulings relating to Taxes for which the Company or any Company Subsidiary may be liable that could affect the Company’s or any Company Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(e) Except as set forth in Section 2.12(e) of the Company Disclosure Schedules: (i) none of the Company or any Company Subsidiary is a party to, or bound by, any Tax allocation, Tax indemnity or Tax sharing agreement (other than ancillary provisions in commercial agreements entered into in the ordinary course of business for the (A) purchase or rental of goods, (B) provision of services, (C) borrowing of money, or (D) rental of real property)), or other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority); (ii) none of the Company or any Company Subsidiary will have any liability pursuant to, or as a result of, any Tax allocation, Tax indemnity or Tax sharing agreement (other than ancillary provisions not applicable to income Taxes in commercial agreements entered into in the ordinary course of business for the (A) purchase or rental of goods, (B) provision of services, (C) borrowing of money, or (D) rental of real property)), or other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) after the date of this Agreement; (iii) none of the Company or any Company Subsidiary has ever been a member of an Affiliated Group, other than the Affiliated Group of which it is presently a member; and (iv) none of the Company or any Company Subsidiary has any liability for the Taxes of any other Person (other than the Company and Company Subsidiaries) under Treasury Regulation Sections 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.

(f) All Taxes which the Company or any Company Subsidiary is, or has been, required by any Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Governmental Authority, and the Company and each Company Subsidiary has complied in all material respects with all reporting requirements related to such Taxes.

(g) Within the past two (2) years, none of the Company or any Company Subsidiary distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction treated by the parties thereto as one to which Section 355 or Section 361 of the Code (or any similar provision of state, local or foreign Law) applied.

(h) The transactions effected by this Agreement will not have any adverse impact on the validity or effectiveness of, or the continued qualification for, any material Tax exemptions, Tax holidays or Tax reduction agreements, orders or incentives (“Tax Incentives”) applicable to the Company or any Company Subsidiary and will not result in the recapture of any previously claimed Tax Incentives.

(i) The Law for the Encouragement of Capital Investment, 5719-1959 (the “Encouragement Law”), does not apply to any Israeli Subsidiary. Except as set forth in Section 2.12(i) of the Company Disclosure Schedules, no Israeli Subsidiary has used benefits under the Encouragement Law.

(j) None of the Company nor any of the Company Subsidiaries are subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2. Except as set forth in Section 2.12(i) of the Company Disclosure Schedules, none of the Company or Company Subsidiaries participate, have ever participated in, engage or have ever engaged in any transaction listed in Section 131(g) of the ITO and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder (or any comparable provision of state, local or foreign law).

(k) None of the Company or any Company Subsidiary are or ever have been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(l) The Company and each Company Subsidiary that is formed, located or operates in Israel (an “Israeli Subsidiary”), if required by applicable Law, are duly registered for the purposes of Israeli value added tax and have complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Company and its Israeli Subsidiaries (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by them, other than input that related to fringe benefits to employees or to cars, (ii) have collected and timely remitted to the relevant Governmental Authority all output VAT which they are required to collect and remit under any applicable law; and (iii) have not received a refund or credit for input VAT for which they are not entitled under any applicable law. The non-Israeli Subsidiaries are not required to effect Israeli VAT registration.

Section 2.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have been at all times and are now in compliance, in all material respects, with all applicable Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests or notices of noncompliance or violation regarding the Company or any Company Subsidiary relating to any liability under or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under, any Environmental Law or for personal injury or property damage due to Hazardous Substances.

(ii) There are no conditions on, at, under or migrating to or from any real property (including groundwater) currently or formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any material liability under any Environmental Laws.

(iii) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(iv) The Company or any of the Company Subsidiaries businesses do not presently anticipate that any expenditure of $250,000 or more (whether for a single project or an aggregate of several projects) over the next five (5) years will be necessary to comply with existing or anticipated Environmental Law requirements applicable to the Company or any Company Subsidiaries’ operations, or to defend and resolve any claims made or threatened under Environmental Laws, and there are no reserves for any such matters.

Section 2.14 Compliance with Laws.

(a) Except as set forth in Section 2.14(a) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is, or since October 31, 2012 has been, in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, since October 31, 2012, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Authority. The Company and the Company Subsidiaries have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with applicable anti-bribery and anti-corruption Laws.

(c) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, its directors, officers, employees or agents acting on the Company’s behalf is currently subject to any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), nor is the Company or any Company Subsidiary located, organized or resident in a country or territory that is, as of the date hereof, the subject or the target of Sanctions, including Crimea, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria or (ii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, their respective directors, officers, employees or agents acting on behalf and at the direction of the Company or any Company Subsidiary is engaging in activities sanctionable under or in violation of Sanctions.

(d) Except as would not have a Company Material Adverse Effect, the operations of the Company and the Company Subsidiaries are conducted in compliance with applicable financial recordkeeping and reporting requirements required by Law, including those of the Currency and Foreign Transactions Reporting Act of 1970, the applicable money laundering statutes of all jurisdictions where the Company or any Company Subsidiary conducts business, and the rules and regulations thereunder issued, administered or enforced by an applicable governmental or regulatory agency with jurisdiction therefor, and no action, suit or proceeding by or before any court or governmental or regulatory agency involving the Company or any Company Subsidiary with respect to the such Laws is pending or, to the Knowledge of the Company, threatened.

(e) No Israeli Subsidiary has exported or re-exported, directly or indirectly, in violation of law to any countries that are subject to Israeli export restrictions or to any end-user who to the Knowledge of the Company will utilize any product or technology in the design, development, or production of nuclear, chemical, or biological weapons.

(f) Section 2.14(f) of the Company Disclosure Schedules sets forth a list of licenses received by the Company or any Company Subsidiary to export encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Law.

Section 2.15 Intellectual Property.

(a) Section 2.15(a) of the Company Disclosure Schedules sets forth as of the date hereof a true and complete list of all Registered Intellectual Property and Domain Names, including any pending applications for any of the foregoing, owned or purported to be owned (in whole or in part) by the Company or any Company Subsidiary that has not otherwise been abandoned, expired or cancelled (“Company Registered Intellectual Property”).

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, to the Knowledge of the Company, valid and enforceable, (ii) no Company Registered Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of Company Registered Intellectual Property, and (iii) the Company or the

Company Subsidiaries own exclusively, free and clear of all Liens other than Permitted Liens, all right, title and interest in and to all Company Intellectual Property.

(c) Neither the Company nor any Company Subsidiary has granted to any person a joint ownership interest of, or has granted or permitted any person to retain, any exclusive rights that remain in effect in, any Intellectual Property Right that is or was Company Intellectual Property and is, or at the time of the grant was, material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(d) To the Knowledge of the Company and except as set forth in Section 2.15(d) of the Company Disclosure Schedules or as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company’s conduct of its business as currently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property Rights of any third party. Except as set forth in Section 2.15(d) of the Company Disclosure Schedules or as would not have, individually or in the aggregate, a Company Material Adverse Effect, there is no Legal Proceeding pending against the Company or any Company Subsidiary, challenging the right of the Company or any Company Subsidiary to exploit any Intellectual Property Rights or use any Intellectual Property that is used in the conduct of the business of Company and the Company Subsidiaries and, to the Knowledge of the Company, no such Legal Proceeding against the Company or any Company Subsidiary is threatened.

(e) To the Knowledge of the Company, except as would not have a Material Adverse Effect, no person is misappropriating, infringing, diluting or violating any Company Intellectual Property or any Intellectual Property Rights exclusively licensed to the Company or any Company Subsidiary.

(f) Except as would not have a Material Adverse Effect, the Company or the Company Subsidiaries own or have the right to use or otherwise exploit all Intellectual Property Rights used or exploited in the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(g) Section 2.15(g) of the Company Disclosure Schedules contains a list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any Company Subsidiary in any Technology or Intellectual Property Rights or agreed to provide any services (including hosted services) related to Technology or Intellectual Property Rights to the Company or any Company Subsidiary (“In-Licenses”), other than Open Source Licenses and any licenses for commercially available, off-the-shelf Software (including Software licensed through software as a service (SaaS) arrangements).

(h) Section 2.15(h) of the Company Disclosure Schedules contains a list of all Contracts pursuant to which the Company or any Company Subsidiary has granted any third party any rights or licenses to any material Company Intellectual Property other than Ordinary Course Licenses, including with respect to any Company Product or any material Technology owned by the Company or any Company Subsidiary (the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”).

(i) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, during the past three (3) years, all personnel, including employees, agents, consultants and contractors, whose duties include or have included contribution to or participation in the conception or development, or both, of any Intellectual Property or Software for the Company or any Company Subsidiary have executed valid and enforceable confidentiality and invention assignment agreements sufficient to transfer exclusive ownership of the Intellectual Property Rights in and to such Intellectual Property to the Company or the applicable Company Subsidiary without payment of any additional consideration and that contain valid and enforceable waivers of remuneration under any applicable Law (including, with respect to Israeli employees, waivers of the right to claim royalties in Service Inventions as defined in Section 132 of the Israel Patents Law, 1967).

(j) The Company and Company Subsidiaries have taken commercially reasonable steps to protect their rights in all Intellectual Property Rights owned or purported to be owned (in whole or in part) by the Company or any Company Subsidiary as of the date hereof, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all Trade Secrets included therein. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) such Trade Secrets, including the Source Code of any Software owned or purported to be owned (in whole or in part) by the Company or any Company Subsidiary as of the date hereof (collectively, “Company Software”), have not been used, disclosed to or discovered by any person except as permitted pursuant to valid non-disclosure agreements which have not been breached and (ii) there have been no breaches of security that resulted in the disclosure of any such Trade Secrets. No current or contingent rights have been granted to any person other than the Company or Company Subsidiaries to access or possess any material Source Code of any Company Product.

(k) The Company and Company Subsidiaries have taken commercially reasonable steps to protect the security, operation and integrity of their material information technology systems and Software. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the information technology systems and Software of the Company and Company Affiliates and the Company Products are operational, functional and sufficient for the operation of the Company’s and Company Affiliates’ business. Except as would not have a Company Material Adverse Effect, no Company Product uses or incorporates, or is derived from, any Software that is subject to an Open Source License in a manner that requires the licensing or provision of Source Code of such Company Product to any person. The Company and Company Subsidiaries have used industry standard scanning procedures designed to identify and protect against viruses, worms, and other malicious Software routines adversely affecting any Company Products or the information technology systems used in connection with the operation of the Company and Company Subsidiaries. The Company and Company Subsidiaries have commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the business of the Company and Company Subsidiaries.

(l) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and Company Subsidiaries have (i) complied with applicable Laws (including the Israel Protection of Privacy Law, 1981) and their respective published privacy policies with respect to the collection, use and disclosure of Personal Data collected, used or held for use by the Company or any Company Subsidiary and (ii) have taken commercially reasonable measures to protect the security, operation, and integrity of Company Data and Personal Information in the Company’s or Company Subsidiaries’ possession. As of the date hereof, (x) the Company and Company Subsidiaries have not been required by applicable Laws to provide notice to an individual or business entity reporting the unauthorized access to or acquisition of Personal Information in the Company’s or Company Subsidiaries’ possession and (y) there are no claims pending or threatened against the Company or Company Subsidiaries alleging a violation of any person’s privacy or Personal Information.

(m) Neither the execution, delivery, and performance of this Agreement, nor the consummation of the Merger and other transactions contemplated by this Agreement, will impair the right of the Company and Company Subsidiaries to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, perform, display, distribute, license, or dispose of any Intellectual Property Right that is used in the conduct of the business of Company and the Company Subsidiaries, except where any such impairment, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 2.16 Employment Matters.

(a) Except as set forth in Section 2.16(a) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries. As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those (as applicable locally) relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, retaliation, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes and (ii) there is no charge or complaint which has been asserted or is now pending before any Governmental Authority (including the United States Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Internal Revenue Service, or any other similar federal, state, local or foreign Governmental Authority), and neither the Company nor any of the Company Subsidiaries is under any investigation or audit, with respect to (x) discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category (to the extent such legally protected categories apply locally), or (y) violation of the U.S. Fair Labor Standards Act of 1938, or any other federal, state, local or (if applicable) foreign wage and hour Laws, each as amended.

(d) Neither the Company nor any Company Subsidiary has in the past three (3) years implemented any plant closing or mass layoff, as defined under the WARN, without providing notice in accordance with WARN, and no such actions are currently contemplated, planned or announced.

(e) All employees of the Israeli Subsidiaries (the “Israeli Employees”) are subject to the arrangement set out in Section 14 of the Israeli Severance Pay Law 1963 (“Section 14 Arrangement”) (and, to the extent such Israeli Employee is subject to the Section 14 Arrangement, such arrangement has been applied to such Israeli Employee from the commencement date of their employment and on the basis of their entire salary), and such employees shall have no right to any additional termination or severance rights other than those provided under the Section 14 Arrangement.

(f) Except as set forth in Section 2.16(f) of the Company Disclosure Schedules, the Israeli Subsidiaries are not subject to, and no Israeli Employee benefits from, any extension order (tzavei harchava), except for extension orders which generally apply to all Israeli Employees, and there are no labor organizations representing, and there are no labor organizations purporting to represent or seeking to represent, any Israeli Employees.

Section 2.17 Insurance. Section 2.17 of the Company Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary as well as any historic occurrence-based policies still in force. All such insurance policies are in full force and effect and all related premiums have been paid to date. Neither the Company nor any Company Subsidiary (a) is in breach or default under any such insurance policy and (b) has received written notice of any cancellation or termination with respect to any such insurance policy. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance).

Section 2.18 Material Contracts.

(a) Section 2.18(a) of the Company Disclosure Schedules sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any agreement, contract, plan, lease, arrangement or commitment to which the Company or any of the Company Subsidiaries is a party or bound, except for this Agreement, that:

(i) is with (1) a top 30 customer, distributor, reseller or licensee (determined on the basis of aggregate revenues recognized by the Company and the Company Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2016) or (2) a top 15 vendor of materials, supplies, goods, services, equipment or other assets (determined on the basis of aggregate purchases made by the Company or the Company Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2016);

(ii) relates to the material disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) owned by the Company or the Company Subsidiaries, which has not been fully performed (other than confidentiality obligations);

(iii) relates to the material acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise) (i) entered into since October 31, 2012 or (ii) that contains any outstanding earn-out or other contingent payment obligations of the Company or Company Subsidiaries, which has not been fully performed (other than confidentiality obligations);

(iv) relates to Indebtedness for borrowed money (excluding letters of credit and agreements between or among the Company and the Company Subsidiaries), or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty and any intercompany Indebtedness, but excluding any ordinary course trade payables and receivables;

(v) is a joint venture, alliance or partnership agreement that is material to the operation of the Company and the Company Subsidiaries, taken as whole;

(vi) is a material license or other material right in or to use Intellectual Property (other than non-exclusive licenses for commercially available software or hardware with aggregate annual fees of less than $250,000);

(vii) is a settlement, conciliation or similar agreement with an ongoing obligation (x) with any Governmental Authority or (y) which would require the Company or any of the Company Subsidiaries to pay consideration of more than $500,000 after the date of this Agreement for which there is not an accrual;

(viii) contains any standstill or similar agreement pursuant to which the Company or any of the Company Subsidiaries has agreed not to acquire assets or securities of another Person other than the Company;

(ix) indemnifies or holds harmless any Person who is now, or was during the past two years prior to the date hereof, a director or executive officer of the Company or Company Subsidiaries (other than pursuant to the articles of incorporation or bylaws or equivalent governing documents of the Company or the Company Subsidiaries or applicable Law);

(x) includes pricing or margin provisions that provide “most favored nation” or similar provisions with respect to pricing;

(xi) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of the Company Subsidiaries in an amount in excess of $500,000 individually or $1,000,000 in the aggregate;

(xii) restricts payment of dividends or distributions in respect of the capital stock or other Equity Interests of the Company or any of the Company Subsidiaries;

(xiii) limits the freedom of the Company or any Company Subsidiary in any material respect (or that purports, after the Closing to limit the freedom of Parent, the Company or any of their respective Affiliates) to compete in any line of business currently conducted by the Company or any of the Company Subsidiaries or with any Person or in any area;

(xiv) between the Company or any of the Company Subsidiaries, on the one hand, and any director, executive officer or Affiliate (excluding Company Subsidiaries and the Company) of the Company or any of the Company Subsidiaries involving material continuing liabilities or obligations of the Company or the Company Subsidiaries, excluding any Company Plans, ordinary course indemnification agreements and any contracts filed with the Company SEC Reports;

(xv) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act); or

(xvi) constitutes a “material contract” with a related person (as such term is defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports.

(b) Except as set forth in Section 2.18(b) of the Company Disclosure Schedules, each Company Material Contract is a valid and binding agreement of the Company or any Company Subsidiary, as the case may be, and to the Knowledge of the Company, the other parties thereto, except such as would not have, individually or in the aggregate, a Company Material Adverse Effect (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and to general principles of equity). Except as set forth in Section 2.18(b) of the Company Disclosure Schedules, none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereto, is in default or breach under the terms of any such Company Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for such breaches or defaults as would not have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of each Company Material Contract have been delivered or made available to Parent to the extent such Company Material Contract has not been published on the SEC’s EDGAR site.

Section 2.19 Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) The Company or a Company Subsidiary has (i) a valid leasehold interest in each leasehold or subleasehold estate held by the Company or any Company Subsidiary as of the date of this Agreement (collectively, the “Leased Real Property”) free and clear of all Liens (except for Permitted Liens) pursuant to a lease, sublease, license or similar written agreement (“Real Property Lease”) and (ii) good and marketable title, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as now being conducted free and clear of all Liens (except for Permitted Liens). Section 2.19(b) of the Company Disclosure Schedules sets forth a list of all Leased Real Property.

(c) Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 2.20 Governmental Funding. The Company and/or the Company Subsidiaries have applied for and received financial assistance from the Israeli Authority of Technology Innovation and the Office of the Chief Scientist of the Israeli Ministry of the Economy (the “Innovation Authority”), including incentives from the Government of the State of Israel or any agency thereof, granted to the Company or to any Company Subsidiary (including any grant of “approved/privileged enterprise” status under the Israeli Law for the Encouragement of Capital Investment, 5719-1959 (the “Investment Center”)). Neither the Company nor any Company Subsidiary

has received any notice of termination or revocation of any subsidies, grants, and incentives from the Government of the State of Israel or any agency thereof, or from any other Governmental Authority, granted to it or for which it has an outstanding application from the Innovation Authority.

Section 2.21 Grants.

(a) Other than as set out in Section 2.21(a) of the Company Disclosure Schedules, no funding from any Governmental Authority, including the Israel Defense Force, nor any facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Persons involved in the development of Company Intellectual Property owed or owes any duty or rights to any Governmental Authority, including the Israel Defense Force, a university, college, other educational institution or research center or any third parties in accordance with any applicable law or any Contract. No Governmental Authority, including the Israel Defense Force, university, college, other educational institution or research center or other third party has any claim or right in or to any Company Intellectual Property.

(b) Section 2.21(b) of the Company Disclosure Schedules provides a complete list of all grants, incentives and subsidies, and applications (pending, outstanding, or otherwise) therefor (collectively, “Grants”) from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Israeli Subsidiaries, including any Grants from Innovation Authority. The Company has provided true and accurate copies of all documents evidencing Grants submitted by the Israeli Subsidiaries and of all letters of approval, and supplements thereto, granted to the Israeli Subsidiaries. The Israeli Subsidiaries are in compliance, in all material respects, with the terms and conditions of their respective Grants and have duly fulfilled, in all material respects, all the undertakings relating thereto. To the Knowledge of the Company there is no event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

Section 2.22 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Sub and Parent in Section 3.12, the Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transaction contemplated hereby from any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or similar federal or state Law, including Section 203 of the DGCL, and accordingly no such Laws or restrictions are applicable to this Agreement or the Transactions.

Section 2.23 Rights Agreement. Prior to the Closing, the Company and the Company Board shall have (a) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a “Distribution Date” (as defined in the Rights Agreement) or in Parent being an “Acquiring Person” (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and (ii) provide that the “Final Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedules”), each of Merger Sub and Parent represents and warrants to the Company as follows:

Section 3.1 Valid Existence. Parent is a private limited company, duly incorporated, validly existing and in good standing under the laws of England and Wales and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub is a corporation duly organized and validly existing under Laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Merger Sub and Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended to date, of Merger Sub and Parent.

Section 3.2 Authority; Binding Nature of Agreement. Each of Merger Sub and Parent has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent, the performance by each of Merger Sub and Parent of its obligations hereunder and the consummation by each of Merger Sub and Parent of the Transactions have been duly authorized by the boards of directors of each of Merger Sub and Parent. No other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by either Merger Sub or Parent of its obligations hereunder and the consummation by either Merger Sub or Parent of the Transactions. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a valid and binding obligation of each of Merger Sub and Parent, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

Section 3.3 Non-Contravention.

(a) Neither the execution and delivery of this Agreement by Merger Sub and Parent nor the consummation by Merger Sub and Parent of the Transactions will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws, or other similar organizational documents of Merger Sub or Parent; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any Judgment or Law applicable to Merger Sub or Parent, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Sub or Parent to consummate the Transactions (a “Parent Material Adverse Effect”).

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Merger Sub or Parent in connection with Merger Sub’s and Parent’s execution, delivery and performance of this Agreement or the consummation by Merger Sub or Parent of the Transactions, except for (i) compliance with the DGCL (including, with respect to the filing of the Certificate of Merger), (ii) compliance with and filings pursuant to the HSR Act, (iii) the filing with the SEC of any documents required to be filed with the SEC by Merger Sub or Parent in pursuant to this Agreement or in connection with the Transactions, (iv) the approvals, filings and notifications imposed by applicable Laws that are set forth in Section 3.3(b) of the Parent Disclosure Schedules, and (v) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.4 No Legal Proceedings Challenging the Merger. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Sub or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Sub or Parent challenging the Merger.

Section 3.5 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

Section 3.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Merger Sub or Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion therein.

Section 3.7 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article II, Merger Sub and Parent hereby acknowledge and agree that: (a) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person; and (b) except in the case of fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Sub, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other Transactions.

Section 3.8 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Merger Sub and Parent and their respective Affiliates and Representatives, Merger Sub and Parent and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Sub and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Sub and Parent are familiar; (b) Merger Sub and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except in the case of fraud, Merger Sub and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 3.8, and have relied solely on the results of their own independent investigation and on the representations, warranties, agreements and covenants made by the Company and contained in this Agreement. Accordingly, Merger Sub and Parent acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) except as set forth in this Agreement. Notwithstanding the foregoing, nothing in this Section 3.8 serves to modify or qualify the representations of the Company contained in Article II or the right of the Parent and Merger Sub to rely thereon.

Section 3.9 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (i) the executed commitment letter, dated as of the date hereof, from the Financing Sources (together with all exhibits, annexes, schedules and attachments thereto, the “Debt Commitment Letter” and together with the Redacted Fee Letter, the “Debt Commitment Papers”) and the Redacted Fee Letter, pursuant to which, and subject to the terms and conditions thereof, the Financing Sources have committed to lend the amounts set forth therein to Parent and Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Papers, the “Financing Commitments”) from certain funds affiliated with Siris Capital Group, LLC (“Sponsor”) pursuant to which, and subject to the terms and conditions thereof, Sponsor has caused such funds to commit to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide until such time as this Agreement is terminated, that the Company is a third party beneficiary thereof to the extent set forth therein.

(b) As of the date hereof, each of the Financing Commitments (and each of the respective obligations and commitments contained therein) is in full force and effect and has not been withdrawn, terminated or rescinded in any respect or otherwise amended, supplemented or modified in any respect, and, to Parent’s Knowledge, no such withdrawal, termination, rescission, amendment, supplement or modification is presently contemplated (other than amendments, modifications or terminations that are permitted by Section 4.15). Assuming the due authorization, execution and delivery by each other party thereto, each of the Financing Commitments is a legal, valid and binding obligation of Merger Sub and Parent and (in the case of the Debt Commitment Papers only, to the Knowledge of Merger Sub and Parent), the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. Except for the Financing Commitments in the form delivered pursuant to Section 3.9(a) and any customary engagement letters and non-disclosure agreements that do not impact the conditionality or amount of the Financing, as of the date hereof, there are no side letters or other agreements, contracts or arrangements relating to the Financing or the Financing Commitments, including any that could affect the conditionality or availability of the Financing, to which Merger Sub, Parent, Sponsor or any of their respective Affiliates is a party. Assuming the accuracy of the representations and warranties in Article II in all material respects, the compliance and performance by the Company of its covenants and agreements set forth in this Agreement in all material respects, to the Knowledge of Parent and Merger Sub, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (x) constitute a default or breach on the part of Merger Sub, Parent or Sponsor and (in the case of the Debt Commitment Papers only, to the Knowledge of Merger Sub and Parent) any of the other parties thereto, under any term of the Financing Commitment, (y) result in a failure of any condition of the Financing Commitments, or (z) result in any portion of the Financing contemplated thereby to be unavailable in an amount equal to the Required Amount, Merger Sub and Parent have fully paid (or caused to be fully paid) any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid on or before the date hereof and will fully pay (or cause to be fully paid) any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid after the date hereof. Assuming (i) the Financing is funded in accordance with the applicable Financing Commitments and (ii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger (other than those conditions that by their nature are to be satisfied at Closing), the aggregate net proceeds of the Financing (including after giving effect to the maximum amount of flex, including original issue discount flex, contemplated by the Debt Commitment Papers), when combined with Parent’s and Merger Sub’s other sources of funds, will be sufficient for the satisfaction of all of Merger Sub’s and Parent’s obligations under this Agreement to be satisfied at or after Closing on the terms contemplated hereby, including the payment of the aggregate Merger Consideration pursuant to Section 1.8, all amounts to be paid pursuant to Section 1.6, the payment of all associated fees, costs and expenses and all other amounts (including the amount necessary to cause the Debt Payoff), in each case, required to be paid by Parent or Merger Sub at Closing pursuant to this Agreement or the transactions contemplated hereby (the “Required Amount”). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing in an amount equal to the Required Amount or that would permit the parties thereunder to reduce the total amount of the Financing to an amount less than the Required Amount, in each case other than as expressly set forth in the Financing Commitments. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger (other than those conditions that by their nature are to be satisfied at the Closing), as of the date hereof, neither Merger Sub nor Parent has any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Merger Sub on the date of the Closing or of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Financing Commitments inaccurate in any material respect.

Section 3.10 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee duly executed by the Guarantors with respect to certain matters on the terms specified therein. The Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Guarantors in favor of the Company (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Guarantor under such Guarantee.

Section 3.11 Solvency. Neither Merger Sub nor Parent is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. Assuming the satisfaction (or waiver) of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger as set forth herein, and after giving effect to the Transactions, and payment of the aggregate Merger Consideration pursuant to Section 1.8, all amounts to be paid pursuant to Section 1.6, the payment of all associated fees, costs and expenses of the Merger and the Financing (including (i) any repayment or refinancing of Indebtedness of the Company and the Company Subsidiaries required in connection therewith and (ii) after giving effect to the maximum amount of flex, including original issue discount flex, contemplated by the Debt Commitment Papers) and the payment of all other amounts required to be paid in connection with the consummation of the Transactions and to allow Merger Sub and Parent to perform all of their obligations under this Agreement, and assuming the satisfaction of the conditions to Merger Sub’s and Parent’s obligations to consummate the Merger, the Surviving Corporation will be Solvent as of and after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 3.12 Ownership of Company Common Stock. None of Merger Sub or Parent or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder”

of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

ARTICLE IV

COVENANTS

Section 4.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of the Effective Time and the termination of this Agreement pursuant to Section 6.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause its Representatives to: (i) provide Parent, Parent’s Representatives, and other parties thereto (and the Financing Sources and their respective representatives, to the extent required by the Debt Commitment Letter) with reasonable access during normal business hours to the Company’s Representatives, books, records, Tax Returns, material operating and financial reports, work papers, assets, executive officers, Contracts and other documents and information relating to the Company; and (ii) provide Parent, Parent’s Representatives and other parties thereto (and in the case of the Financing Sources and their respective representatives, to the extent required by the Debt Commitment Letter) with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent, Parent’s Representatives and other parties thereto may reasonably request. Information obtained by Merger Sub or Parent pursuant to this Section 4.1 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 4.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided that the Company shall use commercially reasonable efforts to disclose such documents and information in a manner that would not result in such loss or violation.

Section 4.2 Operation of the Company’s Business.

(a) Except (i) as expressly required or expressly permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 4.2(a) or Section 4.2(b) of the Company Disclosure Schedules, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) conduct its business (x) in the ordinary course and in accordance with past practices; and (y) in compliance with all applicable Laws; (B) preserve intact in all material respects its current business organization; (C) use its reasonable best efforts to keep available the services of its current officers and employees and maintain its relations and goodwill with material suppliers, landlords, and other Persons having material business relationships with the Company; and (D) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b) Except (w) as expressly contemplated, required or permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 4.2(b) of the Company Disclosure Schedules, or (z) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed with respect to the matters set forth in clauses (vi), (vii), (x), (xii), (xiii) or clause (xv) below to the extent related to such foregoing clauses), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) amend the Company Charter Documents or other similar organizational documents of any of the Company Subsidiaries (whether by merger, consolidation or otherwise);

(ii) (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except, with respect to this clause (C), for the delivery of Company Securities by holders of Company restricted shares, Company performance shares, Company restricted stock units, Company performance units or Company deferred stock units to the Company to pay any applicable exercise price and/or Taxes related to the exercise, vesting or delivery in settlement of such awards or pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(iii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (x) any shares of the Company stock upon the exercise of Company Equity Awards under the Stock Plans or settlement of Company restricted stock units, Company performance units or Company deferred stock units that are outstanding as of the date hereof in accordance with their terms on the date hereof and (y) any Company Subsidiary Securities to the Company or any other wholly owned Company Subsidiary, or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise), provided that the Company may accelerate the vesting of outstanding Company Equity Awards in connection with the termination of Company Employees’ service with the Company pursuant to any such Company Employee’s employment arrangement;

(iv) incur any capital expenditures, or any obligations or liabilities in respect thereof, except for capital expenditures not in excess of $500,000 in the aggregate;

(v) (i) merge or consolidate with any other Person (excluding those only involving Company Subsidiaries), or (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than purchases of inventory and equipment in the ordinary course of business of the Company and the Company Subsidiaries in a manner that is consistent with past practice; other than in the ordinary course of business, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Material Contract;

(vi) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or Company Subsidiaries’ material assets, securities, properties, interests or businesses, other than (A) sales or purchases of services in the ordinary course of business consistent with past practice, (B) any Permitted Lien and (C) any Lien securing property leased pursuant to a capital lease permitted under Section 4.2(b)(ix);

(vii) without limiting the preceding clause (vi), license, sell, assign, abandon, allow to lapse, transfer, convey, lease or otherwise dispose of any Intellectual Property owned, used or held for use by the Company or any of the Company Subsidiaries, other than in the ordinary course of business consistent with past practice;

(viii) other than in connection with actions permitted by Section 4.2(b)(iv), make any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary) in excess of $500,000 in the aggregate, other than reimbursements of employee expenses in the ordinary course of business consistent with past practice;

(ix) create, incur, assume, suffer to exist or otherwise be or become liable with respect to any Indebtedness, except for Indebtedness related to obligations under capital leases that does not exceed $500,000 in the aggregate;

(x) (A) enter into any contract, agreement, arrangement or understanding that would constitute a Company Material Contract if it had been entered into prior to the date hereof, other than any agreement for the sale of services by the Company or any Company Subsidiary or any other agreement entered into in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, in connection with any action permitted to be taken pursuant to any subsection of this Section 4.2), or (B) amend or modify in any material respect or terminate any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of the Company Subsidiaries (other than expiration of any Company Material Contract in accordance with its terms);

(xi) other than (1) the annual cash bonus payments to certain employees with respect to fiscal year 2015, as described on Section 4.2 of the Company Disclosure Schedule, (2) the cash payments to the Company non-employee directors, as described on Section 4.2 of the Company Disclosure Schedule, or (3) in connection with the treatment of Company Securities, as contemplated by Section 1.6, (A) grant or increase (other than in accordance with the terms of any Company Plan in existence on the date hereof) any severance, retention or termination pay to any Company Service Provider (or materially amend any existing severance pay, retention or termination arrangement with any Company Service Provider), (B) enter into any employment, consulting, change in control, deferred compensation or other similar agreement with any Company Service Provider (or materially amend any such existing agreement, except as required by applicable Law), except with respect to any offer letter with any Company Service Provider whose annual base compensation does not exceed $200,000 and whose offer letter does not provide for any grants of equity awards, deferred compensation or change in control payments, (C) establish, adopt or amend or enter into any Company Plan, except as required by applicable Law, or (D) increase compensation, bonus or other benefits payable to any current or former Company Service Provider, except, with respect to any Company Service Provider whose annual base compensation does not exceed $200,000, increases in annual base compensation of up to 3% in the ordinary course of business consistent with past practice;

(xii) materially change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act or as required by a change in applicable Law;

(xiii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, enter into a Tax allocation agreement, Tax indemnity agreement, or Tax sharing agreement, amend any Tax Return, settle or otherwise compromise any claim, notice, audit report or assessment relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, request any ruling or similar guidance with respect to Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(xiv) implement any plant closings or mass layoffs in the U.S. (as those terms are defined under the WARN Act) without first complying with the requirements of the WARN Act; or

(xv) adopt, become a party to, terminate, amend (other than to comply with applicable Law) or provide discretionary benefits under any Company Plan (or any arrangement that would be a Company Plan if in effect as of the date hereof);

(xvi) terminate the employment of any Company Employee with annual base salary in excess of $200,000, other than for “cause” (the term “cause” includes, for example, neglect of duties, breach of applicable policies and procedures, or any other act of misconduct subject to applicable local Laws) and except as contemplated prior to the date hereof pursuant to a restructuring plan or otherwise, or any Company Employee whose termination of employment was communicated prior to the date hereof;

(xvii) change the compensation, bonus or other benefits payable to any current or former Company Employee, other than in the ordinary course of business and consistent with past practice or as required by a Company Plan; or

(xviii) authorize any of, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 4.3 Proxy Statement.

(a) The Company shall use reasonable best efforts to deliver to Parent a reasonably complete initial draft of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) within fifteen (15) Business Days after the date of this Agreement, and as soon as reasonably practicable following the date of this Agreement, and in any event within twenty-five (25) Business Days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement to be sent to the holders of Common Shares relating to the meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement, approval of the Merger and approval of any other matters to affect the transactions contemplated hereby as determined by the Parties. Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement and shall furnish all information concerning Parent, Merger Sub and their Affiliates as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(b) The Company shall promptly notify Parent of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto and, in each case of clauses (i) and (ii), the Company shall promptly provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto and any response to any comments of the SEC with respect thereto, shall be subject to the reasonable prior review and comment of Parent, and all mailings to the stockholders of the Company in connection with the Merger and the other transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent and, in each case, the Company shall consider in good faith all comments reasonably proposed by Parent. The Company shall not file or mail any document relating to the Company Stockholders’ Meeting or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

Section 4.4 Company Stockholders’ Meeting. The Company shall, in accordance with its Company Charter Documents and applicable Law (and regardless of whether there has occurred Change in Company Board Recommendation), as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the stockholders of the Company and to hold the Company Stockholders’ Meeting as promptly as reasonably practicable following the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement and (ii) subject to Section 4.5, solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they vote their shares in favor of the Merger (the “Company Board Recommendation”) and shall include such Company Board Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made a Change in Company Board Recommendation as permitted by Section 4.5. The Company agrees that its obligation to hold the Company Stockholders’ Meeting pursuant to this Section 4.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the making of any Change in Company Board Recommendation by the Company Board, and nothing contained herein shall be deemed to relieve the Company of such obligation, subject to the ability of the Company Board to take the actions set forth in Section 4.5(f). Without limiting the generality of the foregoing, unless the Company Board shall have effected a Change in Company Board Recommendation pursuant to, and in accordance with, the terms of Section 4.5, then the Company Board shall submit this Agreement to the Company’s stockholders without a recommendation (although the resolutions adopting this Agreement as of the date of this Agreement may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law. The Company shall not adjourn, postpone or recess the Company Stockholders’ Meeting without the prior written consent of Parent and shall adjourn, postpone or recess such meeting as directed by Parent in order to obtain a quorum or solicit additional votes (so long as such meeting is not adjourned, postponed or recessed to a date on or after the Outside Date). The Company shall not, unless required by applicable Law, change the record date for the Company Shareholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) and any postponement or adjournment of the Company Shareholders’ Meeting shall be effected, to the extent practicable, in a manner that does not require the Company to establish a new record date. The Company shall, upon the reasonable request of Parent, use its commercially reasonable efforts to cause the applicable proxy solicitor of the Company to advise Parent on a daily basis on each of the last ten Business Days prior to the date of the Company Shareholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

Section 4.5 Acquisition Proposals.

(a) During the period (the “Go-Shop Period”) commencing on the date of this Agreement and continuing until 11:59 p.m. (New York Time) on July 7, 2016 (the day on which the Go-Shop Period ends, the “No-Shop Period Start Date”), the Company and the Company Subsidiaries and their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney, accountant or other agent or representative retained by any of them (collectively, “Representatives”) shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, including by furnishing information with respect to the Company and the Company Subsidiaries to any Person pursuant to a confidentiality agreement entered into by such Person containing confidentiality terms that are no more favorable in the aggregate to such Person than those contained in the Confidentiality Agreement, including with respect to the terms of the “standstill provision” in the Confidentiality Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall, to the extent not previously provided to Merger Sub or Parent, provide or make available to Merger Sub or Parent any material non-public information concerning the Company or any Company Subsidiary provided or made available to any Person prior to or substantially concurrently to providing such information to such Person, and (ii) participate in any discussions or negotiations with any Persons or group of Persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. From and after the date hereof, the Company shall provide a written report to Parent every five (5) Business Days setting forth the identity of each Person or group of Persons from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date and provide to Parent:

(i) a copy of any Acquisition Proposal made in writing and any other written material terms or proposals provided (including financing commitments) to the Company or any of the Company Subsidiaries,

(ii) the identity of the Person or Persons making such Acquisition Proposal,

(iii) a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally),

(iv) the total number of parties contacted to date (during the Go-Shop Period),

(v) the number of parties that have affirmatively declined to receive information or enter into discussions regarding an Acquisition Proposal,

(vi) the number of parties that have affirmatively expressed interest in receiving information or entering into discussions regarding an Acquisition Proposal,

(vii) the number of parties that have executed an Acceptable Confidentiality Agreement and

(viii) the number of parties that are currently in discussions with the Company regarding an Acquisition Proposal.

(b) Except as may relate to any Excluded Party (but only for as long as such Person or group is an Excluded Party) or as expressly permitted by this Section 4.5, from and after the No-Shop Period Start Date, the Company and the Company Subsidiaries shall, and the Company shall cause its and the Company Subsidiaries’ Representatives to, immediately cease any activities permitted by Section 4.5(a) and any discussions or negotiations with any Person or group that may be ongoing with respect to any Acquisition Proposal. With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company shall terminate such Persons’ access to any data room containing the Company’s or any Company Subsidiaries’ confidential information and use its reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any information furnished by or on behalf of the Company.

(c) Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party, and except with respect to clauses (iv) and (v) below) or as expressly permitted by this Section 4.5, from the No-Shop Period Start Date continuing until the earlier to occur of the termination of this Agreement pursuant to Section 6.1 and the receipt of the Company Stockholder Approval, the Company and the Company Subsidiaries shall not, and the Company shall cause its and the Company Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of the Company Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Parent) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of the Company Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to constitute an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) amend, modify or grant any waiver or release under, any standstill, confidentiality or similar agreement of the Company or any Company Subsidiary or (v) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

(d) Notwithstanding anything to the contrary set forth in this Section 4.5, at any time prior the earlier to occur of the termination of this Agreement pursuant to Section 6.1 and the receipt of the Company Stockholder Approval, in response to a written and unsolicited Acquisition Proposal (except to the extent solicited in accordance with Section 4.5(a)) that the Company Board determines in good faith (after consultation with its financial advisor and legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal, the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside counsel) that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law: (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that the Company and such Person enter into an Acceptable Confidentiality Agreement; and provided further, that any material non-public information concerning the Company or any Company Subsidiary provided or made available to the Person making such Acquisition Proposal shall, to the extent not previously provided to Merger Sub or Parent, be substantially concurrently provided or made available to Merger Sub or Parent; and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(e) The Company shall promptly advise Parent in writing, in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal and shall indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter shall keep Parent reasonably informed of all material developments affecting the status and the material terms of any such Acquisition Proposal.

(f) The Company Board shall not: (A) fail to make, withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation (including any failure to include the Company Board Recommendation in the Proxy Statement, when mailed); (B) adopt, approve, recommend, endorse or otherwise declare advisable (or make any public announcement of its decision to adopt, approve, recommend or otherwise declare advisable) the adoption of any Acquisition Proposal; (C) recommend, adopt, approve, or declare advisable, or propose to recommend, adopt, approve or declare advisable, or allow the Company or any of the Company Subsidiaries to execute or enter into, any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement); (D) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder; (E) subject to Section 4.5(h), fail to recommend against any Acquisition Proposal within ten (10) Business Days after the commencement of such Acquisition Proposal; or (F) fail to include the Company Board Recommendation in the Proxy Statement or reaffirm such Company Board Recommendation at the request of Parent within five (5) Business Days (each being referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, the Company Board may, at any time prior to the receipt of the Company Stockholder Approval, take any of the actions set forth in Section 4.5(f)(i)-(iii) below; provided, however, that prior to taking any such action, the Company complies with Section 4.5(g) of this Agreement:

(i) effect a Change in Company Board Recommendation in response to a material fact, event, change or development that (a) arises after the date hereof and was not known to the Company Board as of or prior to the date hereof and (b) does not involve or relate to an Acquisition Proposal, if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

(ii) effect a Change in Company Board Recommendation in response to an Acquisition Proposal if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and the Company Board concludes in good faith, after consultation with the Company’s financial advisor, that the Acquisition Proposal constitutes a Superior Proposal; and

(iii) terminate this Agreement pursuant to Section 6.1(d)(iii) (and, if applicable, enter into a Company Acquisition Agreement), if the Company receives an Acquisition Proposal that the Company Board concludes in good faith, after consultation with the Company’s financial advisor, constitutes a Superior Proposal and the Company Board concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be inconsistent with its fiduciary duties under applicable Law.

(g) Notwithstanding anything to the contrary set forth in Section 4.5(f), the Company shall not be entitled to: (i) make a Change in Company Board Recommendation pursuant to Section 4.5(f)(i) or Section 4.5(f)(ii); or (ii) terminate this Agreement (and, if applicable, enter into any Company Acquisition Agreement) pursuant to Section 4.5(f)(iii), unless in all such instances: (A) the Company shall have first provided prior written notice to Parent that it is prepared to (x) make a Change in Company Board Recommendation (a “Recommendation Change Notice”), or (y) terminate this Agreement pursuant to Section 6.1(d)(iii) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, if the basis for the proposed action by the Company Board is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the Company Acquisition Agreement in the form to be entered into (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); and (B) Parent does not make, within three (3) Business Days after the receipt of such notice, a binding proposal that would, in the good-faith judgment of the Company Board (after consultation with outside counsel and, in the case of a Superior Proposal, the Company’s financial advisor), cause such events, facts and circumstances to no longer form the basis for the Company Board to effect a Change in Company Board Recommendation or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be; provided that during this three (3) Business Day period the Company and its representatives shall, to the extent Parent desires to negotiate, negotiate in good faith with Parent and its representatives. Any material changes with respect to events, facts and circumstances mentioned above, or material changes to the financial terms of such Superior Proposal, as the case may be, occurring prior to the Company’s effecting a Change in Company Board Recommendation or terminating this Agreement pursuant to Section 6.1(d)(iii) shall require the Company to provide to Parent a new Recommendation Change Notice or Superior Proposal Notice and a new three (3) Business Day period.

(h) Nothing contained in this Section 4.5 or elsewhere in this Agreement shall prohibit the Company from complying with Rules 14a-9, 14d-9, Rule 14e-2(a) and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure to the Company’s stockholders with regard to an Acquisition Proposal if, in the good-faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, that any such action taken or statement made that relates to an Acquisition Proposal (other than a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act) shall be deemed to be a Change in Company Board Recommendation unless the Company Board reaffirms the Company Recommendation in such statement or in connection with such action.

Section 4.6 Consents; Filings; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 4.5), the parties hereto will use their respective commercially reasonable best efforts to consummate the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article V to be satisfied, including using commercially reasonable best efforts to make or cause to be made, in cooperation with the other parties hereto and to the extent applicable: (i) within ten (10) Business Days after the Agreement Date, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger; and (ii) as promptly as practicable after the Agreement Date all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Authorities under any other Antitrust Law relating to the Merger. Each party shall use its commercially reasonable best efforts to: (A) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice, the Federal Trade Commission, or any other Governmental Authority under any Antitrust Law relating to the Merger; (B) act in good faith and reasonably cooperate with the other party in connection with any investigation by any Governmental Authority under any Antitrust Law relating to the Merger; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice under any Antitrust Law relating to the Offer and the Merger, subject to advice of such party’s antitrust counsel; and (D) request early termination of the waiting period under the HSR Act and take all other actions reasonably necessary consistent with this Section 4.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law relating to the Merger. In connection with the foregoing, each party hereto shall use its commercially reasonable best efforts: (w) to give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Authority regarding any investigations, proceedings, filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Authority, in each case under any Antitrust Law relating to the Merger, subject to advice of such party’s antitrust counsel; (x) not to participate in any meeting or conversation, or engage in any substantive conversation with any Governmental Authority in respect of any filings or inquiry under any Antitrust Law relating to the Merger, without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend and/or participate therein; (y) if attending a meeting, conference, or conversation with a Governmental Authority under any Antitrust Law relating to the Merger, from which the other party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending, to keep the other reasonably apprised with respect thereto; and (z) to consult and cooperate with the other party in connection with any information or proposals submitted in connection with any proceeding, inquiry, or other proceeding under any Antitrust Law relating to the Merger. Without limiting the foregoing, the Company and Parent shall each use its commercially reasonable best efforts: (1) to avoid the entry of any Governmental Order; and (2) to eliminate every impediment under any Antitrust Law that may be asserted by any Governmental Authority so as to enable the Effective Time to occur as soon as reasonably possible (and in any event, not later than the Outside Date). Any fees and expenses (other than the attorney’s, advisor’s and agent’s fees) payable under the filings, registrations and declarations with Governmental Authorities relating to the transactions contemplated hereby shall be borne equally by the Company and Parent.

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Merger Sub, Parent and the Company shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable best efforts to obtain and maintain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Authorities or other third parties and make all necessary registrations, declarations and filings with all Governmental Authorities or other third parties, including but not limited to the Innovation Authority and the Investment Center that are necessary to consummate the Offer and the Merger. Notwithstanding anything to the contrary herein, Parent shall have control over and lead all communications and strategy relating to obtaining all such actions or non-actions, waivers, consents, approvals, orders, authorizations, registrations, declarations and filings.

(c) For purposes of Section 4.6(a), “commercially reasonable best efforts” shall include (I) contesting and resisting any Legal Proceeding, and to have vacated, lifted, reversed or overturned any Governmental Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any applicable Law; and (II) the obligation by Parent, Merger Sub, and any of their Subsidiaries to offer and consent to, and thereafter to implement, any of the following measures if doing so would enable the parties to avoid, resolve, or lift a Governmental Order or Legal Proceeding or to obtain any Governmental Approval: (i) make any payment to any Governmental Authority as required by applicable Law or the terms of any governmental grant, authorization or permit, (ii) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (iii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iv) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries. Neither Parent nor Merger Sub shall take or cause to be taken any action that it is aware or reasonably should be aware would have the effect of delaying, impairing or impeding the receipt of any Governmental Approvals.

(d) Notwithstanding anything to the contrary set forth in this Agreement, all obligations of Parent or Merger Sub to obtain the Financing will be governed exclusively by Section 4.15 and not this Section 4.6.

Section 4.7 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 4.5, Parent and the Company shall thereafter consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

Section 4.8 Director and Officer Liability.

(a) From and after the Effective Time, the Surviving Corporation shall: (i) indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the Agreement Date by the Company or any of the Company Subsidiaries pursuant to the Company Charter Documents, other charter and organizational documents of the Company’s Subsidiaries and the indemnification agreements in existence on the date hereof with any directors and officers of the Company and any of the Company Subsidiaries; and (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) charter and bylaws for a period of six (6) years after the Closing, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents.

(b) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporations or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 4.8.

(c) Prior to the Effective Time, the Company shall purchase a six (6) year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of this Section 4.8, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Merger and Merger Sub and Parent shall cause the Surviving Corporation to maintain such “tail” prepaid policy in full force and effect for six (6) years after the Closing; provided, however that (y) in no event shall the Company or the Surviving Corporation be required or permitted to expend for such policies pursuant to this sentence an aggregate amount in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of such coverage, and (z) if the aggregate premiums of such insurance coverage exceed such amount and the Company or the Surviving Corporation, as applicable, shall obtain a policy in accordance with this sentence, such policy shall provide the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) Parent shall cause the Surviving Corporation or any of their respective Subsidiaries, as the case may be, to assume, honor and fulfill all obligations of the Company or any of the Company Subsidiaries pursuant to any written indemnification agreements with the indemnified parties, or any other person entitled to the benefit of this Section 4.8, as applicable.

Section 4.9 Director Resignations. The Company shall provide Parent with a correct and complete list of the directors and officers of the Company and each of the Company Subsidiaries at least ten (10) Business Days prior to the Closing. The Company shall, at the direction of Parent, obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing at least five (5) Business Days prior to the Closing.

Section 4.10 Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warrant of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 6.1(c)(ii) or Section 6.1(d) of this Agreement, as applicable;

(b) to the extent the Company has Knowledge of such notice or communication or the Parent has Knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;

(c) of any material written communication from any Governmental Authority related to the Merger; and

(d) of any proceedings commenced and served upon it or any Company Subsidiaries, or to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiaries, that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement.

Section 4.11 Transaction Litigation. (a) The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation and (b) the Company (i) shall not, and shall cause the Company Subsidiaries and Representatives not to, compromise, settle, offer or propose to settle, or otherwise take any material action in respect of (A) any Transaction Litigation, (B) any other material civil litigation, investigation, arbitration, proceeding or claim involving or against the Company or any of the Company Subsidiaries set forth in Section 4.11 of the Company Disclosure Schedules, or (C) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of the Company Subsidiaries brought by a Governmental Authority or otherwise involving regulatory action or involving criminal charges or allegations or consent or commit to the taking of any of the foregoing actions, unless in each case Parent shall have consented in advance and in writing and (ii) after receipt of the Company Shareholder Approval, shall, if requested by Parent, use its commercially reasonable best efforts to settle any unresolved Transaction Litigation in accordance with Parent’s direction.

Section 4.12 Rule 16b-3. Prior to the Effective Date, the Company shall take all such steps as may be required to cause the transactions contemplated by Article I, and any other dispositions of equity securities (including derivative securities) of the Company by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.13 Employee Matters.

(a) For purposes of this Section 4.13, (i) the term “Covered Employees” means employees who are actively employed by the Company or any Company Subsidiary at the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to the Covered Employees for so long as such Covered Employees remain employees of Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits (including the costs thereof to Company Employee Benefit Plan participants) that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the Effective Time, except as contemplated prior to the date hereof pursuant to a restructuring plan or otherwise.

(c) During the Continuation Period, Parent shall maintain or cause the Surviving Corporation and its Subsidiaries to maintain employee benefit plans, programs, policies and arrangements for Covered Employees that are substantially similar in the aggregate to the Company Employee Benefit Plans (other than long-term incentives, change in control, retention, transition, stay or similar arrangements) that were in effect immediately prior to the Effective Time, except as contemplated prior to the date hereof pursuant to a restructuring plan or otherwise.

(d) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to use commercially reasonable efforts to, for Covered Employees who become eligible during the calendar year including the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(e) As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 4.13(e) result in any duplication of benefits for the same period of service.

(f) Notwithstanding the generality of the foregoing, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms and, in each case, subject to Section 4.13(h), all employment, change in control, severance and other compensation plans and agreements existing immediately prior to the execution of this Agreement, which are between the Company or any Company Subsidiary and any director, officer or employee thereof or maintained by the Company or any Company Subsidiary (each, a “Company Agreement”). Parent and the Company hereby agree that the occurrence of the Effective Time shall constitute a “Change in Control” for purposes of all Company Agreements and all Company Benefit Plans in which the term is relevant.

(g) To the extent the Company has failed to properly file any Form 5500 Annual Return/Report with respect to any Company Employee Benefit Plan (including any terminated plan), the Company shall, prior to the Effective Time, take all necessary and appropriate corrective action through the Department of Labor’s Delinquent Filer Voluntary Correction Program to correct such failure.

(h) Nothing in this Section 4.13 shall (i) be construed to create any third-party beneficiary rights; (ii) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time.

Section 4.14 Confidentiality. The parties hereto acknowledge that Siris Capital Group, LLC and the Company have previously executed a confidentiality agreement, dated as of October 3, 2013 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. The Confidentiality Agreement shall automatically terminate at the Effective Time without further action by any party thereto.

Section 4.15 Financing.

(a) Each of Merger Sub and Parent shall use their respective reasonable best efforts to consummate and obtain the proceeds of the Financing on the terms and conditions (including the flex provisions) described in the Financing Commitments (as replaced, amended, supplemented, modified, waived or superseded to the extent not prohibited by Section 4.15(b) below) on a timely basis to facilitate the Closing when required by Section 1.2, including using their respective reasonable best efforts to: (i) to maintain in effect the Financing Commitments until the Transactions are consummated, (ii) enforce (including through specific performance, litigation or other appropriate proceedings, each of the foregoing pursued in good faith) its rights under the Debt Commitment Papers, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including flex provisions) contained in the Financing Commitments (or on terms not materially less favorable to Parent or Merger Sub than the terms and conditions (including flex provisions) in the Financing Commitments), (iv) satisfy, or cause their Representatives to satisfy, on or prior to the Closing Date (or obtain the waiver of) all conditions in the Financing Commitments and such definitive agreements applicable to it that are within its control and (v) cause (including through litigation pursued in good faith) the Financing Sources who are party to the Debt Financing Commitments and any other person providing Financing to fund the Financing at the Closing (and in any event prior to the Outside Date).

(b) Neither Merger Sub nor Parent shall agree to any amendments or modifications to, or grant any waivers of, any condition or other provision or remedy under the Financing Commitments or Financing Agreements without the prior written consent of the Company (which may be granted or withheld in the Company’s sole discretion), to the extent such amendments, modifications or waivers would or would reasonably be expected to (i) reduce (or have the effect of reducing) the aggregate amount of aggregate cash proceeds available from the Financing (including by changing the amount of fees to be paid or original issue discount) below an amount that, when combined with Parent’s and Merger Sub’s other sources of funds, is sufficient to fund the Required Amount, or (ii) impose new or additional conditions precedent to the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing in a manner that would reasonably be expected to be adverse to Merger Sub, Parent or the Company, including any expansion, amendment or modification that would or would be reasonably be expected to (A) prevent or delay or impair the ability of Merger Sub and Parent to consummate the Merger and the other Transactions to be consummated on the Closing Date pursuant to this Agreement, (B) adversely impact the ability of Merger Sub or Parent to enforce its rights or remedies against the other parties to the Financing Commitments or Financing Agreements or (C) make the funding of the Financing on the Closing Date or satisfaction of the conditions precedent to obtaining the Financing on the Closing Date any less likely to occur; provided that, subject to compliance with the other provisions of this Section 4.15, Parent and Merger Sub may amend the Debt Commitment Letter to (1) add and/or replace arrangers, bookrunners, agents or similar entities, (2) modify pricing or implement or exercise any of the flex provisions contained in the Debt Commitment Papers and (3) reallocate commitments or assign or reassign titles or roles to, or between or among, any parties to the Debt Commitment Papers in accordance with the terms thereof. Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver of any of the Financing Commitments or the Financing Agreements. Neither Merger Sub nor Parent shall release or consent to the termination of the obligations of the lenders and other Persons under the Financing Commitments or Financing Agreements, except for (i) replacements of the Debt Commitment Letter with alternative financing commitments pursuant to Section 4.15(d), or (ii) assignments and replacements of lenders under the terms of the syndication of the Financing Commitments in accordance with the terms thereof so long as any such assignment or replacement would not result in any of the circumstances described in the first sentence of this Section 4.15(b).

(c) In the event that any portion of the Financing becomes or would reasonably be expected to become unavailable in the manner contemplated in the Financing Commitments (other than as a result of the termination of the Financing Commitments on the Outside Date pursuant to the terms thereof), Parent shall promptly so notify the Company. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence or in Section 4.15(d)(ii); provided, however, subject to the rules of discovery otherwise applicable, that Parent or Merger Sub need not provide any information that it believes after consultation with external legal counsel to be privileged. Upon the occurrence of any circumstance referred to in the second preceding sentence or in Section 4.15(d)(ii), Merger Sub and Parent shall use their respective reasonable best efforts to arrange and obtain in replacement thereof, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions or other Persons (which such alternative financing (x) shall be in an amount, when combined with Merger Sub’s and Parent’s other source of funds, equal to the Required Amount on terms and conditions that are not materially less favorable, in the aggregate, to Merger Sub and Parent than those in the Financing Commitments (including flex provisions) as in effect on the date hereof and (y) shall not contain any terms that would not be permitted to be effected by an amendment, modification or waiver of the Financing Commitments pursuant to Section 4.15(b)). Notwithstanding anything to the contrary in this Agreement, in no event shall the “reasonable best efforts” of Parent or Merger Sub be deemed or be construed to require Parent or Merger Sub to, and neither Parent nor Merger Sub shall be required to (i) seek equity financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, (ii) pay any fees in the aggregate in excess of those contemplated by the Financing Commitments as in effect on the date hereof (including any flex provisions contained therein) or (iii) agree to conditionality or economic terms of any Financing that are less favorable than those contemplated by the Financing Commitments as in effect on the date hereof (including any flex provisions contained therein). The definitive agreements entered into pursuant to the first sentence of this Section 4.15(c) or Section 4.15(a)(iii) are referred to in this Agreement, collectively, as the “Financing Agreements.” In the event any new Financing Commitment is obtained as permitted or required in accordance herewith, (A) any reference in this Agreement to the “Financing,” the “Equity Financing” or the “Debt Financing” means the financing contemplated by the Financing Commitment(s) as permitted to be amended, modified or replaced pursuant to this Section 4.15 and the “Debt Commitment Papers” means the Debt Commitment Papers as permitted to be amended, modified or replaced pursuant to this Section 4.15, and (B) any reference in this Agreement to the “Financing Agreements” or the “Financing Commitments” shall be deemed to include the Financing Commitment(s) that are not superseded in accordance herewith by a new Financing

Commitment at the time in question and the new Financing Commitment(s) to the extent then in effect. Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that neither the obtaining of the Financing (or any alternative Financing), the performance by any party to any Financing Commitment of its obligations thereunder nor the completion of any issuance of securities contemplated by the Financing (or any alternative Financing) is a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 5.1 and Section 5.2.

(d) Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative financing agreement entered into in accordance (in each case of the foregoing, in the case of any fee letters, to the extent required by the terms of the applicable Debt Commitment Letter, redacted in a manner consistent with the Redacted Fee Letter) promptly upon their execution, but in any event on the same day as the execution thereof, (ii) without limiting the generality of the immediately following subclause (iii), give the Company written notice as soon as reasonably practicable, but in any event within two (2) Business Days, of (A) any breach or threatened breach of which either Merger Sub or Parent is or becomes aware by any party of any of the Financing Commitments, any alternative financing commitment, the Financing Agreements, or any alternative financing agreement entered into in accordance with this Section 4.15 or any termination or attempted or threatened termination thereof (in each case, whether or not such attempted or threatened termination is valid), (B) if Parent or Merger Sub obtains Knowledge that any of the Financing Commitments ceases to be in full force and effect and the legal, valid, binding and enforceable obligations of Parent or Merger Sub or of the other parties thereto, (C) if Parent or Merger Sub or any of their respective Representatives receives (1) any written notice or (2) other written communication, in each case from any Financing Source with respect to (y) any actual or potential breach, default, termination or repudiation by any party to any of the Debt Commitment Papers or Financing Agreements of any provisions of the Financing Commitments or Financing Agreements or (z) material dispute or disagreement between or among any parties to any of the Financing Commitments or Financing Agreements with respect to the obligation to fund the Financing in an amount equal to the Required Amount at Closing on the terms and conditions set forth in the Financing Commitments or (D) if Parent or Merger Sub receives (1) any written notice or (2) other written communication on the basis of which Parent or Merger Sub believes in good faith that it is reasonably likely that a party to the Financing Commitments will fail to fund the Financing Commitments or reduce the amount of the Financing Commitments and, as a result thereof, the aggregate cash amount of funding commitments thereunder (after giving effect to any corresponding increases), when combined with Parent’s and Merger Sub’s other sources of funds, would be less than the Required Amount (in each case of the foregoing subclauses (A)-(D), provided, however, subject to the rules of discovery otherwise applicable, that Parent or Merger Sub need not provide any information that is privileged or that is requested for purposes of litigation), and (iii) otherwise keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing (or any alternative financing under this Section 4.15).

Section 4.16 Financing Cooperation and Indemnification.

(a) Subject to (x) the last two sentences of Section 4.1 and (y) Section 4.16(b) and Section 4.16(c), prior to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary and necessary cooperation, at Parent’s sole expense, as may be reasonably requested by Parent to assist Parent in the arrangement of the Debt Financing, which such reasonable best efforts shall include, at Parent’s request:

(i) reasonably cooperating with due diligence efforts of Parent and the Financing Sources, including assisting with the preparation of, and furnishing Parent, in each case, as promptly as reasonably practicable following Parent’s reasonable request, with the customary information regarding the Company and the Company Subsidiaries which is required for the preparation of, pro forma financial statements, credit agreements (and security documentation related thereto) and similar documents required in connection with the

Debt Financing, provided that no obligation of the Companies or the Company Subsidiaries under any such credit agreements (or security documentation related thereto) shall be delivered or be effective until substantially concurrently with the Effective Time;

(ii) furnishing Parent as promptly as reasonably practicable following Parent’s reasonable request such financial information regarding the Company and the Company Subsidiaries as is customarily required in connection with the executing of financings of a type similar to the Debt Financing, including (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries, for the fiscal years ended January 31, 2013, January 31, 2014 and January 31, 2015 and January 31, 2016 (it being agreed by the Parent that such financial statements for the fiscal years ended January 31, 2013, January 31, 2014 and January 31, 2015 have been received), (B) if the Closing Date has not occurred prior to July 5, 2016, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries, for each fiscal quarter (other than the fourth fiscal quarter) ended at least sixty (60) days prior to the Closing Date, commencing with the fiscal quarter ending April 30, 2016 (in each case of the foregoing subclauses (A) and (B), which such financial statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments) and (C) all other financial information of the Company and the Company Subsidiaries that is specifically requested by Parent from the Company and that is reasonably available to or readily ascertainable by the Company and is required to permit Parent to prepare a pro forma consolidated balance sheet and income statement of the Company and the Company Subsidiaries as of the date of the most recent consolidated balance sheet and income statement delivered pursuant to subclause (B) above for the twelve-month period ending on such date (or subclause (A) in the event that the Closing Date occurs prior to delivery of any statements pursuant to subclause (B) subsequent to the statement delivered pursuant to subclause (A)), as adjusted to give effect to the transactions and the financings contemplated by this Agreement and the Debt Commitment Letters as if such transactions and financings had occurred on such date or on the first day of such period, as applicable, and to such other adjustments as shall be agreed among Parent and the Financing Sources; it being understood and agreed that such financial statements need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (all information required to be delivered pursuant to subclauses (A) through (C), the “Required Information”), which, in the case of all such Required Information, is Compliant, and supplementing the Required Information to the extent that any Required Information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading, as soon as practicable after obtaining Knowledge thereof; provided that (x) the filing by the Company of the required financial statements specified in subclauses (A) and (B) above in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, within such time periods will be deemed to satisfy the foregoing requirements with respect to the Company and the Company Subsidiaries for all purposes of this Agreement and (y) without limiting the generality of Section 4.1, information obtained by Parent and the Financing Sources pursuant to this Section 4.16 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement and the Financing Sources and their respective representatives and advisors shall be considered “Representatives” thereunder and shall agree to be bound thereby by joinder thereto or otherwise;

(iii) [reserved];

(iv) reasonably cooperating to permit the prospective lenders involved in the Financing to evaluate the Company and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest (and perfection thereof) in the collateral and guarantees, in each case, as contemplated by the Debt Commitment Papers and providing related lender protections;

(v) obtaining any authorization or consent reasonably necessary or required in connection with the Financing;

(vi) obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness listed in Section 4.16(a)(vii) of the Company Disclosure Schedules and Liens thereunder which are required to be terminated and released substantially concurrently with the Closing pursuant to the terms and conditions of the Debt Commitment Papers (the “Debt Payoff”);

(vii) furnishing Parent and the Financing Sources promptly (but in any event, at least five (5) days prior to the Closing Date) with all documentation and other information requested by the Financing Sources in writing at least ten (10) days prior to the Closing Date which are required by Governmental Bodies with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(viii) executing and delivering any credit agreements, pledge and security documents, guarantees and other definitive financing documents or requested customary certificates and documents (including a certificate of the chief financial officer of the Company with respect to solvency matters); provided that (A) none of the agreements, documents and certificates shall be executed and delivered, in each case of the foregoing except at and concurrent with the Closing and the respective Representative(s) executing any agreements, documents and certificates shall remain as officers of the Surviving Corporation or the Company Subsidiaries, as applicable, (B) the effectiveness thereof shall be conditioned upon, or only become operative after, the occurrence of the Closing, (C) no personal liability shall be imposed on the officers or employees involved and (D) neither the Company nor any of Company Subsidiaries, nor any of their respective Representatives, shall be required to provide any legal opinion or other opinion of counsel prior to the Closing Date in connection with the Debt Financing; and

(ix) reasonably facilitating the taking all corporate actions reasonably necessary to permit the consummation of the Financing.

(b) Notwithstanding anything to the contrary contained in this Agreement (including this Section 4.16): (i) nothing in this Agreement (including this Section 4.16) shall require any such reasonable best efforts to the extent that it would (a) require the Company or any of the Company Subsidiaries or their respective Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses in connection with the Financing that are not contingent upon the Effective Time or incur any actual or potential liability or obligation or give any indemnities in connection with the Financing that are not contingent upon the Effective Time, (b) unreasonably interfere with the ongoing business or operations of the Company and the Company’s Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries, (c) require the Company or any of the Company Subsidiaries to take any action that will conflict with or violate the Company’s Charter Documents, any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of the Company Subsidiaries is a party, (d) require the Company or any of the Company Subsidiaries to enter into or approve any financing or purchase agreement for the Financing prior to the Effective Time, (e) result in any significant interference with the prompt and timely discharge of the duties of any of the Company’s executive officers or senior management, (f) result in or reasonably be expected to result in any officer or director of the Company or any Company Subsidiary or any Representative of any of the foregoing incurring personal liability that with respect to any matters relating to the Financing, (g) require any of the Company or the Company Subsidiaries to consent to the prefiling of UCC-1 financing statements or any other grant of Lien or other encumbrances prior to the Effective Time or (h) require any of the boards of directors (or equivalent bodies) of the Company or any of the Company Subsidiaries to enter into any resolutions or take similar action the effectiveness thereof which is not conditioned upon, or become operative at any time prior to, the occurrence of the Closing unless the directors (or equivalent bodies) shall continue in such role as of the Effective Time and (ii) none of the Company or any of the Company Subsidiaries or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect to the Debt Financing in connection therewith in the event the Closing does not occur.

(c) In the event that this Agreement is terminated pursuant to Section 6.1, Parent shall promptly, upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company and the Company Subsidiaries in connection with any cooperation contemplated by this Section 4.16. At Parent’s request, the Company shall provide Parent with the Company’s good faith estimate of all reimbursable amounts incurred by the Company or any Company Subsidiary pursuant to this Section 4.16.

(d) Merger Sub and Parent shall, in the event the Closing does not occur, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing and/or the provision of information utilized in connection therewith (other than any information prepared or provided by the Company, any Company Subsidiary or any of their respective Representative) to the fullest extent permitted by applicable Law except, in each case, to the extent resulting from gross negligence or willful misconduct of the Company or any Company Subsidiary or any of their respective Representatives as determined in a final non-appealable judgment by a court of competent jurisdiction.

(e) The Company hereby consents to the use of (i) the financial statements and other information to be provided pursuant to this Section 4.16 and (ii) its and the Company Subsidiaries’ Trademarks and logos, in each case, in connection with the Financing; provided that such Trademarks and logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any Company Product or Company Intellectual Property Rights.

(f) Subject to the terms and conditions hereof, as of the Closing Date, Parent shall cause the Debt Payoff to be made, satisfied and discharged in full in accordance with the payoff letter(s) governing the same.

Section 4.17 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from the NASDAQ and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days thereafter.

Section 4.18 Rule 14d-10 Matters. Prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 6.1, the Company will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its subsidiaries with current or future directors, officers or employees of the Company or its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 4.19 Internal Reorganization. The Company shall initiate the internal reorganization transactions described in Section 4.19 of the Company Disclosure Schedule (the “Internal Reorganization”) in accordance therewith and take reasonable steps to allow the Internal Reorganization to be consummated immediately prior to the Closing. The Company agrees to reasonably cooperate with the Parent with respect to effectuating the Internal Reorganization immediately prior to the Closing; provided that (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries and (ii) neither the Company nor any Company Subsidiary shall be required to pay any fees or incur any liability in connection with the Internal Reorganization prior to the Effective Time. If this Agreement is terminated in accordance with Article VI, the Parent shall promptly upon by request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any Company Subsidiary in connection with such cooperation. At Parent’s request, the Company shall provide Parent with the Company’s good faith estimate of all reimbursable amounts incurred by the Company or any Company Subsidiary pursuant to this Section 4.19.

Section 4.20 ITA Application.

(a) As soon as practicable after the date of this Agreement, and in any event no later than three (3) Business Days after the date hereof, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA in full coordination with Parent, an application for a ruling (which shall be approved by Parent prior to its submission) confirming that (i) the payment of the Merger Consideration to holders of Company 102 Awards and disposition of the Company 102 Shares in accordance with Section 1.8 shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the ITO) so long as the respective Merger Consideration is deposited with the 102 Trustee until the end of the respective holding period and (ii) the deposit of the respective Merger Consideration with the Payment Agent and the 102 Trustee shall not be subject to any withholding obligation (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Option Tax Ruling”). The Company or applicable Company Subsidiary shall include in the request for the Option Tax Ruling a request to exempt Parent, the Surviving Corporation, the Payment Agent and their respective agents from any withholding obligation. If the Option Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company or applicable Company Subsidiary shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent and any Person acting on its behalf (including the Payment Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to any Company Equity Awards and Company Shares (whether or not subject to Section 102 of the ITO) to the Payment Agent or the 102 Trustee in connection with the Merger (the “Interim Option Tax Ruling”). To the extent that prior to the Closing an Interim Option Tax Ruling shall have been obtained, then all references herein to the Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Option Tax Ruling is obtained.

(b) Each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Option Tax Ruling (including the Interim Option Tax Ruling). The final text of the Interim Option Tax Ruling and the Option Tax Ruling shall be subject to the prior written consent of Parent or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Interim Option Tax Ruling or the Option Tax Ruling as promptly as practicable. Should Parent’s counsel not attend any meeting with the ITA, the Company shall provide Parent with an update of such meeting or discussion within two Business Days of such meeting or discussion.

(c) As soon as practicable following the date of this Agreement but in no event later than ten (10) Business Days after the date hereof, the Company shall instruct its Israeli counsel, advisors and accountants, in coordination with Parent, to prepare and file with the ITA an application for a ruling that (i) with respect to holders of Company Shares that are non–Israeli residents (as defined in the ITO or as will be determined by the ITA), (A) exempting Parent and its respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instructing Parent and its respective agents on how such withholding is to be executed, and in particular, with respect to the classes or categories of holders of the Company Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied and how to identify any such non–Israeli residents; and (ii) with respect to holders of Company Shares that are Israeli residents (as defined in the ITO or as will be determined by the ITA) (other than Company Shares subject to Section 102 of the ITO) (x) exempting Parent and its respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (y) clearly instructing Parent and its respective agents on how such withholding is to be executed, and in particular, with respect to the classes or categories of holders of the Company Shares from which Tax is to be withheld (if any), the rate or rates of withholding to be applied (the “Withholding Tax Ruling”).

Section 4.21 Takeover Statutes and Rights Agreement. The Company and the Company Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. The Company shall not (i) except as provided in Section 2.23, terminate (or permit the termination of), waive or amend the Rights Agreement, (ii) redeem any rights under the Rights Agreement or (iii) take any action with respect to, or make any determination under, the Rights Agreement that would interfere with Parent consummating the transactions contemplated by this Agreement, in each case without the prior written consent of Parent.

ARTICLE V

CONDITIONS TO MERGER

Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a) Governmental Approvals and Other Actions. The waiting periods applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated, and the consents, approvals, permits, Governmental Orders, declarations or filings with, or notice to, any Governmental Authority (each, a “Governmental Approval”) to the consummation of the Merger set forth on Section 5.1(a) of the Company Disclosure Schedules and all other actions set forth on Section 5.1(a) of the Company Disclosure Schedules.

(b) No Orders. No Law or Governmental Order shall be in effect making illegal, restraining, enjoining, restraining, preventing or prohibiting the consummation of the Merger or making consummation of the Merger illegal.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained.

Section 5.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction (or waiver by Company) at or prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in such representations and warranties), individually or in the aggregate, has or would reasonably be expected to have a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 5.2(a) and Section 5.2(b).

Section 5.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of the Company contained in (i) Sections 2.1, 2.2, 2.3, 2.4, 2.9 and 2.22 shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct in all material respects only as of such date or time) and (ii) this Agreement other than those Sections specifically identified in clause (i) of this Section 5.3(a) (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified date or time, which shall be true and correct, disregarding all materiality and Company Material Adverse Effect qualifications contained therein, only as of such date or time), with only such exceptions, in the case of this clause (ii) only, as have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that solely for purposes of clause (i) above, if one or more inaccuracies in Section 2.2 would cause the aggregate amount required to be paid by Parent or Merger Sub in connection with the Closing to increase by $2,000,000 or more, such inaccuracy or inaccuracies shall be considered material for purposes of clause (i) of this Section 5.3(a) and a failure of the condition set forth in Section 5.3(a)(i).

(b) The Company shall have performed or complied with, in all material respects, each of its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time;

(c) Since January 31, 2016, there shall not have occurred any change, event, circumstance, development or effect that has had or constitutes, individually or in the aggregate, a Company Material Adverse Effect; and

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an executive officer of the Company and certifying as to the satisfaction of the conditions specified in Section 5.3(a) through Section 5.3(c).

Section 5.4 Frustration of Closing Conditions. None of the Company, Merger Sub or Parent may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after receipt of the Company Stockholder Approval (other than in the case of Section 6.1(a)) by written notice of the terminating party to the other parties:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Closing shall have not been consummated on or prior to the close of banking business, New York City time, on November 23, 2016 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the failure of the Closing to occur prior to the Outside Date is attributable to a failure of such party to perform any of its covenants or obligations under this Agreement; or

(ii) at any time prior to the Effective Time if any Law or final, non-appealable Governmental Order shall be in effect having the effect of making illegal, restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the consummation of the Merger or any Governmental Approval required hereunder has not been obtained and such failure has the same effect; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting (including any adjournment or postponement thereof); or

(c) by Parent if:

(i) at any time prior to the Closing a Triggering Event shall have occurred; or

(ii) there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply would (1) give rise to the failure of a condition set forth in Section 5.3 and (2) is incapable of being cured prior to the Outside Date or, if curable, is not cured by the Company on or before the earlier of (A) the Outside Date or (B) the date that is thirty (30) calendar days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b); or

(d) by Company if:

(i) there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or the Parent or Merger Sub has failed to perform or comply with any of its respective covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply would (1) give rise to the failure of a condition set forth in Section 5.2 and (2) is incapable of being cured prior to the Outside Date or, if curable, is not cured by the Parent or Merger Sub on or before the earlier of (A) the Outside Date or (B) the date that is thirty (30) calendar days following the receipt by the Parent of written notice from Company of such breach, inaccuracy or failure to perform or comply; provided that Company is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement such that it would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b); or

(ii) (A) all of the conditions set forth in Section 5.1 and Section 5.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing or unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective material covenants or agreements contained in this Agreement) or, to the extent permitted by Law, waived, (B) Parent shall have failed to consummate the Merger by the time the Closing was required to occur under Section 1.2; (C) the Company has irrevocably notified Parent in writing that it stands ready, willing and able to consummate the Merger; provided that it need not stand ready to close over any material violation of Law or Governmental Order arising out of any material breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or any failure of the Parent or Merger Sub to perform or comply with any of its respective material covenants or agreements contained in this Agreement; (D) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(d)(ii) and (E) the Merger shall not have been consummated by the end of such three (3) Business Day period; or

(iii) at any time prior to receiving the Company Stockholder Approval, the Company Board authorizes the Company to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal and to, concurrently with such termination, enter into such Company Acquisition Agreement; provided, that, as a condition precedent to the effectiveness of any such termination (A) the Company shall have paid the Company Termination Fee in accordance with the terms, and at the times, specified in Section 6.3(b) and (B) the Company concurrently shall have entered into such Company Acquisition Agreement.

Section 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect; provided, however, that Section 4.5(f), Section 4.16(d), Section 4.19, this Section 6.2, Section 6.3 and Article VII (and the Confidentiality Agreement and the Guarantee) shall survive the termination of this Agreement and shall remain in full force and effect.

Section 6.3 Expenses; Termination Fees.

(a) Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be borne by the party incurring such cost or expense.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 6.1(c)(i) or by the Company pursuant to Section 6.1(d)(iii), then the Company shall pay to Parent the Company Termination Fee. The Company Termination Fee payable pursuant to this Section 6.3(b) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 6.1(c)(i) and concurrently (or the next Business Day if payment is not feasible on the date of termination) with any termination pursuant to Section 6.1(d)(iii).

(c) If (i) after the date of this Agreement but prior to the termination of this Agreement in accordance with its terms, an Acquisition Proposal shall have become publicly known and not withdrawn, (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 6.1(b)(i) or Section 6.1(b)(iii) (unless the Company would have been entitled to terminate this Agreement pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii) but for such termination pursuant to Section 6.1(b)(i) or Section 6.1(b)(iii)) or (B) by Parent pursuant to Section 6.1(c)(ii) (unless the Company Termination Fee provided in Section 6.3(b) has already been paid pursuant to the terms thereof), and (iii) within nine (9) months after such termination, the Company enters into a definitive written agreement for, or consummates, any Acquisition Transaction which, for the avoidance of doubt, need not be with the party to such Acquisition Proposal referenced in Section 6.3(c)(i), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds on the earlier of the date such definitive written agreement is signed or the consummation of such Acquisition Transaction; provided that solely for purposes of this Section 6.3(c), all references to 20% in the definition of “Acquisition Transaction” shall be deemed to be references to 50%.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii), then Parent shall pay to the Company the Parent Termination Fee. The Parent Termination Fee payable pursuant to this Section 6.3(d) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii) (it being understood that in no event shall the Parent Termination Fee be payable on more than one occasion).

(e) All payments under this Section 6.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the party to whom payment is owed.

(f) Subject to Section 7.6 and notwithstanding any other provision of this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees on behalf of itself and its Affiliates that its receipt of the Company Termination Fee pursuant to Section 6.3(b) or Section 6.3(c), shall, except in the case of fraud or willful or intentional breach, constitute the sole and exclusive remedy under this Agreement of Parent, Merger Sub and each of their Affiliates and Representatives, and the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, each of their Affiliates and Representatives and any other Person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, their respective Affiliates or Representatives or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Company or its Affiliates arising out of or in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

(g) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee due pursuant to Section 6.3, and, in order to obtain such payment, Parent or the Company commences litigation that results in an award against the other party for such fee, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such litigation, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(h) Notwithstanding anything to the contrary contained in this Agreement, the Company agrees and acknowledges that, except as expressly permitted by Section 7.6, if Parent and Merger Sub fail to effect the Merger or otherwise are in breach of this Agreement, then (i) the Company’s sole and exclusive remedy against Parent, Merger Sub, any debt or equity financing source, any Guarantor, or any of their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Parent Related Parties”), whether at law or equity, in contract, in tort or otherwise, shall be to terminate this Agreement in accordance with Section 6.1(d)(i) or Section 6.1(d)(ii) and to collect, if due, the Parent Termination Fee and any other amounts payable pursuant to Section 4.16, Section 4.19 and Section 6.3(g) or under the Guarantee, (ii) the payment of the Parent Termination Fee shall be deemed liquidated damages for any and all direct or indirect losses or damages of any kind, character or description incurred or suffered by the Company or any other Person in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, and (iii) no other Parent Related Party shall have any further liability or obligation whatsoever relating to or arising out of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby (except that Siris Capital Group, LLC shall also be obligated with respect to the Confidentiality Agreement, Parent shall also be obligated with respect to the expense reimbursement and indemnification obligations pursuant to Section 4.16 and Section 4.19, and the Guarantors shall also be obligated pursuant to the terms and conditions of the Guarantee (collectively, the

“Additional Amounts”)). For the avoidance of doubt, under no circumstances shall the Company be (x) entitled to collect the Parent Termination Fee on more than one occasion (or, after the receipt thereof, any portion thereof or any further funds or amounts) or (y) permitted or entitled to receive both a grant of specific performance as contemplated by Section 7.6 and any money damages, including all or any portion of the Parent Termination Fee. The Company further agrees that in the event of termination the maximum aggregate liability of Parent, Merger Sub and all of the other Parent Related Parties, taken as a whole, shall be limited to an amount equal to the amount of the Parent Termination Fee, and in no event shall the Company seek to recover, or be entitled to recover, any money damages or other losses or damages of any kind, character or description in excess of such amount, except that such limitation of liability shall in no event or circumstance apply to any Additional Amounts that may be due or payable by any Parent Related Party pursuant to the terms of this Agreement (including for such purposes the Guarantee or the Confidentiality Agreement). In no event shall the Company seek to recover, or be entitled to recover, monetary damages from any Parent Related Party, other than Parent and Merger Sub under this Agreement or the Guarantors under the Guarantee. The Company hereby covenants and agrees that it shall not, and shall cause the Company Subsidiaries not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Financing Commitments, the Guarantee or the negotiation, execution, performance, abandonment or termination of the transactions contemplated hereby or thereby (whether at law or in equity, under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil)) against Parent or any Parent Related Party except for claims: (i) against Parent and/or Merger Sub in accordance with and pursuant to the terms of this Agreement; (ii) against Parent and/or Merger Sub for indemnification or expense reimbursement under Section 4.16 and Section 4.19, (iii) against the Guarantors under the Guarantee, subject to the terms and limitations thereof; (iv) against the parties to the Equity Commitment Letter for specific performance of their respective obligations under the Equity Commitment Letter, subject to the terms and limitations thereof if, and only if, the conditions of Section 7.6(a) (in case of the foregoing, other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied (or waived); and (v) against Siris Capital Group, LLC under the Confidentiality Agreement, subject to the terms and limitations thereof (the claims described in clauses (i) through (v) collectively, the “Retained Claims”). Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) hereby waives any rights or claims against any Debt Financing Source or any of its Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, including the Financing Sources, the “Debt Financing Source Related Parties”) in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and each of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any dispute, suit, claim, litigation, investigation, proceeding or other action against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing or the Debt Commitment Letters. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source Related Party shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to the Company (or any of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 6.3(h) shall in any way limit or modify the rights and obligations of Parent or Merger Sub (nor, following the Closing Date, the Company as the Surviving Corporation) under the Debt Commitment Letters or the Financing Agreements.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, by written agreement signed by all of the parties hereto. Notwithstanding anything to the contrary contained herein, the Financing Sources Provisions (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any Financing Sources Provisions) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 7.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Merger Sub or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.3 No Additional Representations; No Survival. To the fullest extent permitted by applicable Law, none of the Company, Merger Sub, Parent, their respective Affiliates or their respective Subsidiaries, stockholders, controlling Persons or Representatives shall have any liability or responsibility whatsoever to any other party hereto, its Affiliates or any of their respective Subsidiaries, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to such party, its Affiliates or any of their respective Subsidiaries, stockholders, controlling Persons or Representatives, including in respect of the specific representations and warranties of the Company set forth in Article II of this Agreement and in respect of the specific representations and warranties of Merger Sub and Parent set forth in Article III of this Agreement, except as and only to the extent expressly set forth in this Agreement with respect to such representations and warranties, subject to the limitations and restrictions contained in this Agreement. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Expiration Date. This Section 7.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the Expiration Date.

Section 7.4 Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedules, the documents and instruments relating to the Merger referred to in this Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) the directors and officers of the Company (with respect to matters covered by Section 4.8 and this Section 7.4), (ii) the Financing Sources (with respect to the Financing Sources Provisions) and (iii) the Parent Related Parties (with respect to Section 6.3(h)).

Section 7.5 Applicable Law; Jurisdiction.

(a) Subject to Section 7.12, this Agreement and all actions (whether at Law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement or the Merger shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of another jurisdiction.

(b) SUBJECT TO Section 7.12, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED SOLELY AND EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, IN EACH CASE LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.5(c).

Section 7.6 Specific Enforcement.

(a) Subject to the remainder of this Section 7.6, the parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and, at the non-breaching party’s election, such non-breaching party shall be entitled to specific performance and the issuance of injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts chosen in Section 7.5(b). Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Merger Sub to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Closing, all the conditions set forth in Section 5.1 and Section 5.3 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing);

(ii) the Debt Financing (or, in the case alternative debt financing has been obtained in accordance with Section 4.15(c) for all the Debt Financing, such alternative debt financing) has been funded or would be funded in accordance with the terms thereof at the Closing, if the Equity Financing is funded at the Closing;

(iii) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.2, and

(iv) the Company has irrevocably confirmed to Parent in writing that (A) all conditions in Section 5.1 and Section 5.2 have been satisfied or that it is willing to waive any such open conditions, and (B) if specific performance is granted and if the Equity Financing and the Debt Financing were funded, the Closing would occur.

(b) For the avoidance of doubt, (i) in no event shall the exercise of the Company’s right to seek specific performance or other equitable relief pursuant to this Section 7.6 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement in accordance with the terms hereof and be paid the Parent Termination Fee (provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Merger occurring pursuant to this Section 7.6 and the payment of all or any portion of the Parent Termination Fee) plus any Additional Amounts and (ii) the Company’s right to seek specific performance pursuant to this Section 7.6 shall include the right of the Company to cause Parent and/or Merger Sub to fully enforce the terms of the Debt Financing Papers, including by requiring Parent and/or Merger Sub to file one or more lawsuits against any party to the Debt Financing Papers to fully enforce the obligations of such party therein. Subject to Section 7.6(a), each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Parent and Merger Sub may assign, in their sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent, effective with the Effective Date, or as collateral to the applicable Debt Financing Sources in connection with the Debt Financing without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 7.8 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.8):

if to Merger Sub or Parent:

c/o Siris Capital Group, LLC

601 Lexington Ave, 59th Floor

New York, New York 10022

Attention: Frank Baker and Peter Berger

Facsimile No.: 212-231-2680

E-mail: baker@siriscapital.com and berger@siriscapital.com

with a copy to (which copy shall not constitute notice):

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Dan Clivner and Vijay Sekhon

Facsimile No.: 310-595-9501

E-mail: dclivner@sidley.com and vsekhon@sidley.com

if to the Company:

Xura, Inc.

200 Quannapowitt Parkway

Wakefield, MA 01880

E-mail: roy.luria@xura.com

Attention: Roy Luria, Executive Vice President, General Counsel

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

2525 E. Camelback Rd, Suite 1000

Phoenix, AZ 85016

E-mail: steven.pidgeon@dlapiper.com

Attention: Steven Pidgeon, Esq.

Section 7.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties shall negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.10 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to whom such information or material is to be provided, including by means of being provided for review in the virtual dataroom set up by the Company in connection with this Agreement.

Section 7.11 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Section 7.12 Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross claim or third party claim of any kind or description, whether at Law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources (which defined term for the purposes of this provision shall include the Financing Sources and their respective affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the Debt Commitment Letter) in any way relating to this Agreement or any of the Transactions, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at Law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) the Company and the Company Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Financing Source, in any way relating to this Agreement, the Debt Financing or any of the Transactions, or in respect of any other document or any of the transactions contemplated hereby or thereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise and (b) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Company and the Company Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third party beneficiaries of, and shall be entitled to the protections of this provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SIERRA PRIVATE HOLDINGS II LTD.

By:	/s/ Frank Baker
Name:	Frank Baker
Title:	Director

SIERRA PRIVATE MERGER SUB INC.

By:	/s/ Frank Baker
Name:	Frank Baker
Title:	Chief Executive Officer

XURA, INC.

By:	/s/ Philippe Tartavull
Name:	Philippe Tartavull
Title:	President and Chief Executive Officer

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
102 Amounts	Section 1.8(b)
Acceptable Confidentiality Agreement	Section 4.5(a)
Additional Amounts	Section 6.3(h)
Agreement	Preamble
Agreement Date	Preamble
Available Company SEC Documents	Article II Preamble
Book-Entry Shares	Section 1.5(a)(ii)
Bylaws	Section 1.4(b)
Capitalization Date	Section 2.2(a)
Certificate	Section 1.5(a)(ii)
Certificate of Merger	Section 1.2
Change in Company Board Recommendation	Section 4.5(f)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company 102 Awards	Section 1.8(b)
Company 102 Shares	Section 1.8(b)
Company Agreement	Section 4.13(f)
Company Board	RECITALS
Company Board Recommendation	Section 4.4
Company Charter Documents	Section 2.1
Company Disclosure Schedules	Article II Preamble
Company Financial Advisor	Section 2.9
Company Financial Statements	Section 2.5(c)
Company Material Contract	Section 2.18
Company Plans	Section 2.10(a)
Company Preferred Stock	Section 2.2(a)
Company Registered Intellectual Property	Section 2.15(a)
Company SEC Reports	Section 2.5(a)
Company Securities	Section 2.2(b)
Company Software	Section 2.15(j)
Company Stockholder Approval	Section 2.3(a)
Company Stockholders’ Meeting	Section 4.3(a)
Company Subsidiaries	Section 2.1
Company Subsidiary Securities	Section 2.4(b)
Confidentiality Agreement	Section 4.14
Continuation Period	Section 4.13(a)
Covered Employees	Section 4.13(a)
Debt Commitment Letter	Section 3.9(a)
Debt Commitment Papers	Section 3.9(a)
Debt Financing	Section 3.9(a)
Debt Financing Source Related Parties	Section 6.3(h)
Debt Payoff	Section 4.16(a)(vi)

Terms	Definition
DGCL	RECITALS
Dissenting Shares	Section 1.5(a)(i)
Effective Time	Section 1.2
Encouragement Law	Section 2.12(i)
Equity Commitment Letter	Section 3.9(a)
Equity Financing	Section 3.9(a)
Excluded Shares	Section 1.5(a)(i)
Financing	Section 3.9(a)
Financing Agreements	Section 4.15(c)
Financing Commitments	Section 3.9(a)
Go-Shop Period	Section 4.5(a)
Governmental Approvals	Section 5.1(a)
Grants	Section 2.21(b)
Guarantee	RECITALS
Guarantors	RECITALS
In-Licenses	Section 2.15(g)
Innovation Authority	Section 2.20
Interim Option Tax Ruling	Section 4.20(a)
Interim Period	Section 4.1
Internal Reorganization	Section 4.19
Investment Center	Section 2.20
IP Contracts	Section 2.15(h)
Israeli Employees	Section 2.16(e)
Israeli Subsidiary	Section 2.12(i)
Judgment	Section 2.3(c)
Leased Real Property	Section 2.19(b)
Merger	RECITALS
Merger Consideration	Section 1.5(a)(i)
Merger Sub	Preamble
No-Shop Period Start Date	Section 4.5(a)
Option Tax Ruling	Section 4.20(a)
Outside Date	Section 6.1(b)
Out-Licenses	Section 2.15(h)
Parent	Preamble
Parent Disclosure Schedules	Article III Preamble
Parent Employee Benefit Plan	Section 4.13(b)
Parent Material Adverse Effect	Section 3.3(a)
Parent Related Parties	Section 6.3(h)
Payment Agent	Section 1.8(a)
Payment Fund	Section 1.8(a)
Payor	Section 1.9(a)
Proxy Statement	Section 4.3(a)
Real Property Lease	Section 2.19(b)
Recommendation Change Notice	Section 4.5(g)
Representatives	Section 4.5(a)
Retained Claims	Section 6.3(h)
Required Amount	Section 3.9(b)
Required Information	Section 4.16(a)(ii)
Sanctions	Section 2.14(c)

Terms	Definition
SEC	Article III Preamble
Section 14 Arrangement	Section 2.16(e)
Shares	Section 1.5(a)(i)
Solvent	Section 3.11
Sponsor	Section 3.9(a)
Superior Proposal Notice	Section 4.5(g)
Surviving Corporation	Section 1.1
Tax Incentives	Section 2.12(h)
VAT	Section 2.12(l)
Withholding Drop Date	Section 1.9(b)
Withholding Tax Ruling	Section 4.20(c)

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“102 Trustee” means ESOP Management & Trust Services Ltd, Corporation Number 513699538 Deduction File Number 935877779, the trustee appointed by the Company Subsidiary in accordance with the provisions of the ITO, and approved by the ITA, with respect to the Company 102 Awards and Company 102 Shares.

“2012 Plan” means the Amended and Restated Xura, Inc. 2012 Stock Incentive Compensation Plan and its predecessor, the Xura, Inc. 2012 Stock Incentive Plan.

“Acquisition Proposal” means any bona fide written offer or proposal relating to an Acquisition Transaction (other than an offer or proposal by Parent or one of the Company Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company;

(b) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and the Company Subsidiaries that constitute or account for (i) 20% or more of the consolidated revenues of the Company, consolidated income of the Company or consolidated book value of the Company; or (ii) 20% or more of the fair market value of the assets of the Company; or

(c) any liquidation or dissolution of the Company.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” shall mean an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any of the Company or any Company Subsidiary or any direct or indirect predecessor of the Company or any Company Subsidiary, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included the Company or any Company Subsidiary or any direct or indirect predecessor of the Company or any Company Subsidiary.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” means any merger, acquisition or other agreement which gives effect to any Acquisition Proposal.

“Company Affiliate” means any Person under common control or treated as a single employer with the Company or any Company Subsidiary within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Data” means all right, title and interest in and with respect to the data contained in the any databases of the Company and Company Subsidiaries (including any and all Trade Secrets and Personal Information) and all other information and data compilations used by, or necessary to, the business of the Company or any Company Subsidiary.

“Company DSU” means each award of director stock units including those granted pursuant to a Director Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan.

“Company Employee” means any current or former employee, officer or director of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any written employment, severance, retention, transaction bonus, change in control, or other similar material Contract between: (a) the Company or any Company Subsidiaries and (b) any Company Employee, other than any such Contract that (x) is terminable “at will” (or following a notice period imposed by applicable Law) without any material obligation on the part of the Company or any of the Company Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law, (y) does not provide for benefits not generally available to all Company Employees providing services in the applicable country, and (z) is in a form provided by the Company to Parent.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any Company Affiliate or under which the Company or any Company Affiliate would reasonably be expected to have any material liability.

“Company Equity Awards” means the Company Options, Company DSUs and Company RSUs.

“Company ESPP” means the Xura, Inc. 2015 Employee Stock Purchase Plan.

“Company Intellectual Property” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change, individually or in the aggregate, that (a) has had or would be reasonably likely to have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, however, that that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Company Material Adverse Effect: (i) general economic or political conditions (or changes therein); (ii) conditions or changes in or events generally affecting the industries in which the Company and Company Subsidiaries operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), national or international political conditions, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent or Merger Sub; (vi) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any changes arising directly or indirectly from the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or any Company Subsidiary; (viii) any natural or man-made disaster or acts of God; (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue, earnings, cost cutting or other predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (x) any litigation with respect to this Agreement or any of the transactions contemplated hereby; or (xi) any failure to obtain any Governmental Approvals set forth in Section 5.1(a) of the Company Disclosure Schedules or to send any notice required thereto; except that in the case of each of clauses (i), (ii), (iii), (iv), (vi) and (viii) such fact, circumstance, change, event, occurrence or effect shall be taken into account to the extent that such fact, circumstance, change, event, occurrence or effect has a disproportionately adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and the Company Subsidiaries operate (in which case only the disproportionate adverse impact shall be taken into account in determining whether there has been a Company Material Adverse Effect) or (b) would prevent the Company from consummating the Merger or would have an material adverse effect on the ability of the Company to consummate the Merger in a timely manner.

“Company Option” means any option which immediately before the Effective Time, has not been exercised, has not expired or has not terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans.

“Company Products” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company RSU” means each award of restricted stock units including those granted pursuant to a Restricted Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan, including any restricted stock unit that is subject to performance-based vesting.

“Company Service Provider” means, at any given time, (i) any Company Employee, or (ii) any director, officer or individual independent contractor or consultant of the Company or any of the Company Subsidiaries.

“Company Termination Fee” means, (i) $12,851,499.07 if the Company Termination Fee is payable pursuant to Section 6.3(b) due to a termination of this Agreement pursuant to Section 6.1(d)(iii) by the Company in order to enter into a definitive Company Acquisition Agreement for a Superior Proposal with an Excluded

Party and such Company Acquisition Agreement is entered into within five (5) Business Days following the No-Shop Period Start Date, and (ii) $22,490,123.37 in all other circumstances. The parties agree and acknowledge that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

“Compliant” means, with respect to any Required Information, that such Required Information (i) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to made such Required Information not misleading and (ii) contains financial information on the date first delivered that would not be required to be updated under Rule 3-12 of Regulation S-X in order to be current on any day thereafter prior to the Closing Date to permit a registration statement using such financial statements to be declared effective by the SEC.

“Contract” means any written agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Employee Benefit Plan” means (i) any “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (ii) any other material employee benefit plan, program, policy, practice or arrangement, including any retirement or deferred compensation plan, profit sharing plan, or unemployment compensation plan, incentive compensation plan, disability plan, or paid time off or leave policy that does not constitute an “employee benefit plan” (as defined in ERISA § 3(3)).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means any, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment and natural resources, the regulation of the indoor or outdoor environment or human health and safety, or the reporting, monitoring, regulation, management or disclosure of Hazardous Substances, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Party” shall mean any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the No-Shop Period Start Date a written Acquisition Proposal that the Board determines in good faith (such determination to be made no later than two (2) Business Day after the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal; provided that any such Person or group of Persons shall cease to be an Excluded Party when the ultimate equityholder(s) of such Person and the other Persons who were members of such group, if any, as of the No Shop Period Start Date, cease to provide (directly or indirectly) in the aggregate at least 25% of the equity financing (measured by value) of such Person or group at any time following the No-Shop Period Start Date.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (or any alternative or replacement Debt Financing) in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Papers and any joinder agreements or credit agreements relating thereto, and each of the respective former, current or future directors, officers, Affiliates, employees, partners or advisors of the foregoing.

“Financing Sources Provisions” means Section 6.3(h), Section 7.1, Section 7.4, Section 7.5, Section 7.7 and Section 7.12.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means (A) any “hazardous substance,” as defined by CERCLA, (B) any “hazardous waste,” as defined by RCRA or any applicable state Law, and (C) any chemical, substance, product, by-product, pollutant, contaminant, hazardous material, toxic air contaminant, or waste (including substances with similar terminology regulated on account of their actual or suspected deleterious qualities) monitored, regulated, managed or subject to any Environmental Law, including any substances which constitute a nuisance or a trespass.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to a Person, without duplication, (a) all indebtedness for borrowed money (except for any indebtedness among such Person and its wholly owned subsidiaries or among wholly owned Subsidiaries of such Person), (b) all indebtedness for the deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities and (g) any liability of others described in clauses (a) through (f) above that the Person has guaranteed or that is otherwise its legal liability, and including in clauses (a) through (g) above any accrued and unpaid interest or penalties thereon.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, slogans, trade dress, and other proprietary indicia of goods and services, whether registered or unregistered, and the goodwill associated with the use of and symbolized by any of the foregoing; (ii) internet domain names registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) copyrights, whether registered or unregistered; (iv) formulas, designs, know-how, inventions, methods, processes, compositions and other trade secrets, and other proprietary know-how, confidential data and information used in the business, whether or not patentable; and (v) patentable inventions, including all patentable designs, plants and utility inventions, whether or not patented, and all issuances and applications thereof.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secrets and similar rights in confidential information, know-how, and materials (collectively, “Trade Secrets”); (iii) copyrights and all other rights corresponding thereto in any works of authorship (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, logos, trademarks and service marks (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance [New Version] 1961 and all the regulations, rules and orders promulgated therein.

“Knowledge” means, with respect to (x) the Company, the actual knowledge of those individuals set forth in Section 1.1 of the Company Disclosure Schedules that such individuals would have if such individuals had conducted a reasonable inquiry of the individuals having primary responsibility for such matters and (y) Parent or Merger Sub, the actual knowledge of those individuals set forth in Section 1.1 of the Parent Disclosure Schedules that such individuals would have if such individuals had conducted a reasonable inquiry of the individuals having responsibility for such matters.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“NASDAQ” means the Nasdaq Stock Market.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source License” means a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (i) be disclosed or distributed in Source Code form, (ii) be licensed for purposes of preparing derivative works, or (iii) be redistributed at no charge.

“Ordinary Course License” means a non-exclusive Contract between the Company or any Company Subsidiary and a third party entered into in the ordinary course with respect to Company Products.

“Parent Termination Fee” means an amount, in cash, equal to $38,554,497.21.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Permitted Lien” means: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice and not securing amounts more than thirty (30) days overdue; (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements; (iii) Liens (other than Liens securing indebtedness for borrowed money but including Liens on cash collateral securing lines of credit in the ordinary course of business consistent with past practice), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate; (iv) zoning, building and other similar codes and regulations; (v) Liens discharged substantially concurrent with or prior to the Closing; (vi) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached incurred in the ordinary course of business consistent with past practice; (vii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law in the ordinary course of business consistent with past practice; and (viii) Liens arising under Indebtedness set forth Section 2.18(a)(iv) of the Company Disclosure Schedules (other than the Solaiemes financing documents and, in the case of the Israel Lines of Credit, solely to the extent such Liens encumber restricted deposit accounts).

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means a natural person’s name, street address, telephone number, email address, photograph, social security number or other similar governmental identifier, driver’s license number, health information, biometric data, passport number, or customer or account number, user ID, or any other piece of information which on its own or in combination with any other piece of information allows the identification of a natural person.

“Redacted Fee Letters” means the fee letters (including all exhibits, annexes, schedules and attachments thereto) executed by the Financing Sources that have been redacted only with respect to fees, pricing, price caps in “market flex” provisions, other economic terms, thresholds, caps and “securities demand” provisions; provided, that such redactions do not cover terms related to the conditionality, availability or termination of the Debt Financing or other funding being made available by the Financing Sources in any material respect.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Rights Agreement” means the Rights Agreement, dated as of April 29, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Significant Subsidiary” means any Company Subsidiary that is a “significant subsidiary” of the Company, as defined in Regulation S-X.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plans” means the 2012 Plan, Company ESPP and any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide written Acquisition Proposal which did not result from or arise in connection with a material breach of this Agreement that if consummated would result in a Person or group (or the shareholders of any Person) owning, directly or indirectly, (a) more than 50% of the outstanding Shares of the Company Common Stock or (b) more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, the identity of the Person making the Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Tax” (and, with correlative meaning, “Taxes”) includes (a) any federal, state, local, foreign, net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever in the nature of a tax, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (b) any liability for the payment of amounts determined by reference to amounts described in clause “(a)” as a result of being or having been a member of any Affiliated Group, as a result of any obligation under any agreement or arrangement (including any Tax allocation, Tax indemnity or Tax sharing agreement), as a result of being a transferee or successor, or otherwise.

“Tax Return” means any return (including any information return, claim for refund or amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any

Governmental Authority in connection with the determination, assessment, collection or payment of any Tax (including any attached schedule) or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.

“Technology” means all tangible items constituting, disclosing or embodying any or all of the following: technology, technical information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all user documentation.

“Transaction Documents” means this Agreement, the Guarantee, the Equity Commitment Letter and the schedules, annexes, appendices and exhibits hereto and thereto.

“Transaction Litigation” means any Proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiary or Parent and any of its Subsidiaries, as the case may be, arising from or relating to this Agreement or the transactions contemplated hereby, in each case except in connection with the Financing.

“Transactions” means the Merger and the other transactions contemplated by this Agreement, and, for purposes of Section 3.11 only, including, in reference to the obligations of Merger Sub and Parent hereunder, the Financing.

“Triggering Event” shall be deemed to have occurred if, prior to receiving the Company Stockholder Approval: (i) the Company Board shall have effected a Change in Company Board Recommendation; (ii) the Company shall have failed to recommend the Merger and the approval of this Agreement by the stockholders of the Company; (iii) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have executed any Contract relating to any Acquisition Proposal other than an Acceptable Confidentiality Agreement expressly permitted in Section 4.5 of this Agreement; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vi) there has been a material breach of either Section 4.4 or Section 4.5.

“Unvested Company Option” means a Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Unvested Company DSU” means a Company DSU (or portion thereof) that is unvested as of immediately prior to the Effective Time.

“Valid Tax Certificate” means a valid ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to the Payor, that is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding.

“Vested Company Option” means a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company DSU” means a Company DSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

“Vested Company RSU” means a Company RSU (or portion thereof) that is vested as of immediately prior to the Effective Time.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

Annex B

PERSONAL AND CONFIDENTIAL

May 23, 2016

Board of Directors

Xura, Inc.

200 Quannapowitt Parkway

Wakefield, MA 01880

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Sierra Private Holdings II Ltd. (“Buyer”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Xura, Inc. (formerly Comverse, Inc., the “Company”) of the $25.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 23, 2016 (the “Agreement”), by and among Buyer, Sierra Private Merger Sub Inc., a wholly owned subsidiary of Buyer, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Buyer, any of their respective affiliates and third parties, including Siris Capital Group, LLC (“Siris”), an affiliate of Buyer, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with its divestiture of its Business Support Systems business in July 2015; and as financial advisor to the Company in connection with its acquisition of Acision Global Limited in August 2015. We have also provided certain financial advisory and/or underwriting services to Siris and/or its affiliates and portfolio companies from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Siris and its portfolio companies and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Siris and its affiliates from time to time and may have invested in limited partnership units of affiliates of Siris from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended January 31, 2015; a draft of the Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 2016; the Company’s Registration Statement on Form 10, including the related information statement dated October 12, 2012; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company, including estimates of certain potential contingent liabilities and estimates of certain potential tax liabilities, prepared by its management, as approved for our use by the Company (the “Forecasts”); and certain analyses prepared by the management of the

Board of Directors

Xura, Inc.

May 22, 2016

Company related to the expected utilization of certain net operating loss carryforwards, as approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the telecommunications and technology industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Buyer and its affiliates) of Shares, as of the date hereof, of the $25.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $25.00 in cash per Share to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors

Xura, Inc.

May 22, 2016

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $25.00 in cash per Share to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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E12438-P77152 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — —  — — — — —  — — —  — —  — — — — — — — — — —  — — — —  — — — — — — — — — — — — — — —  — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

XURA, INC.

The Board of Directors recommends you vote FOR the
following (proposal 2):

2.	Election of Directors	For	Against	Abstain

Nominees:
	2a. Susan D. Bowick	☐	☐	☐

	2b. James Budge	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 1, 3 and 4:		For	Against	Abstain

	2c. Niccolo De Masi	☐	☐	☐	1.	To approve the Agreement and Plan of Merger, dated as of May 23, 2016, by and among Sierra Private Holdings II Ltd., Sierra Private Merger Sub Inc., and Xura, Inc.	☐	☐	☐
	2d. Matthew A. Drapkin	☐	☐	☐

	2e. Doron Inbar 2f. Henry R. Nothhaft 2g. Philippe Tartavull 2h. Mark C. Terrell	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	3. 4.

To ratify the appointment of Kesselman & Kesselman to serve as Xura, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2017.

To approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the meeting.

							☐ ☐	☐ ☐	☐ ☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	NOTE: Transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E12439-P77152

2016 ANNUAL MEETING OF STOCKHOLDERS OF

XURA, INC.

[TBD], 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) of Xura, Inc., a Delaware corporation, set forth on the reverse side, hereby acknowledge(s) receipt of the Notice of 2016 Annual Meeting of Stockholders of Xura, Inc. to be held on [TBD], 2016 at [TBD] a.m., local time, at Xura, Inc.’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880 and appoint(s) Mr. Philippe Tartavull and Mr. Roy Luria, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the stockholder(s) set forth on the reverse side at the 2016 Annual Meeting of Stockholders and at any adjournments or postponements thereof, and to vote all shares of common stock which the stockholder(s) set forth on the reverse side would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting and any adjournments or postponements thereof and revoke(s) all proxies previously given by the stockholder(s) set forth on the reverse side with respect to the shares covered hereby.

This proxy will be voted as directed, of if no direction is indicated, will be voted FOR each of the nominees listed in Proposal 2 and FOR Proposals 1, 3 and 4, and as said proxies deem advisable on such matters as may properly come before the meeting and any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side